     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 17, 1998

                                                     REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                     BRIGHT HORIZONS FAMILY SOLUTIONS, INC.
  (Exact name of registrant as specified in its certificate of incorporation)

             DELAWARE                               8351                             [APPLIED FOR]
   (State or other jurisdiction         (Primary Standard Industrial               (I.R.S. Employer
 of incorporation or organization)       Classification Code Number)            Identification Number)

                       209 TENTH AVENUE SOUTH, SUITE 300
                        NASHVILLE, TENNESSEE 37203-4173
                                 (615) 256-9915
  (Address, Including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                             ---------------------
                               MICHAEL E. HOGREFE
                            CHIEF FINANCIAL OFFICER
                       209 TENTH AVENUE SOUTH, SUITE 300
                        NASHVILLE, TENNESSEE 37203-4173
                                 (615) 256-9915
 (Name, address, Including ZIP Code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

              JAMES H. CHEEK, III, ESQ.                                ALFRED O. ROSE, ESQ.
               BASS, BERRY & SIMS PLC                                      ROPES & GRAY
                FIRST AMERICAN CENTER                                 ONE INTERNATIONAL PLACE
           NASHVILLE, TENNESSEE 37238-2700                          BOSTON, MASSACHUSETTS 02110
                   (615) 742-6200                                         (617) 951-7000

                             ---------------------
    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement and the effective time ("Effective Time") of the mergers (the "Merger") of one subsidiary of Bright Horizons Family Solutions, Inc. ("Bright Horizons Family Solutions") with and into CorporateFamily Solutions, Inc. ("CorporateFamily") and of another subsidiary of Bright Horizons Family Solutions with and into Bright Horizons, Inc. ("Bright Horizons") as described in the Amended and Restated Agreement and Plan of Merger dated June 17, 1998.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================================================
                                                                           PROPOSED MAXIMUM     PROPOSED MAXIMUM
                                                        AMOUNT TO BE        OFFERING PRICE     AGGREGATE OFFERING      AMOUNT OF
TITLE OF EACH CLASS OF SECURITIES TO BE REGISTERED     REGISTERED(1)           PER UNIT           PRICE(1)(2)      REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $0.01 per share...           11,217,309 shares            N/A              $260,476,523          $11,870
====================================================================================================================================

(1) Based upon the assumed number of shares that may be issued in the Merger described herein. Such assumed number is based upon the number of shares of common stock, par value $0.01 per share, of the Registrant ("Bright Horizons Family Solutions Common Stock") expected to be issued on the effective date of the Merger for each issued and outstanding share of common stock of CorporateFamily ("CorporateFamily Common Stock") and Bright Horizons ("Bright Horizons Common Stock"). The amount of the registration fee is reduced, pursuant to Rule 457(b), by the amount paid May 15, 1998 ($64,971) pursuant to Section 14(g) of the Securities Exchange Act of 1934 by CorporateFamily, on behalf of CorporateFamily and Bright Horizons, in connection with the filing of a Preliminary Joint Proxy Statement on May 15, 1998.
(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f)(1) and Rule 457(c), based on the sum of (i) the product of
    (a) $24.0625 (the average of the high and low prices of CorporateFamily Common Stock on June 11, 1998, on The Nasdaq National Market) times (b) 4,743,275 shares of CorporateFamily Common Stock and (ii) the product of (a) $26.00 (the average of the high and low prices of Bright Horizons Common Stock on June 11, 1998, on The Nasdaq National Market) times (b) 5,628,518 shares of Bright Horizons Common Stock.

    THE REGISTRANT WILL AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
================================================================================

(BRIGHT HORIZONS LOGO)                          (CORPORATEFAMILY SOLUTIONS LOGO)

                 MERGER PROPOSED -- YOUR VOTE IS VERY IMPORTANT

    The Boards of Directors of Bright Horizons, Inc. and CorporateFamily Solutions, Inc. have agreed on a merger of equals designed to create one of the largest national worklife and early childhood education companies. The combined company will be named Bright Horizons Family Solutions, Inc. and will have its principal offices in Cambridge, Massachusetts and Nashville, Tennessee.

    If the merger is completed, CorporateFamily shareholders will receive one share of Bright Horizons Family Solutions common stock in exchange for each share of CorporateFamily common stock that they own. Bright Horizons stockholders will receive 1.15022 shares of Bright Horizons Family Solutions common stock in exchange for each share of Bright Horizons common stock that they own. Based on closing prices on June 16, 1998, the market value of one share of CorporateFamily common stock was $24.19, one share of Bright Horizons common stock was $26.75, and 1.15022 shares of CorporateFamily common stock was $27.82. We estimate that, following the merger, CorporateFamily shareholders will own, on a fully diluted basis, 43.2% of the stock of Bright Horizons Family Solutions and Bright Horizons stockholders will own, on a fully diluted basis, 56.8%. The shares of Bright Horizons Family Solutions common stock will be listed on The Nasdaq National Market under the symbol "BFAM."

    The merger requires the approval of a majority of the stockholders of both companies. We have scheduled special meetings for our stockholders to vote on the merger. YOUR VOTE IS VERY IMPORTANT.

    Whether or not you plan to attend a meeting, please take time to vote by completing and mailing the enclosed proxy card in the postage paid envelope provided. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the merger. If you fail to return your card, the effect will be equivalent to a vote against the merger.

    The dates, times and places of the meetings are as follows:
     FOR BRIGHT HORIZONS STOCKHOLDERS:
     Friday, July 24, 1998
     10:00 a.m. (EDT)
     Offices of Ropes & Gray
     One International Place
     Boston, Massachusetts

     FOR CORPORATEFAMILY SHAREHOLDERS:
     Friday, July 24, 1998
     9:00 a.m. (CDT)
     Offices of CorporateFamily
     209 Tenth Avenue South, Suite 300
     Nashville, Tennessee

    This Joint Proxy Statement/Prospectus provides you with detailed information about the proposed merger. In addition, you may obtain information about our companies from documents filed with the Securities and Exchange Commission. We encourage you to read this entire document carefully.

/s/ Roger H. Brown
ROGER H. BROWN
Chairman of the Board and Chief Executive Officer
Bright Horizons, Inc.

/s/ Marguerite W. Sallee
MARGUERITE W. SALLEE
President and Chief Executive Officer
CorporateFamily Solutions, Inc.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORS HAVE APPROVED THE BRIGHT HORIZONS FAMILY SOLUTIONS COMMON STOCK TO BE ISSUED IN THIS JOINT PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS JOINT PROXY STATEMENT/PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

SEE "RISK FACTORS" BEGINNING ON PAGE 17 FOR CERTAIN MATTERS YOU SHOULD CONSIDER.

This Joint Proxy Statement/Prospectus is dated June 17, 1998 and is first being mailed to stockholders on or about June 19, 1998.

                             BRIGHT HORIZONS, INC.
                        One Kendall Square, Building 200
                         Cambridge, Massachusetts 02139
                                 (617) 577-8020
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON JULY 24, 1998

     Notice is hereby given that a special meeting of the stockholders (the "Special Meeting") of Bright Horizons, Inc. ("Bright Horizons") will be held on Friday, July 24, 1998 at 10:00 a.m. EDT at the offices of Ropes & Gray, One International Place, Boston, Massachusetts, for the following purposes:

          1. To consider and vote on a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated June 17, 1998 by and between Bright Horizons, CorporateFamily Solutions, Inc. ("CorporateFamily"), Bright Horizons Family Solutions, Inc. ("Bright Horizons Family Solutions"), CFAM Acquisition, Inc. and BRHZ Acquisition, Inc., and the transaction contemplated thereby (the "Merger Agreement"). Pursuant to the Merger Agreement, (i) Bright Horizons and CorporateFamily will form Bright Horizons Family Solutions, a Delaware corporation, (ii) BRHZ Acquisition, Inc., a Delaware corporation and newly formed wholly owned subsidiary of Bright Horizons Family Solutions, will merge with and into Bright Horizons (the "Bright Horizons Merger"), with Bright Horizons being the surviving corporation, and (iii) CFAM Acquisition, Inc., a Tennessee corporation and newly formed wholly owned subsidiary of Bright Horizons Family Solutions, will merge with and into CorporateFamily (the "CorporateFamily Merger"), with CorporateFamily being the surviving corporation (the Bright Horizons Merger, together with the CorporateFamily Merger, the "Merger"). As a result of the Merger, Bright Horizons and CorporateFamily will become wholly owned subsidiaries of Bright Horizons Family Solutions. Upon the consummation of the Merger, each outstanding share of CorporateFamily common stock shall be converted into one share of Bright Horizons Family Solutions common stock, par value $0.01 per share, and each outstanding share of Bright Horizons common stock shall be converted into 1.15022 shares of Bright Horizons Family Solutions common stock.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on June 10, 1998 as the record date for the determination of the stockholders entitled to notice of and to vote at the Special Meeting, or any adjournment or postponement thereof. Only holders of record of Bright Horizons common stock on the record date are entitled to vote at the Special Meeting. A list of such stockholders will be available at the time and place of the Special Meeting and, during the ten days prior to the Special Meeting, at the offices of Ropes & Gray, One International Place, Boston, Massachusetts 02110.

     You can ensure that your shares of Bright Horizons common stock are voted at the Special Meeting by signing and dating the enclosed proxy and returning it in the postage paid envelope provided. Sending in a signed proxy will not affect your right to attend the Special Meeting and vote in person. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of Bright Horizons at Bright Horizons' headquarters, One Kendall Square, Building 200, Cambridge, Massachusetts 02139, by signing and returning a later dated proxy or by voting in person at the Special Meeting.

     Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED.

                                          By Order of the Board of Directors,

                                          Stephen I. Dreier
                                          Stephen I. Dreier,
                                          Secretary
Cambridge, Massachusetts
June 17, 1998

                        CORPORATEFAMILY SOLUTIONS, INC.
                             209 Tenth Avenue South
                                   Suite 300
                        Nashville, Tennessee 37203-4173
                                 (615) 256-9915
                             ---------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON JULY 24, 1998

     Notice is hereby given that a special meeting of the shareholders (the "Special Meeting") of CorporateFamily Solutions, Inc. ("CorporateFamily") will be held on Friday, July 24, 1998 at 9:00 a.m. CDT at the offices of CorporateFamily, 209 Tenth Avenue South, Suite 300, Nashville, Tennessee, for the following purposes:

          1. To consider and vote on a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated June 17, 1998 by and between CorporateFamily, Bright Horizons, Inc. ("Bright Horizons"), Bright Horizons Family Solutions, Inc. ("Bright Horizons Family Solutions"), CFAM Acquisition, Inc. and BRHZ Acquisition, Inc., and the transactions contemplated thereby (the "Merger Agreement"). Pursuant to the Merger Agreement, (i) CorporateFamily and Bright Horizons will form Bright Horizons Family Solutions, a Delaware corporation, (ii) BRHZ Acquisition, Inc., a Delaware corporation and newly formed wholly owned subsidiary of Bright Horizons Family Solutions, will merge with and into Bright Horizons (the "Bright Horizons Merger"), with Bright Horizons being the surviving corporation, and (iii) CFAM Acquisition, Inc., a Tennessee corporation and newly formed wholly owned subsidiary of Bright Horizons Family Solutions, will merge with and into CorporateFamily (the "CorporateFamily Merger"), with CorporateFamily being the surviving corporation (the Bright Horizons Merger, together with the CorporateFamily Merger, the "Merger"). As a result of the Merger, CorporateFamily and Bright Horizons will become wholly owned subsidiaries of Bright Horizons Family Solutions. Upon the consummation of the Merger, each outstanding share of CorporateFamily common stock shall be converted into one share of Bright Horizons Family Solutions common stock, par value $0.01 per share, and each outstanding share of Bright Horizons common stock shall be converted into 1.15022 shares of Bright Horizons Family Solutions common stock.

          2. To transact such other business as may properly come before the Special Meeting or any adjournment or postponement thereof.

     The Board of Directors has fixed the close of business on June 10, 1998 as the record date for the determination of the shareholders entitled to notice of and to vote at the Special Meeting, or any adjournment or postponement thereof. Only holders of record of CorporateFamily common stock on the record date are entitled to vote at the Special Meeting. A list of such shareholders will be available at the time and place of the Special Meeting and, prior to the Special Meeting, at the offices of CorporateFamily at the address written above.

     You can ensure that your shares of CorporateFamily common stock are voted at the Special Meeting by signing and dating the enclosed proxy and returning it in the postage paid envelope provided. Sending in a signed proxy will not affect your right to attend the Special Meeting and vote in person. You may revoke your proxy at any time before it is voted by giving written notice to the Secretary of CorporateFamily at the address written above, by signing and returning a later dated proxy or by voting in person at the Special Meeting.

     Whether or not you expect to attend, WE URGE YOU TO SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE POSTAGE PAID ENVELOPE PROVIDED.

                                               By Order of the Board of
                                               Directors,

                                               /s/ Michael E. Hogrefe
                                               Michael E. Hogrefe,
                                               Executive Vice President,
                                               Chief Financial Officer and
                                               Secretary

Nashville, Tennessee
June 17, 1998

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    2
CAUTIONARY STATEMENT........................................   16
RISK FACTORS................................................   17
THE CORPORATEFAMILY SPECIAL MEETING.........................   23
THE BRIGHT HORIZONS SPECIAL MEETING.........................   25
THE MERGER..................................................   27
  Background of the Merger..................................   27
  CorporateFamily's Reasons for the Merger; Recommendations
     of the CorporateFamily Board of Directors..............   27
  Opinion of CorporateFamily's Financial Advisor............   30
  Bright Horizons' Reasons for the Merger; Recommendations
     of the Bright Horizons Board of Directors..............   34
  Opinion of Bright Horizons' Financial Advisor.............   36
  Interests of Certain Persons in the Merger................   40
  Accounting Treatment......................................   42
  Fiscal Year...............................................   43
  Regulatory Matters........................................   43
  No Appraisal Rights.......................................   43
  The Nasdaq National Market Listing........................   43
  Certain Federal Income Tax Consequences...................   43
  Certain Restrictions on Resale of Bright Horizons Family
     Solutions Common Stock.................................   45
THE MERGER AGREEMENT........................................   47
  Exchange Ratios; Exchange of Certificates.................   47
  Treatment of Outstanding Stock Options of CorporateFamily
     and Bright Horizons....................................   48
  Representations and Warranties............................   48
  Conduct of Business Pending the Merger....................   49
  No Solicitation of Transactions...........................   51
  Indemnification; Insurance................................   52
  Conditions to Consummation of the Merger..................   52
  Termination; Amendment and Waiver.........................   54
  Fees and Expenses.........................................   55
STOCK OPTION AGREEMENTS.....................................   55
BRIGHT HORIZONS FAMILY SOLUTIONS UNAUDITED PRO FORMA
  COMBINED FINANCIAL INFORMATION............................   58
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF BRIGHT
  HORIZONS..................................................   67
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF BRIGHT HORIZONS..............   69
SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA OF
  CORPORATEFAMILY...........................................   77
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS OF CORPORATEFAMILY..............   79
INFORMATION CONCERNING BRIGHT HORIZONS......................   87
INFORMATION CONCERNING CORPORATEFAMILY......................   97

                                                              PAGE
                                                              ----
INFORMATION CONCERNING BRIGHT HORIZONS FAMILY SOLUTIONS.....  103
  Business and Strategy.....................................  103
  Management................................................  104
OWNERSHIP OF BRIGHT HORIZONS................................  112
OWNERSHIP OF CORPORATEFAMILY................................  114
BRIGHT HORIZONS FAMILY SOLUTIONS STOCK INCENTIVE PLAN.......  117
BRIGHT HORIZONS FAMILY SOLUTIONS EMPLOYEE STOCK PURCHASE
  PLAN......................................................  118
DESCRIPTION OF BRIGHT HORIZONS FAMILY SOLUTIONS CAPITAL
  STOCK.....................................................  118
COMPARISON OF STOCKHOLDERS' RIGHTS..........................  120
LEGAL MATTERS...............................................  125
EXPERTS.....................................................  125
STOCKHOLDER PROPOSALS.......................................  125
OTHER MATTERS...............................................  125
WHERE YOU CAN FIND MORE INFORMATION.........................  126
INDEX TO FINANCIAL STATEMENTS...............................  F-1

ANNEXES
-------
ANNEX I    AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER DATED JUNE
           17, 1998
ANNEX II   COMPANY STOCK OPTION AGREEMENT BETWEEN BRIGHT HORIZONS, AS
           GRANTEE, AND CORPORATEFAMILY, AS ISSUER
ANNEX III  COMPANY STOCK OPTION AGREEMENT BETWEEN CORPORATEFAMILY, AS
           GRANTEE, AND BRIGHT HORIZONS, AS ISSUER
ANNEX IV   OPINION OF NATIONSBANC MONTGOMERY SECURITIES LLC
ANNEX V    OPINION OF BT ALEX. BROWN INCORPORATED

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY ARE THE TWO COMPANIES PROPOSING TO MERGE?

A. We believe that the combination of our two companies will create one of the largest national worklife and early childhood education companies and, as such, we expect (1) to better serve our clients in building family-friendly work environments; (2) to improve the quality and availability of early childhood education for young children; and (3) to create more value for you and other stockholders. We will be combining CorporateFamily's strengths in the Southeast and Midwest with Bright Horizons' strengths in the Northeast, Midwest and West. The combined company will work with over 220 clients, will manage over 250 employer-sponsored early education centers in 35 states and will have the capacity to serve over 31,000 children and their families.

Q. WHAT IS "BRIGHT HORIZONS FAMILY SOLUTIONS, INC."?

A. "Bright Horizons Family Solutions, Inc." is the name that Bright Horizons and CorporateFamily have agreed to use for the combined company after the Bright Horizons/CorporateFamily merger.

Q. WHAT DO I NEED TO DO NOW?

A. Just mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the meetings to vote on the merger. Both stockholder meetings will take place on July 24, 1998. The Boards of Directors of CorporateFamily and Bright Horizons recommend the merger.

Q. CAN I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A. Yes. You can change your vote at any time before your proxy is voted at the stockholder meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these two methods, you must submit your notice of revocation or your new proxy card to the Secretary of Bright Horizons at the address below if you are a Bright Horizons stockholder or to the Secretary of CorporateFamily at the address below if you are a CorporateFamily shareholder. Third, you can attend the stockholder meeting and vote in person. Simply attending the meeting, however, will not revoke your proxy. You should send any written notice or new proxy card to the Secretary of Bright Horizons, if you are a Bright Horizons stockholder, at the following address: Bright Horizons, Inc., One Kendall Square, Building 200, Cambridge, Massachusetts 02139 or to the Secretary of CorporateFamily, if you are a CorporateFamily shareholder, at the following address: CorporateFamily Solutions, Inc., 209 Tenth Avenue South, Suite 300, Nashville, Tennessee 37203-4173.

Q. SHOULD I SEND MY STOCK CERTIFICATES NOW?

A. No. After the merger is completed, we will send you written instructions for exchanging your stock certificates.

Q. WHAT WILL I RECEIVE IN THE MERGER?

A. CorporateFamily shareholders will receive one share of Bright Horizons Family Solutions common stock in exchange for each share of CorporateFamily common stock they own. Bright Horizons stockholders will receive 1.15022 shares of Bright Horizons Family Solutions common stock for each share of Bright Horizons common stock they own. No fractional shares will be issued. Instead, stockholders who would otherwise be entitled to receive a fractional share will receive cash based on the value of the fractional share of Bright Horizons Family Solutions common stock.

Q. WILL THE BRIGHT HORIZONS FAMILY SOLUTIONS COMMON STOCK BE LISTED ON A NATIONAL TRADING MARKET?

A. Yes. Bright Horizons Family Solutions expects to list the shares of Bright Horizons Family Solutions common stock to be issued in the merger on The Nasdaq National Market under the symbol "BFAM."

Q. WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A. We are working to complete the merger as quickly as possible. We currently expect to complete the merger by July 31, 1998.

Q. WHAT ARE THE TAX CONSEQUENCES OF THE MERGER?

A. We expect the merger to be tax-free for federal income tax purposes, except for taxes on cash received for a fractional share.

                                    SUMMARY

     This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and for a more complete description of the legal terms of the merger, you should read carefully the entire document, including "Cautionary Statements," and the documents to which we have referred you. Throughout the document, please keep in mind that Bright Horizons has a fiscal year ending June 30 and CorporateFamily has a fiscal year ending the Friday closest to December 31.

THE COMPANIES

BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

209 Tenth Avenue South    One Kendall Square
Suite 300                 Building 200
Nashville, TN 37203-4173  Cambridge, MA 02139
(615) 256-9915            (617) 577-8020

     Bright Horizons Family Solutions, Inc., a newly formed Delaware corporation, has not, to date, conducted any significant activities other than those incident to its formation and its participation in the preparation of this Joint Proxy Statement/ Prospectus and certain other matters contemplated by the merger agreement. As a result of the merger, CorporateFamily Solutions, Inc. and Bright Horizons, Inc. will merge with newly formed subsidiaries of Bright Horizons Family Solutions, becoming wholly owned subsidiaries of Bright Horizons Family Solutions.

CORPORATEFAMILY SOLUTIONS, INC.
209 Tenth Avenue South, Suite 300
Nashville, TN 37203-4173
(615) 256-9915

     CorporateFamily Solutions, Inc. is a leading national provider of services for the corporate market that support families and business success. CorporateFamily works with more than 100 employers seeking to create a "family friendly" work environment by providing workplace child care, education, family support programs and consulting services. CorporateFamily currently manages 100 employer-sponsored Family Centers for 74 corporate clients in 29 states and the District of Columbia.

BRIGHT HORIZONS, INC.
One Kendall Square, Building 200
Cambridge, MA 02139
(617) 577-8020

     Bright Horizons, Inc. is the nation's largest provider of early childhood education and family support services for the corporate market, operating 155 centers in 29 states and the District of Columbia. Bright Horizons partners with 145 corporate and institutional sponsors to provide care and education to more than 15,000 children and their families.

OUR REASONS FOR THE MERGER (SEE PAGES 27 AND 34)

     We believe that the combination of our two companies will create one of the largest national worklife and early childhood education companies and, as such, we expect (1) to better serve our clients in building family-friendly work environments; (2) to improve the quality and availability of early childhood education for young children; and (3) to create more value for you and other stockholders. We will be combining CorporateFamily's strengths in the Southeast and Midwest with Bright Horizons' strengths in the Northeast, Midwest and West. The combined company will work with over 220 clients, will manage over 250 employer-sponsored early education centers in 35 states and will have the capacity to serve over 31,000 children and their families.

THE SPECIAL MEETINGS

THE CORPORATEFAMILY SPECIAL MEETING (SEE PAGE 23)

     There will be a special meeting of shareholders of CorporateFamily at the offices of CorporateFamily, 209 Tenth Avenue South, Suite 300, Nashville, Tennessee on Friday, July 24, 1998, at 9:00 (CDT). At this meeting, CorporateFamily shareholders will be asked to approve and adopt the merger agreement.

THE BRIGHT HORIZONS SPECIAL MEETING (SEE PAGE 25)

     There will be a special meeting of stockholders of Bright Horizons at the offices of Ropes & Gray, One International Plaza, Boston, Massachusetts on Friday, July 24, 1998, at 10:00 (EDT). At this meeting, Bright Horizons stockholders will be asked to approve and adopt the merger agreement.

THE RECORD DATE FOR VOTING

  CorporateFamily Shareholders (SEE PAGE 23)

     The close of business on June 10, 1998 was the record date for determining which holders of CorporateFamily common stock are entitled to vote at the CorporateFamily special meeting. At the record date, there were 4,728,275 shares of CorporateFamily common stock entitled to vote at the CorporateFamily special meeting.

  Bright Horizons Stockholders (SEE PAGE 25)

     The close of business on June 10, 1998 was the record date for determining which holders of Bright Horizons common stock are entitled to vote at the Bright Horizons special meeting. At the record date, there were 5,608,518 shares of Bright Horizons common stock entitled to vote at the Bright Horizons special meeting.

VOTING (SEE PAGES 23 AND 25)

     You will have one vote for each share of common stock that you owned on the record date. In order to approve and adopt the merger agreement and the merger, a majority of the outstanding shares of common stock of each of CorporateFamily and Bright Horizons must vote in favor of approving and adopting the merger agreement.

     As of June 10, 1998, the directors and executive officers of CorporateFamily and their affiliates collectively held or shared power to vote with respect to approximately 15.5% of the outstanding CorporateFamily common stock. As of June 10, 1998, the directors and executive officers of Bright Horizons and their affiliates collectively held or shared power to vote with respect to approximately 9.2% of the outstanding Bright Horizons common stock. All directors and executive officers of CorporateFamily and Bright Horizons and their affiliates have expressed their intent to vote to approve and adopt the merger agreement.

BOARD RECOMMENDATIONS

  CorporateFamily (SEE PAGE 27)

     The members of the CorporateFamily Board who were present at the meeting have unanimously determined that the merger agreement, and the transactions contemplated thereby, are fair to, and in the best interests of, CorporateFamily and its shareholders and recommend that the shareholders of CorporateFamily vote to approve and adopt the merger agreement.

  Bright Horizons (SEE PAGE 34)

     The members of the Bright Horizons Board who were present at the meeting have unanimously determined that the merger agreement, and the transactions contemplated thereby, are fair to, and in the best interests of, Bright Horizons and its stockholders and recommend that the stockholders of Bright Horizons vote to approve and adopt the merger agreement.

                                   THE MERGER

     The merger agreement is attached as Annex I to this Joint Proxy Statement/Prospectus. We encourage you to read the merger agreement, as it is the legal document that governs the merger.

WHAT YOU WILL RECEIVE IN THE MERGER (SEE PAGE 47)

  Bright Horizons Stockholders

     In the merger, each share of Bright Horizons common stock will be cancelled. In exchange, you will receive 1.15022 shares of the combined company, Bright Horizons Family Solutions, Inc. Bright Horizons Family Solutions will not issue fractional shares of its common stock. You will instead be paid cash equal to the value of any fractional shares of Bright Horizons Family Solutions common stock you would have otherwise received.

     YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED.

  CorporateFamily Shareholders

     In the merger, each share of CorporateFamily common stock will be cancelled. In exchange, you will receive one share of common stock of the combined company, Bright Horizons Family Solutions, Inc.

     YOU SHOULD NOT SEND IN YOUR STOCK CERTIFICATES UNTIL INSTRUCTED TO DO SO AFTER THE MERGER IS COMPLETED.

OWNERSHIP OF BRIGHT HORIZONS FAMILY SOLUTIONS FOLLOWING THE MERGER

     On a fully diluted basis, CorporateFamily shareholders will own approximately 43.2% of the stock of Bright Horizons Family Solutions after the merger, and Bright Horizons stockholders will own approximately 56.8%.

WHAT WILL HAPPEN TO OUTSTANDING EMPLOYEE STOCK OPTIONS. (SEE PAGE 48)

     All options to purchase shares of CorporateFamily common stock will vest and become exercisable at the time of the merger and will become options to purchase the same number of shares of Bright Horizons Family Solutions common stock at the same exercise prices. While options to purchase shares of Bright Horizons common stock held by certain officers will vest at the time of the merger, options held by other Bright Horizons employees will not. All options to purchase shares of Bright Horizons common stock will become options to purchase shares of Bright Horizons Family Solutions common stock, with the number of shares subject to options adjusted to reflect the 1.15022 exchange ratio, and the exercise price adjusted downward to be the quotient of the current exercise price divided by the 1.15022 exchange ratio.

MANAGEMENT AND BOARD OF DIRECTORS OF BRIGHT HORIZONS FAMILY SOLUTIONS FOLLOWING THE MERGER (SEE PAGE 104)

     If the merger is completed, management will be as follows:

     - Linda A. Mason, the current President of Bright Horizons, will become Chairman of the Board of Bright Horizons Family Solutions.

     - Marguerite W. Sallee, the current President and Chief Executive Officer of CorporateFamily, will become Chief Executive Officer of Bright Horizons Family Solutions.

     - Roger H. Brown, the current Chairman of the Board and Chief Executive Officer of Bright Horizons, will become President of Bright Horizons Family Solutions.

     - Mary Ann Tocio, the current Chief Operating Officer of Bright Horizons, will become Chief Operating Officer of Bright Horizons Family Solutions.

     - Michael E. Hogrefe, the current Executive Vice President, Chief Financial Officer and Secretary of CorporateFamily, will become Chief Financial Officer of Bright Horizons Family Solutions.

     - Stephen I. Dreier, the current Chief Administrative Officer and Secretary of Bright Horizons, will become Chief Administrative Officer and Secretary of Bright Horizons Family Solutions.

     Pursuant to employment contracts to be entered into in connection with the merger, it is currently anticipated that thirty months following the effective time of the merger, Ms. Sallee will be named Chairman of the Board, Mr. Brown will be named Chief Executive Officer and Ms. Mason will be named Vice Chairman and President, all such appointments subject to the Board of Directors of Bright Horizons Family Solutions exercising its fiduciary duty.

     The Board of Directors of Bright Horizons Family Solutions will consist of 11 members -- 5 chosen by CorporateFamily, 5 chosen by Bright Horizons and 1 chosen jointly by CorporateFamily and Bright Horizons.

BACKGROUND OF THE MERGER (SEE PAGE 27)

     Representatives of Bright Horizons and CorporateFamily have discussed a possible combination or strategic alliance from time to time over the past several years. After signing a confidentiality agreement on February 25, 1998, the two parties met several times without being able to reach an agreement with respect to any material terms. Beginning on April 15, 1998, the two parties began serious discussions to resolve their differences and began to conduct due diligence reviews of each other's operations. From April 15, 1998 until April 26, 1998, the parties negotiated the terms of a merger agreement. Both parties held board meetings at which they respectively concluded the merger was fair and in the best interests of the company and its stockholders. Following these meetings, a definitive merger agreement was entered into on April 26, 1998 and a public announcement was made on April 27, 1998.

OPINIONS OF FINANCIAL ADVISORS (SEE PAGES 30 AND 36)

     At Board meetings held on April 26, 1998 to consider the merger, the Boards of both companies received the opinions of their respective financial advisors.

     - The CorporateFamily Board received the opinion of its financial advisor, NationsBanc Montgomery Securities LLC, to the effect that, as of April 26, 1998 and subject to certain matters stated in such opinion, the CorporateFamily exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of CorporateFamily common stock.

     - The Bright Horizons Board received the opinion of its financial advisor, BT Alex. Brown Incorporated, to the effect that, as of April 26, 1998 and subject to certain matters stated in such opinion, the Bright Horizons exchange ratio provided for in the merger agreement was fair, from a financial point of view, to the holders of Bright Horizons common stock.

     The full text of the written opinions of NationsBanc Montgomery Securities LLC and BT Alex. Brown Incorporated are attached to the back of this document as Annexes IV and V, respectively, and should be read carefully in their entirety. THESE OPINIONS ARE DIRECTED TO THE RESPECTIVE BOARD OF DIRECTORS, ADDRESS ONLY THE FAIRNESS OF THE EXCHANGE RATIOS FROM A FINANCIAL POINT OF VIEW, AND DO NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE ON THE MERGER.

INTERESTS OF CERTAIN PERSONS IN THE MERGER (SEE PAGE 40)

     In considering the recommendation that you vote to approve and adopt the merger agreement, you should be aware that a number of officers and directors of CorporateFamily and Bright Horizons have interests in the merger that are different from or in addition to yours. For example, some officers have severance agreements that entitle them to compensation if they are terminated without cause or quit for good reason during a specified period of time following the merger. All officers and directors of CorporateFamily and certain officers of Bright Horizons also have stock options which will vest as a result of the merger. The aggregate value of stock options that will fully vest as a result of the merger is approximately $5.0 million for executive officers and directors of CorporateFamily and approximately $7.4 million for executive officers of Bright Horizons, based on the difference between the prices of the respective common stock on June 10, 1998 and the exercise prices of the respective stock options.

     In addition, several of the executive officers of CorporateFamily and Bright Horizons will receive new employment contracts that may provide such officers significant compensation if the merger is consummated and rights to severance compensation if they are terminated following the merger.

     The respective boards of directors recognized these interests and determined that they neither supported nor detracted from the fairness of the merger to the respective companies and their stockholders.

CONDITIONS TO THE MERGER (SEE PAGE 52)

     The completion of the merger depends upon meeting a number of conditions, including, but not limited to, the following:

     - the approval of the holders of a majority of the common stock of each of CorporateFamily and Bright Horizons;

     - no law being enacted or injunction entered which prohibits the merger;

     - the approval for listing of the Bright Horizons Family Solutions common stock on The Nasdaq National Market;

     - the receipt of legal opinions regarding certain tax consequences of the merger;

     - the receipt of letters from independent accountants for each company relating to the pooling of interests accounting treatment; and

     - no material adverse change to either party.

TERMINATION OF THE MERGER AGREEMENT (SEE PAGE 54)

     Bright Horizons and CorporateFamily can mutually agree to terminate the merger agreement at any time, and either Bright Horizons or CorporateFamily can terminate the merger agreement for several reasons, including, but not limited to, the following:

     - if the merger is not completed by November 30, 1998;

     - if a governmental authority, such as a court, permanently prohibits the merger or refuses to grant an approval that is required;

     - if the other party breaches or materially fails to comply with any of its representations or warranties or obligations under the merger agreement;

     - if the Board of Directors of the other party (A) withdraws or modifies in any adverse manner its approval or recommendation in favor of the merger,
       (B) recommends a significant transaction with a third party or (C) does not recommend that its stockholders not tender their shares in a tender or exchange offer for a significant portion of the company's shares; or

     - if its stockholders or the other party's stockholders fail to approve the merger agreement.

TERMINATION FEES (SEE PAGE 55)

     The merger agreement obligates CorporateFamily or Bright Horizons to pay to the other party a termination fee of $4.0 million if an actual takeover of such company occurred during the term, or within 12 months after the termination, of the merger agreement and:

     - such company's stockholders failed to approve the merger agreement;

     - such company breached or materially failed to comply with any of its representations or warranties or obligations under the merger agreement; or

     - such company's Board of Directors (A) withdrew or modified in any adverse manner its approval or recommendation in favor of the merger, (B) recommended a significant transaction with a third party or (C) did not recommend that its stockholders not tender their shares in a tender or exchange offer for a significant portion of the company's shares.

RECIPROCAL STOCK OPTION AGREEMENTS (SEE PAGE 55)

     Bright Horizons and CorporateFamily have both signed reciprocal stock option agreements under which each has issued an option to the other party to purchase approximately 10% of its outstanding common stock which will become exercisable if the issuer is the subject of a publicly announced third party takeover proposal.

     The holder of an option or stock acquired pursuant to the option may require the issuer to repurchase the option or stock if a takeover of the issuer occurs within twelve months after the option becomes exercisable.

     The termination fees and stock option agreements may make it more difficult and expensive for Bright Horizons or CorporateFamily to consummate an alternative transaction.

ACCOUNTING TREATMENT (SEE PAGE 42)

     We expect the merger to qualify as a pooling of interests, which means that both companies will be treated as if they had always been combined for accounting and financial reporting purposes. We have conditioned the merger upon the receipt of letters from the accountants of both companies relating to the pooling of interests accounting treatment.

NO APPRAISAL RIGHTS (SEE PAGE 43)

     Under Tennessee and Delaware law, CorporateFamily and Bright Horizons stockholders have no right to an appraisal of the value of their shares in connection with the merger.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES (SEE PAGE 43)

     We have structured the merger so that no gain or loss generally should be recognized for federal income tax purposes on the exchange of shares of CorporateFamily and Bright Horizons common stock for shares of Bright Horizons Family Solutions common stock. We have conditioned the merger on the receipt of legal opinions regarding certain tax consequences of the merger.

TAX MATTERS ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISOR FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.

FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE (SEE PAGE 16)

     CorporateFamily and Bright Horizons have made forward-looking statements in this document that are subject to certain risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of CorporateFamily, Bright Horizons and Bright Horizons Family Solutions as well as statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends," or similar expressions. You should understand that certain important factors, in addition to those discussed elsewhere in this document, could affect the future results of CorporateFamily, Bright Horizons and Bright Horizons Family Solutions and could cause those results to differ materially from those expressed in our forward-looking statements. See "Risk Factors."

   SUMMARY HISTORICAL AND UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     Set forth on the following pages are summary historical financial information of Bright Horizons and CorporateFamily, and summary unaudited pro forma combined financial information of Bright Horizons and CorporateFamily. The historical data with respect to Bright Horizons and CorporateFamily is based upon the respective historical financial statements of Bright Horizons and CorporateFamily and should be read in conjunction with the financial statements and notes thereto of Bright Horizons and CorporateFamily included in this Joint Proxy Statement/Prospectus on pages F-1 to F-38.

     The summary unaudited pro forma combined financial information should be read in conjunction with the unaudited pro forma financial statements, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Bright Horizons Family Solutions Unaudited Pro Forma Combined Financial Information."

                                BRIGHT HORIZONS
                      SUMMARY CONSOLIDATED FINANCIAL DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                                                                            NINE MONTHS
                                                              FISCAL YEAR ENDED JUNE 30,                  ENDED MARCH 31,
                                                 -----------------------------------------------------   ------------------
                                                   1993        1994       1995     1996(1)      1997       1997      1998
                                                 --------    --------   --------   --------   --------   --------   -------
STATEMENT OF OPERATIONS DATA:
Net revenues...................................  $ 23,812    $ 32,012   $ 43,693   $ 64,181   $ 85,001   $ 61,765   $77,360
Cost of services(2)............................    20,611      27,592     37,209     55,615     72,675     53,032    65,720
                                                 --------    --------   --------   --------   --------   --------   -------
Gross profit...................................     3,201       4,420      6,484      8,566     12,326      8,733    11,640
Selling, general and administrative
  expenses(2)..................................     3,034       3,578      5,174      6,376      9,007      6,429     8,504
Amortization of non-compete agreements(2)(3)...        --          --         80      1,680        560        420       210
Transaction costs(4)...........................        --          --         --         --        543         --        --
                                                 --------    --------   --------   --------   --------   --------   -------
Income from operations.........................       167         842      1,230        510      2,216      1,884     2,926
Interest income (expense), net.................       (14)        (17)        21       (194)      (275)      (226)       86
                                                 --------    --------   --------   --------   --------   --------   -------
Income before income taxes.....................       153         825      1,251        316      1,941      1,658     3,012
Income tax benefit (provision)(5)..............        --         319        382      1,005       (794)      (678)   (1,235)
                                                 --------    --------   --------   --------   --------   --------   -------
Net income before preferred stock dividends and
  accretion on redeemable common stock.........       153       1,144      1,633      1,321      1,147        980     1,777
                                                 --------    --------   --------   --------   --------   --------   -------
Preferred stock dividends and accretion on
  redeemable common stock......................     1,101       1,099      1,098      1,098      1,098        824       348
                                                 --------    --------   --------   --------   --------   --------   -------
Net income (loss) applicable to common
  stockholders.................................  $   (948)   $     45   $    535   $    223   $     49   $    156   $ 1,429
                                                 ========    ========   ========   ========   ========   ========   =======
Net income (loss) per share -- basic...........  $  (1.82)   $   0.09   $   1.00   $   0.41   $   0.09   $   0.28   $  0.45
                                                 ========    ========   ========   ========   ========   ========   =======
Net income per share -- diluted(6).............  $    N/A    $   0.07   $   0.40   $   0.20   $   0.04   $   0.13   $  0.34
                                                 ========    ========   ========   ========   ========   ========   =======
SELECTED OPERATING DATA (AT END OF PERIOD):
Number of clients..............................        53          70         85        119        134        130       145
Number of centers..............................        54          72         87        124        140        134       155
Licensed capacity(7)...........................     4,625       6,318      7,607     12,642     14,156     13,580    16,612
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital................................  $    802    $    544   $    900   $  2,412   $     87   $  2,065   $ 4,770
Total assets...................................     8,104      10,467     12,970     24,535     28,519     28,614    51,469
Long-term debt and capital lease obligations,
  including current maturities.................       775         713        874      4,733      4,275      4,483       762
Mandatorily redeemable convertible preferred
  stock........................................    15,311      16,410     17,508     18,607     19,705     19,430        --
Stockholders' equity (deficit)(8)..............   (12,031)    (11,983)   (11,447)   (11,215)   (11,160)   (11,053)   26,765

---------------

(1) Effective December 1, 1995, Bright Horizons acquired the business and some of the assets and liabilities of GreenTree Child Care Services, Inc. ("GreenTree"). Fiscal 1996 results include seven months of GreenTree operating results. If the GreenTree acquisition had occurred on July 1, 1995, Bright Horizons' pro forma net revenues, gross profit and net income for fiscal 1996 would have been $70.4 million, $8.8 million and $988,000, respectively.

(2) Total depreciation and amortization is comprised of (i) center depreciation included in cost of services, (ii) corporate facility depreciation and amortization of goodwill included in selling, general and administrative expenses and (iii) amortization of non-compete agreements discussed in Note 3 below. Total depreciation and amortization was approximately $517,000, $652,000, $871,000, $2.8 million, $2.2 million, $1.6 million and $1.8 million in fiscal 1993, 1994, 1995, 1996, 1997 and the nine months ended March 31, 1997 and 1998, respectively.
(3) In connection with the acquisitions of Burud & Associates, Inc. ("Burud") in fiscal 1995 and GreenTree in fiscal 1996, Bright Horizons received, in each case, an agreement from the seller not to compete with Bright Horizons for a certain future period. Bright Horizons recorded intangible assets for the non-compete agreements of $600,000 in fiscal 1995 and $2.0 million in fiscal 1996. These amounts are being amortized over the estimated period of benefit. The remaining $70,000 in amortization expense associated with these non-compete agreements will be recorded in the quarter ended June 30, 1998.
(4) In fiscal 1997, Bright Horizons incurred costs of $543,000 associated with a proposed public offering of securities. Because the offering was delayed, the amounts incurred were treated as a period cost.
(5) In each of fiscal 1994, 1995 and 1996 Bright Horizons recorded an income tax benefit on pre-tax earnings. These benefits include $652,000, $1.0 million and $1.4 million for fiscal 1994, 1995 and 1996, respectively, representing decreases in the tax valuation allowance, net of $1.1 million applied to reduce goodwill in 1996. In fiscal 1997, Bright Horizons recorded an income tax provision which was not materially affected by changes in the valuation allowance net of amounts applied to reduce goodwill.
(6) Diluted earnings per share was not presented for fiscal 1993 because the effect of considering the additional dilution related to preferred stock, options and warrants would have been anti-dilutive. The conversion of preferred stock was not assumed in the diluted earnings per share calculations for fiscal 1994, 1996 and 1997 and for the nine months ended March 31, 1997 as the results would have been anti-dilutive.
(7) Represents the total capacity permitted under applicable state licenses.
(8) In November 1997, Bright Horizons completed an initial public offering of 2,970,000 shares of common stock, of which 1,350,000 shares were issued and sold by Bright Horizons and the remainder were sold by selling stockholders, at an offering price of $13.00 per share.

                                  CORPORATEFAMILY
                        SUMMARY CONSOLIDATED FINANCIAL DATA
                 (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                                 FISCAL YEAR(1)                           THREE MONTHS ENDED
                                -------------------------------------------------   ------------------------------
                                 1993        1994     1995(2)    1996      1997     MARCH 28, 1997   APRIL 3, 1998
                                -------     -------   -------   -------   -------   --------------   -------------
INCOME STATEMENT DATA:
Revenue.......................  $16,967     $24,513   $36,920   $62,926   $77,722      $17,479          $21,248
Operating expenses............   14,458      21,092    32,708    55,588    68,734       15,341           18,758
Selling, general and
  administrative expenses.....    3,344       2,958     3,525     4,659     5,822        1,416            1,570
Special charge(4).............       --          --        --        --       297           --               --
Depreciation and
  amortization................      239         387       520       759       784          200              208
                                -------     -------   -------   -------   -------      -------          -------
Operating income (loss).......   (1,074)         76       167     1,920     2,085          522              712
Interest income (expense),
  net.........................        9         (50)      (86)     (343)      109          (72)             172
                                -------     -------   -------   -------   -------      -------          -------
Income (loss) before income
  taxes.......................   (1,065)         26        81     1,577     2,194          450              884
Income tax benefit
  (expense)...................       --          --       460     1,159    (1,090)        (221)            (370)
                                -------     -------   -------   -------   -------      -------          -------
Net income (loss).............  $(1,065)    $    26   $   541   $ 2,736   $ 1,104      $   229          $   514
                                =======     =======   =======   =======   =======      =======          =======
Earnings (loss) per
  share -- basic..............  $ (0.72)    $  0.02   $  0.34   $  1.44   $  0.39      $  0.12          $  0.11
                                =======     =======   =======   =======   =======      =======          =======
Earnings (loss) per share --
  diluted.....................      N/A(3)  $  0.01   $  0.19   $  0.85   $  0.28      $  0.07          $  0.10
                                =======     =======   =======   =======   =======      =======          =======
SELECTED OPERATING DATA (AT
  END OF PERIOD):
Family Center clients(5)......       29          41        58        65        70           65               74
Family Centers(6).............       33          48        75        85        95           85              100
Licensed Capacity(7)..........    5,279       6,361    10,487    12,440    14,402       12,835           14,843
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital...............  $   998     $   939   $   407   $ 1,769   $12,816      $ 1,818          $13,683
Total assets..................    4,774       5,265    17,055    20,378    30,217       19,071           32,202
Long-term debt, including
  current maturities..........      758         883     5,064     4,416        --        4,193               --
Shareholders' equity(8).......    2,067       1,724     4,015     6,975    20,807        7,207           21,658

---------------

(1) CorporateFamily's fiscal year ends on the Friday closest to December 31. Fiscal 1997 consisted of a 53 week year.
(2) In October 1995, CorporateFamily acquired all of the outstanding capital stock of Resources for Child Care Management, Inc. ("RCCM"), an operator of 21 employer-sponsored child care centers. The transaction was accounted for as a purchase, and accordingly, the results of operations include RCCM from the date of the acquisition.
(3) Not presented because the effect of considering the additional dilution related to preferred stock, options and warrants would have been anti-dilutive.
(4) Non-cash compensation costs related to removing the restrictions on common stock held by an officer of CorporateFamily.
(5) A Family Center client is defined as an entity that as of the applicable date was under contract with CorporateFamily for the management of one or more open and operating Family Centers.
(6) Family Centers are defined as the facilities that CorporateFamily is engaged to manage and operate on behalf of its Family Center Clients.
(7) Represents the total capacity permitted under applicable state licenses.
(8) On August 12, 1997, CorporateFamily completed an initial public offering of 2,702,500 shares of common stock, of which 1,401,386 shares were issued and sold by CorporateFamily and the remainder by selling stockholders, at an offering price of $10.00 per share.

                        BRIGHT HORIZONS FAMILY SOLUTIONS

           SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

     The following summary unaudited pro forma combined financial information gives effect to the Merger of Bright Horizons and CorporateFamily under the pooling of interests method of accounting. This summary pro forma financial information is presented for illustrative purposes only and therefore is not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor is it necessarily indicative of operating results and financial position which may occur in the future.

     A pro forma combined balance sheet is provided as of March 31, 1998 for Bright Horizons and April 3, 1998 for CorporateFamily, giving effect to the Merger. Summary Pro forma combined statements of operations are provided for the three month periods ended March 31, 1997 and 1998 for Bright Horizons and for the three month periods ended March 28, 1997 and April 3, 1998 for CorporateFamily, respectively, and for the years ended June 30, 1995, 1996 and 1997 for Bright Horizons and for the years ended December 29, 1995, December 27, 1996 and January 2, 1998 for CorporateFamily, respectively, giving effect to the Merger.

     Bright Horizons has a fiscal year ending on June 30 and CorporateFamily has a fiscal year ending on the Friday closest to December 31. If the Merger is consummated, the fiscal year of Bright Horizons Family Solutions will end December 31, and it is Bright Horizons' intention to restate its 1997 results to conform to a calendar year presentation. As such, a summary unaudited pro forma combined statement of operations combining Bright Horizons' results for the twelve months ended December 31, 1997 with CorporateFamily's results for the year ended January 2, 1998 has also been presented. The results of Bright Horizons for the six months ended June 30, 1997, resulting in net revenues and net income of $45.1 million and $741,000, respectively, have been included in the summary pro forma statements of operations for both the calendar and fiscal years ended 1997.

     The summary unaudited combined pro forma information does not purport to represent what the financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project the financial position or results of operations for any future date or period. The results of operations do not include nonrecurring Merger-related costs estimated to be $7.5 million, nor do they incorporate any benefits from any potential cost savings or synergies following the Merger. The summary unaudited pro forma combined information assumes the exchange of each outstanding share of CorporateFamily Common Stock for one share of Bright Horizons Family Solutions Common Stock and each outstanding share of Bright Horizons Common Stock for 1.15022 shares of Bright Horizons Family Solutions Common Stock. The summary unaudited pro forma combined financial information should be read in conjunction with, and is qualified by reference to, the Unaudited Pro Forma Combined Financial Information, Management's Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and notes thereto of Bright Horizons and CorporateFamily Solutions included elsewhere in this Joint Proxy Statement/Prospectus.

                        BRIGHT HORIZONS FAMILY SOLUTIONS

              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

                                        FISCAL YEAR ENDED(1)            CALENDAR         THREE MONTHS ENDED(3)
                                ------------------------------------   YEAR ENDED   -------------------------------
                                   1995         1996         1997       1997(2)     MARCH 31, 1997   MARCH 31, 1998
                                ----------   ----------   ----------   ----------   --------------   --------------
STATEMENT OF OPERATIONS DATA:
Revenue.......................  $   80,613   $  127,107   $  162,723    $172,555      $   39,336      $    48,868
Center operating expenses.....      69,989      111,351      141,583     149,312          33,677           42,015
                                ----------   ----------   ----------    --------      ----------      -----------
  Gross profit................      10,624       15,756       21,140      23,243           5,659            6,853
Selling, general and
  administrative..............       8,757       11,097       14,851      16,299           3,786            4,530
Amortization..................         470        2,229        1,148       1,056             299              263
Other charges(4)..............          --           --          840         840              --               --
                                ----------   ----------   ----------    --------      ----------      -----------
    Income from operations....       1,397        2,430        4,301       5,048           1,574            2,060
Interest income (expense).....         (65)        (537)        (166)        (44)           (154)             280
                                ----------   ----------   ----------    --------      ----------      -----------
    Income before income
      taxes...................       1,332        1,893        4,135       5,004           1,420            2,340
Income tax (expense)
  benefit.....................         842        2,164       (1,884)     (2,243)           (618)            (966)
                                ----------   ----------   ----------    --------      ----------      -----------
    Net income before
      preferred stock
      dividends...............       2,174        4,057        2,251       2,761             802            1,374
Preferred stock dividends.....       1,098        1,098        1,098         897             275               --
                                ----------   ----------   ----------    --------      ----------      -----------
Net income available to common
  stockholders................  $    1,076   $    2,959   $    1,153    $  1,864      $      527      $     1,374
                                ==========   ==========   ==========    ========      ==========      ===========
Pro forma net income per
  share -- basic(5)...........  $     0.48   $     1.17   $     0.33    $   0.43      $     0.21      $      0.13
Pro forma net income per
  share -- diluted(5).........  $     0.28   $     0.66   $     0.21    $   0.30      $     0.10      $      0.11
SELECTED OPERATING DATA (AT
  END OF PERIOD):
  Number of clients...........         143          184          204         211             195              219
  Number of centers...........         162          209          235         245             219              255
  Licensed capacity(6)........      18,094       25,082       28,558      30,232          26,415           31,455
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital...................................................................................  $    10,953
  Total assets......................................................................................       83,670
  Long-term debt and capital lease obligations......................................................          762
  Total stockholders' equity........................................................................       40,923

---------------

(1) Represents the combined historical results of Bright Horizons for the fiscal years ended June 30, 1995, 1996 and 1997 and the historical results of CorporateFamily for the fiscal years ended December 29, 1995, December 27, 1996 and January 2, 1998.
(2) Represents the combined results of Bright Horizons for the twelve months ended December 31, 1997 and the results of CorporateFamily for the fiscal year ended January 2, 1998.
(3) Represents the combined historical results of Bright Horizons for the quarters ended March 31, 1997 and 1998 and the historical results of CorporateFamily for the quarters ended March 28, 1997 and April 3, 1998.
(4) Other expenses in fiscal and calendar 1997 include $543,000 of costs incurred by Bright Horizons associated with a proposed public offering of securities. Because the offering was delayed, the amounts incurred were treated as a period cost. Other expenses in fiscal and calendar 1997 also include non-cash compensation costs incurred by CorporateFamily related to removing the restrictions on common stock held by an officer of CorporateFamily.
(5) The pro forma net income per share is based on the weighted average number of common stock and common stock equivalents outstanding of Bright Horizons and CorporateFamily for each period assuming

                        BRIGHT HORIZONS FAMILY SOLUTIONS

              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

    that each outstanding share of CorporateFamily Common Stock is exchanged for one share of Bright Horizons Family Solutions Common Stock and each outstanding share of Bright Horizons Common Stock is exchanged for 1.15022 shares of Bright Horizons Family Solutions Common Stock. Historical earnings per share for Bright Horizons does not assume the conversion of preferred stock in periods where the results would have been anti-dilutive.
(6) Represents the total capacity permitted under applicable state licenses.

       COMPARATIVE PER SHARE DATA OF BRIGHT HORIZONS AND CORPORATEFAMILY

     The following table sets forth certain earnings and book value per share data for CorporateFamily and Bright Horizons on historical and pro forma bases. Neither CorporateFamily nor Bright Horizons has ever declared or paid any cash dividends on its common stock. The pro forma earnings and book value data are derived from the Bright Horizons Family Solutions Unaudited Pro Forma Combined Financial Information appearing elsewhere herein, which gives effect to the merger as a pooling of interests as if the merger had been consummated at the beginning of the earliest period presented. The information set forth below should be read in conjunction with the historical consolidated financial statements of CorporateFamily and of Bright Horizons and the Bright Horizons Family Solutions Unaudited Pro Forma Combined Financial Information, including the notes thereto, appearing elsewhere in this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" and "Bright Horizons Family Solutions Unaudited Pro Forma Combined Financial Information."

     The pro forma data does not purport to be indicative of the results of future operations or the results that would have occurred had the Merger been consummated at the beginning of the periods presented.

                                                                                            THREE
                                                                                           MONTHS
                                          FISCAL YEAR ENDED(1)            CALENDAR          ENDED
                                       ---------------------------       YEAR ENDED       MARCH 31,
                                        1995      1996      1997      DEC. 31, 1997(2)     1998(3)
                                       ------    ------    -------    ----------------    ---------
Unaudited Pro Forma Combined(4)
  Earnings per share basic...........  $ 0.48    $ 1.17    $  0.33         $0.43           $ 0.13
  Earnings per share diluted.........    0.28      0.66       0.21          0.30             0.11
  Book value per share...............                         0.42          3.61             3.70
Bright Horizons Per Share
  Equivalents(5)
  Earnings per share basic...........    0.55      1.35       0.38          0.49             0.15
  Earnings per share diluted.........    0.32      0.76       0.24          0.35             0.13
  Book value per share...............                         0.48          4.15             4.26
CorporateFamily Historical
  Earnings per share basic...........    0.34      1.44       0.39          0.39             0.11
  Earnings per share diluted.........    0.19      0.85       0.28          0.28             0.10
  Book value per share...............                         4.63          4.63             4.70
Bright Horizons Historical
  Earnings per share basic...........    1.00      0.41       0.09          0.59             0.15
  Earnings per share diluted.........    0.40      0.20       0.04          0.36             0.14
  Book value (deficit) per share.....                       (20.05)         4.67             4.78

---------------

(1) Data is presented based on the respective fiscal year ends of Bright Horizons and CorporateFamily.
(2) Data is presented on a calendar basis for both Bright Horizons and CorporateFamily.
(3) Data for the three months ended March 31, 1998 is for the three month period ended March 31, 1998 for Bright Horizons and for the three month period ended April 3, 1998 for CorporateFamily.
(4) The CorporateFamily Per Share Equivalents are equal to the Unaudited Pro Forma Combined per share amounts, as the exchange ratio of CorporateFamily Common Stock to Bright Horizons Family Solutions Common Stock is 1 to 1.
(5) The Bright Horizons Per Share Equivalents were calculated by multiplying the Unaudited Pro Forma Combined per share amounts by the Bright Horizons Exchange Ratio to reflect the conversion of 1.15022 shares of Bright Horizons Family Solutions Common Stock for each share of Bright Horizons Common Stock pursuant to the Merger Agreement.

                     MARKET PRICE AND DIVIDEND INFORMATION

     There is no established trading market for the Bright Horizons Family Solutions common stock. Upon consummation of the Merger, it is expected that it will trade on The Nasdaq National Market under the symbol "BFAM." The CorporateFamily common stock has been traded since August 13, 1997 on The Nasdaq National Market under the symbol "CFAM." Prior to that time, there was no public market for the CorporateFamily common stock. The Bright Horizons common stock has been traded since November 7, 1997 on The Nasdaq National Market under the symbol "BRHZ." Prior to that time, there was no public market for the Bright Horizons common stock. The following table sets forth the range of high and low closing sale prices for the common stock as reported on The Nasdaq National Market during each of the quarters presented.

                                                                CORPORATEFAMILY
                                                                 COMMON STOCK
                                                                ---------------
                                                                HIGH        LOW
                                                                ----        ---
1997
Quarter Ended September 30 (from August 13, 1997*)..........    $18 1/4     $12 1/4
Quarter Ended December 31...................................    $22 3/8     $14
1998
Quarter Ended March 31......................................    $26 5/8     $19
Quarter Ended June 30 (through June 16, 1998)...............    $31 3/4     $22 3/4

                                                                BRIGHT HORIZONS
                                                                 COMMON STOCK
                                                                ---------------
                                                                HIGH        LOW
                                                                ----        ---
1997
Quarter Ended December 31 (from November 7, 1997*)..........    $20 1/8     $13 3/4
1998
Quarter Ended March 31......................................    $28 1/2     $16 1/8
Quarter Ended June 30 (through June 16, 1998)...............    $31 1/4     $25

---------------

* First trading date following the initial public offering.

     As of June 10, 1998, there were approximately 133 holders of record of CorporateFamily common stock and 199 holders of record of Bright Horizons common stock.

     Neither CorporateFamily nor Bright Horizons has ever declared or paid any cash dividends on its common stock. It is the present policy of the CorporateFamily Board of Directors and the Bright Horizons Board of Directors to retain all earnings to support operations and to finance expansion of their respective businesses; therefore, neither CorporateFamily nor Bright Horizons anticipates that Bright Horizons Family Solutions will declare or pay dividends on its common stock in the foreseeable future. The declaration and payment of cash dividends in the future will be at the Bright Horizons Family Solutions Board of Directors' discretion and will depend on earnings, financial condition, capital needs and other factors deemed pertinent by the Bright Horizons Family Solutions Board of Directors.

     Set forth below are the last reported sale prices of CorporateFamily common stock and Bright Horizons common stock on April 24, 1998, the last trading day prior to the public announcement of the execution of the Merger Agreement, and on June 16, 1998, the latest practicable trading day prior to the date of this Joint Proxy Statement/Prospectus, as reported on The Nasdaq National Market.

                                                                APRIL 24, 1998     JUNE 16, 1998
                                                                --------------     -------------
CorporateFamily Common Stock................................         $30 1/8            $24 3/16
Bright Horizons Common Stock................................         $27 1/4            $26 3/4

                              CAUTIONARY STATEMENT

     The following statements are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995:

     (i) certain statements, including possible or assumed future results of operations of CorporateFamily Solutions, Inc., a Tennessee corporation ("CorporateFamily"), Bright Horizons, Inc., a Delaware corporation ("Bright Horizons"), and Bright Horizons Family Solutions, Inc., a Delaware corporation ("Bright Horizons Family Solutions"), contained in "Summary," "Risk Factors," "The Merger -- Background of the Merger," "The Merger -- CorporateFamily's Reasons for the Merger; Recommendations of the CorporateFamily Board of Directors," "The Merger -- Opinion of CorporateFamily's Financial Advisor," "The Merger -- Bright Horizons' Reasons for the Merger; Recommendations of the Bright Horizons Board of Directors," "The Merger -- Opinion of Bright Horizons' Financial Advisor," "Bright Horizons Family Solutions Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations of Bright Horizons," "Management's Discussion and Analysis of Financial Condition and Results of Operations of CorporateFamily" and "Information Concerning Bright Horizons Family Solutions," including any statements contained herein regarding the prospects for Bright Horizons Family Solutions' services and products, the impact of competition on Bright Horizons Family Solutions, the proposed integration of the business and management structure for Bright Horizons Family Solutions and the effects of the merger of CFAM Acquisition, Inc. ("CorporateFamily Merger Sub") into CorporateFamily (the "CorporateFamily Merger") and BRHZ Acquisition, Inc. ("Bright Horizons Merger Sub") into Bright Horizons (the "Bright Horizons Merger," together with the CorporateFamily Merger, the "Merger"); (ii) any statements preceded by, followed by or that include the words "believes," "expects," "anticipates," "intends" or similar expressions; and (iii) other statements contained herein regarding matters that are not historical facts.

     Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements; factors that could cause actual results to differ materially include, but are not limited to, those discussed under "Risk Factors." CorporateFamily and Bright Horizons stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date thereof.

     The cautionary statements contained or referred to in this section should be considered in connection with any subsequent written or oral forward-looking statements that may be issued by CorporateFamily or Bright Horizons or persons acting on its or their behalf. Neither CorporateFamily nor Bright Horizons undertakes any obligation to release any revisions to or to update publicly any forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  RISK FACTORS

     The following risk factors should be considered carefully in evaluating the proposals to be considered and voted upon at each of the Special Meetings. Set forth below are certain risk factors, among others, with respect to the Merger and Bright Horizons Family Solutions.

RISK FACTORS WITH RESPECT TO THE MERGER

  Risks Associated With the Integration of Two Companies

     The Merger involves the integration of two companies that have previously operated independently. There can be no assurance that the management of Bright Horizons Family Solutions will be able to effectively and efficiently integrate the respective operations of Bright Horizons and CorporateFamily without encountering significant operational or financial difficulties. Such difficulties could include integrating different marketing approaches to clients, the use of different contract models and the emphasis on different services, integrating different business strategies with respect to owning and leasing work-site child care center properties, and integrating and reallocating duties among personnel with disparate business backgrounds and corporate cultures, while maintaining two principal offices. In addition, there is no assurance that the senior management of the combined companies will effectively work together or that the contemplated succession planning scheduled for 30 months following the Effective Time (as defined below) of the Merger will result in a smooth transition or that the Board, in carrying out its fiduciary duty, will effect the currently anticipated succession plan. Bright Horizons Family Solutions may also experience the loss of key personnel. There can be no assurance that the benefits expected from integration will be realized by Bright Horizons Family Solutions or that the process of integration will not have an adverse short-term effect on operating results.

  Risks Associated With Fixed Exchange Ratios

     Upon completion of the Merger, each share of common stock of CorporateFamily, no par value per share (the "CorporateFamily Common Stock"), will be converted into the right to receive one share (the "CorporateFamily Exchange Ratio") of common stock of Bright Horizons Family Solutions, $0.01 par value per share (the "Bright Horizons Family Solutions Common Stock"), and each share of common stock of Bright Horizons, $0.01 par value per share (the "Bright Horizons Common Stock"), will be converted into the right to receive 1.15022 shares (the "Bright Horizons Exchange Ratio," and together with the CorporateFamily Exchange Ratio, the "Exchange Ratios") of Bright Horizons Family Solutions Common Stock. The exchange ratios for both CorporateFamily and Bright Horizons are fixed numbers and will not be adjusted in the event of any increase or decrease in the prices of either CorporateFamily Common Stock or Bright Horizons Common Stock. As a result, the value of the shares of Bright Horizons Family Solutions Common Stock received by CorporateFamily and Bright Horizons stockholders in the Merger will vary depending on fluctuations in the value of CorporateFamily Common Stock or Bright Horizons Common Stock. Such fluctuations may be the result of changes in business, operations or prospects of CorporateFamily, Bright Horizons or Bright Horizons Family Solutions, market assessments of the likelihood that the Merger will be consummated, the timing thereof, general market and economic conditions and other factors. Accordingly, there can be no assurance that the value of the Merger consideration on the date of this Joint Proxy Statement/Prospectus will be the same as on the date of the Special Meetings of the stockholders of CorporateFamily and Bright Horizons or the Effective Time.

  Incurrence of Significant Transaction Charges

     Bright Horizons and CorporateFamily expect to incur aggregate charges to operations currently estimated to be $7.5 million in the quarter ending September 30, 1998, the quarter in which the Merger is expected to be consummated, to reflect direct transaction costs, primarily for investment banking, legal and accounting fees, and costs associated with combining the operations of the two companies. This amount is a preliminary estimate and is therefore subject to change. Additional unanticipated expenses may be incurred relating to the integration of the businesses of Bright Horizons and CorporateFamily. Although it is expected that the elimination of duplicative expenses as well as other efficiencies related to the integration of the businesses of

Bright Horizons and CorporateFamily may offset additional expenses over time, there can be no assurance that such net benefit will be achieved in the near term, or at all. Finally, as the Merger will constitute a change in control for purposes of certain agreements providing severance compensation, further charges may be incurred by Bright Horizons Family Solutions if certain officers are terminated without cause or resign for good reason within contractual time periods after the Merger. See "The Merger -- Interests of Certain Persons in the Merger" and "Information Concerning Bright Horizons Family
Solutions -- Management -- Employment Contracts and Termination of Employment and Change-in-Control Arrangements."

  Potential Effect of Anti-Takeover Provisions

     Bright Horizons Family Solutions' Certificate of Incorporation and Bylaws contain certain provisions that could make more difficult the acquisition of Bright Horizons Family Solutions by means of a tender offer, a proxy contest or otherwise. These provisions establish staggered terms for members of Bright Horizons Family Solutions' Board of Directors and include advance notice procedures for stockholders to nominate candidates for election as directors of Bright Horizons Family Solutions and for stockholders to submit proposals for consideration at stockholders' meetings. In addition, Bright Horizons Family Solutions will be subject to Section 203 of the Delaware General Corporation Law ("DGCL") which limits transactions between a publicly held company and "interested stockholders" (generally, those stockholders who, together with their affiliates and associates, own 15% or more of a company's outstanding capital stock). This provision of the DGCL may have the effect of deterring certain potential acquisitions of Bright Horizons Family Solutions. Bright Horizons Family Solutions' Certificate of Incorporation provides for 5,000,000 authorized but unissued shares of preferred stock (the "Preferred Stock"), the rights, preferences, qualifications, limitations and restrictions of which may be fixed by the Bright Horizons Family Solutions Board of Directors without any further action by stockholders. See "Description of Bright Horizons Family Solutions Capital Stock."

  Possible Volatility of Stock Price

     The prices at which Bright Horizons Family Solutions Common Stock will trade will be determined by the marketplace and may be influenced by many factors, including the liquidity of the market for the Bright Horizons Family Solutions Common Stock, investor perception of Bright Horizons Family Solutions and of the worklife industry generally, and general economic and market conditions. In addition, the stock market historically has experienced volatility which has affected the market price of securities of many companies and which has sometimes been unrelated to the operating performance of such companies. In addition, factors such as announcements of new services or offices or acquisitions by Bright Horizons Family Solutions or its competitors or third parties, as well as market conditions in Bright Horizons Family Solutions' industry, may have a significant impact on the market price of the Bright Horizons Family Solutions Common Stock. The market price may also be affected by movements in prices of stocks in general. In addition, the exercise of options to purchase shares of Bright Horizons Family Solutions Common Stock may cause dilution to existing stockholders. Immediately prior to the Effective Time of the Merger, all outstanding options to purchase CorporateFamily Common Stock and certain officers' options to purchase Bright Horizons Common Stock will fully vest and become exercisable. All outstanding options to purchase Common Stock of both companies, whether vested or unvested, will become options to purchase shares of Bright Horizons Family Solutions Common Stock. It is not known when, or if, such options will be exercised after the Merger.

RISK FACTORS WITH RESPECT TO BRIGHT HORIZONS FAMILY SOLUTIONS

  Management of Growth

     CorporateFamily and Bright Horizons have experienced substantial growth during the past several years through internal growth and by acquisition. Bright Horizons Family Solutions' ability to experience future growth will depend upon a number of factors, including the ability to further develop existing client relationships and to obtain new client relationships, the expansion of services and programs offered by Bright Horizons Family Solutions, the maintenance of high quality services and programs and the hiring and training of qualified management, center directors and other personnel. Bright Horizons Family Solutions may experience difficulty in attracting and retaining qualified personnel in various markets necessary to meet growth opportunities. Hiring and retaining qualified personnel may require increased salaries and enhanced benefits in more competitive markets, which could result in a material adverse effect on Bright Horizons Family Solutions' business, results of operations and financial condition. Sustaining growth may require the implementation of enhancements to operational and financial systems and will also depend on Bright Horizons Family Solutions' ability to expand its sales and marketing force. There can be no assurance that Bright Horizons Family Solutions will be able to manage its expanding operations effectively or that it will be able to maintain or accelerate its growth, and any failure to do so could have a material adverse effect on Bright Horizons Family Solutions' business, results of operations and financial condition.

  Competition

     Each of CorporateFamily and Bright Horizons competes for enrollment as well as corporate sponsorship in a market that is highly fragmented and competitive. In the competition for enrollment, each competes with family child care (operated out of the caregiver's home) and center-based child care (residential and work-site child care centers, full and part-time nursery schools, and church-affiliated and other not-for-profit providers). In addition, substitutes for organized child care, such as relatives, nannies, and the option of one parent caring for a child, compete with CorporateFamily and Bright Horizons. Management believes Bright Horizons Family Solutions' ability to compete successfully depends on a number of factors, including quality, locational convenience and price. Each of CorporateFamily and Bright Horizons often is, and it is expected that Bright Horizons Family Solutions will be, at a price disadvantage with respect to family child care providers, who operate with little or no rental expense and generally do not comply or are not required to comply with the same health, safety, insurance and operational regulations as CorporateFamily and Bright Horizons. Many of their competitors in the center-based segment also offer child care at a substantially lower price than CorporateFamily and Bright Horizons, or than Bright Horizons Family Solutions expects to, and some have substantially greater financial resources than CorporateFamily or Bright Horizons or have greater name recognition. There can be no assurance that Bright Horizons Family Solutions will be able to compete successfully against current and future competitors, or that competitive pressures faced by Bright Horizons Family Solutions will not have a material adverse effect on its business, results of operations and financial condition.

     In the competition for corporate sponsorship, each of CorporateFamily and Bright Horizons competes with residential center-based child care chains, some of which have divisions which compete for corporate sponsorship opportunities and with other organizations that focus exclusively on the work-site segment of the child care market. Management believes there are fewer than ten companies that currently operate work-site child care centers on a national basis, but there are numerous regional and local providers. CorporateFamily and Bright Horizons compete against each other and against other large child care chains which primarily operate residential child care centers, including KinderCare Learning Centers, Children's World, La Petite Academy and Children's Discovery Centers. Many of these competitors are able to offer child care at a lower price than Bright Horizons Family Solutions expects to offer by utilizing lower faculty-child ratios and/or offering their staff lower compensation, enabling them to operate profitably with lower levels of corporate sponsorship. Some of these competitors for corporate sponsorship also have greater penetration in certain geographic regions and multiple relationships with corporate sponsors, and some have substantially greater financial resources than Bright Horizons Family Solutions will have after the Merger. Increased competition for corporate sponsorships on a national or local basis could result in increased pricing pressure and/or loss of market share, thereby materially adversely affecting Bright Horizons Family Solutions' business, results of operations and financial condition, as well as its ability to attract and retain qualified center directors and faculty and to successfully pursue its growth strategy. See "Information Concerning Bright Horizons -- Competition" and "Information Concerning CorporateFamily -- Competition."

  Market Acceptance of Work and Family Services

     Bright Horizons Family Solutions' business strategy depends on employers recognizing the value of work and family services. There can be no assurance that there will be continued growth in the number of employers that view employer-sponsored or work-site family services as cost-effective or beneficial to their work forces.

Any negative change in current corporate acceptance of financially supported child care could have a material adverse effect on Bright Horizons Family Solutions' business, results of operations, and financial condition. There can be no assurance that demographic trends, including an increasing percentage of mothers in the work force, will continue to lead to increased market share for the center-based segment in general and the work-site segment in particular.

  Dependence on Relationships; Customer Concentration

     The majority of CorporateFamily's business and a significant portion of Bright Horizons' business is derived from corporate sponsors for which they provide work-site child care services pursuant to management contracts. While the specific terms of such contracts vary, management contracts generally range from three to five year terms and, in some instances, are subject to early termination by the corporate sponsor without cause. Each of CorporateFamily and Bright Horizons also maintains relationships with corporate sponsors for which it operates multiple work-site child care centers. A significant number of the two companies' clients are concentrated in the pharmaceutical, entertainment, financial services and hospital industries and the federal government. The early termination or nonrenewal of a significant number of corporate sponsorships, the termination of any multiple-site sponsor relationship, or the downturn in economic conditions in any sponsor industry or the economy in general would have a material adverse effect on Bright Horizons Family Solutions' business, results of operations and financial condition. See "-- Competition."

  Risks Associated with Acquisitions

     Bright Horizons Family Solutions plans as part of its growth strategy to evaluate the acquisition of other providers of work/life, employer-sponsored child care and consulting services. While each of CorporateFamily and Bright Horizons reviews acquisition candidates in the ordinary course of its business, neither Bright Horizons nor CorporateFamily Solutions is currently a party to any agreements or negotiations with respect to any material acquisitions. Acquisitions involve numerous risks, including potential difficulties in the assimilation of acquired operations, diversion of management's attention, negative financial impacts based on the amortization of acquired intangible assets, the dilutive effects of the issuance of Bright Horizons Family Solutions capital stock in connection with an acquisition and potential loss of key employees of the acquired operation. No assurance can be given as to the success of Bright Horizons Family Solutions in identifying, executing and assimilating acquisitions in the future. See "Information Concerning Bright Horizons Family Solutions -- Business and Strategy."

  Dependence on Key Management

     The long-term success and growth strategy of Bright Horizons Family Solutions is highly dependent on the efforts, abilities, and continued services of its executive officers and other key employees. The loss of any of the executive officers or key employees could have a material adverse effect on Bright Horizons Family Solutions' business, results of operations and financial condition. Bright Horizons Family Solutions' future success will depend upon its ability to continue to attract, motivate and retain highly-skilled managerial, sales and marketing, regional and center director personnel. Although each of CorporateFamily and Bright Horizons historically has been successful in retaining the services of its senior management, there can be no assurance that Bright Horizons Family Solutions will be able to do so in the future. The succession of certain officers of Bright Horizons Family Solutions has been determined, subject to the exercise of fiduciary duty by the Bright Horizons Family Solutions Board of Directors. It is anticipated that thirty months after the Effective Time of the Merger, Marguerite Sallee will become Chairman of the Board of Directors, Roger Brown will become Chief Executive Officer and Linda Mason will become Vice Chairman and President. There can be no assurance that the combination of the management teams will be effectively integrated for the operation of Bright Horizons Family Solutions nor that prior to or following the anticipated succession plan, the members of senior management will be able to effectively manage Bright Horizons Family Solutions on a going forward basis. See "Information Concerning Bright Horizons Family Solutions -- Management."

  Ability to Obtain and Maintain Insurance; Adverse Publicity

     CorporateFamily and Bright Horizons currently maintain, and it is expected that Bright Horizons Family Solutions will maintain, the following types of insurance policies: workers' compensation, commercial general liability, automobile liability, commercial property liability, student accident coverage, directors' and officers' liability coverage, employment practices liability and excess "umbrella" liability including coverage for child abuse and molestation. These policies provide for a variety of coverages and are subject to various limitations, exclusions and deductibles. To date, each of CorporateFamily and Bright Horizons has been able to obtain insurance in amounts it believes to be appropriate. There can be no assurance that Bright Horizons Family Solutions' insurance premiums will not increase in the future as a consequence of conditions in the insurance business generally or Bright Horizons Family Solutions' experience in particular. As a result of adverse publicity concerning reported incidents of alleged abuse at child care centers and the length of time before the expiration of applicable statutes of limitations for the bringing of child abuse and personal injury claims (typically a number of years after the child reaches the age of majority), some operators of child care and family centers have had difficulty obtaining general liability insurance, child abuse liability insurance or similar liability insurance or have been able to obtain such insurance only at substantially higher rates. Any adverse publicity concerning reported incidents of child abuse at any child care centers, whether or not directly relating to or involving Bright Horizons Family Solutions, could result in decreased enrollment at Bright Horizons Family Solutions' centers, termination of existing corporate relationships, inability to attract new corporate relationships or increased insurance costs, any of which could have a material adverse effect on Bright Horizons Family Solutions' business, results of operations, and financial condition.

  Litigation

     Due to the nature of its business, Bright Horizons Family Solutions expects that in the future it may be subject to claims and litigation alleging negligence, inadequate supervision, and other grounds for liability arising from injuries or other harm to children. In addition, claimants may seek damages from Bright Horizons Family Solutions for child abuse, sexual abuse and other criminal acts allegedly committed by Bright Horizons Family Solutions' employees. Each of CorporateFamily and Bright Horizons has occasionally been sued for claims relating to injuries to children in its care. There can be no assurance that additional suits will not be filed, that Bright Horizons Family Solutions' insurance will be adequate to cover liabilities resulting from any claim or that any such claim or the adverse publicity resulting from it will not have a material adverse effect on Bright Horizons Family Solutions' business, results of operations and financial condition, including, without limitation, adverse effects caused by increased cost or decreased availability of insurance and decreased demand for Bright Horizons Family Solutions' services from corporate sponsors and parents. See "-- Ability to Obtain and Maintain Insurance; Adverse Publicity," "Information Concerning Bright Horizons -- Legal Proceedings" and "Information Concerning CorporateFamily -- Legal Proceedings."

  Seasonality and Quarterly Fluctuations

     Each of CorporateFamily's and Bright Horizons' revenues and results of operations fluctuate with the seasonal demands for child care and typically decline during the summer months due to decreased enrollments in centers as parents take family vacations and/or remove their older children in preparation for grade school. There can be no assurance that Bright Horizons Family Solutions will be able to adjust its expenses on a short-term basis to minimize the effect of these fluctuations in revenues. Bright Horizons Family Solutions' quarterly results of operations may also fluctuate based upon the number and timing of center openings and/or acquisitions, the length of time required for new centers to achieve profitability, the performance of existing centers, the timing and level of sponsorship payments, center closings, refurbishments or relocations, the sponsorship model mix of new and existing centers, competitive factors and general economic conditions. Under certain contract models, Bright Horizons' and CorporateFamily's experiences have been that newly opened employer-sponsored centers can take up to one year to achieve profitability. The inability of existing centers to maintain their current profitability or the failure of newly opened centers to contribute to profitability could result in additional fluctuations in the future operating results of Bright Horizons Family Solutions on a quarterly or annual basis. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of Bright Horizons -- Quarterly Results and Seasonality," "Management's Discussion and Analysis of Financial Condition and Results of Operations of CorporateFamily -- Overview" and "Management's Discussion and Analysis of Financial Condition and Results of Operations of CorporateFamily -- Unaudited Selected Quarterly Operating Results."

  General Economic Conditions

     CorporateFamily's and Bright Horizons' revenues depend, in part, on the number of dual-income families and working single parents who require child care services. A deterioration of general economic conditions may adversely impact Bright Horizons Family Solutions because of the tendency of out-of-work parents to discontinue utilization of child care services. In addition, a significant percentage of Bright Horizons Family Solutions child development facilities are sponsored by real estate developers offering on-site child care as an amenity to attract tenants to their buildings. Changes in the supply and demand of real estate could adversely affect real estate developers' willingness to subsidize child care operations at new developments or their ability to obtain financing for developments offering developer-sponsored child care services. A general economic downturn could cause corporate sponsors to eliminate or reduce the level of child care services they provide to their employees. Any of the foregoing events could have a material adverse effect on Bright Horizons Family Solutions' business, results of operations and financial condition. See
"-- Dependence on Relationships; Customer Concentration."

  Impact of Governmental Regulation

     Child care centers are subject to numerous state, federal and local regulations and licensing requirements. Although these regulations vary greatly from jurisdiction to jurisdiction, government agencies generally review, among other things, the adequacy of buildings and equipment, licensed capacity, the ratio of staff to children, staff training, record keeping, the dietary program, the daily curriculum and compliance with health and safety standards. Bright Horizons Family Solutions also will be required to comply with the Americans with Disabilities Act (the "ADA"), which prohibits discrimination on the basis of disability in public accommodations and employment. Failure of a center to comply with applicable regulations or the ADA can subject it to governmental sanctions, which might include fines, corrective orders, being placed on probation, or, in more serious cases, suspension or revocation of the center's license to operate, or an award of damages to private litigants, and could require significant expenditures by Bright Horizons Family Solutions to bring Bright Horizons Family Solutions' centers into compliance. There can be no assurance that governmental agencies will not impose additional restrictions on Bright Horizons Family Solutions' operations which could adversely affect Bright Horizons Family Solutions' business, results of operations and financial condition. In addition, under the Internal Revenue Code (the "Code"), certain tax incentives are available to parents utilizing child care programs. Any change in such incentives could cause a number of parents to remove their children from Bright Horizons Family Solutions' centers, which would adversely affect Bright Horizons Family Solutions' business, results of operations and financial condition. Although Bright Horizons Family Solutions' expects to pay employees at rates above the minimum wage, increases in the federal minimum wage could result in a corresponding increase in the wages paid to Bright Horizons Family Solutions' employees, which could adversely affect Bright Horizons Family Solutions' business, results of operations and financial condition. See "Information Concerning Bright Horizons -- Regulation" and "Information Concerning CorporateFamily -- Regulation."

                      THE CORPORATEFAMILY SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the shareholders of CorporateFamily in connection with the solicitation of proxies on behalf of the CorporateFamily Board of Directors for use at the Special Meeting to be held on Friday, July 24, 1998, at the time and place specified in the accompanying Notice of Special Meeting of Shareholders, and at any adjournment or postponement thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Amended and Restated Agreement and Plan of Merger dated June 17, 1998 by and between CorporateFamily, Bright Horizons, Bright Horizons Family Solutions, CorporateFamily Merger Sub and Bright Horizons Merger Sub, and the transactions contemplated thereby (the "Merger Agreement") and to transact such other business as may properly come before the Special Meeting.

     Each copy of this Joint Proxy Statement/Prospectus mailed to holders of CorporateFamily Common Stock is accompanied by a form of proxy for use at the Special Meeting. This Joint Proxy Statement/ Prospectus is also furnished to Bright Horizons stockholders as a prospectus in connection with the issuance to them of shares of Bright Horizons Family Solutions Common Stock upon consummation of the Merger.

     THE BOARD OF DIRECTORS OF CORPORATEFAMILY HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; QUORUM

     The CorporateFamily Board of Directors has fixed the close of business on June 10, 1998 as the record date for the determination of the holders of CorporateFamily Common Stock entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of CorporateFamily Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum.

VOTE REQUIRED

     As of the record date for the Special Meeting, there were 4,728,275 shares of CorporateFamily Common Stock outstanding, each of which is entitled to one vote on the Merger Agreement and each other matter properly submitted at the Special Meeting. Holders of CorporateFamily Common Stock as of the record date of the Special Meeting are entitled to one vote per share of CorporateFamily Common Stock on each matter to be considered at the Special Meeting. Approval and adoption of the Merger Agreement by the shareholders of CorporateFamily requires the affirmative vote of the holders of a majority of the outstanding shares of CorporateFamily Common Stock.

VOTING OF PROXIES

     Shares of CorporateFamily Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of CorporateFamily Common Stock represented by the proxy will be voted FOR the proposal to approve and adopt the Merger Agreement.

     Shareholders of CorporateFamily will not be entitled to present any matter for consideration at the Special Meeting, and no business is to be acted upon at the Special Meeting other than as set forth in the Notice of Special Meeting of Shareholders accompanying this Joint Proxy Statement/Prospectus.

     Shares of CorporateFamily Common Stock represented at the Special Meeting by a properly executed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the Special Meeting, only shares affirmatively voted in favor of approval and adoption of the Merger Agreement will be counted as favorable votes for such approval and adoption. Any broker non-votes and abstaining votes will not be counted in favor of approval and adoption of the Merger Agreement. Since applicable law requires a majority of the outstanding shares, broker non-votes and abstentions will have the same effect as votes cast against the proposal.

     The persons named as proxies by a shareholder may propose and vote for one or more adjournments of the Special Meeting to permit further solicitations of proxies in favor of approval and adoption of the Merger Agreement; however, no proxy that is voted against the approval and adoption of the Merger Agreement will be voted in favor of any such adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of CorporateFamily Common Stock and, therefore, broker non-votes and abstentions will have no effect.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form does not preclude a shareholder from voting in person. A shareholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the Secretary of CorporateFamily, by submitting a signed proxy bearing a later date or by appearing at the Special Meeting and voting in person at the Special Meeting. No special form of revocation is required. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

     CorporateFamily will bear the cost of the solicitation of proxies from its shareholders, including the costs of preparing, filing, printing and distributing this Joint Proxy Statement/Prospectus and any other solicitation materials that are used. In addition to solicitation by mail, the directors, officers and employees of CorporateFamily may solicit proxies from shareholders of CorporateFamily by telephone or telegram or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and CorporateFamily will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     In addition, CorporateFamily has retained D.F. King & Co., Inc. to assist in the solicitation of proxies by CorporateFamily for a fee of not more than $4,000 plus reasonable out-of-pocket costs and expenses. Any questions or requests regarding proxies or related materials may be directed to D.F. King & Co., Inc. at 1-800-755-3105.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE CORPORATEFAMILY SHAREHOLDERS. ACCORDINGLY, CORPORATEFAMILY SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

     SHAREHOLDERS SHOULD NOT SEND CORPORATEFAMILY COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED BY THE SHAREHOLDERS AND THE MERGER IS CONSUMMATED, TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE SENT FOR THE EXCHANGE OF SHARES OF CORPORATEFAMILY COMMON STOCK FOR BRIGHT HORIZONS FAMILY SOLUTIONS COMMON STOCK.

                      THE BRIGHT HORIZONS SPECIAL MEETING

GENERAL

     This Joint Proxy Statement/Prospectus is being furnished to the stockholders of Bright Horizons in connection with the solicitation of proxies on behalf of the Bright Horizons Board of Directors for use at the Special Meeting to be held on Friday, July 24, 1998, at the time and place specified in the accompanying Notice of Special Meeting of Stockholders, and at any adjournment or postponement thereof. The purpose of the Special Meeting is to consider and vote upon a proposal to approve and adopt the Merger Agreement and to transact such other business as may properly come before the Special Meeting.

     Each copy of this Joint Proxy Statement/Prospectus mailed to holders of Bright Horizons Common Stock is accompanied by a form of proxy for use at the Special Meeting. This Joint Proxy Statement/ Prospectus is also furnished to CorporateFamily shareholders as a prospectus in connection with the issuance to them of shares of Bright Horizons Family Solutions Common Stock upon consummation of the Merger.

     THE BOARD OF DIRECTORS OF BRIGHT HORIZONS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

RECORD DATE; QUORUM

     The Bright Horizons Board of Directors has fixed the close of business on June 10, 1998 as the record date for the determination of the holders of Bright Horizons Common Stock entitled to receive notice of and to vote at the Special Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Bright Horizons Common Stock entitled to vote at the Special Meeting is necessary to constitute a quorum.

VOTE REQUIRED

     As of the record date for the Special Meeting, there were 5,608,518 shares of Bright Horizons Common Stock outstanding, each of which is entitled to one vote on the Merger Agreement and each other matter properly submitted at the Special Meeting. Holders of Bright Horizons Common Stock as of the record date of the Special Meeting are entitled to one vote per share of Bright Horizons Common Stock on each matter to be considered at the Special Meeting. Approval and adoption of the Merger Agreement by the stockholders of Bright Horizons requires the affirmative vote of the holders of a majority of the outstanding shares of Bright Horizons Common Stock.

VOTING OF PROXIES

     Shares of Bright Horizons Common Stock represented by a proxy properly signed and received at or prior to the Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Bright Horizons Common Stock represented by the proxy will be voted FOR the proposal to approve and adopt the Merger Agreement.

     Shares of Bright Horizons Common Stock represented at the Special Meeting by a properly executed, dated and returned proxy will be treated as present at the Special Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining. For voting purposes at the Special Meeting, only shares affirmatively voted in favor of approval and adoption of the Merger Agreement will be counted as favorable votes for such approval and adoption. Any broker non-votes and abstaining votes will not be counted in favor of approval and adoption of the Merger Agreement. Since applicable law requires a majority of the outstanding shares, broker non-votes and abstentions will have the same effect as votes cast against the proposal.

     The persons named as proxies by a stockholder may propose and vote for one or more adjournments of the Special Meeting to permit further solicitations of proxies in favor of approval and adoption of the Merger Agreement and Merger; however, no proxy that is voted against the approval and adoption of the Merger

Agreement will be voted in favor of any such adjournment. An adjournment proposal requires the affirmative vote of a majority of the votes cast by holders of Bright Horizons Common Stock and, therefore, broker non-votes and abstentions will have no effect.

REVOCABILITY OF PROXIES

     The grant of a proxy on the enclosed form does not preclude a stockholder from voting in person. A stockholder may revoke a proxy at any time prior to its exercise by submitting a signed written revocation to the Secretary of Bright Horizons, by submitting a signed proxy bearing a later date or by appearing at the Special Meeting and voting in person at the Special Meeting. No special form of revocation is required. Attendance at the Special Meeting will not, in and of itself, constitute revocation of a proxy.

SOLICITATION OF PROXIES

     Bright Horizons will bear the cost of the solicitation of proxies from its stockholders, including the costs of preparing, filing, printing and distributing this Joint Proxy Statement/Prospectus and any other solicitation materials that are used. In addition to solicitation by mail, the directors, officers and employees of Bright Horizons may solicit proxies from stockholders of Bright Horizons by telephone or telegram or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and Bright Horizons will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

     In addition, Bright Horizons has retained D.F. King & Co., Inc. to assist in the solicitation of proxies by Bright Horizons for a fee of not more than $4,000 plus reasonable out-of-pocket costs and expenses. Any questions or requests regarding proxies or related materials may be directed to D.F. King & Co., Inc. at 1-800-755-3105.

     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE BRIGHT HORIZONS STOCKHOLDERS. ACCORDINGLY, BRIGHT HORIZONS STOCKHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS JOINT PROXY STATEMENT/PROSPECTUS, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PRE-PAID ENVELOPE.

     STOCKHOLDERS SHOULD NOT SEND BRIGHT HORIZONS COMMON STOCK CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER AGREEMENT IS APPROVED BY THE STOCKHOLDERS AND THE MERGER IS CONSUMMATED, TRANSMITTAL FORMS AND INSTRUCTIONS WILL BE SENT FOR THE EXCHANGE OF SHARES OF BRIGHT HORIZONS COMMON STOCK FOR BRIGHT HORIZONS FAMILY SOLUTIONS COMMON STOCK.

                                   THE MERGER

BACKGROUND OF THE MERGER

     On a number of occasions during the last several years, representatives of CorporateFamily and Bright Horizons have had preliminary discussions regarding a possible combination or strategic alliance. None of these prior discussions resulted in any detailed discussions or in any agreement between the two companies on price or other essential terms of a merger or strategic alliance. The two companies continued to pursue their independent business strategies, and each company went public during 1997, CorporateFamily in August 1997 and Bright Horizons in November 1997.

     On February 5, 1998, representatives of CorporateFamily and Bright Horizons met for the first time since each became a public company. These discussions were general in nature and focused on the merits of a possible strategic combination of the two organizations and how a combined entity would be governed and managed in order to maximize the strengths of the two companies. These discussions led to the execution of a confidentiality agreement on February 25, 1998 pursuant to which the two companies agreed to exchange certain non-public information. From February 25, 1998 through the early part of March 1998, representatives of CorporateFamily and Bright Horizons held numerous discussions regarding the strategic rationale and the corporate management and governance structure for a proposed transaction but were unable to reach any agreement with respect to any material terms, including the exchange ratio and issues relating to the management and governance of the combined company, and no further material discussions occurred until April 15, 1998.

     On April 15, 1998, representatives of CorporateFamily and Bright Horizons met to begin discussions to resolve the differences between the parties. During the period April 15, 1998 through April 26, 1998, the parties conducted due diligence reviews of each other's respective operations and a draft Merger Agreement and related documents were circulated between the parties. During the week of April 20, 1998, the parties commenced negotiation of the terms of the Merger Agreement and the related documents. These negotiations continued through April 26, 1998. On April 25, 1998, as well as on April 26, 1998, the CorporateFamily Board of Directors and the Bright Horizons Board of Directors held separate meetings to review and consider the proposed transaction and the terms of the definitive Merger Agreement and the related documents. At the meeting of the CorporateFamily Board of Directors on April 26, 1998, NationsBanc Montgomery Securities LLC ("NationsBanc Montgomery") reviewed with the CorporateFamily Board of Directors the financial analyses performed by NationsBanc Montgomery in connection with its evaluation of the CorporateFamily Exchange Ratio and delivered to the CorporateFamily Board its opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the CorporateFamily Exchange Ratio was fair from a financial point of view to the holders of CorporateFamily Common Stock. Similarly, at the meetings of the Bright Horizons Board of Directors on April 25, 1998 and April 26, 1998, BT Alex. Brown Incorporated ("BT Alex. Brown") reviewed with the Bright Horizons Board of Directors the financial analyses performed by BT Alex. Brown in connection with its evaluation of the Bright Horizons Exchange Ratio and at the April 26, 1998 meeting BT Alex. Brown delivered to the Bright Horizons Board its opinion to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Bright Horizons Exchange Ratio was fair from a financial point of view to the holders of Bright Horizons Common Stock. Following the April 26, 1998 meetings of the CorporateFamily Board and the Bright Horizons Board, the Merger Agreement and related documents were executed by the parties. On the morning of April 27, 1998, the parties issued a joint press release announcing the execution of the definitive Merger Agreement.

CORPORATEFAMILY'S REASONS FOR THE MERGER; RECOMMENDATIONS OF THE CORPORATEFAMILY BOARD OF DIRECTORS

     The CorporateFamily Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, CorporateFamily and its shareholders. Accordingly, the Board of Directors has approved the Merger Agreement and recommends approval and adoption by the shareholders of CorporateFamily.

     The CorporateFamily Board of Directors believes that the Merger represents the best strategic alternative for CorporateFamily. It also believes that by combining CorporateFamily's strengths with Bright Horizons' strengths it will create one of the largest national worklife and early childhood education companies, which will allow Bright Horizons Family Solutions to offer to its clients and shareholders significant strategic opportunities and the critical mass and economies of scale that will permit it to grow its business and the services provided to its clients.

     In reaching the determination to approve the Merger Agreement and recommend approval and adoption of the Merger Agreement to CorporateFamily shareholders, the CorporateFamily Board of Directors considered the information presented to it by CorporateFamily's management, as well as CorporateFamily's financial and legal advisors, and weighed the positive and countervailing factors associated with the transaction. The factors considered by the CorporateFamily Board of Directors included, without limitation, the following:

     (i) Review of CorporateFamily's Business

          The CorporateFamily Board of Directors considered historical and prospective information concerning the business, results of operations and financial condition of CorporateFamily, as well as the current state of, and prospects for, the worklife and early childhood education industry generally. The CorporateFamily Board of Directors considered the strategic alternatives available to CorporateFamily in lieu of the transaction, including maintaining the status quo and seeking to grow through alternative transactions. The Board of Directors of CorporateFamily also considered that the Merger is expected to be essentially non-dilutive to CorporateFamily's net earnings in fiscal 1998 and fiscal 1999, without taking into account any synergies which the business combination may provide.

     (ii) Review of Bright Horizons' Business

          The CorporateFamily Board of Directors considered the operational, financial and legal due diligence regarding the business of Bright Horizons provided to it by CorporateFamily's management and professional advisors. Such due diligence included historical and prospective information regarding the business, results of operations and financial condition of Bright Horizons. Factors considered in evaluating the business of Bright Horizons included, among other things, (a) the geographic concentration of Bright Horizons' business, (b) the material terms and conditions of Bright Horizons' contracts and leases, (c) the profitability of Bright Horizons' contract models, (d) the internal management support available to Bright Horizons, (e) the quality of the existing centers and the quality and quantity of existing Bright Horizons clients, and (f) Bright Horizons' recent growth trends and its future prospects for growth.

     (iii) Strategic Merits of the Merger

          The Board of Directors of CorporateFamily considered the strategic rationale for the Merger, including its view that the combined companies could capitalize on certain strategic elements that may not be available otherwise to CorporateFamily. These elements included, among others, the following:

             (a) The belief that the Merger will combine a commitment to quality services as well as similar corporate histories, culture and core values;

             (b) The belief that the Merger will capitalize on the complementary geographic strengths of each company in order to provide a more comprehensive national worklife company;

             (c) The belief that the business models of CorporateFamily and Bright Horizons complement each other by providing a variety of contract models to meet client needs and differing operational styles to support these contract models;

             (d) The belief that the Merger will allow the combined company to bring greater resources to the sales efforts of the combined company with an ability to leverage overhead to produce growth in a more efficient manner than could be achieved otherwise;

             (e) The belief that the combined companies will be better positioned to compete with other existing and prospective competition in the worklife and early childhood education industry;

             (f) The belief that the Merger will create opportunities to cross-sell each company's business strengths to the combined company's clients;

             (g) The belief that the CorporateFamily and Bright Horizons management teams will complement each other, and that a management succession plan would be established;

             (h) The belief that the combined company's board of directors, made up of members selected by each of CorporateFamily and Bright Horizons and additional members jointly agreed upon by CorporateFamily and Bright Horizons, and a management team drawn from both companies, will provide a continuity of leadership for the combined company; and

             (i) The belief that the combined company would continue to trade on The Nasdaq National Market but would have greater liquidity than currently exists for either CorporateFamily or Bright Horizons as a result of the increased float available for trading.

     (iv) Opinion of NationsBanc Montgomery

          The CorporateFamily Board of Directors considered the presentation, and oral opinion, delivered by NationsBanc Montgomery on April 26, 1998, that as of such date, the CorporateFamily Exchange Ratio was fair, from a financial point of view, to the shareholders of CorporateFamily. NationsBanc Montgomery's oral opinion was subsequently confirmed in writing. See "-- Opinion of CorporateFamily's Financial Advisor." A copy of NationsBanc Montgomery's written opinion, which sets forth the assumptions made, matters considered and limitations on the review undertaken is attached as Annex IV to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

     (v) Structure of Merger; Terms of Merger Agreement

          The Board of Directors of CorporateFamily considered the terms and conditions of the Merger Agreement, including the CorporateFamily Exchange Ratio and the Bright Horizons Exchange Ratio. The CorporateFamily Board of Directors considered the "merger of equals" transaction structure which permits the CorporateFamily shareholders to participate in the value that may be generated by the strategic combination of the two companies. The Board of Directors of CorporateFamily considered the circumstances under which CorporateFamily could engage in discussions with other parties regarding alternative transactions, the rights of termination of both parties, the size of the termination fee payable, in certain circumstances, by either party under the Merger Agreement and the terms and conditions of the Option Agreements (as defined below). The Board of Directors of CorporateFamily considered that the Merger is expected to be accounted for as a pooling of interests transaction and is generally not expected to result in federal income taxes. The Board of Directors also considered the fact that the CorporateFamily Exchange Ratio is a fixed number and will not be adjusted in the event there are any increases or decreases in the price of either the CorporateFamily Common Stock or the Bright Horizons Common Stock.

     (vi) Countervailing Considerations

     The Board of Directors of CorporateFamily considered certain factors which may be characterized as countervailing considerations, including:

             (a) The fact that, based on the closing prices for CorporateFamily Common Stock and Bright Horizons Common Stock on April 24, 1998, the Bright Horizons Exchange Ratio resulted in an implied premium of 27.2% for Bright Horizons stockholders. While the CorporateFamily Board of Directors would have preferred that the Merger not involve a premium or discount for either side, the Board recognized that the closing prices on April 24, 1998 did not necessarily reflect the underlying actual values of Bright Horizons or CorporateFamily and felt that Bright Horizons would not agree to the transaction without a premium, and that the amount of the premium, when viewed in the context of the transaction, was not inappropriate;

             (b) The risks inherent in attempting to successfully integrate the management of CorporateFamily and Bright Horizons into an effective leadership organization and in implementing a successful succession plan and the difficulties that may be encountered in integrating the businesses of the two companies;

             (c) The concern over the combined company having two principal offices, one in Nashville and one in Cambridge, and the possibility that organizational and management difficulty will be encountered as a result of the two offices, including the possibility that key employees and members of the management of CorporateFamily or Bright Horizons may leave the companies; and

             (d) The voting power dilution of the Merger to CorporateFamily shareholders, resulting in CorporateFamily's shareholder ownership of approximately 43.2% (on a fully diluted basis) of the shares of the combined company after the consummation of the Merger (as compared to 100% prior thereto). This factor was not viewed as being as significant as those referred to above.

     In addition, the CorporateFamily Board of Directors reviewed the severance arrangements of the executive officers of CorporateFamily, the terms of the CorporateFamily Stock Options (as defined below) which provide that all unvested options will vest and become exercisable at the time of the Merger, and the proposed new employment agreements for certain of the executive officers of CorporateFamily and the other employee benefit provisions of the Merger Agreement and related documents described below under "-- Interests of Certain Persons in the Merger." The CorporateFamily Board of Directors was aware that such arrangements would give certain individuals interests in the Merger that were in addition to their interest as shareholders of CorporateFamily generally.

     The foregoing discussion of the information and factors considered and given weight by CorporateFamily's Board of Directors is not intended to be exhaustive but is believed to include all material factors considered by the Board of Directors of CorporateFamily. In addition, in reaching the determination to approve and recommend approval and adoption of the Merger Agreement, in view of the wide variety of factors considered in connection with its evaluation thereof, the Board of Directors of CorporateFamily did not assign any relative or specific weights to the foregoing factors, and individual directors may have given different weights to the various factors. The CorporateFamily Board did not attempt to analyze the fairness of the CorporateFamily Exchange Ratio in isolation from other considerations to the combination of the businesses of CorporateFamily and Bright Horizons, the strategic merits of the Merger or the other considerations referred to above. The CorporateFamily Board did, however, take into account, and placed reliance upon, the analyses performed by, and the opinion rendered by, NationsBanc Montgomery as to the fairness, from a financial point of view, of the CorporateFamily Exchange Ratio. The Board of Directors of CorporateFamily also did not distinguish between factors that supported the determination that the Merger is fair and those that supported the determination the Merger is in the best interests of CorporateFamily's shareholders.

     THE CORPORATEFAMILY BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, CORPORATEFAMILY AND ITS SHAREHOLDERS. THE CORPORATEFAMILY BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF CORPORATEFAMILY'S FINANCIAL ADVISOR

     CorporateFamily retained NationsBanc Montgomery to act as its financial advisor in connection with a transaction or related series or combination of transactions whereby CorporateFamily's business or assets would be combined with the business or assets of Bright Horizons. On April 26, 1998, NationsBanc Montgomery delivered to the Board of Directors of CorporateFamily its oral opinion, subsequently confirmed in writing as of the same date, that, as of such date, the CorporateFamily Exchange Ratio was fair to the shareholders of CorporateFamily from a financial point of view. The CorporateFamily Exchange Ratio was determined through negotiations between CorporateFamily and Bright Horizons and is part of the Merger

Agreement approved by the Board of Directors of CorporateFamily. NationsBanc Montgomery provided advice to CorporateFamily during the course of such negotiations. No limitations were imposed by the Board of CorporateFamily on NationsBanc Montgomery with respect to the investigations made or procedures followed in rendering its opinion. In connection with the preparation of its opinion, NationsBanc Montgomery was not requested to solicit, nor did it assist CorporateFamily in soliciting, indications of interest from third parties for all or any part of CorporateFamily.

     THE FULL TEXT OF NATIONSBANC MONTGOMERY'S WRITTEN OPINION TO THE BOARD OF CORPORATEFAMILY IS ATTACHED HERETO AS ANNEX IV AND IS INCORPORATED HEREIN BY REFERENCE AND SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONNECTION WITH THIS PROXY STATEMENT/PROSPECTUS. THE FOLLOWING SUMMARY OF NATIONSBANC MONTGOMERY'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. NATIONSBANC MONTGOMERY'S OPINION IS DIRECTED TO THE BOARD OF CORPORATEFAMILY AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER AS TO HOW SUCH SHAREHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER. NATIONSBANC MONTGOMERY'S OPINION ADDRESSES ONLY THE FAIRNESS FROM A FINANCIAL POINT OF VIEW OF THE CORPORATEFAMILY EXCHANGE RATIO TO THE HOLDERS OF CORPORATEFAMILY COMMON STOCK AND DOES NOT ADDRESS THE MERITS OF THE UNDERLYING DECISION OF THE BOARD OF CORPORATEFAMILY TO PROCEED WITH OR EFFECT THE MERGER OR ANY OTHER ASPECT OF THE MERGER. IN FURNISHING ITS OPINION, NATIONSBANC MONTGOMERY DID NOT ADMIT THAT IT IS AN EXPERT WITHIN THE MEANING OF THE TERM "EXPERT" AS USED IN THE SECURITIES ACT, NOR DID IT ADMIT THAT ITS OPINION CONSTITUTES A REPORT OR VALUATION WITHIN THE MEANING OF THE SECURITIES ACT, AND STATEMENTS TO SUCH EFFECT ARE INCLUDED IN THE NATIONSBANC MONTGOMERY OPINION.

     In connection with its opinion, NationsBanc Montgomery, among other things:
(i) reviewed publicly available financial and other data with respect to Bright Horizons and CorporateFamily, including the consolidated financial statements for recent years and interim periods to April 3, 1998 and certain other relevant financial and operating data relating to Bright Horizons and CorporateFamily made available to NationsBanc Montgomery from published sources and from the internal records of Bright Horizons and CorporateFamily; (ii) reviewed the financial terms and conditions of the Merger Agreement and the Option Agreements (as defined below); (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, Bright Horizons Common Stock and CorporateFamily Common Stock; (iv) compared Bright Horizons and CorporateFamily from a financial point of view with certain other companies which NationsBanc Montgomery deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies which NationsBanc Montgomery deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of Bright Horizons and CorporateFamily the strategic rationale for the Merger and certain information of a business and financial nature regarding Bright Horizons and CorporateFamily furnished to NationsBanc Montgomery by them, including financial forecasts and related assumptions of Bright Horizons and CorporateFamily; (vii) participated in discussions and negotiations among representatives of CorporateFamily and Bright Horizons and their financial and legal advisors; (viii) analyzed the pro forma impact of the Merger on CorporateFamily's earnings per share; and (ix) performed such other analyses and examinations as NationsBanc Montgomery deemed appropriate.

     In connection with its review, NationsBanc Montgomery did not assume any obligation independently to verify the foregoing information and relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for Bright Horizons and CorporateFamily provided to NationsBanc Montgomery by their respective managements, upon their advice and with CorporateFamily's consent, NationsBanc Montgomery assumed for purposes of its opinion that the forecasts were reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of Bright Horizons and CorporateFamily and that NationsBanc Montgomery may rely on the accuracy and completeness of such information without independent verification and was authorized to make appropriate use of such information. NationsBanc Montgomery also assumed that there were no material changes in Bright Horizons' or CorporateFamily's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to NationsBanc Montgomery and the information provided to NationsBanc Montgomery by Bright Horizons and CorporateFamily. NationsBanc Montgomery assumed that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement, (including the Merger's qualification as a pooling of interests business combination for accounting purposes and qualification as a tax-free reorganization for federal income tax purposes) without any amendments thereto and without waiver by CorporateFamily of any of the conditions to its obligations. NationsBanc Montgomery noted that CorporateFamily and Bright Horizons represented in the Merger Agreement that the Joint Proxy Statement/Prospectus and the Registration Statement on Form S-4 used in connection with the Merger will comply as to form in all material respects with the Exchange Act (as defined below) and Securities Act (as defined below) and the respective rules and regulations promulgated thereunder. In addition, NationsBanc Montgomery did not assume responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of Bright Horizons or CorporateFamily, nor was NationsBanc Montgomery furnished with any such appraisals. Finally, NationsBanc Montgomery's opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to NationsBanc Montgomery as of, the date of its opinion. Accordingly, although subsequent developments may affect its opinion, NationsBanc Montgomery has not assumed any obligation to update, revise or reaffirm its opinion. Set forth below is a brief summary of all material analyses presented by NationsBanc Montgomery to the Board of Directors of CorporateFamily on April 26, 1998 in connection with the rendering of its opinion.

  Contribution Analysis

     Using estimates and forecasts prepared by CorporateFamily and NationsBanc Montgomery with respect to CorporateFamily and by Bright Horizons with respect to Bright Horizons, NationsBanc Montgomery reviewed the estimated contribution of each of CorporateFamily and Bright Horizons to estimated calendar 1998 and 1999 revenue, gross profit, earnings before interest, taxes, depreciation and amortization ("EBITDA"), earnings before interest and taxes ("EBIT") and net income for Bright Horizons Family Solutions. NationsBanc Montgomery then compared such contributions to the pro forma share ownership of Bright Horizons Family Solutions to be owned by the shareholders of each of CorporateFamily and Bright Horizons, assuming consummation of the Merger as described in the Merger Agreement. The Merger Agreement indicated that CorporateFamily's shareholders would own approximately 43.2% of Bright Horizons Family Solutions on a fully diluted basis. The analysis indicated that, based on such forecasts, CorporateFamily would contribute (1) based on 1998 estimates, approximately 44.6% of Bright Horizons Family Solutions' revenue, 38.1% of gross profit, 37.6% of EBITDA, 41.4% of EBIT and 43.5% of net income, respectively, and (2) based on 1999 estimates, approximately 45.4% of revenue, 38.6% of gross profit, 37.5% of EBITDA, 40.8% of EBIT and 43.4% of net income, respectively.

  Comparable Company Analysis

     Based on public and other available information, NationsBanc Montgomery calculated the multiples of aggregate value (defined as equity value plus debt less cash and cash equivalents) to last twelve months ("LTM") revenues, EBIT and EBITDA, for selected companies deemed to be comparable. Such analysis indicated the following multiples: a range of 1.6x to 16.7x LTM revenues, with a mean of 8.6x; a range of 25.5x to 52.8x LTM EBIT, with a mean of 44.9x; and a range of 22.0x to 39.3x LTM EBITDA, with a mean of 34.3x. This analysis implied a valuation range for Bright Horizons of $26.34 per share to $37.14 per share. NationsBanc Montgomery noted that the CorporateFamily Exchange Ratio in connection with the Merger implied multiples of 2.0x LTM revenues, 52.3x LTM EBIT, and 31.8x LTM EBITDA for Bright Horizons.

  Comparable Transaction Analysis

     NationsBanc Montgomery calculated the multiples of aggregate value to LTM revenues, LTM EBIT and LTM EBITDA for the target company implied in selected comparable transactions that have been announced since June 29, 1995. Such analysis yielded the following multiples: a range of 0.4x to 9.7x LTM revenues, with a mean of 2.8x; a range of 7.0x to 55.6x LTM EBIT, with a mean of 24.0x; a range of 5.9x to 78.1x LTM EBITDA, with a mean of 21.0x. This analysis implied a valuation range for Bright Horizons of $15.70 per share to $47.66 per share. NationsBanc Montgomery noted that aggregate value of Bright Horizons implied by the Merger yielded multiples of 2.0x LTM revenues, 52.3x LTM EBIT and 31.8x LTM EBITDA.

     No other company or merger used in the comparable company or comparable transaction analysis as a comparison is identical to CorporateFamily or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of CorporateFamily and the companies to which CorporateFamily and the Merger are being compared.

  Discounted Cash Flow Analysis

     NationsBanc Montgomery applied a discounted cash flow analysis to the financial cash flow forecasts for Bright Horizons for calendar years 1998 through 2002, as estimated by Bright Horizons management. In conducting this analysis, NationsBanc Montgomery first calculated the present values of the forecasted cash flows. Second, NationsBanc Montgomery estimated the present value of the aggregate value of Bright Horizons at the end of 2002 by applying exit multiples to Bright Horizons' estimated 2002 EBITDA, which multiples ranged from 18.0x to 22.0x. Such cash flows and aggregate values were discounted to present values using discount rates ranging from 13.0% to 15.0%, based on an analysis of the weighted average cost of capital for comparable companies. This analysis indicated a range of imputed per share values of Bright Horizons from $28.86 per share to $37.39 per share.

  Premiums Paid Analysis

     NationsBanc Montgomery reviewed the consideration paid in a number of comparable pooling of interests transactions involving aggregate value paid between $10 million and $500 million announced since January 1, 1997. NationsBanc Montgomery calculated the premiums paid or offered in these transactions over the applicable stock price of the target company one day, one week and four weeks prior to the announcement of the acquisition offer. Such analysis indicated median and mean premiums, respectively, of 23.3% and 31.3%, 29.2% and 36.7%, and 31.8% and 42.3%. This analysis implied a valuation range for Bright Horizons of $32.95 to $38.28 per share. NationsBanc Montgomery noted that the premiums implied by the Merger were 27.2% 23.8% and 38.6% for the period one day, one week and four weeks prior to the date of NationsBanc Montgomery's opinion.

  Pro Forma Analysis

     NationsBanc Montgomery analyzed the pro forma effects of the Merger on the earnings per share of CorporateFamily in fiscal years 1998 and 1999 based on internal estimates of CorporateFamily and Bright Horizons before taking into account potential synergies and other cost savings that might result from the Merger. This analysis indicated that for the CorporateFamily shareholders, the Merger would result in 0.8% dilution for 1998, and 0.1% accretion for 1999. The actual operating or financial results achieved by the combined company may vary from projected results and variations may be material as a result of business and operational risks and other factors.

     The implied premiums derived pursuant to the comparable company, comparable transaction, discounted cash flow and premiums paid analyses generally reflect transactions in which control was being acquired and do not necessarily reflect the underlying value of either CorporateFamily Common Stock or Bright Horizons Common Stock or how the CorporateFamily Common Stock, the Bright Horizons Common Stock or the common stock of the combined company may trade in the future.

     While the foregoing summary describes all analyses and examinations that NationsBanc Montgomery deems material to its opinion, it is not a comprehensive description of all analyses and examinations actually conducted by NationsBanc Montgomery. The preparation of a fairness opinion necessarily is not susceptible to partial analysis or summary description. NationsBanc Montgomery believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses and of the factors considered, without considering all analyses and factors, would create an incomplete view of the process underlying the analyses set forth in its presentation to the Board of CorporateFamily. In addition, NationsBanc Montgomery may have given various analyses more or less weight than other analyses, and may have deemed various assumptions more or less probable than other assumptions. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was given greater weight than any other analysis. Accordingly, the ranges of valuations resulting from any particular analysis described above should not be taken to be NationsBanc Montgomery's view of the actual value of CorporateFamily or Bright Horizons.

     In performing its analyses, NationsBanc Montgomery made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of CorporateFamily and Bright Horizons. The analyses performed by NationsBanc Montgomery are not necessarily indicative of strategic or actual values or actual future results, which may be significantly more or less favorable than those suggested by such analyses. Such analyses were prepared solely as part of NationsBanc Montgomery's analysis of whether the CorporateFamily Exchange Ratio is fair from a financial point of view to the holders of CorporateFamily Common Stock and were provided to the Board of Directors of CorporateFamily in connection with the delivery of NationsBanc Montgomery's opinion. The analyses do not purport to be appraisals or to reflect the prices at which CorporateFamily or Bright Horizons might actually be sold or the prices at which any securities may trade at any time in the future.

     As described above, NationsBanc Montgomery's opinion and presentation to the Board of CorporateFamily were among the many factors taken into consideration by the Board of CorporateFamily in making its determination to approve, and to recommend that CorporateFamily's shareholders approve and adopt, the Merger Agreement.

     NationsBanc Montgomery is a nationally recognized investment banking firm and, as part of its activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. CorporateFamily selected NationsBanc Montgomery as its financial advisor on the basis of NationsBanc Montgomery's experience and expertise in transactions similar to the Merger and its reputation in the education and worklife industry segments and investment community and its historical investment banking relationship with CorporateFamily.

     CorporateFamily agreed to pay NationsBanc Montgomery a fee of $800,000 contingent and payable on the consummation of a Transaction with Bright Horizons or if the acquisition of a minority interest in Bright Horizons is consummated at any time during the engagement or one year from the termination of the engagement. In addition, if the Merger is not consummated, NationsBanc Montgomery will receive a fee equal to fifty percent of any consideration payable to CorporateFamily as a result of termination of the Merger Agreement, up to the amount of the fee that would be payable to NationsBanc Montgomery if the transaction had been consummated. The Board of CorporateFamily was aware of this fee structure and took it into account in considering NationsBanc Montgomery's opinion and in approving the Merger Agreement. Pursuant to the engagement agreement, CorporateFamily agreed to reimburse NationsBanc Montgomery for its reasonable out-of-pocket expenses. CorporateFamily has also agreed to indemnify NationsBanc Montgomery and certain related persons against certain liabilities, including liabilities under the federal securities laws.

     In the ordinary course of its business, NationsBanc Montgomery actively trades the equity securities of CorporateFamily and Bright Horizons for its own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. NationsBanc Montgomery also acted as a managing underwriter in connection with the initial public offering of CorporateFamily Common Stock.

BRIGHT HORIZONS' REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BRIGHT HORIZONS BOARD OF DIRECTORS

     The Bright Horizons Board of Directors believes that the terms of the Merger are fair to, and in the best interests of, Bright Horizons and its stockholders. Accordingly, the Bright Horizons Board of Directors has approved the Merger Agreement and recommends its approval and adoption by the stockholders of Bright Horizons.

     The Bright Horizons Board of Directors believes that the Merger represents the best strategic alternative for Bright Horizons. It also believes that by combining Bright Horizons' strengths with CorporateFamily's strengths it will create one of the largest national worklife and early childhood education companies, which will allow Bright Horizons Family Solutions to offer to its clients and shareholders significant strategic opportunities and the critical mass and economies of scale that will permit it to grow its business and the services provided to its clients.

     In reaching the determination to approve the Merger Agreement and recommend approval and adoption of the Merger Agreement to Bright Horizons' shareholders, the Bright Horizons Board of Directors considered the information presented to it by Bright Horizons' management, as well as Bright Horizons' financial and legal advisors, and weighed the positive and countervailing factors associated with the transaction. The factors considered by the Bright Horizons Board of Directors included, without limitation:

     (i) Historical and prospective information concerning Bright Horizons' financial condition, results of operation and business, as well as the work-site early education and family support services industry generally.

     (ii) The strategic alternatives available to Bright Horizons in lieu of the Merger, including continued growth though acquisitions of smaller local and regional child care operators.

     (iii) The operational, financial and legal due diligence regarding the business of CorporateFamily provided to it by Bright Horizons' management and professional advisors, including historical and prospective information regarding the business, results of operation and financial condition of CorporateFamily, the predictability of CorporateFamily's revenues in future quarters due to the management contract model employed by CorporateFamily in most of its centers, the high quality and reputation of CorporateFamily's management, the strength of CorporateFamily's customer base and the number of centers CorporateFamily had under development for the current fiscal year.

     (iv) Its conclusion that the Merger would further Bright Horizons' mission to be a quality leader in the education and care of young children while simultaneously providing the financial resources and economies of scale that would permit Bright Horizons to grow at a rate and in a more efficient manner than otherwise could be achieved.

     (v) Its conclusion that the complementary strengths of Bright Horizons and CorporateFamily, in terms of their respective management, business models and geographic concentrations, would position the combined company to compete more effectively against other child care providers.

     (vi) The proposed plan for Marguerite W. Sallee, CorporateFamily's Chief Executive Officer, to serve as Chief Executive Officer of the combined company for thirty (30) months after consummation of the Merger and for Roger H. Brown, Bright Horizons' Chief Executive Officer, to then succeed her as Chief Executive Officer.

     (vii) The terms and conditions of the Merger Agreement, including the amount and form of the consideration to be received by the Bright Horizons stockholders. In particular, the Board of Directors considered that its stockholders would have the opportunity to receive Bright Horizons Family Solutions Common Stock and, accordingly, to participate in the value that may be generated through the combination of the two companies. Without limiting the foregoing, the Bright Horizons Board of Directors also considered the circumstances after the signing of the Merger Agreement under which Bright Horizons could engage in discussions with other parties regarding potential alternative transactions, the rights of both Bright Horizons and CorporateFamily to terminate the Merger Agreement, and the size of the termination fees payable to CorporateFamily by Bright Horizons, or by CorporateFamily to Bright Horizons, under certain circumstances. The Bright Horizons Board of Directors also considered the terms and conditions of the reciprocal Option Agreements, including the size of the option, the exercise price and the terms upon which either option could be exercised or put to the issuer.

     (viii) The fact that the Bright Horizons Family Solutions Common Stock would be traded on The Nasdaq National Market and that the larger market capitalization of Bright Horizons Family Solutions could be expected to provide improved liquidity for Bright Horizons stockholders subsequent to the Merger.

     (ix) The fact that the Bright Horizons Exchange Ratio represented a premium of approximately 20% over the historical ratio of daily closing prices of Bright Horizons Common Stock and CorporateFamily Common Stock during the sixty (60) days prior to the execution and announcement of the Merger Agreement and a premium of approximately 27% over the relative closing price ratio on April 24, 1998, the last trading day prior to the execution and announcement of the Merger Agreement.

     (x) The oral opinion (subsequently confirmed by delivery of a written opinion dated April 26, 1998) of BT Alex. Brown to the effect that as of April 26, 1998, and based upon and subject to certain matters stated in such opinion, the Bright Horizons Exchange Ratio was fair, from a financial point of view, to the holders of Bright Horizons Common Stock. A copy of BT Alex. Brown's written opinion, which sets forth the matters considered, assumptions made and limitations on the review undertaken is attached as Annex V to this Joint Proxy Statement/Prospectus and is incorporated herein by reference.

     (xi) The expectation that the Merger would be treated as a tax-free transaction to Bright Horizons and its stockholders and would be accounted for as a pooling of interests.

     The Bright Horizons Board of Directors also considered a number of potential risks relating to the Merger, including (i) the difficulty and distraction to management inherent in integrating Bright Horizons and CorporateFamily, (ii) the risks associated with the plan for Ms. Sallee to be Chief Executive Officer of the combined company for thirty (30) months and for Mr. Brown to become Chief Executive Officer at the end of such term, (iii) the risks associated with operating two principal offices, (iv) the substantial charges expected to be incurred in connection with the Merger, including the cost of integrating Bright Horizons and CorporateFamily, (v) the acceleration of the vesting of all options held by CorporateFamily employees and of options held by certain senior executives of Bright Horizons, (vi) the fact that the Merger will trigger the change of control provisions under existing severance agreements, thereby obligating Bright Horizons Family Solutions to make significant future payments under certain circumstances, (vii) the fact that the combined company would enter into employment contracts with key executives that could increase the cost of replacing such executives, (viii) the risk that the Merger may not be consummated following the public announcement thereof or that the benefits sought in the Merger may not be fully achieved, (ix) the risks of Bright Horizons and CorporateFamily suffering employee attrition and failing to retain key personnel due to uncertainties associated with the Merger and the acceleration of employee stock options and (x) the other risks described under "Risk Factors."

     The foregoing discussion of the information and factors considered by the Bright Horizons Board of Directors is not intended to be exhaustive, but is believed to include all material factors considered by the Bright Horizons Board of Directors. In view of the wide variety of information and factors, both positive and negative, considered, the Bright Horizons Board of Directors did not find it practical to, and did not, quantify or otherwise assign any relative or specific weights to the foregoing factors. Rather, the Bright Horizons Board of Directors viewed their position and recommendation as being based on the totality of the information presented to and considered by them, and individual directors may have given differing weights to different factors.

     THE BRIGHT HORIZONS BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND BELIEVES THAT THE TERMS OF THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, BRIGHT HORIZONS AND ITS STOCKHOLDERS. THE BRIGHT HORIZONS BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF BRIGHT HORIZONS' FINANCIAL ADVISOR

     Bright Horizons engaged BT Alex. Brown to act as its exclusive financial advisor in connection with the Merger. On April 26, 1998, at a meeting of the Bright Horizons Board of Directors held to evaluate the proposed Merger, BT Alex. Brown rendered to the Bright Horizons Board of Directors an oral opinion (which opinion was subsequently confirmed by delivery of a written opinion dated April 26, 1998) to the effect that, as of such date and based upon and subject to certain matters stated in such opinion, the Bright Horizons Exchange Ratio was fair, from a financial point of view, to the holders of Bright Horizons Common Stock.

     The full text of the written opinion of BT Alex. Brown dated April 26, 1998, which sets forth the assumptions made, matters considered and limitations of the review undertaken, is attached as Annex V to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. BT ALEX. BROWN'S OPINION IS DIRECTED TO THE BRIGHT HORIZONS BOARD OF DIRECTORS, ADDRESSES ONLY THE FAIRNESS OF THE BRIGHT HORIZONS EXCHANGE RATIO FROM A FINANCIAL POINT OF VIEW, AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE AT THE BRIGHT HORIZONS SPECIAL MEETING. The summary of the opinion of BT Alex. Brown in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.

     In connection with its opinion, BT Alex. Brown reviewed certain publicly available financial information and other information concerning Bright Horizons and CorporateFamily and certain internal analyses and other information furnished to BT Alex. Brown by the management of Bright Horizons and CorporateFamily. BT Alex. Brown also held discussions with the members of the senior management of Bright Horizons and CorporateFamily regarding the business and prospects of their respective companies and the joint prospects of Bright Horizons Family Solutions. In addition, BT Alex. Brown (i) reviewed the reported prices and trading activity for Bright Horizons Common Stock and CorporateFamily Common Stock, (ii) compared certain financial and stock market information for Bright Horizons and CorporateFamily with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which BT Alex. Brown deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (v) performed such other studies and analyses and considered such other factors as BT Alex. Brown deemed appropriate.

     As described in its opinion, BT Alex. Brown assumed and relied upon, without independent verification, the accuracy, completeness and fairness of the information furnished to or otherwise reviewed by or discussed with BT Alex. Brown for purposes of its opinion. With respect to financial forecasts and other information relating to Bright Horizons, CorporateFamily and the pro forma combined company, including estimates of the operating synergies and other benefits achievable as a result of the Merger, BT Alex. Brown assumed that such information was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Bright Horizons and CorporateFamily as to the matters covered thereby. In addition, BT Alex. Brown did not make nor was it provided with an independent evaluation or appraisal of the assets or liabilities of Bright Horizons or CorporateFamily. BT Alex. Brown did not express an opinion as to the price at which Bright Horizons Family Solutions Common Stock actually may trade at any time. BT Alex. Brown assumed, with the consent of the Bright Horizons Board of Directors, that the Merger will qualify for pooling-of-interests accounting treatment and as a tax-free reorganization for federal income tax purposes. With the consent of the Bright Horizons Board of Directors, BT Alex. Brown also assumed that the Merger will be consummated in all material respects on the terms and conditions described in the Merger Agreement and that all material conditions to the consummation of the Merger contained in the Merger Agreement will be satisfied without waiver of such conditions, and further assumed that all necessary governmental and regulatory approvals and consents of third parties will be obtained on terms and conditions that will not have a material adverse effect on Bright Horizons or CorporateFamily. In connection with its engagement, BT Alex. Brown was not authorized to, and did not, solicit third party indications of interest with respect to the acquisition of all or a part of Bright Horizons, nor did BT Alex. Brown review with Bright Horizons or its Board of Directors any potential transactions in lieu of the Merger. No other limitations were imposed by the Bright Horizons Board of Directors upon BT Alex. Brown with respect to the investigations made or the procedures followed by it in rendering its opinion. BT Alex. Brown's opinion was based on market, economic and other conditions as they existed and could be evaluated as of the date of its opinion.

     The following is a summary of certain financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion to the Bright Horizons Board of Directors dated April 26, 1998:

Contribution Analysis

     BT Alex. Brown analyzed the relative contributions of Bright Horizons and CorporateFamily to, among other things, the estimated revenues, gross profit, EBITDA, EBIT and net income of the pro forma combined company for the latest 12 months and calendar years 1998 and 1999 based on internal estimates of the management of Bright Horizons and CorporateFamily, and compared such contributions to the pro forma ownership of the current holders of Bright Horizons Common Stock in the pro forma combined company. This analysis indicated that (i) for the latest 12 months, Bright Horizons would have contributed approximately 55.0% of the revenues, 61.6% of the gross profit, 64.6% of EBITDA, 59.5% of EBIT and 60.7% of the net income of the pro forma combined company;
(ii) in calendar year 1998, Bright Horizons would contribute approximately 55.4% of the revenues, 61.9% of the gross profit, 63.9% of EBITDA, 58.6% of EBIT and 56.5% of the net income of the pro forma combined company; and (iii) in calendar year 1999, Bright Horizons would contribute approximately 54.6% of the revenues, 61.4% of the gross profit, 62.2% of EBITDA, 59.2% of EBIT and 56.6% of the net income of the pro forma combined company. BT Alex. Brown also analyzed the relative contributions of Bright Horizons and CorporateFamily to the current assets, total assets and shareholder's equity of the pro forma combined company, based on certain balance sheet information of Bright Horizons and CorporateFamily dated December 31, 1997 and January 2, 1998, respectively. This analysis indicated that, as of such dates, Bright Horizons would have contributed approximately 51.6% of current assets, 60.7% of total assets and 55.4% of shareholder's equity of the pro forma combined company. In addition, BT Alex. Brown analyzed the relative contributions of Bright Horizons and CorporateFamily to the estimated market capitalization and enterprise value (market capitalization, plus net debt) of the pro forma combined company over the 10-day, 30-day and 60-day periods prior to April 24, 1998 (the last trading day prior to public announcement of the Merger) and during the periods January 1, 1998 to April 24, 1998 and November 7, 1997 (the date of Bright Horizons's initial public offering of Bright Horizons Common Stock (the "Bright Horizons IPO")) to April 24, 1997. The average market capitalization contributions for Bright Horizons during such periods were approximately 51.0%, 53.0%, 52.3%, 51.5% and 52.0%, respectively, and the average enterprise value contributions for Bright Horizons during such periods were approximately 51.1%, 53.3%, 52.6%, 51.7% and 52.3%, respectively. Based on the Bright Horizons Exchange Ratio, current holders of Bright Horizons Common Stock would own approximately 56.8% of the pro forma combined company on a fully diluted basis upon consummation of the Merger.

Pro Forma Merger Analysis

     BT Alex. Brown analyzed, among other things, the pro forma effects of the Merger on the earnings per share (the "EPS") of Bright Horizons in calendar years 1998 and 1999 based on internal estimates of the management of Bright Horizons and CorporateFamily. This analysis indicated that the Merger would be non-dilutive to the EPS of Bright Horizons in calendar years 1998 and 1999, before taking into account certain potential synergies and other cost savings that might result from the Merger. The actual operating or financial results achieved by the pro forma combined company may vary from projected results and variations may be material as a result of business and operational risks, the timing and amount of synergies, the costs associated with achieving such synergies and other factors.

Historical Exchange Ratio Analysis

     BT Alex. Brown compared the Bright Horizons Exchange Ratio with the historical ratio of the daily closing prices of Bright Horizons Common Stock and CorporateFamily Common Stock (the "Market Exchange Ratio") over the 10-day, 30-day and 60-day periods ending April 24, 1998 and during the periods January 1, 1998 to April 24, 1998 and November 7, 1997 to April 24, 1998. The average Market Exchange Ratios during such periods were 0.910, 0.985, 0.959, 0.931 and 0.947, respectively, as compared to the Bright Horizons Exchange Ratio of
1.15022. The implied premiums obtained by dividing the Bright Horizons Exchange Ratio by the Market Exchange Ratio over such periods were 26.4%, 16.7%, 19.9%, 23.5% and 21.5%, respectively. The implied premiums derived by comparing the Market Exchange Ratios to the Bright Horizons Exchange Ratio do not necessarily reflect the underlying market value of either Bright Horizons Common Stock or CorporateFamily Common Stock or how the Bright Horizons Common Stock, CorporateFamily Common Stock or the Bright Horizons Family Solutions Common Stock may trade in the future.

Other Factors

     In rendering its opinion, BT Alex. Brown also reviewed and considered, among other things: (i) historical and projected financial data for Bright Horizons and CorporateFamily; (ii) historical market prices and trading volumes for Bright Horizons Common Stock and CorporateFamily Common Stock and the relationship between movements in Bright Horizons Common Stock, CorporateFamily Common Stock, the common stock of Childtime Learning Centers and movements in the Nasdaq Index; (iii) certain financial and stock market information for selected publicly traded companies in the childcare development services and educational services industries (Childtime Learning Centers, Apollo Group, DeVRY Inc., ITT Educational Services, Inc. and Sylvan Learning Systems Inc.); (vi) selected mergers and acquisitions transactions announced in the childcare development services industry and selected merger of equal transactions; (v) the current shareholder profiles of Bright Horizons and CorporateFamily; and (vi) the existing senior management and board composition of Bright Horizons and CorporateFamily and the proposed senior management and board composition of the pro forma combined company.

     The summary set forth above does not purport to be a complete description of the opinion of BT Alex. Brown to the Bright Horizons Board of Directors or the financial analyses performed and factors considered by BT Alex. Brown in connection with its opinion. The preparation of a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. BT Alex. Brown believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses, without considering all analyses, or selecting portions of the above summary, without considering all factors and analyses, could create a misleading or incomplete view of the processes underlying such analyses and opinion. In performing its analyses, BT Alex. Brown made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Bright Horizons and CorporateFamily. No company, transaction or business used in such analyses as a comparison is identical to Bright Horizons, CorporateFamily, the pro forma combined company or the proposed Merger, nor is an evaluation of the results of such analyses entirely mathematical; rather, such analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the merger, public trading or other values of the companies, business segments or transactions being analyzed. The estimates contained in such analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty.

     The type and amount of consideration payable in the Merger was determined through negotiation between Bright Horizons and CorporateFamily. Although BT Alex. Brown provided financial advice to Bright Horizons during the course of these negotiations, the decision to enter into the Merger was solely that of the Board of Directors of Bright Horizons. BT Alex. Brown's opinion and financial analyses were only one of many factors considered by the Board of Directors of Bright Horizons in its evaluation of the proposed Merger and should not be viewed as determinative of the views of the Board of Directors or management of Bright Horizons with respect to the Bright Horizons Exchange Ratio or the Merger.

     Pursuant to the terms of BT Alex. Brown's engagement, Bright Horizons has agreed to pay BT Alex. Brown upon consummation of the Merger an aggregate financial advisory fee of $900,000. In addition, Bright Horizons has agreed to reimburse BT Alex. Brown for its reasonable travel and other out-of-pocket expenses, including reasonable fees and disbursements of counsel, and to indemnify BT Alex. Brown and certain related parties against certain liabilities, including certain liabilities under the federal securities laws, relating to, or arising out of, its engagement.

     BT Alex. Brown is an internationally recognized investment banking firm and, as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. Bright Horizons selected BT Alex. Brown based on BT Alex. Brown's reputation, expertise and familiarity with Bright Horizons and its business. BT Alex. Brown previously served as lead managing underwriter in connection with the Bright Horizons IPO, for which services BT Alex. Brown has received compensation. BT Alex. Brown maintains a market in Bright Horizons Common Stock and regularly publishes research reports regarding the child development services industry and the businesses and securities of Bright Horizons and other publicly owned companies in such industry. In the ordinary course of business, BT Alex. Brown may actively trade or hold the securities of both Bright Horizons and CorporateFamily for its own account and the account of customers and, accordingly, may at any time hold a long or short position in securities of Bright Horizons and CorporateFamily.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendations of the Boards with respect to the Merger, stockholders should be aware that certain of the officers and directors of CorporateFamily and Bright Horizons have interests in the Merger in addition to their interests as stockholders. The Boards were aware of these interests and took these interests into account in approving the Merger Agreement and the transactions contemplated thereby. These interests include, among other things, provisions in the Merger Agreement relating to the management of Bright Horizons Family Solutions following the Merger, indemnification, eligibility for certain Bright Horizons Family Solutions employee benefits and the assumption of outstanding employee stock options with respect to Bright Horizons Family Solutions Common Stock held by directors, officers and employees of CorporateFamily and Bright Horizons, respectively. For a period of up to six years after the Effective Time, Bright Horizons Family Solutions has agreed to maintain certain indemnities and policies of insurance in favor of CorporateFamily's and Bright Horizons' directors and officers prior to the Effective Time. See "The Merger Agreement -- Indemnification; Insurance."

  Employment Agreements

     At the Effective Time of the Merger, Bright Horizons Family Solutions will enter into employment agreements with each of Linda Mason as Chairman of the Board, Marguerite Sallee as Chief Executive Officer, Roger Brown as President, Michael Hogrefe as Chief Financial Officer and Mary Ann Tocio as Chief Operating Officer. The employment agreements of Ms. Mason, Ms. Sallee and Mr. Brown will each have a term of 54 months from the Effective Time, with an annual base salary of $200,000 for each of Marguerite Sallee and Roger Brown and an annual base salary of $160,000 for Linda Mason, prorated if she works on a less than full-time basis. Under each of such agreements, the employee will agree that during the term of the agreement and for a period of 24 months following the termination of employment with Bright Horizons Family Solutions, such employee will not, without the express approval of the Board of Directors, engage in any business directly or indirectly competitive with the business of Bright Horizons Family Solutions anywhere in the continental United States. In the event of termination without cause or resignation for good reason (as defined therein), Bright Horizons Family Solutions will pay as severance compensation a lump sum equal to (i) 2.99 times such employee's base salary at the time of termination and (ii) accrued incentive bonus compensation and accrued benefits through the date of termination. In addition, subject to the Bright Horizons Family Solutions Board of Directors exercising its fiduciary duty on behalf of its stockholders, Ms. Sallee's employment agreement provides that she will be named Chairman of the Board 30 months following the Effective Time, Mr. Brown's employment agreement provides that he will named Chief Executive Officer at such time, and Ms. Mason's employment agreement provides that she will be named Vice Chairman and President at such time. In addition, if (i) Ms. Sallee is not appointed Chairman of the Board of Bright Horizons Family Solutions or (ii) Mr. Brown is not appointed Chief Executive Officer of Bright Horizons Family Solutions, 30 months after the Effective Time, she or he, respectively, may resign for good reason and receive the severance compensation described above. The employment agreements of each of Mr. Hogrefe and Ms. Tocio will have a term of two years from the Effective Time, with a base salary of $160,000 for each of Mr. Hogrefe and Ms. Tocio. Under each of such agreements, the employee will agree that during the term of the agreement and for a period of one year following the termination of employment with Bright Horizons Family Solutions, such employee will not, without the express approval of the Board of

Directors, engage in any business directly or indirectly competitive with the business of Bright Horizons Family Solutions anywhere in the continental United States. In the event of termination without cause or resignation for good reason (as defined therein), Bright Horizons Family Solutions will pay as severance compensation a lump sum equal to such employee's base salary at the time of termination, accrued incentive bonus compensation and accrued benefits through the date of termination. If Mr. Hogrefe relocates his residence to Boston upon request, the term of his agreement will be extended by two years from the date of relocation, and his severance compensation will be increased to two times his base salary if a severance payment is triggered within two years after relocating. Under each of the employment agreements, if a severance payment alone, or together with other payments, would constitute a "parachute payment" (as defined in Section 280G of the Code), such severance payment will be reduced to result in no portion of the severance payment being subject to the excise tax under Section 4999 of the Code.

  Severance Agreements

     CorporateFamily has agreements with three other officers (Dana Friedman, James Greenman and Sandy Schrader) whereby, upon the termination of such person's employment by CorporateFamily without cause or resignation for good reason (as defined therein) within one year following a change in control of CorporateFamily (as defined in the agreements), such person would receive a cash payment of two times such person's base salary at the time of the termination. In consideration of such payment, such persons each agreed not to compete with CorporateFamily's business during the term of employment and for one year following the termination of such person's employment. The Merger will constitute a change in control under these agreements and, therefore, termination of any such employee by CorporateFamily without cause or resignation for good reason within one year of the Effective Time would require such cash payment.

     Bright Horizons has severance agreements (the "Severance Agreements") with each of Stephen Dreier, Elizabeth Boland, David Lissy, Michael Day, Melanie Ray, and Nancy Rosenzweig (the "Key Executives"). The Severance Agreements provide that if within twenty-four months following a change of control (as defined therein), the Key Executive's employment is terminated for any reason other than cause (as defined therein) or death or disability, or if a Key Executive resigns voluntarily for good reason (as defined therein), Bright Horizons is obligated to provide the Key Executive with severance pay for a period equal to the number of months that such Key Executive had been employed by Bright Horizons (not to exceed twenty-four months) or until such time as the Key Executive secures other employment, whichever is less. The monthly severance pay equals one twenty-fourth of the total base salary and cash bonus compensation paid to such Key Executive for the last two years of employment or, if employed by Bright Horizons for less than two years, the quotient of (i) the total base salary and cash bonus compensation paid to such Key Executive during his or her employment with Bright Horizons and (ii) the total number of months that such Key Executive had been employed by Bright Horizons. Finally, the Severance Agreements provide for the continuation of group health benefits and that any stock options owned by the Key Executive will vest immediately prior to a change of control, subject to certain limitations. The Merger will constitute a change of control under these agreements and, therefore, termination of any such employee by Bright Horizons without cause or resignation for good reason within twenty-four months of the Effective Time would require such cash payment.

     Agreements providing severance compensation to Marguerite W. Sallee and Michael E. Hogrefe from CorporateFamily and Linda A. Mason, Roger H. Brown and Mary Ann Tocio from Bright Horizons will be terminated in connection with the execution of the employment agreements described above, although Ms. Mason, Mr. Brown and Ms. Tocio will have the unvested portion of their options accelerated as provided in their severance agreements.

  Stock Options

     At the Effective Time, Bright Horizons Family Solutions will assume each of the stock incentive plans and option agreements of CorporateFamily and Bright Horizons. Pursuant to the terms of CorporateFamily's option agreements, the Merger will constitute a change of control that will accelerate the vesting of all options to purchase common stock. Each outstanding option to purchase shares of CorporateFamily Common Stock will become fully vested and immediately exercisable upon the Effective Time and will become an option to purchase (at the current exercise price) the same number of shares of Bright Horizons Family Solutions Common Stock. Options to purchase approximately 452,725 shares of CorporateFamily Common Stock, including options to purchase 301,080 shares held by executive officers and directors, will be subject to accelerated vesting upon the Merger. Options to purchase approximately 1,245,690 shares of CorporateFamily Common Stock are outstanding as of the date of the Joint Proxy Statement/Prospectus. Pursuant to the Severance Agreements, options held by certain executives of Bright Horizons will become fully vested and immediately exercisable at the Effective Time. All options to purchase shares of Bright Horizons Common Stock will, upon the Effective Time, remain outstanding and will become options to purchase shares of Bright Horizons Family Solutions Common Stock (i) with the number of shares adjusted for the Bright Horizons Exchange Ratio (rounded down to the nearest whole share) and (ii) the exercise price adjusted to be the quotient obtained by dividing the existing exercise price by the Bright Horizons Exchange Ratio (rounded down to the nearest whole cent). The other terms and conditions, including vesting provisions with respect to those options that are not accelerated, will remain unchanged. Options to purchase approximately 635,733 shares of Bright Horizons Common Stock, including options to purchase 523,328 shares held by executive officers, will be exercisable immediately prior to the Effective Time. Of these exercisable options, options to purchase 452,893 shares, including options for 424,130 shares held by executive officers, will be subject to accelerated vesting upon the Merger. Options to purchase approximately 792,691 shares of Bright Horizons Common Stock are outstanding as of the date of the Joint Proxy Statement/Prospectus.

  The Horizons Initiative Commitment

     In 1988, Bright Horizons founded The Horizons Initiative, a non-profit organization that develops and implements programs to enrich the lives of homeless children in the Boston area. To address the uncertainty about its continued commitment to support The Horizons Initiative as a result of its decision to pursue a strategic combination with CorporateFamily and in recognition of Mr. Brown's leadership and important role in its past support of The Horizons Initiative, Bright Horizons has committed to contribute $400,000 to The Horizons Initiative if Mr. Brown does not become Chief Executive Officer of Bright Horizons Family Solutions thirty (30) months after the two companies are combined.

  Indemnification

     For six years after the Effective Time, Bright Horizons Family Solutions has agreed to maintain, and will cause the surviving corporations to maintain, certain rights to indemnification in favor of each present and former director, officer, employee or agent of CorporateFamily or Bright Horizons and to maintain each such company's existing director's and officer's liability insurance policy or provide a similar policy, subject to certain limitations. See "Merger Agreement -- Indemnification; Insurance." In addition, former directors and officers of CorporateFamily will have contractual rights under Indemnification Agreements, which obligate CorporateFamily or its successor to indemnify them against certain claims in their capacities as agents of CorporateFamily, including claims arising from a merger or business combination involving CorporateFamily.

  Composition of Bright Horizons Family Solutions' Board Following the Merger

     In connection with the Merger, Ms. Sallee, Robert Lurie, E. Townes Duncan and JoAnne Brandes, current members of the CorporateFamily Board of Directors,
R. Brad Martin, a former member of the CorporateFamily Board of Directors, Ms. Mason, Mr. Brown, Joshua Bekenstein, William H. Donaldson and Sara Lawrence-Lightfoot, current members of the Bright Horizons Board of Directors, and Fred K. Foulkes will become members of the Bright Horizons Family Solutions Board of Directors at the Effective Time.

ACCOUNTING TREATMENT

     The Merger is expected to be accounted for as a pooling of interests in accordance with generally accepted accounting principles. Under this accounting method, Bright Horizons Family Solutions historical financial information will reflect the combined financial position and operations of CorporateFamily and Bright Horizons. It is a condition to each company's obligation to consummate the Merger that

(1) CorporateFamily receives an opinion from its independent auditors stating the Merger will be treated as a pooling of interests, and (2) Bright Horizons receives an opinion from its independent auditors stating that Bright Horizons is a poolable entity.

FISCAL YEAR

     CorporateFamily's fiscal year is the 52-53 week period ending on the Friday nearest to December 31. Bright Horizon's fiscal year ends on June 30. Bright Horizons Family Solutions will have a fiscal year ending on December 31.

REGULATORY MATTERS

     Both CorporateFamily and Bright Horizons hold licenses under various state and local regulations of family services operations (primarily child care). Regulations may limit the transferability of such licenses, including in transactions effecting a change of control of the licensed entity, such as the Merger. CorporateFamily and Bright Horizons may determine that, for certain centers, transfers of such licenses or new licenses may be required before or after the Merger. The Merger Agreement provides that each party's obligation to effect the Merger is conditioned on the other party's obtaining required consents or approvals of third parties, except where the failure to obtain such consent or approval would not have a material adverse effect.

NO APPRAISAL RIGHTS

     Under the applicable provisions of the Tennessee Business Corporation Act ("TBCA"), holders of CorporateFamily Common Stock will not be entitled to dissenters' rights or appraisal in connection with the Merger. Under the applicable provisions of the DGCL, holders of Bright Horizons Common Stock will not be entitled to dissenters' rights or appraisal in connection with the Merger.

THE NASDAQ NATIONAL MARKET LISTING

     A listing application will be filed with The Nasdaq National Market to list the shares of Bright Horizons Family Solutions Common Stock to be issued to CorporateFamily and Bright Horizons stockholders in connection with the Merger under the symbol "BFAM." Although no assurance can be given that the shares of Bright Horizons Family Solutions Common Stock so issued will be accepted for listing, Bright Horizons Family Solutions anticipates that these shares will qualify for listing on The Nasdaq National Market upon official notice of issuance thereof. It is a condition to the Merger that such shares of Bright Horizons Family Solutions Common Stock be approved for listing upon official notice of issuance at the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a general summary of the material federal income tax consequences of the Merger and is based on the Code, the final, proposed and temporary Treasury regulations promulgated thereunder, administrative rulings and interpretations, and judicial decisions, in each case as in effect as of the date hereof. All of the foregoing are subject to change at any time, possibly with retroactive effect. The discussion set forth below does not address all aspects of federal income taxation that may be relevant to a stockholder in light of such stockholder's particular circumstances or to stockholders subject to special rules under the federal income tax laws, such as non-United States persons, financial institutions, tax-exempt organizations, insurance companies, dealers in securities or stockholders who acquired their shares of CorporateFamily Common Stock or Bright Horizons Common Stock pursuant to the exercise of employee stock options or otherwise as compensation, nor any consequences arising under the laws of any state, locality or foreign jurisdiction. This discussion assumes that holders of CorporateFamily Common Stock and holders of Bright Horizons Common Stock hold their respective shares of stock as capital assets within the meaning of Section 1221 of the Code.

     None of CorporateFamily, Bright Horizons or Bright Horizons Family Solutions intends to secure a ruling from the Internal Revenue Service with respect to the tax consequences of the Merger. It is a condition to the obligation of CorporateFamily to consummate the Merger that CorporateFamily shall have received an opinion from Bass, Berry & Sims PLC to the effect that no gain or loss will be recognized by Bright Horizons Family Solutions, CorporateFamily or CorporateFamily Merger Sub as a result of the CorporateFamily Merger and that no gain or loss will be recognized by holders of CorporateFamily Common Stock as a result of the CorporateFamily Merger. It is a condition to the obligation of Bright Horizons to consummate the Merger that Bright Horizons shall have received an opinion from Ropes & Gray to the effect that no gain or loss will be recognized by Bright Horizons Family Solutions, Bright Horizons or Bright Horizons Merger Sub as a result of the Bright Horizons Merger and no gain or loss will be recognized by holders of Bright Horizons Common Stock as a result of the Bright Horizons Merger except gain or loss may be recognized with respect to the cash received in lieu of fractional shares. The opinions of Bass, Berry & Sims PLC and Ropes & Gray referred to in this section will be based on facts existing at the date hereof and at the Effective Time. In rendering the opinions of counsel referred to in this section, Bass, Berry & Sims PLC and Ropes & Gray assume the absence of changes in existing facts and will rely on representations and covenants made by Bright Horizons Family Solutions, CorporateFamily, Bright Horizons and others.

  Tax Implications to CorporateFamily Shareholders

     As will be set forth in the opinion of Bass, Berry & Sims PLC referred to above, no gain or loss will be recognized for federal income tax purposes by holders of CorporateFamily Common Stock who exchange their CorporateFamily Common Stock for Bright Horizons Family Solutions Common Stock pursuant to the CorporateFamily Merger.

     The aggregate tax basis of Bright Horizons Family Solutions Common Stock received as a result of the CorporateFamily Merger will be the same as the shareholder's aggregate tax basis in the CorporateFamily Common Stock surrendered in the exchange. For federal income tax purposes, the holding period of the Bright Horizons Family Solutions Common Stock held by former holders of CorporateFamily Common Stock as a result of the exchange will include the period during which such shareholders held the CorporateFamily Common Stock exchanged.

  Tax Implications to Bright Horizons Stockholders

     As will be set forth in the opinion of Ropes & Gray referred to above, no gain or loss will be recognized for federal income tax purposes by holders of Bright Horizons Common Stock as a result of the Bright Horizons Merger except gain or loss may be recognized with respect to cash received in lieu of fractional shares as discussed below.

     In the Bright Horizons Merger, cash received in lieu of fractional share interests will be treated as received in exchange for a fractional share of Bright Horizons Family Solutions Common Stock. Gain or loss recognized on such exchange will be measured by the difference between the amount of cash received and the portion of the tax basis in the shares of the Bright Horizons Common Stock surrendered that is allocable to such fractional share. Such gain or loss will be capital gain or loss and, if such deemed exchanged fractional share of Bright Horizons Family Solutions Common Stock is considered to have been held for more than 18 months at the Effective Time, any gain will be adjusted net capital gain taxed at a maximum rate of 20 percent. If such deemed exchanged fractional share of Bright Horizons Family Solutions Common Stock is considered to have been held for more than one year but not more than 18 months at the Effective Time, any gain will be "mid-term gain" and would be taxed at a maximum rate of 28 percent.

     The aggregate tax basis of Bright Horizons Family Solutions Common Stock received as a result of the Bright Horizons Merger will be the same as the stockholder's aggregate tax basis in the Bright Horizons Common Stock surrendered in the exchange, decreased by the basis allocable to fractional shares for which cash is received in the Bright Horizons Merger and increased by the amount of gain recognized on the exchange. For federal income tax purposes, the holding period of the Bright Horizons Family Solutions Common Stock held by former holders of Bright Horizons Common Stock as a result of the exchange will include the period during which such stockholder held the Bright Horizons Common Stock exchanged.

  Tax Implications to Bright Horizons Family Solutions, CorporateFamily, Bright Horizons, CorporateFamily Merger Sub and Bright Horizons Merger Sub

     No gain or loss will be recognized for federal income tax purposes by Bright Horizons Family Solutions, CorporateFamily, Bright Horizons, CorporateFamily Merger Sub or Bright Horizons Merger Sub as a result of the formation of Bright Horizons Family Solutions, Bright Horizons Merger Sub and CorporateFamily Merger Sub and the Merger.

     STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

CERTAIN RESTRICTIONS ON RESALE OF BRIGHT HORIZONS FAMILY SOLUTIONS COMMON STOCK

     All shares of Bright Horizons Family Solutions Common Stock issued in connection with the Merger will be freely transferable, except that any shares of Bright Horizons Family Solutions Common Stock received by persons who are deemed to be "affiliates" (as such term is defined under the Securities Act) of Bright Horizons or CorporateFamily prior to the Merger may be sold by them only in transactions permitted by the resale provisions of Rule 145 under the Securities Act with respect to affiliates of Bright Horizons or CorporateFamily, or Rule 144 under the Securities Act with respect to persons who are or become affiliates of Bright Horizons Family Solutions, or as otherwise permitted under the Securities Act. Persons who may be deemed to be affiliates of Bright Horizons or CorporateFamily generally include individuals or entities that control, are controlled by or are under common control with Bright Horizons or CorporateFamily and generally include the executive officers and directors of Bright Horizons or CorporateFamily.

     Affiliates may not sell their shares of Bright Horizons Family Solutions Common Stock acquired in connection with the Merger, except pursuant to an effective registration under the Securities Act covering such shares or in compliance with Rule 145 under the Securities Act (or Rule 144 under the Securities Act in the case of persons who become affiliates of Bright Horizons Family Solutions) or another applicable exemption from the registration requirements of the Securities Act. In general, Rule 145 under the Securities Act provides that, for one year following the Effective Time, an affiliate (together with certain related persons) would be entitled to sell shares of Bright Horizons Family Solutions Common Stock acquired in connection with the Merger only through unsolicited "broker transactions" or in transactions directly with a "market maker," as such terms are defined in Rule 144 under the Securities Act. Additionally, the number of shares to be sold by an affiliate (together with certain related persons and certain persons acting in concert) within any three-month period for purposes of Rule 145 under the Securities Act may not exceed the greater of 1% of the outstanding shares of Bright Horizons Family Solutions Common Stock or the average weekly trading volume of such shares during the four calendar weeks preceding such sale. Rule 145 under the Securities Act will remain available to affiliates if Bright Horizons Family Solutions remains current with its informational filings with the Securities and Exchange Commission (the "Commission") under the Securities Exchange Act of 1934, as amended ("Exchange Act"). One year after the Effective Time, an affiliate will be able to sell such shares of Bright Horizons Family Solutions Common Stock without being subject to such manner of sale or volume limitations provided that Bright Horizons Family Solutions is current with its Exchange Act informational filings and such affiliate is not then an affiliate of Bright Horizons Family Solutions. Two years after the Effective Time, an affiliate will be able to sell such shares of Bright Horizons Family Solutions Common Stock without any restrictions so long as such affiliate had not been an affiliate of Bright Horizons Family Solutions for at least three months prior to the date of such sale.

     Bright Horizons and CorporateFamily have agreed to use all reasonable efforts to obtain written undertakings ("Affiliate Letters") from each person who may be at the Effective Time or was on the date of the Merger Agreement an "affiliate" of Bright Horizons and CorporateFamily for purposes of Rule 145 under the Securities Act to the effect that, among other things, such person will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, any shares of Bright Horizons Common Stock and CorporateFamily Common Stock beneficially owned by such person during the 30 days prior to the

Effective Time and will not sell, transfer or otherwise dispose of, or direct or cause the sale, transfer or other disposition of, shares of Bright Horizons Family Solutions Common Stock beneficially owned by such person as a result of the Merger or otherwise until after such time as Bright Horizons Family Solutions shall have publicly released a report in the form of a quarterly earnings report, registration statement filed with the Commission, a report filed with the Commission or any other public filing, statement or announcement which includes the combined financial results of Bright Horizons and CorporateFamily for a period of at least 30 days of combined operations of Bright Horizons and CorporateFamily following the Effective Time.

                              THE MERGER AGREEMENT

     The following description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, a copy of which (exclusive of exhibits and schedules) is attached herein as Annex I.

     Pursuant to the Merger Agreement, (1) CorporateFamily Merger Sub will merge with and into CorporateFamily and (2) Bright Horizons Merger Sub will merge with and into Bright Horizons, with CorporateFamily and Bright Horizons surviving the Merger as wholly owned subsidiaries of Bright Horizons Family Solutions. The stockholders of CorporateFamily and Bright Horizons will receive the consideration described below. The Merger will become effective at the date and time specified in the Articles of Merger and Certificate of Merger to be filed with the Secretary of State of Tennessee and Secretary of State of Delaware, respectively (the "Effective Time"). The filing of the Articles of Merger and Certificate of Merger is anticipated to take place as soon as practicable after the last of the conditions precedent to the Merger set forth in the Merger Agreement have been satisfied or, where permissible, waived, which is expected to occur shortly after the Special Meetings.

EXCHANGE RATIOS; EXCHANGE OF CERTIFICATES

     Upon consummation of the Merger, each outstanding share of CorporateFamily Common Stock will be converted into one share of Bright Horizons Family Solutions Common Stock and each outstanding share of Bright Horizons Common Stock will be converted into 1.15022 shares of Bright Horizons Family Solutions Common Stock. The Exchange Ratios were determined through arm's length negotiations between CorporateFamily and Bright Horizons after consideration of all relevant factors. On a fully diluted basis, former CorporateFamily shareholders will hold approximately 43.2% of the outstanding shares of Bright Horizons Family Solutions Common Stock and former Bright Horizons stockholders will hold approximately 56.8% of the outstanding shares of Bright Horizons Family Solutions Common Stock immediately after the Effective Time. Each share, if any, of CorporateFamily Common Stock held by Bright Horizons and each share, if any, of Bright Horizons Common Stock held by CorporateFamily prior to the Effective Time shall by virtue of the Merger be canceled and retired and shall cease to exist and no payment shall be made with respect thereto. See "The Merger -- Background of the Merger."

     Promptly after the Effective Time, the exchange agent will mail written transmittal materials concerning exchange of stock certificates to each record holder of outstanding shares of CorporateFamily Common Stock and Bright Horizons Common Stock. The transmittal materials will contain instructions with respect to the proper method of surrender of certificates formerly representing shares of CorporateFamily Common Stock or Bright Horizons Common Stock, respectively, in exchange for certificates representing shares of Bright Horizons Family Solutions Common Stock. Upon surrender to the exchange agent by a CorporateFamily or Bright Horizons stockholder of certificates formerly representing shares of CorporateFamily Common Stock or Bright Horizons Common Stock, as the case may be, for cancellation, together with properly completed transmittal materials, such stockholder will be entitled to receive a certificate representing the number of whole shares of Bright Horizons Family Solutions Common Stock into which the stockholder's shares of CorporateFamily Common Stock or Bright Horizons Common Stock, as the case may be, have been converted, and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional share of Bright Horizons Family Solutions Common Stock. Such transmittal forms will be accompanied by instructions specifying other details of the exchange.

     No fractional shares of Bright Horizons Family Solutions Common Stock shall be issued in the Merger but in lieu thereof each holder of shares of Bright Horizons Common Stock otherwise entitled to a fractional share of Bright Horizons Family Solutions Common Stock shall, upon surrender of its, his or her certificate or certificates, be entitled to receive an amount of cash rounded up to the nearest cent (without interest) determined by multiplying the fair market value of a share of Bright Horizons Family Solutions Common Stock as determined by the Bright Horizons Family Solutions Board of Directors by the fractional share interest to which such holder would otherwise be entitled.

     STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM.

     After the Effective Time, each certificate that evidenced CorporateFamily Common Stock or Bright Horizons Common Stock immediately prior to the Effective Time, until so surrendered and exchanged, will be deemed, for all purposes, to evidence only the right to receive a certificate representing the number of shares of Bright Horizons Family Solutions Common Stock into which such holder's shares were converted in the Merger. The holder of such unexchanged certificate will not be entitled to receive any dividends or other distributions payable by Bright Horizons Family Solutions until the certificate is surrendered. Subject to applicable laws, such dividends and distributions, if any, will be accumulated and, at the time of such surrender, all such unpaid dividends and distributions will be paid without interest.

TREATMENT OF OUTSTANDING STOCK OPTIONS OF CORPORATEFAMILY AND BRIGHT HORIZONS

     At the Effective Time, each outstanding option to purchase shares of CorporateFamily Common Stock (a "CorporateFamily Stock Option" or collectively, "CorporateFamily Stock Options") shall be assumed by Bright Horizons Family Solutions (all of such plans or agreements pursuant to which any CorporateFamily Stock Option has been issued or may be issued are referred to collectively as the "CorporateFamily Plans"). Each CorporateFamily Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such CorporateFamily Stock Option, the same number of shares of Bright Horizons Family Solutions Common Stock as the holder of such CorporateFamily Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to the current exercise price; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in compliance with the requirements of section 424(a) of the Code. All CorporateFamily Stock Options shall fully vest immediately prior to the Effective Time pursuant to the terms of the applicable stock option agreements.

     At the Effective Time, each outstanding option to purchase Bright Horizons Common Stock (a "Bright Horizons Stock Option" or collectively, "Bright Horizons Stock Options") shall be assumed by Bright Horizons Family Solutions (all of such plans or agreements pursuant to which any Bright Horizons Stock Option has been issued or may be issued are referred to collectively as the "Bright Horizons Plans"). Each Bright Horizons Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Bright Horizons Stock Option, the same number of shares (rounded down to the nearest whole number) of Bright Horizons Family Solutions Common Stock as the holder of such Bright Horizons Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to the exercise price adjusted to be the quotient obtained by dividing the existing exercise price by the Bright Horizons Exchange Ratio; provided, however, that in the case of any ISOs, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in compliance with the requirements of section 424(a) of the Code. Bright Horizons Stock Options held by Roger Brown, Linda Mason, Mary Ann Tocio, Stephen Dreier, Elizabeth Boland, David Lissy, Michael Day, Melanie Ray and Nancy Rosenzweig shall fully vest immediately prior to the Effective Time pursuant to the terms of their Severance Agreements.

     Stockholder approval of the Merger Agreement will constitute authorization of Bright Horizons Family Solutions to assume the existing CorporateFamily Plans and Bright Horizons Plans and the options and awards outstanding thereunder.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of each of Bright Horizons and CorporateFamily (which representations and warranties are subject, in certain cases, to specified exceptions) relating to matters including: (a) its corporate organization, existence and good standing and similar corporate matters; (b) its capitalization; (c) the authorization, execution, delivery and enforceability of the Merger Agreement and the recommendation of such party's Board with respect to the Merger Agreement; (d) the documents and reports filed with the Commission and the accuracy and completeness of the information contained therein; (e) the accuracy and completeness of the information supplied for this Joint Proxy Statement/Prospectus; (f) the absence of required permits, consents, approvals, orders, or authorizations of, or filings with, certain governmental entities relating to the Merger and the absence of conflicts, violations and defaults under its certificate of incorporation, charter or by-laws and certain other agreements and documents caused by the execution of the Merger Agreement or the Merger; (g) the absence of defaults under material contracts; (h) the absence of a Material Adverse Effect (as defined below) on such party or certain other material changes or events since the end of such party's most recent fiscal year; (i) the absence of material pending or threatened litigation; (j) compliance with applicable laws and the existence of necessary permits or approvals from certain governmental entities; (k) labor matters and benefit plans and other matters relating to the Employee Retirement Income Security Act of 1974; (l) environmental matters; (m) filing of tax returns and payment of taxes; (n) owned and leased real property matters; (o) intellectual property;
(p) insurance; (q) provision of material contracts; (r) the shareholder vote required to approve the Merger; (s) tax and accounting treatment; (t) brokers' fees and expenses; and (u) the receipt of an opinion of a financial advisor.

     As used in the Merger Agreement and this Joint Proxy Statement/Prospectus, the term "Material Adverse Effect" means, when used in connection with either CorporateFamily or Bright Horizons, any change or effect, (i) that is, or is reasonably likely to be, materially adverse to the business, results of operations, condition (financial or otherwise) of such party and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which such party and its subsidiaries are engaged, or (ii) that may impair the ability of such party to perform its obligations under the Merger Agreement or the transactions contemplated thereby.

CONDUCT OF BUSINESS PENDING THE MERGER

     Subject to certain exceptions, Bright Horizons has agreed, pending the Effective Time, to conduct its business in the ordinary and usual course of business and consistent with past practice, and with no less diligence and effort than would be applied in absence of the Merger Agreement, seek to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Bright Horizons has agreed that, except as expressly provided in the Merger Agreement or consented to in writing by CorporateFamily, it will not, prior to the Effective Time: (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument); (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities (except bank loans) or equity equivalents, except for (i) the issuance and sale of Bright Horizons Common Stock pursuant to options previously granted under the Bright Horizons Plans, and (ii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of Bright Horizons, provided that the aggregate number of shares of Bright Horizons Common Stock issuable pursuant to such options shall not exceed 25,000; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;
(d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Bright Horizons (other than the Merger); (e)(i) incur or assume any long-term or short-term debt other than in the ordinary course or issue any debt securities;
(ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course; (iv) pledge or otherwise encumber shares of capital stock of Bright Horizons or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon (other than tax liens for taxes not yet due or liens in the ordinary course of business consistent with past practice); (f) except as may be required by law, take certain actions regarding employee compensation; (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions outside of the ordinary course of business; (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (i) revalue in any material respect any of its assets, including without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (j) (i) acquire, in any manner, any corporation, partnership or other business organization or division thereof or any equity interest therein which individually is in excess of $750,000; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to Bright Horizons, or (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000, provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts; (k) make any tax election or settle or compromise any income tax liability material to Bright Horizons and its subsidiaries taken as a whole; (l) settle or compromise any pending or threatened suit, action, or claim which either relates to the Merger Agreement or the settlement or compromise of which could have a Material Adverse Effect on Bright Horizons; (m) make any amendments (other than such amendments effected in the ordinary course of business that will not materially adversely affect the contractual arrangement in question) or cause any breach of any CorporateFamily contract; or (n) take or agree to take any of the actions described above or take any action which would make any of the representations or warranties of Bright Horizons contained in the Merger Agreement untrue or incorrect.

     Subject to certain exceptions, CorporateFamily has agreed, pending the Effective Time, to conduct its business in the ordinary and usual course of business and consistent with past practice, and with no less diligence and effort than would be applied in absence of the Merger Agreement, seek to preserve intact its business organization, to keep available the services of its current officers and employees and to preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses will be unimpaired at the Effective Time. CorporateFamily has agreed that, except as expressly provided in the Merger Agreement or consented to in writing by Bright Horizons, it will not, prior to the Effective
Time: (a) amend its Charter or Bylaws (or other similar governing instrument);
(b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver any stock of any class or any other securities (except bank loans) or equity equivalents, except for (i) the issuance and sale of CorporateFamily Common Stock pursuant to options previously granted under the CorporateFamily Plans, and (ii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of CorporateFamily, provided that the aggregate number of shares of CorporateFamily Common Stock issuable pursuant to such options shall not exceed 25,000; (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities; (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CorporateFamily (other than the Merger); (e) (i) incur or assume any long-term or short-term debt other than in the ordinary course or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person;
(iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course; (iv) pledge or otherwise encumber shares of capital stock of CorporateFamily or its subsidiaries; or (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material lien thereupon (other than tax liens for taxes not yet due or liens in the ordinary course of business consistent with past practice); (f) except as may be required by law, take certain actions regarding employee compensation; (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions outside of the ordinary course of business; (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it; (i) revalue in any material respect any of its assets, including without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business; (j) (i) acquire, in any manner, any corporation, partnership or other business organization or division thereof or any equity interest therein which individually is in excess of $750,000,

(ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice which would be material to CorporateFamily, or (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000, provided, however, that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts; (k) make any tax election or settle or compromise any income tax liability material to CorporateFamily or its subsidiaries taken as a whole; (l) settle or compromise any pending or threatened suit, action, or claim which either relates to the Merger Agreement or the settlement or compromise of which could have a Material Adverse Effect on CorporateFamily; (m) make any amendments (other than such amendments effected in the ordinary course of business that will not materially adversely affect the contractual arrangement in question) or cause any breach of any CorporateFamily contract; or (n) take or agree to take any of the actions described above or take any action which would make any of the representations or warranties of CorporateFamily contained in the Merger Agreement untrue or incorrect.

NO SOLICITATION OF TRANSACTIONS

     The Merger Agreement provides that neither CorporateFamily nor Bright Horizons shall, nor shall they permit any of their subsidiaries to, nor shall they authorize or permit any of their directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by them or any of their subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any Takeover Proposal; provided, however, that if, at any time, the Board of Directors of either party determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its respective fiduciary duties to its stockholders under applicable law, CorporateFamily or Bright Horizons may, in response to a Superior Proposal (as defined below) and subject to providing prior written notice of its decision to take such action to the other party ("Notice"), and keeping the other party reasonably informed of the status of any request for information or of any Takeover Proposal, following delivery of the Notice (x) furnish information with respect to the party and its subsidiaries to any person making a Superior Proposal pursuant to a customary confidentiality agreement (as determined by the party after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of the Merger Agreement, "Takeover Proposal" means any inquiry, proposal or offer from any person relating to any Takeover Event, and "Takeover Event" means any
(w) direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or the assets of a party and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 30% or more of any class of equity securities of a party or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of a party and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of a party or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of a party and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving a party or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of a party and its subsidiaries, taken as a whole, other than the transactions contemplated by the Merger Agreement.

     The Merger Agreement also provides that, except as expressly permitted below, neither the Board of Directors of either party nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to the other party, the approval or recommendation by such Board of Directors or such committee of the Merger or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal or (iii) cause such party to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, an "Acquisition Agreement") related to any Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of either party determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to its respective stockholders under applicable law, the Board of Directors of either party may (subject to this and the following sentences) enter into an Acquisition Agreement with respect to any Superior Proposal, but only after the fifth business day following the other party's receipt of written notice advising such other party that the Board of Directors of such notifying party is prepared to accept a Superior Proposal and only if, during such five-day period, such notifying party and its advisors shall have negotiated in good faith with the other party to make such adjustments in the terms and conditions of the Merger Agreement as would enable the other party to proceed with the transactions contemplated therein on such adjusted terms; it being understood and agreed that should the other party not seek to proceed with the transactions contemplated herein on such adjusted terms, such party may solicit additional Takeover Proposals, including by conducting an auction. For purposes of the Merger Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of common stock then outstanding or all or substantially all the assets of a party and otherwise on terms which the Board of Directors of the party determines in its good faith judgment to be more favorable to its stockholders than the Merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of such party, is reasonably capable of being obtained by such third party.

INDEMNIFICATION; INSURANCE

     Bright Horizons Family Solutions will to the fullest extent permitted by applicable law and to the extent not covered under CorporateFamily's or Bright Horizons' directors' and officers' liability insurance, from and after the Effective Time, indemnify each person who is or has been or becomes prior to the Effective Time, a director, officer or employee of CorporateFamily, Bright Horizons or Bright Horizons Family Solutions or any subsidiary thereof, against all losses, expenses (including reasonable attorney fees and expenses), claims, damages or liabilities and amounts paid in settlement arising out of certain matters and shall provide rights to indemnification no less favorable then those rights to indemnification provided for in CorporateFamily's Charter, Bright Horizons' Certificate or Incorporation, CorporateFamily's Bylaws and Bright Horizons' Bylaws as in effect on the date of the Merger Agreement for a period of not less than six years. For a period of six years from the Effective Time, Bright Horizons Family Solutions will maintain in effect the policies of directors' and officers' liability insurance maintained by CorporateFamily and Bright Horizons for the benefit of those persons who are covered by such policies at the Effective Time (unless such insurance is not available at reasonable commercial rates, in which case Bright Horizons Family Solutions may substitute therefor policies of at least the same coverage as those persons who are then serving as directors of Bright Horizons Family Solutions).

CONDITIONS TO CONSUMMATION OF THE MERGER

     The respective obligations of CorporateFamily and Bright Horizons to consummate the transactions contemplated by the Merger Agreement are subject to the satisfaction or, where permissible, waiver at or prior to the Effective Time of the following conditions: (a) approval and adoption of the Merger Agreement and the transactions contemplated thereby by the requisite vote of the stockholders of CorporateFamily and Bright Horizons, respectively; (b) the absence of any statute, rule, regulation, ruling, order, decree, or injunction enacted or issued by any United States court or United States governmental authority prohibiting, restraining, enjoining or restricting consummation of the Merger; (c) expiration or early termination of all applicable waiting periods under the Hart-Scott-Rodino Antitrust Improvement Act of 1976, as amended (the "HSR Act"), and filing or receipt of any other governmental or regulatory notices or approvals required with respect to the transactions contemplated thereby; (d) effectiveness of the Registration Statement on Form S-4 containing this Joint Proxy Statement/Prospectus under the Securities Act, which shall not be the subject of any stop order or proceeding seeking a stop order and obtaining all state securities laws or "blue sky" permits and authorizations necessary to issue shares of Bright Horizons Family Solutions Common Stock in exchange for CorporateFamily Common Stock and Bright Horizons Common Stock in the Merger; and (e) Bright Horizons shall have received the opinion of Price Waterhouse LLP, Bright Horizons' independent auditors, dated the closing date and addressed to Bright Horizons and available for use by CorporateFamily and its representatives, to the effect that Bright Horizons is a poolable entity, and CorporateFamily shall have received the opinion of Arthur Andersen LLP, CorporateFamily's independent auditors, dated the closing date and addressed to CorporateFamily and available for use by Bright Horizons and its representatives, to the effect that the Merger will be treated as a "pooling of interests" in accordance with Generally Accepted Accounting Principles ("GAAP") and all published rules, regulations and policies of the Commission.

     The obligation of CorporateFamily to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (a) the representations of Bright Horizons and Bright Horizons Family Solutions contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on Bright Horizons or Bright Horizons Family Solutions), and at the closing, each of Bright Horizons and Bright Horizons Family Solutions shall have delivered to CorporateFamily a certificate to that effect; (b) each of the covenants and obligations of Bright Horizons and Bright Horizons Family Solutions to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the closing each of Bright Horizons and Bright Horizons Family Solutions shall have delivered to CorporateFamily a certificate to that effect; (c) the Bright Horizons Family Solutions Common Stock issuable to the CorporateFamily shareholders pursuant to the Merger Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on The Nasdaq National Market upon official notice of issuance; (d) the opinion of Bass, Berry & Sims PLC, counsel to CorporateFamily, dated the closing date and addressed to CorporateFamily to the effect that (i) the merger of CorporateFamily Merger Sub into CorporateFamily will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of CorporateFamily Merger Sub and CorporateFamily will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for federal income tax purposes will be recognized by Bright Horizons Family Solutions, CorporateFamily Merger Sub, CorporateFamily or a shareholder of CorporateFamily as a result of the Merger other than with respect to cash received by a stockholder in lieu of a fractional share of Bright Horizons Family Solutions Common Stock; (e) Bright Horizons shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Bright Horizons Family Solutions pursuant to the Merger to any obligation, right or interest of Bright Horizons under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CorporateFamily, individually or in the aggregate, have a Material Adverse Effect on Bright Horizons; and (f) there shall have been no events, changes or effects with respect to Bright Horizons or its subsidiaries having a Material Adverse Effect on Bright Horizons.

     The obligation of Bright Horizons to consummate the transactions contemplated by the Merger Agreement is subject to the satisfaction or waiver at or prior to the Effective Time of the following conditions: (a) the representations of CorporateFamily and Bright Horizons Family Solutions contained in the Merger Agreement or in any other document delivered pursuant thereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on CorporateFamily or Bright Horizons Family Solutions), and at the closing, each of CorporateFamily and Bright Horizons Family Solutions shall have delivered to Bright Horizons a certificate to that effect; (b) each of the covenants and obligations of CorporateFamily and Bright Horizons Family Solutions to be performed at or before the Effective Time pursuant to the terms of the Merger Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the closing, each of CorporateFamily and Bright Horizons Family Solutions shall have delivered to Bright Horizons a certificate to that effect; (c) the Bright Horizons Family Solutions Common Stock issuable to the Bright Horizons stockholders pursuant to the Merger Agreement and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on The Nasdaq National Market upon official notice of issuance; (d) the opinion of Ropes & Gray, counsel to Bright Horizons, dated the closing date and addressed to Bright Horizons, to the effect that (i) the merger of Bright Horizons Merger Sub into Bright Horizons will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Bright Horizons Merger Sub and Bright Horizons will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for federal income tax purposes will be recognized by Bright Horizons Family

Solutions, Bright Horizons Merger Sub, Bright Horizons or a stockholder of Bright Horizons as a result of the Merger other than with respect to cash received by a stockholder in lieu of a fractional share of Bright Horizons Family Solutions Common Stock; (e) CorporateFamily shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Bright Horizons Family Solutions pursuant to the Merger to any obligation, right or interest of CorporateFamily under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of Bright Horizons, individually or in the aggregate, have a Material Adverse Effect on CorporateFamily; and (f) there shall have been no events, changes, or effects with respect to CorporateFamily or its subsidiaries having a Material Adverse Effect on CorporateFamily.

TERMINATION; AMENDMENT AND WAIVER

     The Merger Agreement may be terminated and the Merger abandoned at any time before the Effective Time, whether before or after approval by the Bright Horizons stockholders or the CorporateFamily shareholders: (a) by mutual written consent of Bright Horizons and CorporateFamily; (b) by either Bright Horizons or CorporateFamily if (i) any court of competent jurisdiction or other competent governmental authority has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such action has become final and nonappealable, (ii) the Merger has not been consummated on or before November 30, 1998, unless the failure to consummate the Merger is due to the failure of the party seeking to terminate the Merger Agreement to fulfill any of its obligations thereunder, (iii) there has been a material breach by the other party of any of its representations, warranties, covenants or agreements materially adversely affecting the consummation of the Merger or materially adversely affecting one of the other parties that is not cured within 20 business days after receipt by the party alleged to be in breach of written notice thereof, (iv) the CorporateFamily Board of Directors or the Bright Horizons Board of Directors has recommended to its stockholders a Superior Proposal, or (v) either party's stockholders have voted on the Merger Agreement and the transactions contemplated thereby and the requisite vote in favor is not obtained; (c) by Bright Horizons if the CorporateFamily Board shall have withdrawn, modified or changed its approval or recommendation or shall have failed to call, give notice of, convene or hold a shareholder's meeting; (d) by CorporateFamily if the Bright Horizons Board shall have withdrawn, modified or changed its approval or recommendation or shall have failed to call, give notice of, convene or hold a stockholder's meeting; (e) by Bright Horizons if a tender or exchange offer for outstanding shares of CorporateFamily Common Stock then representing 30% or more of the combined power to vote generally for the election of CorporateFamily directors is commenced, and the CorporateFamily Board of Directors does not recommend that shareholders not tender their shares into such tender or exchange offer; or (f) by CorporateFamily if a tender or exchange offer for outstanding shares of Bright Horizons Common Stock then representing 30% or more of the combined power to vote generally for the election of Bright Horizons directors is commenced, and the Bright Horizons Board of Directors does not recommend that stockholders not tender their shares into such tender or exchange offer.

     CorporateFamily and Bright Horizons may amend the Merger Agreement either before or after approval by the CorporateFamily shareholders of the Merger Agreement and approval by the Bright Horizons stockholders of the Merger Agreement, except that after such approval, no amendment may be made that, under Tennessee or Delaware law, requires further approval by the CorporateFamily or Bright Horizons stockholders, as the case may be, without such further approval. At any time prior to the Effective Time, either Bright Horizons or CorporateFamily may extend the time specified in the Merger Agreement for the performance of any of the obligations of the other party, waive any inaccuracies in the representations and warranties of the other party contained in the Merger Agreement or in any document delivered pursuant thereto or waive compliance by any other party with any of the agreements or conditions of such other party contained in the Merger Agreement.

FEES AND EXPENSES

     Each party shall bear its own expenses in connection with the Merger Agreement and the transactions contemplated thereby except that (a) Bright Horizons shall pay to CorporateFamily by wire transfer $4.0 million (the "Bright Horizons Termination Fee"), upon demand, if any of (i) through (v) occur and
(vi) occurs: (i) Bright Horizons shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders, or (ii) there has been a material breach by Bright Horizons of any of its representations, warranties, covenants or agreements materially adversely affecting the consummation of the Merger or materially adversely affecting Bright Horizons that is not cured within 20 business days after receipt by Bright Horizons of written notice thereof, or
(iii) the Bright Horizons Board of Directors has recommended to its stockholders a Superior Proposal, or (iv) the Bright Horizons Board of Directors shall have withdrawn, modified or changed its approval or recommendation or shall have failed to call, give notice of, convene or hold a stockholder's meeting, or (v) a tender or exchange offer for outstanding shares of Bright Horizons Common Stock then representing 30% or more of the combined power to vote generally for the election of Bright Horizons directors is commenced, and the Bright Horizons Board of Directors does not recommend that stockholders not tender their shares into such tender or exchange offer, and (vi) prior to the time the Merger Agreement is terminated or the time of the Bright Horizons Special Meeting, a Bright Horizons Takeover Proposal shall have been publicly announced or shall have become publicly known, and during the term of the Merger Agreement or within twelve months after the termination of the Merger Agreement a Bright Horizons Takeover Event shall occur; and (b) CorporateFamily shall pay to Bright Horizons by wire transfer $4.0 million (the "CorporateFamily Termination Fee"), upon demand, if any of (i) through (v) occur and (vi) occurs: (i) CorporateFamily shall have convened a meeting of its shareholders to vote upon the Merger and shall have failed to obtain the requisite vote of its shareholders, or (ii) there has been a material breach by CorporateFamily of any of its representations, warranties, covenants or agreements materially adversely affecting the consummation of the Merger or materially adversely affecting CorporateFamily that is not cured within 20 business days after receipt by CorporateFamily of written notice thereof, or (iii) the CorporateFamily Board of Directors has recommended to its shareholders a Superior Proposal, or (iv) the CorporateFamily Board of Directors shall have withdrawn, modified or changed its approval or recommendation or shall have failed to call, give notice of, convene or hold a shareholder's meeting, or (v) a tender or exchange offer for outstanding shares of CorporateFamily Common Stock then representing 30% or more of the combined power to vote generally for the election of CorporateFamily directors is commenced, and the CorporateFamily Board of Directors does not recommend that shareholders not tender their shares into such tender or exchange offer, and (vi) prior to the time the Merger Agreement is terminated or the time of the CorporateFamily Special Meeting, a CorporateFamily Takeover Proposal shall have been publicly announced or shall have become publicly known, and during the term of the Merger Agreement or within twelve months after the termination of the Merger Agreement a CorporateFamily Takeover Event shall occur.

                            STOCK OPTION AGREEMENTS

     The following description of the CorporateFamily Stock Option Agreement and the Bright Horizons Stock Option Agreement (collectively, the "Option Agreements") does not purport to be complete and is qualified in its entirety by reference to the Option Agreements, copies of which are attached hereto as Annexes II and III.

     As a condition to each party's willingness to enter into the Merger Agreement, each of Bright Horizons and CorporateFamily entered into the Option Agreements, whereby each party, as Issuer, granted to the other, as Grantee, the irrevocable right to purchase ten percent of its outstanding shares of common stock as of April 26, 1998 (constituting 460,828 shares of CorporateFamily Common Stock and 560,073 shares of Bright Horizons Common Stock, respectively) at an exercise price equal to the average of the daily last sale price of such common stock on The Nasdaq National Market during the ten day trading period ending on May 1, 1998 (equaling $28.56 per share for CorporateFamily Common Stock or $28.19 per share for Bright Horizons Common Stock), in each case an "Option Price."

     A party may exercise its option only upon the occurrence of a Triggering Event (as defined in the Option Agreements) prior to an Option Termination Event. An Option Termination Event means any of the following events: (i) immediately prior to the Effective Time of the Merger; (ii) termination of the Merger Agreement (other than upon or during the continuance of a Triggering Event); or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Triggering Event (or if, at the expiration of such 180-day period the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, ten business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, the option may not be exercised if the Grantee is in material breach of its representation or warranties, or in material breach of any of its covenants or agreements contained in the Option Agreement or the Merger Agreement. A Triggering Event shall occur as to CorporateFamily or Bright Horizons when a CorporateFamily Takeover Proposal (as defined in the Option Agreements) or a Bright Horizons Takeover Proposal (as defined in the Option Agreements), respectively, shall have been publicly announced or shall have become publicly known prior to the time the Merger Agreement is terminated or the time of the Special Meetings. No Triggering Event has occurred as of the date of this Joint Proxy Statement/Prospectus.

     If a Triggering Event occurs before an Option Termination Event and an Issuer Takeover Event (as defined in the Option Agreements) occurs within twelve months after the Triggering Event, a "Repurchase Event" shall be deemed to have occurred. Within ten business days following the occurrence of a Repurchase Event, the Grantee will have a right to require Issuer to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which (A) the Alternative Proposal Price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and to repurchase the Option Shares (as defined in the Option Agreements) from each owner of Option Shares (excluding such Option Shares as have been publicly distributed) from time to time (each, an "Owner") at a price (the "Option Share Repurchase Price") equal to the Alternative Proposal Price multiplied by the number of Option Shares then held by such Owner. The term "Alternative Proposal Price" shall mean, as of any date for the determination thereof, the price per share of common stock paid pursuant to the Issuer Takeover Event or, in the event of a sale of assets of Issuer, the last per-share sale price of common stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the Issuer Takeover Event shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee.

     After the first occurrence of an Issuer Triggering Event and prior to the later of 18 months immediately following the first purchase of shares pursuant to the option or the Option Termination Date, the Grantee must give the Issuer a right of first refusal prior to transferring the option or any Option Shares. The Issuer may purchase the shares under the terms of the proposed transfer by accepting the offer within ten business days of the Grantee's notice to the Issuer and settling the purchase within ten business days of the acceptance. The Issuer will have no right of refusal as to (i) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (ii) any disposition of common stock or other securities by a person to whom Grantee has assigned its rights under the option with the consent of Issuer, (iii) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer, or (iv) any transfer to a wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

     If a Triggering Event occurs prior to an Option Termination Event, the Grantee may require the Issuer to file a shelf registration statement covering shares issued or issuable pursuant to the option, and may demand a second such registration within 18 months after the first request if reasonably necessary to effect sales or other dispositions of such shares.

     The parties entered into the Option Agreements in an effort to increase the likelihood that the Merger will be consummated in accordance with the terms of the Merger Agreement. Therefore, certain aspects of the Option Agreements may have the effect of discouraging persons who now, or prior to the Effective Time, may be interested in acquiring all of or a significant interest in CorporateFamily or Bright Horizons or proposing such an acquisition. Exercise of an option by either company as Grantee in the event such option became exercisable would provide the Grantee with the right to vote approximately ten percent of the Issuer's Common Stock now outstanding, but would have no economic benefit unless another proposal involved consideration in excess of the applicable exercise price. In addition, the grant of the option may be deemed to cause either company as Issuer to be ineligible to participate in a pooling of interests transaction with another party if the Merger does not occur.

              BRIGHT HORIZONS FAMILY SOLUTIONS UNAUDITED PRO FORMA
                         COMBINED FINANCIAL INFORMATION

     The following unaudited pro forma combined financial information gives effect to the Merger of Bright Horizons and CorporateFamily under the pooling of interests method of accounting. This pro forma financial information is presented for illustrative purposes only and therefore is not necessarily indicative of the operating results and financial position that might have been achieved had the Merger occurred as of an earlier date, nor is it necessarily indicative of operating results and financial position which may occur in the future.

     A pro forma combined balance sheet is provided as of March 31, 1998 for Bright Horizons and April 3, 1998 for CorporateFamily, giving effect to the Merger. Pro forma combined statements of operations are provided for the three month periods ended March 31, 1997 and 1998 for Bright Horizons and for the three month periods ended March 28, 1997 and April 3, 1998 for CorporateFamily, respectively, and for the years ended June 30, 1995, 1996 and 1997 for Bright Horizons and for the years ended December 29, 1995, December 27, 1996 and January 2, 1998 for CorporateFamily, respectively, giving effect to the Merger.

     Bright Horizons has a fiscal year ending on June 30 and CorporateFamily has a fiscal year ending on the Friday closest to December 31. If the Merger is consummated, the fiscal year of Bright Horizons Family Solutions will end December 31, and it is Bright Horizons' intention to restate its 1997 results to conform to a calendar year presentation. As such, an unaudited pro forma combined statement of operations combining Bright Horizons' results for the twelve months ended December 31, 1997 with CorporateFamily's results for the year ended January 2, 1998 has also been presented. The results of Bright Horizons for the six months ended June 30, 1997, resulting in net revenues and net income of $45.1 million and $741,000, respectively, have been included in the summary pro forma statements of operations for both the calendar and fiscal years ended 1997.

     The unaudited combined pro forma information does not purport to represent what the financial position or results of operations would have actually been had the Merger occurred at the beginning of the earliest period presented or to project the financial position or results of operations for any future date or period. The results of operations do not include nonrecurring Merger-related costs estimated to be $7.5 million, nor do they incorporate any benefits from any potential cost savings or synergies following the Merger. The unaudited pro forma combined information assumes the exchange of each outstanding share of CorporateFamily Common Stock for one share of Bright Horizons Family Solutions Common Stock and each outstanding share of Bright Horizons Common Stock for
1.15022 shares of Bright Horizons Family Solutions Common Stock. The unaudited pro forma combined financial information should be read in conjunction with, and is qualified by reference to, Management's Discussion and Analysis of Financial Condition and Results of Operations and the historical financial statements and notes thereto of Bright Horizons and CorporateFamily Solutions included elsewhere in this Joint Proxy Statement/Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                   AT MARCH 31, 1998 FOR BRIGHT HORIZONS AND
                       APRIL 3, 1998 FOR CORPORATEFAMILY
                                 (IN THOUSANDS)

                                                 HISTORICAL        HISTORICAL       PRO FORMA    PRO FORMA
                                               BRIGHT HORIZONS   CORPORATEFAMILY   ADJUSTMENTS   COMBINED
                                               ---------------   ---------------   -----------   ---------
                                                  ASSETS
Current assets
  Cash and cash equivalents..................      $15,414           $13,474        $            $ 28,888
  Restricted cash............................           --               178                          178
  Accounts receivable, net...................        3,410             6,735                       10,145
  Prepaid expenses and other.................        1,638               152                        1,790
  Deferred income taxes......................        2,753             1,300                        4,053
                                                   -------           -------        --------     --------
          Total current assets...............       23,215            21,839                       45,054
  Fixed assets, net..........................       20,273             3,675                       23,948
  Deferred charges, net......................          366                --                          366
  Intangible and other assets................        5,635             6,585                       12,220
  Deferred income taxes......................        1,979               103                        2,082
                                                   -------           -------        --------     --------
          Total assets.......................      $51,468           $32,202        $            $ 83,670
                                                   =======           =======        ========     ========

                                   LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
  Current maturities of long term debt.......      $    80           $    --        $            $     80
  Accounts payable and accrued expenses......       10,859             6,261           7,500       24,620
  Income taxes payable.......................        1,139               122                        1,261
  Other current liabilities..................          425             1,141                        1,566
  Deferred revenue...........................        5,942               632                        6,574
                                                   -------           -------        --------     --------
          Total current liabilities..........       18,445             8,156           7,500       34,101
  Long term debt and obligations under
     capital leases, net of current
     portion.................................          682                --                          682
  Accrued rent...............................        1,607                --                        1,607
  Other long term liabilities................        1,350             1,555                        2,905
  Deferred revenue...........................        2,619               833                        3,452
                                                   -------           -------        --------     --------
          Total liabilities..................       24,703            10,544           7,500       42,747
                                                   -------           -------        --------     --------
  Stockholders' equity:
  Common stock...............................           56            25,279         (25,225)         110
  Additional paid in capital.................       36,512                --          25,225       61,737
  Accumulated deficit........................       (9,803)           (3,621)         (7,500)     (20,924)
                                                   -------           -------        --------     --------
  Total stockholders' equity.................       26,765            21,658          (7,500)      40,923
                                                   -------           -------        --------     --------
          Total liabilities and stockholders'
            equity...........................      $51,468           $32,202        $            $ 83,670
                                                   =======           =======        ========     ========

        See notes to unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
         FOR THE THREE MONTHS ENDED MARCH 31, 1998 FOR BRIGHT HORIZONS
        AND FOR THE THREE MONTHS ENDED APRIL 3, 1998 FOR CORPORATEFAMILY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              BRIGHT HORIZONS   CORPORATEFAMILY
                                               THREE MONTHS      THREE MONTHS
                                                   ENDED             ENDED         PRO FORMA    PRO FORMA
                                              MARCH 31, 1998     APRIL 3, 1998    ADJUSTMENTS    COMBINED
                                              ---------------   ---------------   -----------   ----------
Revenue.....................................    $   27,620        $   21,248        $           $   48,868
Center operating expenses...................        23,229            18,758             28         42,015
                                                ----------        ----------        -------     ----------
          Gross profit......................         4,391             2,490            (28)         6,853
Selling, general and administrative.........         2,973             1,570            (13)         4,530
Amortization................................            70               208            (15)           263
                                                ----------        ----------        -------     ----------
          Income from operations............         1,348               712                         2,060
Interest income.............................           108               172                           280
                                                ----------        ----------        -------     ----------
          Income before income taxes........         1,456               884                         2,340
Income tax expense..........................          (596)             (370)                         (966)
                                                ----------        ----------        -------     ----------
          Net income........................    $      860        $      514        $           $    1,374
                                                ==========        ==========        =======     ==========
Pro forma net income per share -- basic.....    $     0.15        $     0.11                    $     0.13
                                                ==========        ==========                    ==========
Pro forma weighted average number of common
  shares -- basic...........................         5,564             4,541                        10,940
                                                ==========        ==========                    ==========
Pro forma net income per share -- diluted...    $     0.14        $     0.10                    $     0.11
                                                ==========        ==========                    ==========
Pro forma weighted average number of common
  and common equivalent shares -- diluted...         6,119             5,294                        12,332
                                                ==========        ==========                    ==========

        See notes to unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
         FOR THE THREE MONTHS ENDED MARCH 31, 1997 FOR BRIGHT HORIZONS
       AND FOR THE THREE MONTHS ENDED MARCH 28, 1997 FOR CORPORATEFAMILY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              BRIGHT HORIZONS   CORPORATEFAMILY
                                               THREE MONTHS      THREE MONTHS
                                                   ENDED             ENDED         PRO FORMA    PRO FORMA
                                              MARCH 31, 1997    MARCH 28, 1997    ADJUSTMENTS    COMBINED
                                              ---------------   ---------------   -----------   ----------
Revenue.....................................    $   21,857        $   17,479        $           $   39,336
Center operating expenses...................        18,287            15,341             49         33,677
                                                ----------        ----------        -------     ----------
          Gross profit......................         3,570             2,138            (49)         5,659
Selling, general and administrative.........         2,378             1,416             (8)         3,786
Amortization................................           140               200            (41)           299
                                                ----------        ----------        -------     ----------
          Income from operations............         1,052               522                         1,574
Interest expense............................           (82)              (72)                         (154)
                                                ----------        ----------        -------     ----------
          Income before income taxes........           970               450                         1,420
Income tax expense..........................          (397)             (221)                         (618)
                                                ----------        ----------        -------     ----------
          Net income before preferred stock
            dividends.......................           573               229                           802
Preferred stock dividends...................           275                --                           275
                                                ----------        ----------        -------     ----------
          Net income available to common
            stockholders....................    $      298        $      229        $           $      527
                                                ==========        ==========        =======     ==========
Pro forma net income per share -- basic.....    $     0.54        $     0.12                    $     0.21
                                                ==========        ==========                    ==========
Pro forma weighted average number of common
  shares -- basic...........................           556             1,908                         2,548
                                                ==========        ==========                    ==========
Pro forma net income per share -- diluted...    $     0.13        $     0.07                    $     0.10
                                                ==========        ==========                    ==========
Pro forma weighted average number of common
  and common equivalent shares -- diluted...         4,316             3,295                         8,259
                                                ==========        ==========                    ==========

        See notes to unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
       FOR THE TWELVE MONTHS ENDED DECEMBER 31, 1997 FOR BRIGHT HORIZONS
           AND FOR THE YEAR ENDED JANUARY 2, 1998 FOR CORPORATEFAMILY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                 CALENDAR
                                                 CALENDAR         HISTORICAL       PRO FORMA    PRO FORMA
                                              BRIGHT HORIZONS   CORPORATEFAMILY   ADJUSTMENTS    COMBINED
                                              ---------------   ---------------   -----------   ----------
Revenue.....................................    $   94,833        $   77,722        $           $  172,555
Center operating expenses...................        80,417            68,734            161        149,312
                                                ----------        ----------        -------     ----------
          Gross profit......................        14,416             8,988           (161)        23,243
Selling, general and administrative.........        10,490             5,822            (13)        16,299
Amortization................................           420               784           (148)         1,056
Other charges(1)............................           543               297                           840
                                                ----------        ----------        -------     ----------
          Income from operations............         2,963             2,085                         5,048
Interest income (expense)...................          (153)              109                           (44)
                                                ----------        ----------        -------     ----------
          Income before income taxes........         2,810             2,194                         5,004
Income tax expense..........................        (1,153)           (1,090)                       (2,243)
                                                ----------        ----------        -------     ----------
          Net income before preferred stock
            dividends.......................         1,657             1,104                         2,761
Preferred stock dividends...................           897                --                           897
                                                ----------        ----------        -------     ----------
          Net income available to common
            stockholders....................    $      760        $    1,104        $           $    1,864
                                                ==========        ==========        =======     ==========
Pro forma net income per share -- basic.....    $     0.59        $     0.39                    $     0.43
                                                ==========        ==========                    ==========
Pro forma weighted average number of common
  shares -- basic...........................         1,297             2,841                         4,333
                                                ==========        ==========                    ==========
Pro forma net income per share -- diluted...    $     0.36        $     0.28                    $     0.30
                                                ==========        ==========                    ==========
Pro forma weighted average number of common
  and common equivalent shares -- diluted...         4,606             3,995                         9,293
                                                ==========        ==========                    ==========

---------------

(1) Bright Horizons incurred costs of $543,000 associated with a proposed public offering of securities. Because the offering was delayed, the amounts were treated as period costs and expensed in the quarter ended June 30, 1997. In the year ended January 2, 1998 CorporateFamily incurred a non-cash expense (compensation) related to removing the restrictions on common stock held by an officer of CorporateFamily.

        See notes to unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED JUNE 30, 1997 FOR BRIGHT HORIZONS
           AND FOR THE YEAR ENDED JANUARY 2, 1998 FOR CORPORATEFAMILY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 HISTORICAL        HISTORICAL       PRO FORMA    PRO FORMA
                                               BRIGHT HORIZONS   CORPORATEFAMILY   ADJUSTMENTS   COMBINED
                                               ---------------   ---------------   -----------   ---------
Revenue......................................      $85,001           $77,722         $           $162,723
Center operating expenses....................       72,675            68,734             174      141,583
                                                   -------           -------         -------     --------
          Gross profit.......................       12,326             8,988            (174)      21,140
Selling, general and administrative..........        9,007             5,822              22       14,851
Amortization.................................          560               784            (196)       1,148
Other charges(1).............................          543               297                          840
                                                   -------           -------         -------     --------
          Income from operations.............        2,216             2,085                        4,301
Interest income (expense)....................         (275)              109                         (166)
                                                   -------           -------         -------     --------
          Income before income taxes.........        1,941             2,194                        4,135
Income tax expense...........................         (794)           (1,090)                      (1,884)
                                                   -------           -------         -------     --------
          Net income before preferred stock
            dividends........................        1,147             1,104                        2,251
Preferred stock dividends....................        1,098                --                        1,098
                                                   -------           -------         -------     --------
          Net income available to common
            stockholders.....................      $    49           $ 1,104         $           $  1,153
                                                   =======           =======         =======     ========
Pro forma net income per share -- basic......      $  0.09           $  0.39                     $   0.33
                                                   =======           =======                     ========
Pro forma weighted average number of common
  shares -- basic............................          555             2,841                        3,480
                                                   =======           =======                     ========
Pro forma net income per share -- diluted....      $  0.04           $  0.28                     $   0.21
                                                   =======           =======                     ========
Pro forma weighted average number of common
  and common equivalent shares -- diluted....        1,208             3,995                        5,389
                                                   =======           =======                     ========

---------------

(1) Bright Horizons incurred costs of $543,000 associated with a proposed public offering of securities. Because the offering was delayed, the amounts were treated as period costs. In addition, CorporateFamily incurred other expense relates to a non-cash expense (compensation) related to removing the restrictions on common stock held by an officer of CorporateFamily.

        See notes to unaudited pro forma combined financial information.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED JUNE 30, 1996 FOR BRIGHT HORIZONS
          AND FOR THE YEAR ENDED DECEMBER 27, 1996 FOR CORPORATEFAMILY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                               HISTORICAL        HISTORICAL       PRO FORMA    PRO FORMA
                                             BRIGHT HORIZONS   CORPORATEFAMILY   ADJUSTMENTS    COMBINED
                                             ---------------   ---------------   -----------   ----------
Revenue....................................    $   64,181        $   62,926      $             $  127,107
Center operating expenses..................        55,615            55,588             148       111,351
                                               ----------        ----------      ----------    ----------
          Gross profit.....................         8,566             7,338            (148)       15,756
Selling, general and administrative........         6,376             4,659              62        11,097
Amortization...............................         1,680               759            (210)        2,229
                                               ----------        ----------      ----------    ----------
          Income from operations...........           510             1,920                         2,430
Interest expense...........................          (194)             (343)                         (537)
                                               ----------        ----------      ----------    ----------
          Income before income taxes.......           316             1,577                         1,893
Income tax benefit.........................         1,005             1,159                         2,164
                                               ----------        ----------      ----------    ----------
          Net income before preferred stock
            dividends......................         1,321             2,736                         4,057
Preferred stock dividends..................         1,098                --                         1,098
                                               ----------        ----------      ----------    ----------
          Net income available to common
            stockholders...................    $      223        $    2,736      $             $    2,959
                                               ==========        ==========      ==========    ==========
Pro forma net income per share -- basic....    $     0.41        $     1.44                    $     1.17
                                               ==========        ==========                    ==========
Pro forma weighted average number of common
  shares -- basic..........................           538             1,903                         2,522
                                               ==========        ==========                    ==========
Pro forma net income per share --diluted...    $     0.20        $     0.85                    $     0.66
                                               ==========        ==========                    ==========
Pro forma weighted average number of common
  and common equivalent shares --diluted...         1,108             3,227                         4,501
                                               ==========        ==========                    ==========

        See notes to unaudited pro forma combined financial information.

                          UNAUDITED PRO FORMA COMBINED
                            STATEMENT OF OPERATIONS
              FOR THE YEAR ENDED JUNE 30, 1995 FOR BRIGHT HORIZONS
          AND FOR THE YEAR ENDED DECEMBER 29, 1995 FOR CORPORATEFAMILY
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                 HISTORICAL        HISTORICAL       PRO FORMA    PRO-FORMA
                                               BRIGHT HORIZONS   CORPORATEFAMILY   ADJUSTMENTS    COMBINED
                                               ---------------   ---------------   -----------   ----------
Revenue......................................      $43,693           $36,920          $           $80,613
Center operating expenses....................       37,209            32,708            72         69,989
                                                   -------           -------          ----        -------
          Gross profit.......................        6,484             4,212           (72)        10,624
Selling, general and administrative..........        5,174             3,525            58          8,757
Amortization.................................           80               520          (130)           470
                                                   -------           -------          ----        -------
          Income from operations.............        1,230               167                        1,397
Interest income (expense)....................           21               (86)                         (65)
                                                   -------           -------          ----        -------
          Income before income taxes.........        1,251                81                        1,332
Income tax benefit...........................          382               460                          842
                                                   -------           -------          ----        -------
          Net income before preferred stock
            dividends........................        1,633               541                        2,174
Preferred stock dividends....................        1,098                --                        1,098
                                                   -------           -------          ----        -------
          Net income available to common
            stockholders.....................      $   535           $   541          $           $ 1,076
                                                   =======           =======          ====        =======
Pro forma net income per share -- basic......      $  1.00           $  0.34                      $  0.48
                                                   =======           =======                      =======
Pro forma weighted average number of common
  shares -- basic............................          533             1,614                        2,227
                                                   =======           =======                      =======
Pro forma net income per share -- diluted....      $  0.40           $  0.19                      $  0.28
                                                   =======           =======                      =======
Pro forma weighted average number of common
  and common equivalent shares -- diluted....        4,123             2,923                        7,665
                                                   =======           =======                      =======

        See notes to unaudited pro forma combined financial information.

                        BRIGHT HORIZONS FAMILY SOLUTIONS
                NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

1. MERGER

     Pursuant to the terms of the Merger Agreement, when the Merger becomes effective, each outstanding share of CorporateFamily Common Stock will be converted into one share of Bright Horizons Family Solutions Common Stock and each outstanding share of Bright Horizons Common Stock will be converted into
1.15022 shares of Bright Horizons Family Solutions Common Stock. The pro forma statements of operations assume that the transaction will be accounted for as a pooling of interests. The pro forma statements of operations do not include the estimated expenses of $7.5 million relating to the Merger expected to be incurred in the period in which the Merger becomes effective.

     The pro forma combined balance sheet assumes that the Merger took place on the balance sheet date and combines the March 31, 1998 balance sheet for Bright Horizons with the April 3, 1998 balance sheet for CorporateFamily.

     No adjustments have been made in these pro forma financial statements to conform the accounting policies of the combining companies. The nature and extent of such adjustments, if any, are not expected to be significant.

     Certain statement of operations reclassifications have been made to conform to the presentation expected to be used by Bright Horizons Family Solutions.

2. PRO FORMA ADJUSTMENTS

     The pro forma balance sheet has been adjusted to give effect to the estimated expenses of $7.5 million relating to the Merger as if they have been incurred as of the balance sheet date.

3. EARNINGS PER SHARE

     The pro forma net income per share is based on the weighted average number of shares of common stock and common stock equivalents outstanding of Bright Horizons and CorporateFamily for each period assuming that each outstanding share of CorporateFamily Common Stock and Common Stock Equivalent is exchanged for one share of Bright Horizons Family Solutions Common Stock and each outstanding share of Bright Horizons Common Stock and Common Stock Equivalent is exchanged for 1.15022 shares of Bright Horizons Family Solutions Common Stock.

     Historical diluted earnings per share for Bright Horizons does not assume the conversion of preferred stock in periods where the results would have been anti-dilutive.

                                BRIGHT HORIZONS

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The selected consolidated financial data as of June 30, 1996 and 1997 and for each of the years in the three-year period ended June 30, 1997 have been derived from Bright Horizons' Consolidated Financial Statements, which have been audited by Price Waterhouse LLP, independent public accountants, and are included elsewhere in this Joint Proxy Statement/Prospectus. The selected consolidated financial data as of March 31, 1998 and for the nine months ended March 31, 1998 have been derived from unaudited consolidated financial statements of Bright Horizons which have been prepared on the same basis as the audited consolidated financial statements and which, in the opinion of the management of Bright Horizons, include all adjustments necessary for a fair presentation of such data. The results of operations for the nine months ended March 31, 1998 are not necessarily indicative of the results for the full year. The selected consolidated balance sheet data as of June 30, 1993, 1994 and 1995 and the selected consolidated statement of income data for each of fiscal years ending June 30, 1993 and 1994 have been derived from audited consolidated financial statements, which have also been audited by Price Waterhouse LLP, not included herein. The selected consolidated financial and operating data set forth below is qualified in its entirety by, and should be read in conjunction with, "Management's Discussion and Analysis of Financial Condition and Results of Operations of Bright Horizons" and the consolidated financial statements and notes thereto included elsewhere in this Joint Proxy Statement/Prospectus.

                                                                                                            NINE MONTHS
                                                              FISCAL YEAR ENDED JUNE 30,                  ENDED MARCH 31,
                                                 -----------------------------------------------------   ------------------
                                                   1993        1994       1995     1996(1)      1997       1997      1998
                                                 --------    --------   --------   --------   --------   --------   -------
STATEMENT OF OPERATIONS DATA:
Net revenues...................................  $ 23,812    $ 32,012   $ 43,693   $ 64,181   $ 85,001   $ 61,765   $77,360
Cost of services(2)............................    20,611      27,592     37,209     55,615     72,675     53,032    65,720
                                                 --------    --------   --------   --------   --------   --------   -------
Gross profit...................................     3,201       4,420      6,484      8,566     12,326      8,733    11,640
Selling, general and administrative
  expenses(2)..................................     3,034       3,578      5,174      6,376      9,007      6,429     8,504
Amortization of non-compete agreements(2)(3)...        --          --         80      1,680        560        420       210
Transaction costs(4)...........................        --          --         --         --        543         --        --
                                                 --------    --------   --------   --------   --------   --------   -------
Income from operations.........................       167         842      1,230        510      2,216      1,884     2,926
Interest income (expense), net.................       (14)        (17)        21       (194)      (275)      (226)       86
                                                 --------    --------   --------   --------   --------   --------   -------
Income before income taxes.....................       153         825      1,251        316      1,941      1,658     3,012
Income tax benefit (provision)(5)..............        --         319        382      1,005       (794)      (678)   (1,235)
                                                 --------    --------   --------   --------   --------   --------   -------
Net income before preferred stock dividends and
  accretion on redeemable common stock.........       153       1,144      1,633      1,321      1,147        980     1,777
                                                 --------    --------   --------   --------   --------   --------   -------
Preferred stock cumulative dividends and
  accretion on redeemable common stock.........     1,101       1,099      1,098      1,098      1,098        824       348
                                                 --------    --------   --------   --------   --------   --------   -------
Net income (loss) applicable to common
  stockholders.................................  $   (948)   $     45   $    535   $    223   $     49   $    156   $ 1,429
                                                 ========    ========   ========   ========   ========   ========   =======
Net income (loss) per share-basic..............  $  (1.82)   $   0.09   $   1.00   $   0.41   $   0.09   $   0.28   $  0.45
                                                 ========    ========   ========   ========   ========   ========   =======
Net income per share-diluted(6)................  $    N/A(6) $   0.07   $   0.40   $   0.20   $   0.04   $   0.13   $  0.34
                                                 ========    ========   ========   ========   ========   ========   =======
SELECTED OPERATING DATA (AT END OF PERIOD):
Number of clients..............................        53          70         85        119        134        130       145
Number of centers..............................        54          72         87        124        140        134       155
Licensed capacity(7)...........................     4,625       6,318      7,607     12,642     14,156     13,580    16,612
BALANCE SHEET DATA (AT END OF PERIOD):
Working capital................................  $    802    $    544   $    900   $  2,412   $     87   $  2,065   $ 4,770
Total assets...................................     8,104      10,467     12,970     24,535     28,519     28,614    51,469
Long-term debt and capital lease obligations,
  including current maturities.................       775         713        874      4,733      4,275      4,483       762
Mandatorily redeemable convertible preferred
  stock........................................    15,311      16,410     17,508     18,607     19,705     19,430        --
Stockholders' equity (deficit)(8)..............   (12,031)    (11,983)   (11,447)   (11,215)   (11,160)   (11,053)   26,765

---------------

(1) Effective December 1, 1995, Bright Horizons acquired the business and some of the assets and liabilities of GreenTree. Fiscal 1996 results include seven months of GreenTree operating results. If the GreenTree acquisition had occurred on July 1, 1995, Bright Horizons' pro forma net revenues, gross profit and net income for fiscal 1996 would have been $70.4 million, $8.8 million and $988,000, respectively.
(2) Total depreciation and amortization is comprised of (i) center depreciation included in cost of services, (ii) corporate facility depreciation and amortization of goodwill included in selling, general and administrative expenses and (iii) amortization of non-compete agreements discussed in Note 3 below. Total depreciation and amortization was approximately $517,000, $652,000, $871,000, $2.8 million, $2.2 million, $1.6 million and $1.8 million in fiscal 1993, 1994, 1995, 1996, 1997 and the nine months ended March 31, 1997 and 1998, respectively.
(3) In connection with the acquisitions of Burud in fiscal 1995 and GreenTree in fiscal 1996, Bright Horizons received, in each case, an agreement from the seller not to compete with Bright Horizons for a certain future period. Bright Horizons recorded intangible assets for the non-compete agreements of $600,000 in fiscal 1995 and $2.0 million in fiscal 1996. These amounts are being amortized over the estimated period of benefit. The remaining $70,000 in amortization expense associated with these non-compete agreements will be recorded in the quarter ended June 30, 1998.
(4) In fiscal 1997, Bright Horizons incurred costs of $543,000 associated with a proposed public offering of securities. Because the offering was delayed, the amounts incurred were treated as a period cost.
(5) In each of fiscal 1994, 1995 and 1996 Bright Horizons recorded an income tax benefit on pre-tax earnings. These benefits include $652,000, $1.0 million and $1.4 million for fiscal 1994, 1995 and 1996, respectively, representing decreases in the tax valuation allowance, net of $1.1 million applied to reduce goodwill in 1996. In fiscal 1997, Bright Horizons recorded an income tax provision which was not materially affected by changes in the valuation allowance net of amounts applied to reduce goodwill.
(6) Diluted earnings per share was not presented for fiscal 1993 because the effect of considering the additional dilution related to preferred stock, options and warrants would have been anti-dilutive. The conversion of preferred stock was not assumed in the diluted earnings per share calculations for fiscal 1994, 1996 and 1997 and for the nine months ended March 31, 1997 as the results would have been anti-dilutive.
(7) Represents the total capacity permitted under applicable state licenses.
(8) In November 1997, Bright Horizons completed an initial public offering of 2,970,000 shares of common stock, of which 1,350,000 shares were issued and sold by Bright Horizons and the remainder by selling stockholders, at an offering price of $13.00 per share.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF BRIGHT HORIZONS

OVERVIEW

     Bright Horizons was founded in 1986 by current Chairman and Chief Executive Officer Roger H. Brown and current President Linda A. Mason to provide corporate-sponsored early education and family support services. Bright Horizons operates the largest number of corporate-sponsored child development centers in the United States, with 155 centers providing care and education to more than 15,000 children and their families.

     Bright Horizons opened its first two centers in August 1987, and grew to 41 centers by June 30, 1992. Since 1992, Bright Horizons has grown by opening new centers and through acquisitions of other operators of child development centers, including Cornerstone West, Inc. in fiscal 1994, Burud in fiscal 1995, Greentree in fiscal 1996 and The Learning Garden in July 1997. In connection with the acquisition of The Learning Garden, Bright Horizons reorganized into a holding company structure whose principal operations are conducted through its wholly owned subsidiary Bright Horizon's Children's Centers, Inc. Bright Horizons' revenue growth has been primarily due to the addition of new centers as well as increased enrollment at existing centers. Bright Horizons serves many of the nation's leading corporations including Allstate Insurance Company, Apple Computer, Duke Power, DuPont, First Union National Bank, Glaxo Wellcome, IBM (through the American Business Collaborative), Merck & Co., Inc., Motorola, Paramount Pictures, Pfizer, Salomon Brothers, Sony Pictures Entertainment, Time Warner Inc., Universal Studios, Inc., Warner Bros., and Xerox. In addition, Bright Horizons provides early education services for well known institutions such as the United Nations, New York Hospital, The George Washington University, John F. Kennedy Airport and Beth Israel Deaconess Medical Center. Bright Horizons operates multiple centers and services for 13 of its clients. Bright Horizons seeks to cluster centers in geographic areas to enhance operating efficiencies and create a leading market presence. Bright Horizons has created a major market presence in Boston, Charlotte, Chicago, Hartford, Los Angeles, New York, Raleigh/Durham, San Francisco, Seattle and Washington, D.C.

     Sponsorship Models. Although the specifics of Bright Horizons' corporate sponsorship arrangements vary widely, there are two basic forms -- the corporate-sponsored model and the management contract model. Under the corporate-sponsored model, which comprises approximately 80% of it's operating sites, Bright Horizons operates a child development center on the premises of a corporate sponsor, giving priority enrollment to the children of the corporate sponsor's employees. Bright Horizons maintains profit-and-loss responsibility for the operation of the center, and, as part of the arrangement, receives financial support from the corporate sponsor, which can take various forms, including reduced occupancy costs, tuition-assistance and start-up and/or operating cost assistance. Newly opened corporate-sponsored centers generally operate at a loss until utilization levels of approximately 60% or more are achieved, which typically occur by the end of the first year of operations. When Bright Horizons takes over an existing corporate-sponsored center operated by another provider, it also generally sustains operating losses, though for a shorter period than with newly opened centers.

     Under the management contract model, which comprises approximately 20% of Bright Horizons' operating sites, Bright Horizons operates a work-site child development center, generally under a cost-plus agreement. These cost-plus arrangements generally include a fixed management fee that is based on center capacity and require that the sponsor reimburse Bright Horizons for all operating expenses in excess of tuition revenues within an agreed upon budget. The fixed management fees generally are not subject to adjustment if the actual number of children enrolled is below center capacity. The sponsor is typically responsible for all start-up costs and facility maintenance under this model. Therefore, Bright Horizons does not sustain pre-opening or initial operating losses under the management contract model. The management contract model centers experience slightly lower operating margins than the corporate-sponsored model at full maturity. At March 31, 1998, Bright Horizons operated 123 centers under the corporate sponsored model and 32 centers under the management contract model.

     Under the corporate-sponsored model, Bright Horizons' revenues consist primarily of tuition paid by parents, supplemented in some cases by direct payments from corporate sponsors and, to a far lesser extent, direct payment from government agencies. Under the management contract model, in addition to tuitions, revenues also include management fees and reimbursable expenses. In all cases, revenues are recognized as services are performed. Tuition payments are generally received in advance and are typically payable by parents monthly, and in some cases, weekly. Management fees payable by corporate sponsors are generally received monthly in advance, while reimbursable expenses are received monthly in arrears. Frequently, Bright Horizons maintains an advance from the corporate sponsor against reimbursable expenses. Tuition, management fees and fees for reservation of priority enrollment rights paid in advance are recorded as deferred revenue and recognized in the appropriate period.

     Center Economics. Bright Horizons' investment in a new corporate-sponsored child development center consists of pre-opening expenses, post-opening losses and capital expenditures. The amount Bright Horizons is required to invest to open a new center varies considerably, based primarily on the size of the center, the type of sponsorship model under which the center will operate and the specific contractual arrangements between Bright Horizons and the center sponsor. Bright Horizons is generally not required to make a significant investment in centers that operate under the management contract model. Since 1991, Bright Horizons' average investment in corporate-sponsored centers that have been open at least two full fiscal years (excluding centers acquired in the GreenTree acquisition) was approximately $100,000, and those centers achieved an average operating profit (before center-level depreciation and any allocation of corporate overhead and interest) of approximately $90,000 in their second full fiscal year of operation.

     Recent Acquisitions. On July 1, 1997, Bright Horizons acquired substantially all the assets and liabilities of Pacific Preschools, Inc. dba The Learning Garden, which, at the time of the acquisition, managed four child development centers in the Seattle, Washington metropolitan area. The total consideration consisted of $1.6 million in cash and 108,333 shares of Bright Horizons Common Stock. The operating margins of The Learning Garden centers are expected to be consistent with the historical margins of Bright Horizons' centers. On December 1, 1995, Bright Horizons acquired all of the outstanding common stock of GreenTree of Downers Grove, Illinois, the operator of 24 GreenTree Child Care centers. Total consideration included $6.0 million in cash and a warrant to purchase 66,666 shares of Bright Horizons Common Stock which has subsequently expired. To finance the GreenTree purchase, Bright Horizons borrowed $2.0 million under its bank line of credit and $3.0 million from the seller. Prior to their acquisition, the GreenTree centers generally experienced operating margins below Bright Horizons' average. Since their acquisition, however, the GreenTree centers have experienced ongoing growth in enrollment, and the gross margin of the acquired centers has improved from 7.1% for the eleven months preceding the acquisition on December 1, 1995 to 10.6% for fiscal 1997. Each of these acquisitions was accounted for under the purchase method.

     Amortization of Non-Compete Agreements. In connection with the acquisition of Burud and GreenTree, Bright Horizons received, in each case, an agreement from the seller not to compete with Bright Horizons for a certain future period. Bright Horizons recorded intangible assets for the non-compete agreements of $600,000 in fiscal 1995 and $2.0 million in fiscal 1996, respectively. These amounts are being amortized over the estimated period of benefit, and Bright Horizons will expense the remaining balance of $70,000 associated with these non-compete agreements in the quarter ended June 30, 1998.

     Transaction Costs. In fiscal 1997, Bright Horizons incurred costs of $543,000 associated with a proposed public offering of securities. Because the offering was delayed, the amounts incurred were treated as a period cost.

     Initial Public Offering. On November 7, 1997, Bright Horizons completed an initial public offering of 2,970,000 shares of Bright Horizons Common Stock, of which 1,350,000 shares were issued and sold by Bright Horizons and 1,620,000 were sold by the selling stockholders, at an offering price of $13.00 per share (the "Offering"). On November 24, 1997, selling shareholders sold an additional 445,500 shares to satisfy the underwriters' overallotment option. Bright Horizons received total proceeds of approximately $17.7 million and incurred expenses of approximately $1.2 million for underwriting discounts and approximately $720,000 in other expenses associated with the Offering. Bright Horizons intends to use the balance of the net proceeds for working capital and general corporate purposes, including the financing of potential acquisitions and new centers currently under development.

RESULTS OF OPERATIONS

     The following table sets forth statement of operations data as a percentage of net revenues for the periods indicated.

                                                                                 NINE MONTHS
                                                        FISCAL YEAR ENDED           ENDED
                                                            JUNE 30,              MARCH 31,
                                                     -----------------------    --------------
                                                     1995     1996     1997     1997     1998
                                                     -----    -----    -----    -----    -----
Net revenues.......................................  100.0%   100.0%   100.0%   100.0%   100.0%
Cost of services...................................   85.2     86.7     85.5     85.9     84.9
                                                     -----    -----    -----    -----    -----
          Gross profit.............................   14.8     13.3     14.5     14.1     15.1
Selling, general and administrative expenses.......   11.8      9.9     10.6     10.4     11.0
Amortization of non-compete agreements.............    0.2      2.6      0.7      0.6      0.3
Transaction costs..................................     --       --      0.6       --       --
                                                     -----    -----    -----    -----    -----
          Income from operations...................    2.8      0.8      2.6      3.1      3.8
Interest income (expense), net.....................     --     (0.3)    (0.3)    (0.4)     0.1
                                                     -----    -----    -----    -----    -----
          Income before income taxes...............    2.8      0.5      2.3      2.7      3.9
Income tax benefit (provision).....................    0.9      1.6     (0.9)    (1.1)    (1.6)
                                                     -----    -----    -----    -----    -----
          Net income...............................    3.7%     2.1%     1.4%     1.6%     2.3%
                                                     =====    =====    =====    =====    =====
          Number of centers open at end of
            period.................................     87      124      140      134      155
                                                     =====    =====    =====    =====    =====

NINE MONTHS ENDED MARCH 31, 1998 COMPARED TO NINE MONTHS ENDED MARCH 31, 1997

     Net Revenues. Net revenues increased $15.6 million, or 25.2%, to $77.4 million for the nine months ended March 31, 1998 from $61.8 million for the nine months ended March 31, 1997. The growth in revenues is primarily attributable to the net addition of 21 child development centers since March 31, 1997 and tuition increases at our existing centers of approximately 3% to 4%.

     Gross Profits. Cost of services consists of center operating expenses, including payroll and benefits for center personnel, facilities costs including depreciation, supplies and other expenses incurred at the center level. Gross profit increased $2.9 million, or 33.3% to $11.6 million for the nine months ended March 31, 1998 from $8.7 million for the nine months ended March 31, 1997. As a percentage of net revenues, gross profit increased to 15.1% for the nine months ended March 31, 1998 compared to 14.1% for the same period in 1997. Overall, Bright Horizons achieved higher average gross profit margins for the nine months ended March 31, 1998 compared to the nine months ended March 31, 1997 due to the increased proportion of centers that have reached mature operating levels as well as rapid enrollment at new centers.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses consist of regional and district management personnel, corporate management and administrative functions, and marketing and development expenses for new and existing centers. Selling, general and administrative expenses increased $2.1 million, or 32.3% to $8.5 million for the nine months ended March 31, 1998 from $6.4 million for the nine months ended March 31, 1997. As a percentage of net revenues, selling, general and administrative expenses increased to 11.0% for the nine months ended March 31, 1998 from 10.4% for the nine months ended March 31, 1997. The increase in selling and general administrative expenses during the first nine months of this fiscal year is primarily attributable to investments made in additional regional management and sales personnel to support future long term growth, the incremental costs of operating as a publicly traded company and, to a lesser extent, incremental administrative costs associated with the increased number of centers in operation.

     Amortization of Non-Compete Agreements. Expenses associated with the amortization of non-compete agreements decreased 50.0% to $210,000 for the nine months ended March 31, 1998 from $420,000 for the nine months ended March 31, 1997. The decrease is due to the use of an accelerated method of amortization. The Company will record the remaining balance of $70,000 in amortization expense associated with these non-compete agreements in the last quarter of fiscal 1998.

     Income from Operations. Income from operations increased 55.4% or $1.0 million, to $2.9 million for the nine months ended March 31, 1998 from $1.9 million for the nine months ended March 31, 1997. Excluding the amortization of non-compete agreements, operating income would have totaled $3.1 million, an increase of $832,000 or 36.1% for the nine months ended March 31, 1998 from $2.3 million for the nine months ended March 31, 1997.

     Interest Income (Expense), Net. Net interest income of $86,000 for the nine months ended March 31, 1998 increased $312,000 from $226,000 of net interest expense for the nine months ended March 31, 1997. The increase in interest income and decrease in interest expense is attributable to the investment of the proceeds received from the initial public offering which closed on November 7, 1997 and the repayment of approximately $4.0 million of debt with the proceeds from the stock offering.

     Income Taxes Benefit (Provision). The company's effective income tax rate was approximately 41% for the nine months ended March 31, 1998 and March 31, 1997.

FISCAL 1997 COMPARED TO FISCAL 1996

     Net Revenues. Net revenues increased $20.8 million, or 32.4%, to $85.0 million for fiscal 1997 from $64.2 million for fiscal 1996. Of the increase, $8.9 million is attributable to 24 GreenTree centers acquired in December 1995, for which there was a full period of operations in fiscal 1997 as compared to seven months in fiscal 1996. The remainder of the increase is primarily attributable to a full period of operations from the 13 centers opened in fiscal 1996, the addition of 16 centers in fiscal 1997 (13 of which were corporate-sponsored and three of which were management contract centers) and an average tuition increase of 5%.

     Gross Profit. Gross profit increased $3.8 million, or 43.9%, to $12.3 million in fiscal 1997 from $8.5 million in fiscal 1996. As a percentage of net revenues, gross profit increased to 14.5% in fiscal 1997 from 13.3% in fiscal 1996. The improved gross margin is attributable to improved performance of the GreenTree centers after the initial period of integration and to other centers that reached mature levels of operation in fiscal 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $2.6 million, or 41.3%, to $9.0 million in fiscal 1997 from $6.4 million in fiscal 1996. The additional administrative expenses were primarily to support the increased number of centers in operation and to make necessary personnel investments to support future expansion.

     Amortization of Non-Compete Agreements. Expenses associated with the amortization of non-compete agreements decreased $1.1 million to $560,000 in fiscal 1997 from $1.7 million in fiscal 1996 due to the use of an accelerated method of amortization. See Note 1 to Notes to Consolidated Financial Statements. Bright Horizons anticipates recording the remaining $280,000 in amortization expense associated with the non-compete agreements in fiscal 1998.

     Income from Operations. Income from operations increased $1.7 million to $2.2 million in fiscal 1997 from $510,000 in fiscal 1996, due primarily to the decrease in expenses associated with the amortization of non-compete agreements and the increase in gross margin. In fiscal 1997, Bright Horizons incurred costs of $543,000 associated with a proposed public offering of securities. Because the offering was delayed, the amounts incurred were treated as a period cost. Excluding this charge and the amortization of the non-compete agreements, operating income would have increased $1.1 million to $3.3 million in fiscal 1997 from $2.2 million in fiscal 1996 and, as a percentage of net revenues, would have increased to 3.9% in fiscal 1997 from 3.4% in fiscal 1996.

     Interest Income (Expense), net. Bright Horizons' net interest expense increased $81,000, or 41.8%, to $275,000 in fiscal 1997 from $194,000 in fiscal
1996, primarily due to a full year of interest on the principal balance of the $3.0 million note incurred in connection with the GreenTree acquisition in fiscal 1997 compared to seven months in fiscal 1996.

     Income Tax Benefit (Provision). Bright Horizons' income tax provision was $794,000 for fiscal 1997 compared to a benefit of $1.0 million for fiscal 1996. The benefit recorded in fiscal 1996 included $2.5 million attributable to the decrease in the valuation allowance less $1.1 million representing the benefit of acquired deferred tax assets applied to reduce goodwill associated with the GreenTree acquisition. The provision recorded in fiscal 1997 was not materially affected by changes in the valuation allowance net of amounts applied to reduce goodwill and return to provision adjustments. As there is no valuation allowance on deferred tax assets at June 30, 1997, Bright Horizons' future earnings are not expected to be favorably impacted by changes in the valuation allowance.

FISCAL 1996 COMPARED TO FISCAL 1995

     Net Revenues. Net revenues increased $20.5 million, or 46.9%, to $64.2 million for fiscal 1996 from $43.7 million for fiscal 1995. Of the increase, $10.2 million is attributable to 24 GreenTree centers acquired in December 1995, for which there was no comparable revenue amount in fiscal 1995. The remainder of the increase is primarily attributable to a full period of operations from the 15 centers opened in fiscal 1995, the addition of 13 centers by Bright Horizons in fiscal 1996 (seven of which were corporate-sponsored and six of which were management contract centers) and an average tuition increase of approximately 5%.

     Gross Profit. Gross profit increased $2.1 million, or 32.1%, to $8.6 million in fiscal 1996 from $6.5 million in fiscal 1995. As a percentage of net revenues, gross profit declined to 13.3% in fiscal 1996 from 14.8% in fiscal 1995. The decrease is primarily attributable to the lower gross margins of the acquired GreenTree centers during the initial period of integration.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.2 million, or 23.2%, to $6.4 million in fiscal 1996 from $5.2 million in fiscal 1995, primarily to support the larger number of centers. As a percentage of net revenues, selling, general and administrative expenses decreased to 9.9% in fiscal 1996 from 11.8% in fiscal 1995, due primarily to Bright Horizons' ability to increase net revenues without a commensurate increase in selling, general and administrative expenses.

     Amortization of Non-Compete Agreements. Expenses associated with the amortization of non-compete agreements increased to $1.7 million in fiscal 1996 from $80,000 in fiscal 1995. This increase was due to the recording of a $2.0 million intangible asset for the non-compete agreement in connection with the GreenTree acquisition in December 1995 and a full period of amortization for the Burud non-compete agreements.

     Income from Operations. Income from operations decreased to $510,000 in fiscal 1996 from $1.2 million in fiscal 1995, due primarily to the increased expenses associated with the amortization of non-compete agreements. Excluding expenses related to amortization of non-compete agreements, income from operations would have increased $880,000, or 67.2%, to $2.2 million in fiscal 1996 from $1.3 million in fiscal year 1995 and, as a percentage of net revenues, would have increased to 3.4% in fiscal 1996 from 3.0% in fiscal 1995.

     Interest Income (Expense), net. Bright Horizons' net interest expense increased $215,000 to $194,000 in fiscal 1996 from net interest income of $21,000 in fiscal 1995, due to the $5.0 million of debt incurred in connection with the GreenTree acquisition in December 1995 and the addition of $978,000 in mortgage notes during fiscal 1996.

     Income Tax Benefit (Provision). Bright Horizons' provision for income taxes was a benefit of $1.0 million for fiscal 1996 compared to a benefit of $382,000 for fiscal 1995. This benefit includes $1.0 million and $2.5 million attributable to changes in the valuation allowance in 1995 and 1996, respectively, less $1.1 million in 1996 representing the benefit of acquired deferred tax assets applied to reduce goodwill associated with the GreenTree acquisition. The change in the valuation allowance reflects the benefit of net operating loss carryforwards.

QUARTERLY RESULTS AND SEASONALITY

     The following table sets forth certain unaudited quarterly results of operations data of Bright Horizons for each of the four quarters in each of fiscal 1997 and fiscal 1996 and for the nine months ended March 31, 1998. Bright Horizons believes that this information has been prepared on the same basis as the audited consolidated financial statements and that all necessary adjustments, consisting only of the normal recurring adjustments, have been included to present fairly the selected quarterly information when read in conjunction with the audited consolidated financial statements and the notes thereto included elsewhere in the Joint Proxy Statement/Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                   THREE MONTHS ENDED                            THREE MONTHS ENDED
                       -------------------------------------------   -------------------------------------------
                       SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,    SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                         1995        1995       1996       1996        1996        1996       1997       1997
                       ---------   --------   --------   ---------   ---------   --------   --------   ---------
                                                            (IN THOUSANDS)
Net revenues.........   $11,932    $14,232    $18,271     $19,746     $19,713    $20,195    $21,857     $23,236
Cost of services.....    10,467     12,254     15,946      16,948      17,215     17,530     18,287      19,639
                        -------    -------    -------     -------     -------    -------    -------     -------
    Gross profit.....     1,465      1,978      2,325       2,798       2,498      2,665      3,570       3,597
Selling, general and
 administrative
 expenses............     1,259      1,496      1,660       1,961       2,049      2,003      2,378       2,581
Amortization of non-
 compete agreements..        87        277        658         658         140        140        140         140
Transaction costs....        --         --         --          --          --         --         --         543
                        -------    -------    -------     -------     -------    -------    -------     -------
    Income from
     operations......       119        205          7         179         309        522      1,052         333
Interest income
 (expense), net......        16        (14)       (48)       (148)        (68)       (75)       (82)        (49)
                        -------    -------    -------     -------     -------    -------    -------     -------
    Income before
     income taxes....       135        191        (41)         31         241        447        970         284
Income tax benefit
 (provision).........       430        604       (127)         98         (99)      (183)      (397)       (116)
                        -------    -------    -------     -------     -------    -------    -------     -------
    Net income
     (loss)..........   $   565    $   795    $  (168)    $   129     $   142    $   264    $   573     $   168
                        =======    =======    =======     =======     =======    =======    =======     =======

                             THREE MONTHS ENDED
                       -------------------------------
                       SEPT. 30,   DEC. 31,   MAR. 31,
                         1997        1997       1998
                       ---------   --------   --------
                               (IN THOUSANDS)
Net revenues.........   $24,168    $25,572    $27,620
Cost of services.....    20,819     21,672     23,229
                        -------    -------    -------
    Gross profit.....     3,349      3,900      4,391
Selling, general and
 administrative
 expenses............     2,667      2,864      2,973
Amortization of non-
 compete agreements..        70         70         70
Transaction costs....        --         --         --
                        -------    -------    -------
    Income from
     operations......       612        966      1,348
Interest income
 (expense), net......       (78)        57        108
                        -------    -------    -------
    Income before
     income taxes....       534      1,023      1,456
Income tax benefit
 (provision).........      (220)      (420)      (596)
                        -------    -------    -------
    Net income
     (loss)..........   $   314    $   603    $   860
                        =======    =======    =======

     Bright Horizons' business is subject to seasonal and quarterly fluctuations. Bright Horizons' experience has been that the demand for child development services decreases during the summer months. During this season, families are often on vacation or have alternative child care arrangements. In addition, children who will begin primary school in the fall often leave Bright Horizons' programs over the summer. Demand for Bright Horizons' services generally increases in September upon the beginning of the new school year and remains relatively stable throughout the rest of the year. The reduction in summer enrollment generally results in lower revenue and gross profit in the first quarter of Bright Horizons' fiscal year. During the summer, Bright Horizons reduces staffing levels and offers summer programs to retain children and attract new children. Bright Horizons' results of operations may also fluctuate from quarter to quarter as a result of, among other things, the performance of existing centers, the number and timing of new center openings and/or acquisitions, the length of time required for new centers to achieve profitability, center closings, refurbishment or relocation, the sponsorship model mix of new and existing centers, the timing and level of sponsorship payments, competitive factors and general economic conditions. See "Risk Factors -- Risk Factors with Respect to Bright Horizons Family
Solutions -- Seasonality and Quarterly Fluctuations."

LIQUIDITY AND CAPITAL RESOURCES

     Bright Horizons' primary cash requirements are the ongoing operations of its existing centers and the addition of new centers through development or acquisition. Bright Horizons' primary source of liquidity has been cash flow from operations, supplemented by borrowings under its revolving line of credit with Fleet National Bank and equity raised by Bright Horizons' initial public offering in November 1997.

     Bright Horizons has a $10.0 million revolving line of credit with Fleet National Bank, $4.0 million of which may be used for working capital and general corporate purposes and $6.0 million of which may be used for real estate loans to be secured by mortgages. The revolving line of credit has a maturity date of October 31, 1999, and bears interest at a variable rate per annum equal to the bank's prime rate or the LIBOR rate as specified by Bright Horizons.

     Cash provided from operations was $9.6 million for the nine months ended March 31, 1998 and $5.6 million for the nine months ended March 31, 1997, $7.4 million in fiscal 1997, $4.9 million in fiscal 1996 and $1.5 million in fiscal 1995. The increase for the nine month period of fiscal 1998 was principally due to the $3.1 million increase in deferred revenue associated with (i) fees paid in advance during the nine months ended March 31, 1998 for long term priority enrollment rights in certain centers and (ii) for parent tuition paid in advance. Such advances increased $1.4 million in the same period of fiscal 1997. Cash provided in fiscal 1997 included $1.1 million of net income, $2.2 million of depreciation and amortization (of which $560,000 represented amortization of non-compete agreements), a $2.5 million increase in accounts payable and accrued expenses (primarily related to the growth in operations and, to a lesser extent, increases in incentive compensation associated with operating performance at the center level), and $1.4 million of increases in deferred revenue; these increases were partially offset by an $866,000 increase in deferred income taxes. The fiscal 1996 amount included $1.3 million of net income, $2.8 million of depreciation and amortization (of which $1.7 million represents amortization of non-compete agreements arising from the Burud and GreenTree acquisitions), $1.3 million of increases in deferred revenue, and $1.5 million of increases in other current and long-term liabilities (related to deposits received under management contracts), partially offset by a $2.4 million increase in deferred income taxes.

     Cash used in investing activities increased to $12.0 million for the nine months ended March 31, 1998, from $3.0 million for the nine months ended March 31, 1997. This increase relates to the cash payment of $1.7 million for the acquisition of the four Learning Garden centers on July 1, 1997 and to $10.2 million of fixed asset additions and leasehold improvements in new and existing centers. Cash used in investing activities was $4.9 million during fiscal 1997, $4.8 million during fiscal 1996 and $2.0 million during fiscal 1995. The fiscal 1997 amount was primarily used to purchase fixed assets and leasehold improvements in new and existing centers. The fiscal 1996 amount included $3.1 million used in the GreenTree acquisition and $1.7 million used to purchase fixed assets, primarily for new child care centers. The fiscal 1995 amount included $510,000 used in the Burud acquisition and $1.8 million used for purchases of fixed assets.

     Cash provided by financing activities totalled $11.8 million for the nine months ended March 31, 1998 compared to $744,000 used in the same 1997 period. Financing activities used cash of $1.0 million in fiscal 1997, provided cash of $363,000 in fiscal 1996 and used $87,000 in fiscal 1995. Bright Horizons received $15.6 million in net proceeds from the initial public offerings in November 1997 and repaid debt of $4.0 million with proceeds. During fiscal 1997, Bright Horizons repaid $500,000 borrowed in 1996 under its bank line of credit and made $543,000 of principal payments on the GreenTree note and other mortgages and capital leases. The fiscal 1996 amount consisted of amounts borrowed to finance the GreenTree acquisition, including $2.0 million borrowed under Bright Horizons' bank line of credit, offset by $1.6 million in principal payments on outstanding debt, including Bright Horizons' bank line of credit.

     Bright Horizons makes capital expenditures primarily to build and equip new child development centers or to refurbish existing centers. Bright Horizons is generally not required to make capital expenditures for centers that operate under the management contract model. In contrast, Bright Horizons may bear anything from all to none of the capital expenditures for centers that operate under the corporate-sponsored model depending on the nature of the subsidies provided by the center sponsor. The sponsor generally will provide for the construction of the center, and at times will pay for other real estate related costs such as architectural and design fees and real estate broker fees. The construction costs for a typical Bright Horizons center range from approximately $100 to $150 per square foot, though such costs may be considerably higher depending upon the size and amenities of the center. Bright Horizons has occasionally paid a portion of the costs for leasehold improvements and construction of its centers, which expenses have ranged from approximately $20,000 to $1.0 million per center. At times, the corporate sponsor will also pay for the center's capital equipment and initial supplies, the costs of which may range from approximately $75,000 to $150,000. Although individual arrangements vary widely, a typical arrangement would call for a sponsor to pay all costs of construction and one-half of the capital equipment and initial supplies, with Bright Horizons paying for the balance of the capital equipment and initial supplies. Any capital expenditures for equipment which are either paid for directly or reimbursed by the corporate sponsor are excluded from the accounts of Bright Horizons. Bright Horizons may purchase or construct centers when it is able to obtain favorable purchase terms, or when a sponsor agrees to pay fees in advance for long-term priority enrollment rights in the center or for other guarantees. These arrangements guarantee a sponsor first priority enrollment in the center for a designated number of spaces and impose certain quality standards on Bright Horizons. These fees, generally paid during the construction period, are included in deferred revenue on the balance sheet when received and revenue related to such fees is recognized over the rights period, typically ten years or more. Capital expenditures totaled $4.7 million in fiscal 1997, of which $2.4 million related to the construction of centers where Bright Horizons had secured long-term priority enrollment rights contracts or other sponsor guarantees. Capital expenditures are expected to approximate $12.0 million in fiscal 1998, of which approximately $6.5 million will relate to the construction of centers where Bright Horizons has secured long-term priority enrollment rights contracts or other sponsor guarantees.

     Bright Horizons believes that funds provided by operations, borrowings available under the line of credit and the net proceeds from the initial public offering will be adequate to meet planned operating and capital expenditure needs for at least the next 18 months. However, if Bright Horizons were to make any significant acquisitions or make significant investments in the purchase of facilities for new or existing centers for corporate sponsors, it may be necessary for Bright Horizons to obtain additional debt or equity financing.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     The FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" (SFAS 131) which is required to be adopted by Bright Horizons in its fiscal 1999 financial statements. SFAS 131 establishes standards for reporting information on operating segments and for related disclosures about products and services, geographic areas, and major customers. Bright Horizons is currently reviewing the impact of SFAS 131 on its financial statements.

INFLATION

     Bright Horizons does not believe that inflation has had a material effect on its results of operations. There can be no assurance, however, that Bright Horizons' business will not be affected by inflation in the future.

YEAR 2000 CONVERSION

     Bright Horizons is coordinating the identification, evaluation, and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on customers or disruption to business operations. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. Bright Horizons is also evaluating non-system issues relative to the year 2000 and beyond. As appropriate, Bright Horizons is communicating with suppliers, customers, financial institutions and others with which it does business to coordinate year 2000 conversion. Management does not anticipate the total cost of compliance will have a significant impact on Bright Horizons' consolidated financial statements or results of operations.

                                CORPORATEFAMILY

               SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA
              (IN THOUSANDS, EXCEPT PER SHARE AND OPERATING DATA)

     The selected consolidated financial data of CorporateFamily for each of the five years ended January 2, 1998, are derived from the audited financial statements of CorporateFamily. The selected consolidated financial and operating data of CorporateFamily for the three months ended April 3, 1998 and March 28, 1997 is derived from unaudited financial statements which, in the opinion of management, include all adjustments consisting of normal recurring accruals adjustments, necessary for a fair presentation of the financial condition and the results of operations. Operating results for the three months ended April 3, 1998 are not indicative of results of the full year. The following data should be read in conjunction with "Management's Discussion and Analysis of the Financial Condition and Results of Operations of CorporateFamily" and the consolidated financial statements, including the notes thereto, included in this Joint Proxy Statement/Prospectus.

                                                 FISCAL YEAR(1)                           THREE MONTHS ENDED
                                -------------------------------------------------   ------------------------------
                                 1993        1994     1995(2)    1996      1997     MARCH 28, 1997   APRIL 3, 1998
                                -------     -------   -------   -------   -------   --------------   -------------
INCOME STATEMENT DATA:
Revenue.......................  $16,967     $24,513   $36,920   $62,926   $77,722      $17,479          $21,248
Operating expenses............   14,458      21,092    32,708    55,588    68,734       15,341           18,758
Selling, general and
  administrative expenses.....    3,344       2,958     3,525     4,659     5,822        1,416            1,570
Special charge(4).............       --          --        --        --       297           --               --
Depreciation and
  amortization................      239         387       520       759       784          200              208
                                -------     -------   -------   -------   -------      -------          -------
Operating income (loss).......   (1,074)         76       167     1,920     2,085          522              712
Interest income (expense),
  net.........................        9         (50)      (86)     (343)      109          (72)             172
                                -------     -------   -------   -------   -------      -------          -------
Income (loss) before income
  taxes.......................   (1,065)         26        81     1,577     2,194          450              884
Income tax benefit
  (expense)...................       --          --       460     1,159    (1,090)        (221)            (370)
                                -------     -------   -------   -------   -------      -------          -------
Net income (loss).............  $(1,065)    $    26   $   541   $ 2,736   $ 1,104      $   229          $   514
                                =======     =======   =======   =======   =======      =======          =======
Earnings (loss) per
  share -- basic..............  $ (0.72)    $  0.02   $  0.34   $  1.44   $  0.39      $  0.12          $  0.11
                                =======     =======   =======   =======   =======      =======          =======
Earnings (loss) per share --
  diluted.....................      N/A(3)  $  0.01   $  0.19   $  0.85   $  0.28      $  0.07          $  0.10
                                =======     =======   =======   =======   =======      =======          =======
SELECTED OPERATING DATA (AT
  END OF PERIOD):
Family Center clients(5)......       29          41        58        65        70           65               74
Family Centers(6).............       33          48        75        85        95           85              100
Licensed Capacity(7)..........    5,279       6,361    10,487    12,440    14,402       12,835           14,843
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital...............  $   998     $   939   $   407   $ 1,769   $12,816      $ 1,818          $13,683
Total assets..................    4,774       5,265    17,055    20,378    30,217       19,071           32,202
Long-term debt, including
  current maturities..........      758         883     5,064     4,416        --        4,193               --
Shareholders' equity(8).......    2,067       1,724     4,015     6,975    20,807        7,207           21,658

---------------

(1) CorporateFamily's fiscal year ends on the Friday closest to December 31. Fiscal 1997 consisted of a 53 week year.
(2) In October 1995, CorporateFamily acquired all of the outstanding capital stock of RCCM, an operator of 21 employer-sponsored child care centers. The transaction was accounted for as a purchase, and accordingly, the results of operations include RCCM from the date of the acquisition.
(3) Not presented because the effect of considering the additional dilution related to preferred stock, options and warrants would have been anti-dilutive.
(4) Non-cash compensation costs related to removing the restrictions on common stock held by an officer of CorporateFamily.

(5) A Family Center client is defined as an entity that as of the applicable date was under contract with CorporateFamily for the management of one or more open and operating Family Centers.
(6) Family Centers are defined as the facilities that CorporateFamily is engaged to manage and operate on behalf of its Family Center Clients.
(7) Represents the total capacity permitted under applicable state licenses.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                  AND RESULTS OF OPERATIONS OF CORPORATEFAMILY

OVERVIEW

     CorporateFamily is a leading national provider of services for the corporate market that support families and business success. CorporateFamily works with more than 100 employers seeking to create a "family friendly" work environment by providing work place child care, education, family support programs and consulting services. CorporateFamily manages corporate-sponsored Family Centers, built and equipped by an employer at or near its offices, providing high quality services such as early childhood education, child care, back-up child care, kindergartens, get-well care, summer camps, and parent support services. As of May 7, 1998, CorporateFamily managed 100 Family Centers, representing 74 corporate clients, in 29 states and the District of Columbia. Additionally, CorporateFamily had 16 Family Centers under development, including nine for new corporate clients. Ten of CorporateFamily's corporate clients operate multiple Family Centers. In addition, CorporateFamily provides work/life consulting services to help employers realize the benefits of work and family programs and policies and to align work/life concerns of working families with business strategies of employers. Consulting services provided by CorporateFamily include feasibility studies, work/life strategic planning, return on investment analyses and development of work/life programs and policies. During 1997, CorporateFamily provided consulting services to 31 corporate clients. CorporateFamily expects its future growth will be generated from (i) developing new corporate clients; (ii) managing additional Family Centers for existing clients; (iii) providing additional work and family services and programs for existing clients; (iv) expanding its work/life consulting services; (v) developing new services; and (vi) pursuing strategic acquisitions.

     CorporateFamily's revenue is derived from (i) the operation of Family Centers and (ii) other services, including consulting services. Revenue from Family Centers consists of parent fees for tuition, amounts paid by corporate clients to fund a portion of the operating costs of a Family Center ("Client Operating Financial Support") and management fees from clients. Parent fees represent the largest portion of CorporateFamily's revenue, are generally comparable to prevailing market rates for similar services offered by centers operating under National Association for the Education of Young Children ("NAEYC") guidelines in the local market and are paid weekly or monthly in advance. Management fees are generally a fixed monthly fee or a per diem, per child fee. Client Operating Financial Support and management fees are paid monthly. Separate from Family Center revenue, CorporateFamily generates revenue from consulting services, which are typically fixed-fee based, are generated from specific engagements or monthly retainers and are recognized as services are performed. In 1997, no single client accounted for more than 8% of CorporateFamily's revenue.

     Operating expenses consist of direct expenses associated with the operation of Family Centers and with delivery of consulting services. Family Center operating expenses consist primarily of (i) staff salaries, taxes and benefits;
(ii) food costs; and (iii) program supplies and materials. Staff salaries, taxes and benefits generally comprise approximately 85% of Family Center operating expenses. Consulting operating expenses are comprised primarily of (i) staff salaries, taxes and benefits; (ii) contract labor; and (iii) other direct operating expenses. Selling, general and administrative expenses are comprised primarily of (i) salaries, taxes and benefits for non-center personnel, including corporate, regional and business development personnel; (ii) accounting and legal fees; (iii) insurance; and (iv) general corporate expenses. Depreciation and amortization expense consists of the depreciation of two company-owned Family Center facilities, the personalty owned by CorporateFamily and amortization of goodwill primarily related to the acquisition of RCCM.

     CorporateFamily's Family Center contracts are typically three to five years in length, with automatic annual renewals. CorporateFamily operates Family Centers under three contract models: (i) cost-plus contracts; (ii) partnership contracts; and (iii) profit/loss contracts. Under each contract model, clients typically finance the facility and equipment, provide for ongoing facility expenses and reimburse CorporateFamily for center personnel expenses incurred prior to the center opening date. Parent fees are collected under each contract model and vary in amount depending, among other things, on the level of Client Operating Financial Support of a Family Center and the services provided.

     Cost-Plus Contract. Under a cost-plus contract, revenue consists of: (i) parent fees; (ii) Client Operating Financial Support paid to CorporateFamily for reimbursement of any of a Family Center's operating expenses and allocated corporate overhead that are in excess of parent fees; and (iii) management fees. The cost-plus contract model provides that all operating costs of a Family Center are paid from parent fees and Client Operating Financial Support. As of January 2, 1998, 45 of CorporateFamily's 95 Family Centers were operated under cost-plus contracts, generating 53% of Family Center revenue.

     Partnership Contract. Under a partnership contract, revenue typically consists of: (i) parent fees; (ii) a fixed amount of Client Operating Financial Support; and (iii) management fees. To the extent that the parent fees and Client Operating Financial Support do not cover the Family Center operating expenses, CorporateFamily is responsible for such excess expenses. To the extent that parent fees and Client Operating Financial Support exceed operating expenses of a Family Center and an allocated portion of CorporateFamily's overhead, the difference is generally reimbursed to the employer. In addition, Client Operating Financial Support often includes payments to cover initial operating losses during the enrollment building period (typically in the 12 months following the opening of a Family Center). As of January 2, 1998, 37 of CorporateFamily's Family Centers were operated under partnership contracts, generating 32% of Family Center revenue.

     Profit/Loss Contract. Under a profit/loss contract, revenue is generated primarily from parent fees, and CorporateFamily may receive limited Client Operating Financial Support. CorporateFamily does not receive a management fee and bears profit and loss responsibility for the operations of the Family Center. These contracts are subject to a greater degree of variability in operating results than the other contract types. Initial operating losses during the enrollment building period are generally funded by CorporateFamily. Initial operating losses may range from $50,000 to $125,000 per center. As of January 2, 1998, 13 of CorporateFamily's Family Centers were operated under profit/loss contracts, generating 15% of Family Center revenue.

     Management believes CorporateFamily's operating model, which requires limited or no capital investment for facilities and pre-opening expenses and provides three contract structures to meet the varying needs of its clients, reduces Family Center operating variability and risk. The mix of contracts has not varied substantially over the past several years.

     CorporateFamily measures profitability at the client level based on the combined results of Family Center operations and consulting services from a client. CorporateFamily's Family Center profitability (the "Operating Contribution") is defined as Family Center revenue, including management fees, less Family Center operating expenses prior to allocated corporate overhead. During the first two years of operation, a Family Center generates varying degrees of Operating Contribution, depending upon the contract model. During 1997, CorporateFamily's 70 mature Family Centers (defined as those open as of December 29, 1995 and remaining open as of January 2, 1998) averaged approximately $89,000 in Operating Contribution. An additional component of client profitability is consulting revenue for services performed. During 1997, CorporateFamily provided consulting services through 45 consulting engagements to 31 corporate clients. The consulting revenue and operating margins generated from consulting engagements will vary significantly depending upon the general complexity of the project and the resources CorporateFamily must allocate to complete the engagement. Consulting engagements are quoted on a fixed-fee basis per engagement. In general, management believes that the operating margin generated from the consulting business will be greater than that attained from its Family Center operations.

     During 1997, CorporateFamily opened 13 Family Centers and closed three. In addition, at January 2, 1998, CorporateFamily had 16 Family Centers under development. The opening of a new center is subject to a number of conditions and factors, including, among others, construction timing, employer needs and weather conditions.

     In November 1997, CorporateFamily acquired certain assets of MAW Enterprises, Inc. d/b/a Schools at Work for a total purchase price of $300,000. The acquisition has been accounted for as a purchase. MAW Enterprises, Inc. d/b/a Schools at Work provides consulting and facilitating services to organizations interested in educational opportunities for employees and their children.

     In August 1997, CorporateFamily completed an initial public offering of 2,702,500 shares of its common stock, of which 1,401,386 shares were issued and sold by CorporateFamily, at a public offering price of $10.00 per share (the "Offering"). CorporateFamily received net proceeds of approximately $12.1 million (after deducting underwriting discounts and expenses). Approximately $3.7 million was used to repay all of CorporateFamily's then outstanding bank borrowings. CorporateFamily intends to use the balance of the net proceeds for working capital to further develop its services and products and for other general corporate purposes, including possible acquisitions of companies engaged in similar or complementary businesses. Additionally, as a result of the Offering, all 1,125,000 shares of CorporateFamily's issued and outstanding Series A preferred stock were converted into 1,169,935 shares of common stock.

     In October 1995, CorporateFamily acquired all of the outstanding capital stock of RCCM, an operator of 21 employer-sponsored child care centers. The consideration paid consisted of $3.4 million in cash and 324,995 shares of Common Stock. The transaction was accounted for as a purchase and resulted in $5.7 million of goodwill, which is being amortized over 18 years.

     CorporateFamily reports its quarterly results in 13 week increments (two four-week periods and one five-week period) instead of three calendar months. The 1997 fiscal year consisted of 53 weeks, and the fourth quarter of 1997 consisted of 14 weeks.

     CorporateFamily's revenue and results of operations fluctuate with the seasonal demands for child care. CorporateFamily's revenue typically declines during the third quarter as a result of decreased enrollments in its Family Centers as parents withdraw their older children for entry into elementary schools. Since a portion of CorporateFamily's costs are fixed costs, CorporateFamily's results are affected by fluctuation in center and program utilization. Quarterly results of operations may also fluctuate based upon the number and timing of center openings and/or acquisitions, the performance of new and existing centers, the contractual arrangements under which centers are operated, the change in the mix of such contractual arrangements, the timing and level of consulting and development fees, center closings, competitive factors and general economic conditions.

RESULTS OF OPERATIONS

     The following table sets forth for the periods indicated certain financial data for CorporateFamily expressed as a percentage of revenue:

                                                                            THREE MONTHS
                                                                               ENDED
                                                    FISCAL YEAR         --------------------
                                              -----------------------   MARCH 28,   APRIL 3,
                                              1995     1996     1997      1997        1998
                                              -----    -----    -----   ---------   --------
Revenue.....................................  100.0%   100.0%   100.0%    100.0%     100.0%
Operating expenses..........................   88.6     88.3     88.4      87.8       88.3
Selling, general and administrative
  expenses..................................    9.5      7.4      7.5       8.1        7.4
Special charge..............................     --       --      0.4        --         --
Depreciation and amortization...............    1.4      1.2      1.0       1.1        1.0
                                              -----    -----    -----     -----      -----
Operating income............................    0.5      3.1      2.7       3.0        3.3
Interest income (expense), net..............   (0.2)    (0.6)     0.1      (0.4)       0.8
                                              -----    -----    -----     -----      -----
Income before income taxes..................    0.3      2.5      2.8       2.6        4.1
Income tax benefit (expense)................    1.2      1.8     (1.4)     (1.3)      (1.7)
                                              -----    -----    -----     -----      -----
Net income..................................    1.5%     4.3%     1.4%      1.3%       2.4%
                                              =====    =====    =====     =====      =====
Operating income before special charge......    0.5%     3.1%     3.1%      3.0%       3.3%
                                              =====    =====    =====     =====      =====

THREE MONTHS ENDED APRIL 3, 1998 COMPARED TO THREE MONTHS ENDED MARCH 28, 1997

     Revenue. Revenue increased $3.7 million, or 21.1%, to $21.2 million for the quarter ended April 3, 1998 from $17.5 million for the quarter ended March 28, 1997. The revenue increase was primarily the result of

(i) the operation of net 15 new Family Centers opened since the first quarter of 1997; (ii) the operation of net 10 Family Centers opened during 1996; and (iii) internal growth generated at mature Family Centers.

     Operating Expenses. Operating expenses increased $3.5 million, or 22.9%, to $18.8 million for the quarter ended April 3, 1998 from $15.3 million for the quarter ended March 28, 1997. Operating expenses as a percentage of revenue increased to 88.3% in the first quarter of 1998 from 87.8% for the comparable period in 1997. This increase was attributable to (i) the net 15 new Family Centers opened since the first quarter of 1997, which were in an enrollment-building period (typically the 12 months following the opening of a Family Center), with level expenses but lower revenues in early months after opening; and (ii) an increase in consulting expense as CorporateFamily expanded its consulting capabilities in anticipation of growth in this area.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $154,000, or 10.9%, to $1.6 million for the quarter ended April 3, 1998 from $1.4 million for the quarter ended March 28, 1997. This increase is primarily the result of CorporateFamily increasing its sales and marketing personnel during the second half of 1997 in order to expand its market penetration and enhance its responsiveness to client requests and proposals. Selling, general and administrative expenses as a percentage of revenue decreased to 7.4% in first quarter of 1998 from 8.1% for the comparable period in 1997. This decrease is attributable to economies of scale as a result of a larger revenue base. Management does not anticipate that future declines in selling, general and administrative expenses as a percentage of revenues, if any, will be comparable to declines experienced in prior periods.

     Deprecation and Amortization. Depreciation and amortization expense increased $8,000 to $208,000 for the quarter ended April 3, 1998 from $200,000 for the quarter ended March 28, 1997. Management anticipates that depreciation expense in the future will increase at a higher rate than experienced in 1997; however, as a percentage of revenue such expense is expected to remain comparable.

     Operating Income. Operating income increased $190,000, or 36.4%, to $712,000 for the quarter ended April 3, 1998 from $522,000 for the quarter ended March 28, 1997.

     Net Interest Income/Expense. For the quarter ended April 3, 1998 CorporateFamily recorded net interest income of $172,000 as compared to net interest expense of $72,000 for the quarter ended March 28, 1997. The increase in investment income and decrease in interest expense was primarily the result of (i) repayment of all of CorporateFamily's outstanding bank borrowings in August 1997 using approximately $3.7 million of the net proceeds received from its initial public offering; and (ii) the investment of the remaining net proceeds, approximately $8.4 million, primarily in high quality commercial paper.

     Income Taxes. The provision for income taxes was $370,000 for the quarter ended April 3, 1998 as compared to $221,000 for the comparable period in 1997.

FISCAL YEAR 1997 COMPARED TO FISCAL YEAR 1996

     Revenue. Revenue increased $14.8 million, or 23.5%, to $77.7 million in 1997 from $62.9 million in 1996. The revenue increase was primarily the result of (i) a full year of operation at centers opened in 1996; (ii) internal growth generated at mature centers; and (iii) the operation of net 10 new centers in 1997. In 1997, CorporateFamily opened 13 new centers for 11 clients and closed three centers. Consulting revenue increased to $952,000 in 1997 from $415,000 in 1996. The increase in consulting revenue resulted from CorporateFamily's expansion of its consulting capabilities during the latter half of 1996.

     Operating Expenses. Operating expenses increased $13.1 million, or 23.6%, to $68.7 million in 1997 from $55.6 million in 1996. Operating expenses as a percentage of revenue increased to 88.4% in 1997 from 88.3% in 1996. There were no unusual fluctuations or trends in 1997.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.1 million, or 23.4%, to $5.8 million in 1997 from $4.7 million in 1996. Selling, general and administrative expenses as a percentage of revenue increased to 7.5% in 1997 from 7.4% in 1996. This increase is primarily the result of (i) CorporateFamily increasing its sales and marketing personnel during the second half of 1997 to expand its market penetration and enhance its responsiveness to client requests and proposals and (ii) to a lesser extent, general and administrative expenses necessary to open and support the net 10 new Family Centers opened in 1997.

     Special Charge. Concurrent with its initial public offering, CorporateFamily removed the restrictions, as set forth in the restricted stock agreement, on 32,500 shares of common stock held by an officer of CorporateFamily. As a result, CorporateFamily recorded a non-recurring, non-cash compensation charge of $297,000, or $0.07 per share, assuming dilution, (for which CorporateFamily received no tax deduction) in 1997.

     Depreciation and Amortization. Depreciation and amortization expense increased $25,000, or 3.3%, to $784,000 in 1997 from $759,000 in 1996.
Management anticipates that depreciation expense in the future will increase at a higher rate than experienced in 1997, however, as a percentage of revenue such expense is expected to remain comparable.

     Operating Income. Operating income increased to $2.1 million in 1997 from $1.9 million in 1996. Excluding the $297,000 special charge, operating income would have increased $462,000, or 24.1%, to $2.4 million in 1997.

     Net Interest Income/Expense. In 1997 CorporateFamily recorded net interest income of $109,000 as compared to net interest expense of $343,000 in 1996. The increase in interest income and decrease in interest expense was primarily the result of (i) in August 1997, CorporateFamily's use of approximately $3.7 million of the net proceeds received from the Offering to repay all of its then outstanding bank borrowings and (ii) the investment of the remaining net proceeds, approximately $8.4 million, primarily in high quality commercial paper.

     Income Taxes. The provision for income taxes was $1.1 million in 1997. In 1996, CorporateFamily recorded an income tax benefit of $1.2 million as a result of a reduction of valuation allowances in order to utilize net operating loss carryforwards. CorporateFamily's effective tax rate for 1997 was 49.7% due to the non-deductibility of (i) approximately $325,000 of goodwill amortization and
(ii) the special charge of $297,000 related to the removal of restrictions on certain shares of common stock.

FISCAL YEAR 1996 COMPARED TO FISCAL YEAR 1995

     Revenue. Revenue increased $26.0 million, or 70.5%, to $62.9 million in 1996 from $36.9 million in 1995. The revenue increase was primarily the result of (i) $19.6 million in revenue generated by RCCM in 1996 compared to $4.3 million in revenue from October 1995; (ii) internal growth generated at mature centers; (iii) a full year of operation at centers opened in 1995; and (iv) the operation of net 10 new centers in 1996. In 1996, CorporateFamily opened 12 new centers for nine clients and closed two centers. Consulting revenue increased to $415,000 in 1996 from $86,000 in 1995. The increase in consulting revenue resulted from CorporateFamily's expansion of its consulting capabilities during the latter half of 1996.

     Operating Expenses. Operating expenses increased $22.9 million, or 70.0%, to $55.6 million in 1996 from $32.7 million in 1995. Operating expenses as a percentage of revenue declined to 88.3% in 1996 from 88.6% in 1995. Operating expenses in 1995 were impacted by expenses of $512,000 incurred in the operation and closing of a neighborhood child care center that CorporateFamily acquired as a part of an acquisition in 1993. This impact was offset in part by the 1996 operating expenses reflecting a full year of operations associated with the Family Centers acquired in the RCCM acquisition. In general, RCCM Family Centers had a greater proportion of cost-plus contracts which had typically operated with higher operating expense levels.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased $1.2 million, or 34.3%, to $4.7 million in 1996 from $3.5 million in 1995. Selling, general and administrative expenses as a percentage of total revenue decreased to 7.4% in 1996 from 9.5% in 1995. This reduction resulted primarily from the economies of scale achieved in connection with the 21 Family Centers acquired in the RCCM acquisition, as well as the operation of net ten new centers in 1996. CorporateFamily does not anticipate that future declines in selling, general and administrative expenses as a percentage of revenues, if any, will be comparable to declines experienced in prior periods.

     Depreciation and Amortization. Depreciation and amortization expense increased $239,000, or 46.0%, to $759,000 in 1996 from $520,000 in 1995.
Amortization expense increased to $419,000 in 1996 from $270,000 in 1995. This increase is attributable to a full year of amortization of the goodwill associated with the RCCM acquisition. Depreciation expense increased to $340,000 in 1996 from $250,000 in 1995 and is attributable to a full year of depreciation on two Family Center properties acquired in the RCCM acquisition.

     Operating Income. Operating income increased to $1.9 million in 1996 from $167,000 in 1995 and increased as a percent of revenue to 3.1% in 1996 from 0.5% in 1995.

     Net Interest Expense. Net interest expense increased to $343,000 in 1996 from $86,000 in 1995. The increase is a result of increased borrowings related primarily to the acquisition of RCCM in October 1995.

     Income Taxes. In 1996, CorporateFamily recorded an income tax benefit of $1.2 million as a result of a reduction in the valuation allowance relative to deferred tax assets. In 1995, CorporateFamily recorded an income tax benefit of $460,000.

UNAUDITED SELECTED QUARTERLY OPERATING RESULTS

     The following table sets forth certain unaudited quarterly operating information for the nine quarters ended April 3, 1998. This data has been prepared on the same basis as the audited consolidated financial statements, contained elsewhere herein, and includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of this information for the periods presented, when read in conjunction with CorporateFamily's consolidated financial statements and notes thereto contained elsewhere herein. The operating results for any previous quarter are not necessarily indicative of results of any future period.

                                           1996                                    1997                     1998
                           -------------------------------------   -------------------------------------   -------
                             1ST       2ND       3RD       4TH       1ST       2ND       3RD       4TH       1ST
                           QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER   QUARTER
                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Revenue..................  $14,435   $15,644   $15,984   $16,863   $17,479   $18,900   $19,755   $21,588   $21,248
Operating Income.........      418       439       417       646       522       649       227       687       712
Income before taxes......      285       378       340       574       450       596       276       872       884
Income tax benefit
  (expense)..............       (7)      (20)      (22)    1,208      (221)     (279)     (245)     (345)     (370)
Net Income...............      278       358       318     1,782       229       317        31       527       514

     CorporateFamily's revenue and results of operations fluctuate with the seasonal demands for child care. CorporateFamily's revenue typically declines during the third quarter as a result of decreased enrollments in its Family Centers as parents withdraw their older children for entry into elementary schools. Since a portion of CorporateFamily's costs are fixed costs, CorporateFamily's results are affected by fluctuation in center and program utilization. Quarterly results of operations may also fluctuate based upon the number and timing of center openings and/or acquisitions, the performance of new and existing centers, the contractual arrangements under which centers are operated, the change in the mix of such contractual arrangements, the timing and level of consulting and development fees, center closings, competitive factors and general economic conditions. The effects of seasonality have historically been obscured by CorporateFamily's growth. CorporateFamily anticipates that these seasonal trends will continue in the future.

LIQUIDITY AND CAPITAL RESOURCES

     CorporateFamily has primarily provided its services under management contracts which require little or no capital investment by CorporateFamily for growth of its operations. Corporate clients typically assume financial responsibility for construction costs and ongoing facility expenses. Prior to August 1997, CorporateFamily had financed its operating needs and acquisitions from investments from stockholders, funded debt and cash flow from operations.

     In August 1997, CorporateFamily completed the Offering of 2,702,500 shares of its common stock, of which 1,401,386 shares were issued and sold by CorporateFamily, at a public offering price of $10.00 per share. CorporateFamily received net proceeds of approximately $12.1 million, of which approximately $3.7 million were used to repay all of CorporateFamily's then outstanding bank borrowings. CorporateFamily intends to use the balance of the net proceeds for working capital to further develop its services and products and for other general corporate purposes, including possible acquisitions of companies engaged in similar or complementary businesses.

     CorporateFamily had working capital of $13.7 million and $12.8 million as of April 3, 1998 and January 2, 1998, respectively. During the quarter ended April 3, 1998, net cash provided by operating activities was $1.4 million as compared to cash used in operating activities of $275,000 for the comparable period in 1997. The increase in cash provided by operations was primarily the result of increased net income and the timing of vendor payments in accounts payable and accrued expenses. Cash used in investing activities during the quarter ended April 3, 1998 totaled $189,000, as compared to $29,000 for the comparable period in 1997. Cash used in financing activities during the quarter ended April 3, 1998 totaled $115,000 as compared to $220,000 for the comparable period in 1997. During the quarter ended April 3, 1998, CorporateFamily utilized $1.1 million of its capital resources to purchase 48,750 shares of its common stock which were subsequently reissued during the quarter to fulfill warrant and stock option exercises. In addition, in January 1998, CorporateFamily approved an agreement that reflected the understanding it had reached with David Gleason, an Executive Vice President of CorporateFamily, in October 1997 regarding the terms of such officer's retirement. Pursuant to his retirement agreement, during the quarter ended April 3, 1998, CorporateFamily paid $27,000 as a severance payment, vested options consistent with the terms of the plans pursuant to which the options were granted and agreed to a three year non-compete agreement.

     CorporateFamily considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of high quality commercial paper. The carrying value of these instruments approximates market value due to their short maturities.

     CorporateFamily has entered into a $5.0 million revolving credit facility to be used for working capital and other general corporate purposes. Borrowings under the credit facility, which is subject to renewal on an annual basis, will bear interest at the lender's prime rate. No amounts were outstanding under this credit facility at April 3, 1998.

     Management believes that funds provided by operations, available borrowing under the credit facility and the net proceeds from the initial public offering will be sufficient to meet CorporateFamily's needs for working capital, capital expenditures and CorporateFamily's anticipated needs to fund future growth through the end of 1998. CorporateFamily does not anticipate material increases in the level of capital expenditures in 1998. An element of CorporateFamily's strategy is to pursue strategic acquisitions. CorporateFamily may be required to seek external financing sources to pursue such acquisitions. There can be no assurance that CorporateFamily would be able to obtain such financing on reasonable terms, if at all.

NEW ACCOUNTING PRONOUNCEMENTS

     Effective January 3, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that all changes in equity during a period, except those resulting from investment by owners and distribution to owners, be reported in a financial statement for the period in which they are recognized. For the quarters ended April 3, 1998 and March 28, 1997, respectively, CorporateFamily has no additional components of comprehensive income, other than net income, in accordance with SFAS 130.

     In April 1998, the Accounting Standards Executive Committee ("AcSEC") of the American Institute of Certified Public Accountants (AICPA) issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that costs of start-up activities and organization costs, as defined, be expensed as incurred. SOP 98-5 is effective for fiscal years beginning after December 15, 1998; CorporateFamily will adopt SOP 98-5 during the first quarter of fiscal 1999. Management anticipates that the initial application of SOP 98-5 will be reported as a cumulative change in accounting principle, in accordance with SOP 98-5. Management does not expect the adoption to have a material impact on result of operations, financial condition or cash flows.

INFLATION

     CorporateFamily does not believe that inflation has had a material effect on its results of operations. There can be no assurance, however, that CorporateFamily's business will not be affected by inflation in the future.

YEAR 2000 CONVERSION

     CorporateFamily is coordinating the identification, evaluation, and implementation of changes to computer systems and applications necessary to achieve a year 2000 date conversion with no effect on customers or disruption to business operations. These actions are necessary to ensure that the systems and applications will recognize and process the year 2000 and beyond. CorporateFamily is also evaluating non-system issues relative to the year 2000 and beyond. As appropriate, CorporateFamily is communicating with suppliers, customers, financial institutions and others with which it does business to coordinate year 2000 conversion. Management does not anticipate the total cost of compliance will have a significant impact on CorporateFamily's consolidated financial statements or results of operations.

                     INFORMATION CONCERNING BRIGHT HORIZONS

OVERVIEW

     Bright Horizons is the nation's largest provider of early education and family support services for the corporate market, operating 155 child development centers for 145 clients. Bright Horizons serves more than 15,000 children and their families in 29 states and the District of Columbia. With the changing demographics of today's workforce and the prevalence of dual career families, a growing number of corporations are creating family benefits to attract and retain employees and support them as parents. Bright Horizons provides early childhood education, full and part-time child care, emergency backup care, before and after school care for school age children, summer camps, vacation care, elementary school (kindergarten through third grade), and other family support services. Bright Horizons partners with corporate sponsors to provide these services.

     Bright Horizons serves many of the nation's leading corporations including Allstate Insurance Company, Apple Computer, Duke Power, DuPont, First Union National Bank, Glaxo Wellcome, IBM (through the American Business Collaborative), Merck & Co., Inc., Motorola, Paramount Pictures, Pfizer, Salomon Brothers, Sony Pictures Entertainment, Time Warner, Inc., Universal Studios, Inc., Warner Bros., and Xerox. Six of the top ten companies selected by WorkingMother magazine as 1997's "Top 100 Companies for Working Mothers" are clients of Bright Horizons. In addition, Bright Horizons provides early education services for well known institutions such as the United Nations, New York Hospital, The George Washington University, John F. Kennedy Airport and Beth Israel Deaconess Medical Center. Bright Horizons operates multiple centers for 13 of its clients.

BUSINESS STRATEGY

     Bright Horizons has gained nationwide recognition as a quality service provider and is well-positioned to serve corporate sponsors due to its national scale, track record of serving major corporate sponsors, established reputation, and position as a quality leader. The major elements of its business strategy are the following:

          Corporate Sponsorship. Corporate sponsorship enables Bright Horizons to address simultaneously the three most important criteria used by parents to evaluate and select an early education provider: quality of care, convenience and cost. By reducing Bright Horizons' start-up and operating costs, corporate sponsorship enables Bright Horizons to concentrate its investment in those areas that directly translate into high quality care, including faculty compensation, teacher-child ratios, curricula, continuing faculty education, facilities and equipment. Bright Horizons' corporate-sponsored work-site facilities are conveniently located at or near the parents' place of employment, and generally conform their hours of operation to the work schedule of the corporate sponsor. Work-site child development centers allow parents to spend more time with their children, both while commuting and during the work day, and to participate in and monitor their child's ongoing care and education. Finally, because corporate support generally defrays a portion of Bright Horizons' start-up and/or operating costs, Bright Horizons is able to offer its customers high quality early childhood education at competitive tuition levels. Some corporations offer subsidized tuition to their employees as part of their overall family benefits package.

          Quality Leadership. The critical elements of Bright Horizons' quality leadership focus include:

             - NAEYC Accreditation. Bright Horizons operates its centers to qualify for accreditation by the NAEYC, a national organization dedicated to improving the quality of care and developmental education provided for young children. Bright Horizons believes that its commitment to meeting NAEYC accreditation is an advantage in the competition for corporate sponsorship opportunities, due to Bright Horizons' experience with an increasing number of potential corporate sponsors that are requiring adherence to NAEYC criteria. NAEYC accreditation criteria cover a wide range of quantitative and qualitative factors, including, among others, faculty qualifications and development, staffing ratios, physical environment, and health and safety. NAEYC criteria generally are more stringent than state regulatory requirements. The majority of child care centers are not NAEYC-accredited, and Bright Horizons has more NAEYC-accredited work-site child development centers than any other provider.
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

             - High Teacher-Child Ratios. High teacher-child ratios are a critical factor in providing quality early education, facilitating more focused care and enabling teachers to forge relationships with children and their parents. Under Bright Horizons' approach, each child has a teacher who is designated as the child's primary caregiver. This teacher is responsible for monitoring a child's developmental progress and tailoring programs to meet the child's individual needs, while engaging parents in establishing and achieving goals. Bright Horizons is committed to maintaining the NAEYC-recommended teacher-child ratios for all age groups. Many Bright Horizons centers exceed the NAEYC recommended minimum ratios. By contrast, most center-based child care providers conform only to the minimum teacher-child ratios mandated by applicable governmental regulations, which are generally less intensive than NAEYC standards and vary widely from state to state.

             - Above-Average Compensation. Bright Horizons believes that its above-average compensation, comprehensive and affordable benefits package and opportunities for internal career advancement enable Bright Horizons to attract highly qualified, well-educated, experienced and committed center directors and faculty. Based on data provided by the 1995 Cost, Quality and Child Outcomes in Child Care Centers Study, Bright Horizons' average center director compensation is more than 30% above the industry average. Bright Horizons believes that its benefits package, which includes medical, dental and disability insurance, paid vacation and sick leave, a 401(k) savings plan, incentive stock options, tuition reimbursement and child care discounts, is unusually comprehensive and affordable to the employee by industry standards. These benefits are an important recruitment and retention tool for Bright Horizons in the relatively low-paying child care industry.

             - Highly Qualified Center Directors and Faculty. Bright Horizons believes its faculty's education and experience are exceptional when compared to other national child care organizations. The typical Bright Horizons center director has more than ten years of child care experience and a college degree in an education-related field, with many center directors holding advanced degrees. Because Bright Horizons considers ongoing training essential to maintaining high quality service, centers have training budgets for their faculty that provide for in-center training, attendance at selected outside conferences and seminars and partial tuition reimbursement for continuing education.

             - Innovative Curricula. Bright Horizons' innovative, age-appropriate curricula distinguish it in an industry typically lacking educational programs. Bright Horizons is committed to improving upon the typical early education experience by creating a dynamic and interactive environment that stimulates learning and development. As part of its comprehensive curricula, Bright Horizons has developed the proprietary !Language Works! preschool curriculum which facilitates mastery of language by early exposure to words and symbols, extensive use of language in all activity areas, composition of books and immersion in literature. Bright Horizons seeks to involve parents in the center's activities and supports the extension of learning into the home. Bright Horizons is currently advised by several education experts. Dr. T. Berry Brazelton, a well known pediatrician, and Dr. Sharon Lynn Kagan of Yale University serve on its Advisory Board. Dr. Sara Lawrence-Lightfoot of the Harvard School of Education serves on its Board of Directors.

             - Attractive, Child-Friendly Facilities. Bright Horizons believes that attractive, spacious, child-friendly facilities are an important element in fostering high quality learning environments for children. Bright Horizons' centers are custom-built and are designed to be open and bright and to maximize visibility throughout the center. Bright Horizons devotes considerable effort to equipping its centers with child-sized amenities, indoor and outdoor play areas with age-appropriate materials and design, family hospitality areas and computer centers.

     In recognition of its quality leadership, Bright Horizons and its management were selected by BusinessWeek as one of 1997's "Best Entrepreneurs." In addition, co-founders Roger Brown and Linda Mason were selected by Ernst & Young and The Nasdaq National Market to be the 1996 national winners of the

"Entrepreneur of the Year" in the service category. Bright Horizons is the only early education company to be selected as one of the WorkingMother magazine's "100 Best Companies for Working Mothers."

     Leading Market Presence. Bright Horizons' strategy has been to gain a leading market presence by clustering its centers in selected metropolitan markets. Strong market presence allows Bright Horizons to leverage its reputation in on-going marketing and to increase its market penetration. Clustering permits Bright Horizons to strengthen quality, develop local recruiting networks, and efficiently allocate its faculty among nearby centers in cases of illness, vacation or leave. Clustering also provides Bright Horizons with economies of scale in management, purchasing and recruiting. Bright Horizons believes that regional clustering serves as a competitive advantage in developing its reputation within geographic regions and securing new corporate sponsorships in those areas. Bright Horizons currently has a major market presence in Boston, Charlotte, Chicago, Hartford, Los Angeles, New York, Raleigh/Durham, San Francisco, Seattle and Washington, D.C.

GROWTH STRATEGY

     The key elements of Bright Horizons' growth strategy are as follows:

          Open Centers for New Corporate Sponsors. Bright Horizons' senior management, as well as Bright Horizons' regional and home office sales force, actively pursue potential new corporate sponsors, particularly in industries that provide work-site early education and family support services as a standard benefit. Bright Horizons believes that its national scale, quality leadership and track record of serving corporate sponsors give it a competitive advantage in securing new corporate sponsorship relationships. As a result of Bright Horizons' national visibility as a high quality provider of work-site early education and family support services, sponsors regularly contact Bright Horizons requesting proposals for operating a child care center.

          Expand Relationships with Existing Corporate Sponsors. Bright Horizons aims to increase revenue from its existing corporate sponsor relationships by developing new centers for sponsors who have multiple corporate sites and offering additional services at its existing centers. Bright Horizons' experience has been that corporate sponsors are more inclined to employ Bright Horizons on a multi-site basis following the successful operation of an initial center. Bright Horizons currently operates child care centers at multiple sites for 13 sponsors.

          Assume Management of Existing Child Care Centers. Assuming the management of existing centers enables Bright Horizons to serve an existing customer base with little start-up investment. As corporations reduce their involvement in non-core business activities, Bright Horizons has assumed the management of a number of work-site child care centers previously managed by a corporate sponsor. Bright Horizons has also assumed the management of work-site early education and family support centers formerly operated by other providers. Many such providers have experienced operating difficulties because they lack the management expertise or financial depth needed to provide high quality child care services to corporate sponsors. Bright Horizons assumed the management of 20 centers from employers and other child care providers over the last four fiscal years.

          Pursue Strategic Acquisitions. Bright Horizons seeks to acquire existing work-site child development centers and local and regional networks to expand quickly and efficiently into new markets and increase its presence in existing geographic clusters. The fragmented nature of the work-site segment of the early education and family support services market continues to provide acquisition opportunities. Bright Horizons believes that many of the smaller regional chains and individual providers seek liquidity and/or lack the professional management and financial resources that sponsors increasingly demand. In July 1997, Bright Horizons acquired four child development centers in the Seattle, Washington area operating under the name The Learning Garden. In December 1995, Bright Horizons purchased from ServiceMaster 24 centers in the Midwest operating under the GreenTree name. In November 1994, Bright Horizons acquired Burud, which manages five work-site child development centers in California.

          Develop and Market Additional Services. Bright Horizons plans to continue to develop and market additional early childhood education and family support services, full and part-time child care, emergency back-up work-site child care (serving parents when their primary child care options are unavailable), seasonal services (extending hours at existing centers to serve sponsors with highly seasonal work schedules), school vacation clubs, summer programs, elementary school programs (kindergarten through third grade), before and after school care for school age children, vacation care, special event child care, and to add residential child development centers in areas where tuition levels can support Bright Horizons' quality standards.

SPONSORSHIP MODELS

     Although the specifics of Bright Horizons' corporate sponsorship arrangements vary widely, they generally can be classified into two forms: (i) the corporate-sponsored model, where Bright Horizons operates a child development center on the premises of a corporate sponsor, gives priority enrollment to the corporate sponsor, receives some form of start-up and/or operating financial support from the corporate sponsor and maintains profit-and-loss responsibility, and (ii) the management contract model, where Bright Horizons manages a work-site child development center under a cost-plus agreement.

     The Corporate-Sponsored Model. Corporate-sponsored model centers currently represent approximately 80% of Bright Horizons' child development centers. Bright Horizons typically designs and operates a work-site child development center in exchange for some form of financial or operating support from the corporate sponsor. This sponsorship can take a variety of forms, including reduced occupancy costs, tuition assistance, payment of pre-opening expenses and assistance with start-up costs, such as architectural and design fees, real estate broker fees, as well as capital equipment and initial supplies. Historically, Bright Horizons has received the greatest support in the form of reduced occupancy costs. Bright Horizons maintains profit-and-loss responsibility for corporate-model child development centers. The corporate model can be classified into two subcategories: (i) employer-sponsored, where Bright Horizons provides child care on a priority enrollment basis for employees of a single employer sponsor, and (ii) developer-sponsored, where Bright Horizons provides priority child care to the employees of multiple employers located within a developer's property.

          The Employer-Sponsored Model. The employer-sponsored model is typically characterized by a single employer (corporation, hospital, government agency or university), or occasionally a consortium of employers entering into a contract with Bright Horizons to provide early education at a facility located in or near the sponsor's offices. The sponsor generally provides for the construction of the center and on an ongoing basis pays for maintenance and repairs. In some cases, the sponsor also provides tuition assistance and enrollment guarantees. Children of the sponsors' employees typically are granted priority enrollment at the center. Operating contracts under the employer-sponsored model have terms that generally range from three to ten years, require ongoing reporting and, in some cases, limit annual tuition increases.

          The Developer-Sponsored Model. A developer-sponsored center is located in a real estate developer's office building or office park. The center serves as an amenity to the developer's tenants, giving the developer an advantage in attracting quality tenants to its site. In return for leasing the facility to Bright Horizons at a discounted rent, Bright Horizons offers priority enrollment to the children of the site's employees. Bright Horizons typically negotiates lease terms of ten to 25 years, including the initial term and renewal options. Under the developer-sponsored model, Bright Horizons' typically operates its child development centers with few ongoing operating restrictions or reporting requirements.

     The Management Contract Model. Management contract centers currently represent approximately 20% of Bright Horizons' child development centers. Under the management contract model, Bright Horizons receives a management fee and is reimbursed for any expenses in excess of tuition revenues within an agreed upon budget. The sponsor is typically responsible for all start-up costs and facility maintenance. The management contract model enables the corporate sponsor to have a greater degree of control with respect to budgeting, spending and operations. Management contracts require Bright Horizons to satisfy certain periodic reporting requirements and generally range in length from one to five years, with some terminable by the sponsor without cause or financial penalty. Bright Horizons is responsible for maintenance of quality standards, recruitment of center directors and faculty, implementation of curricula and programs and interaction with parents.

OPERATIONS

     General. Consistent with its strategy of establishing a leading market presence, Bright Horizons is organized into four operational regions -- the Northeast, Southeast, Midwest and West. Each region is managed by a Regional Vice President and is divided into three to six districts, each headed by a District Manager responsible for supervising the quality and operating performance of six to ten centers. A typical center is managed by a director with a staff ranging from 20 to 25 faculty and administrative personnel. A center director has operating responsibility and is responsible for supervising local marketing, hiring new teachers and performing administrative tasks such as payroll and tuition collection. Bright Horizons' home office handles most finance, human resources, administration, business development and marketing functions.

     Center hours of operation are designed to match the schedules of the employer or developer sponsor. Most centers are open ten to twelve hours a day, Monday through Friday. Typical hours of operation are from 7:00 a.m. to 6:00 p.m. Bright Horizons offers a variety of enrollment options, ranging from full-time (40-50 hours per week) to part-time options. Over 60% of children who attend Bright Horizons' centers are enrolled on a full-time basis. The majority of children enrolled in Bright Horizons' child development centers are those of the employer-sponsor or those of employees of the developer-sponsor's tenants. The remaining enrolled children come from the general public.

     Monthly tuition depends upon the age of the child, geographic location and the extent to which tuition is subsidized by a corporate sponsor. In fiscal 1997, average full-time monthly tuition was $853 for infants, $690 for toddlers and $640 for preschoolers. Tuition at most of Bright Horizons' centers is payable in advance and is due monthly. In some cases, parents can pay tuition through payroll deduction.

     Facilities. Bright Horizons' child development centers are primarily operated in work-site locations and vary in design and capacity in accordance with sponsor needs and state and federal regulatory requirements. A prototypical Bright Horizons center is approximately 7,000 to 8,000 square feet, and has a capacity for 16 infants, 40 toddlers and 60 preschoolers. There are typically two infant rooms, four toddler rooms and three preschool rooms. As of March 31,1998, Bright Horizons' centers had a total licensed capacity of approximately 16,612 children, with the smallest having a capacity of 6 children and the largest having a capacity of over 250 children.

     Bright Horizons believes that attractive, spacious, child friendly facilities are an important element in fostering a high quality learning environment for children. Bright Horizons' centers are designed to be open and bright and to maximize visibility throughout the center. Bright Horizons devotes considerable resources to equipping its centers with child-sized amenities, indoor and outdoor play areas of age-appropriate materials and design, family hospitality areas and computer centers. Commercial kitchens are present in those centers which require hot meals to be prepared on site.

     Health and Safety. The safety and well-being of the children in its care is a high priority for Bright Horizons. Bright Horizons employs a variety of security measures at its centers, which may include electronic access systems, security guards, or other site-specific procedures. In addition, Bright Horizons' high ratio of teachers to children, together with the presence of center directors and other management personnel, leads to enhanced supervision. Centers are designed to minimize the risk of injury to small children by incorporating such features as child-size amenities, rounded corners on furniture and fixtures, age-appropriate toys and equipment and cushioned fall-zones surrounding play structures.

     Bright Horizons conducts ongoing training of personnel in the areas of health, safety and emergency protocol. Bright Horizons requires CPR and first aid certification of center management personnel, and offers such certification to all center faculty. Bright Horizons conforms to federal OSHA requirements with respect to annual blood-born pathogen training of all center personnel.

CURRICULA

     Bright Horizons' dynamic and interactive age-appropriate curricula focuses on hands-on learning activities for children. Early childhood experts and educators believe that children learn best through exploration and play-oriented learning. Children grow and acquire skills at their own pace, taking advantage of age-appropriate activities to challenge themselves, build feelings of success, develop school competence and reach higher levels of learning. Bright Horizons' programs are built on this developmental approach and the belief that learning is fun. Programs vary but typically share the following characteristics: consistent responsiveness to children's needs; a balance of structure and flexibility in daily schedules to accommodate individual interests; connection of routine, daily tasks such as eating or dressing to opportunities for social interaction and learning; respect for and celebration of cultural diversity; and encouragement of parental participation. In addition, Bright Horizons' educational programs feature !Language Works! a learning process that helps children learn about language in ways that are meaningful to them, experiencing language as part of every curriculum activity throughout the day.

     The teacher's role in the Bright Horizons classroom is to plan and prepare a rich environment in which children are stimulated to learn, to provide a variety of activity choices and to facilitate the child's hands-on engagement in chosen activities. A Bright Horizons teacher strives to supplement the primary role of parents in providing care, and faculty encourage parents to become involved in the center's activities and support the extension of learning into the home.

MARKETING

     Bright Horizons markets its services to two constituencies: corporate sponsors and parents. Bright Horizons' senior management, as well as Bright Horizons' regional and home office sales force, maintains relationships with larger customers and actively pursues potential new corporate sponsors, particularly in industries that provide work-site child care as a standard benefit in order to recruit and retain talented employees. Bright Horizons' sales force is organized on a regional basis and is responsible for identifying potential corporate sponsors and managing the overall sales process, which generally ranges from three to nine months from initial contact to execution of the sponsorship agreement. In order to execute its growth strategy, Bright Horizons has expanded its sales force from four to six people and has hired a Vice President of Development to lead these efforts. In addition, Bright Horizons' sales effort is focused on identifying potential corporate clients, targeting real estate developers and identifying potential acquisitions. As a result of Bright Horizons' national visibility as a high quality child care provider, potential sponsors regularly contact Bright Horizons requesting proposals. Bright Horizons competes for most employer sponsorship opportunities via a request for proposal process.

     At the center level, directors are responsible for marketing to parents. Bright Horizons seeks to develop a local reputation by promoting its high quality faculty, facilities, programs, and interactive, hands-on curricula. Bright Horizons' pre-opening and ongoing local marketing efforts include open houses, local direct mail, parent referrals and community outreach. Many centers have parent advisory organizations, which assist in marketing and also act as a sounding board for developments in the education program. Center directors typically receive assistance from corporate sponsors, who often advertise the center in internal publications, provide mailing lists, answer questions and facilitate interaction between Bright Horizons and parents. Bright Horizons also has an established corporate marketing department that acts as a central resource for center-level marketing programs, including the preparation of promotional materials.

     Bright Horizons has found that the parents it serves generally are well compensated, highly educated and willing to bear the cost of high quality early childhood education. Bright Horizons' 1995 and 1996 parent surveys found that 73% of the mothers who use Bright Horizons' services hold bachelor degrees and 86% work more than 31 hours per week. The same surveys indicate that approximately 70% of the parents who use Bright Horizons child development centers are engaged in professional or managerial occupations and average annual household income exceeds $90,000. Bright Horizons is also able to serve a broad range of parents due to corporate sponsor support, which reduces tuition costs and sometimes takes the form of partial tuition subsidies to lower-income families.

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

COMPETITION

     The market for early education services is highly fragmented and competitive. Bright Horizons experiences competition for enrollment and for corporate sponsorship.

     Bright Horizons believes that the key factors in the competition for enrollment are quality of service, locational convenience and cost. Bright Horizons competes for enrollment with nannies, relatives, family child care and center-based child care providers. Corporate sponsor support enables Bright Horizons to limit its start-up and operating costs and concentrate its investment in those areas that directly translate into high quality early education, specifically faculty compensation, teacher-child ratios, curricula, continuing faculty education, facilities and equipment. Bright Horizons believes that many center-based child care providers are able to offer care at a lower price than Bright Horizons by utilizing lower faculty-child ratios, and offering their staff lower pay and limited or unaffordable benefits. While Bright Horizons' tuition levels are generally above those of its competitors, Bright Horizons believes it is able to compete effectively, particularly for well-educated parents, by offering the convenience of a work-site location and a higher quality of care. See "Risk Factors -- Risk Factors with Respect to Bright Horizons Family Solutions -- Competition."

     Bright Horizons believes its ability to compete successfully for corporate sponsorship depends on a number of factors, including reputation, quality of service, cost, the ability to customize sponsorship arrangements and national scale. Many residential center-based child care chains either have divisions that compete for corporate sponsorship opportunities or are larger and have substantially greater financial or other resources that could permit them to compete successfully against Bright Horizons in the work-site segment. Other child care organizations focus exclusively on the work-site segment of the child care market. Bright Horizons believes there are fewer than 10 companies that currently operate work-site child care centers on a national basis. CorporateFamily is Bright Horizons' primary competitor for work-site child care, although Bright Horizons also competes, to a lesser extent, against other large child care chains which primarily operate residential child care centers, including KinderCare Learning Centers, Children's World, La Petite Academy, and Children's Discovery Centers. Bright Horizons believes it is well-positioned to attract corporate sponsors who wish to outsource the management of new or existing work-site early education centers due to Bright Horizons' national scale, established reputation, position as a quality leader and track record of serving major corporate sponsors. In addition, an increasing number of potential corporate sponsors are requiring adherence to NAEYC criteria. Bright Horizons believes that its commitment to NAEYC accreditation is an advantage in the competition for corporate sponsorship opportunities. See "Risk Factors -- Risk Factors with Respect to Bright Horizons Family Solutions -- Competition."

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

PROPERTIES

     The following table summarizes the locations of Bright Horizons' centers by state as of March 31, 1998:

LOCATION                              NUMBER
--------                              ------
California..........................    22
Colorado............................     1
Connecticut.........................    13
Delaware............................     2
District of Columbia................     4
Florida.............................     3
Georgia.............................     1
Illinois............................    18
Iowa................................     5
Maine...............................     1
Maryland............................     3
Massachusetts.......................    25
Michigan............................     1
Missouri............................     2
Nevada..............................     1

LOCATION                              NUMBER
--------                              ------
New Hampshire.......................     1
New Jersey..........................     5
New Mexico..........................     1
New York............................     9
North Carolina......................    18
Ohio................................     2
Pennsylvania........................     2
Rhode Island........................     2
South Carolina......................     1
Tennessee...........................     1
Texas...............................     2
Utah................................     1
Virginia............................     1
Washington..........................     5
Wisconsin...........................     2

     As of March 31, 1998, Bright Horizons operated 155 centers in 29 states and the District of Columbia, of which, eight were owned and the remaining were operated under leases or operating agreements. One of Bright Horizons' owned centers in Orange, Connecticut is subject to a mortgage of $480,000. Bright Horizons' centers in Raleigh, North Carolina, Tampa, Florida, Glastonbury and Orange, Connecticut, Quincy, Massachusetts and Apex, North Carolina are not subject to mortgages. The leases have terms ranging from five to 20 years, often with renewal options, with most leases having an initial term of five to 10 years. Some of the leases provide for contingent payments if the center's operating revenues, profits or enrollment exceed a specified level.

     Although Bright Horizons' corporate sponsorship arrangements vary widely, they generally are classified as either a corporate-sponsored model or management contract model. See "--Sponsorship Models." Approximately 80% of Bright Horizons' child care centers are operated under the corporate-sponsored model. The remaining 20% of Bright Horizons' child development centers are operated under the management contract model. These arrangements are generally of short duration and, in some instances, are subject to termination by the corporate sponsor without cause.

     Bright Horizons also leases approximately 10,000 square feet for its home office in Cambridge, Massachusetts under an operating lease that expires August 31, 2002, and a total of approximately 4,700 square feet for its two administrative offices in El Segundo, CA and Downers Grove, Illinois under operating leases that expire December 2001 and October 1998, respectively.

EMPLOYEES

     As of March 31, 1998, Bright Horizons employed approximately 4,700 employees (including part-time and substitute teachers), of whom 96 were employed at Bright Horizons home and regional offices, 28 were employed as district or regional managers and the remainder were employed at Bright Horizons' child development centers. Center employees include faculty and administrative personnel. Bright Horizons does not have an agreement with any labor union and believes that its relations with its employees are good. All of Bright Horizons' personnel are paid above the Federal minimum wage.

REGULATION

     Child care centers are subject to numerous federal, state and local regulations and licensing requirements. Although these regulations vary from jurisdiction to jurisdiction, government agencies generally review,

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

among other things, the adequacy of buildings and equipment, licensed capacity, the ratio of teacher to children, faculty training, record keeping, the dietary program, the daily curriculum and compliance with health and safety standards. In most jurisdictions, these agencies conduct scheduled and unscheduled inspections of centers, and licenses must be renewed periodically. In some jurisdictions, regulations have been enacted which establish requirements for employee background checks or other clearance procedures for employees of child development centers. Center directors and district managers are responsible for monitoring each center's compliance with such regulations. Repeated failures by a center to comply with applicable regulations can subject it to sanctions, which can include fines, corrective orders, being placed on probation or, in more serious cases, suspension or revocation of the center's license to operate. Bright Horizons also is required to comply with the ADA, which prohibits discrimination on the basis of disability in public accommodations and employment. Costs incurred to date by Bright Horizons to comply with ADA have not been significant. Bright Horizons believes it is in substantial compliance with all material regulations applicable to its business.

     There are currently certain tax incentives for parents utilizing child care programs. Section 21 of the Internal Revenue Code provides a federal income tax credit ranging from 20% to 30% of certain child care expenses for "qualifying individuals" (as defined therein). The fees paid to Bright Horizons for child care services by eligible taxpayers qualify for the tax credit, subject to the limitations of Section 21. The amount of the qualifying child care expenses is limited to $2,400 for one child and $4,800 for two or more children and, therefore, the maximum credit ranges from $480 to $720 for one child and from $960 to $1,440 for two or more children.

INSURANCE

     Bright Horizons currently maintains the following types of insurance policies: workers' compensation, commercial general liability, automobile liability, commercial property liability, professional liability and excess "umbrella" liability. The policies provide for a variety of coverages, are subject to various limitations and exclusions, and deductibles. The commercial general liability policy provides for annual coverage of $2.0 million per location and $1.0 million per occurrence, although the policy specifically limits coverage for child sexual abuse to an annual aggregate limit of $1.0 million per site and per person. Bright Horizons' excess "umbrella" coverage, relating to general liabilities other than those related to child sexual abuse claims, includes coverage in the amount of $25.0 million per year. Management believes that Bright Horizons' current insurance coverages are adequate to meet its needs. See "'Risk Factors -- Risk Factors with Respect to Bright Horizons Family Solutions -- Litigation."

     Bright Horizons has not experienced difficulty in obtaining insurance coverage, but there can be no assurances that adequate insurance coverage will be available in the future, or that Bright Horizons' current coverage will protect it against all possible claims. See "Risk Factors -- Risk Factors with Respect to Bright Horizons Family Solutions -- Ability to Obtain and Maintain Insurance; Adverse Publicity."

THE HORIZONS INITIATIVE

     To complement its mission to improve the care and development of young children, in 1988, Bright Horizons founded The Horizons Initiative, a non-profit organization that develops and implements programs to enrich the lives of homeless children in the Boston area. In 1994, The Horizons Initiative opened the Community Children's Center, the first child development center in Boston specifically for homeless children. The Horizons Initiative is an independent entity, and while Bright Horizons provided some start-up resources, such as office space and administrative support, The Horizons Initiative is now entirely supported by charitable gifts and public funding.

LEGAL PROCEEDINGS

     Bright Horizons has been and is from time to time subject to claims and suits incidental to the conduct of its business. While there can be no assurance that Bright Horizons' insurance will be adequate to cover all liabilities that may arise out of such claims, Bright Horizons does not believe that any claim of which it is currently aware will have a material adverse effect to its business, financial condition or results of operation. See "Risk Factors -- Risk Factors with Respect to Bright Horizons Family Solutions -- Litigation" and "Risk Factors -- Risk Factors with Respect to Bright Horizons Family
Solutions -- Ability to Obtain and Maintain Insurance; Adverse Publicity."

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

                     INFORMATION CONCERNING CORPORATEFAMILY

OVERVIEW

     CorporateFamily is a leading national provider of services for the corporate market that support families and business success. CorporateFamily works with more than 100 employers seeking to create a "family friendly" work environment by providing work place child care, education, family support programs and consulting services. CorporateFamily manages corporate-sponsored Family Centers, built and equipped by an employer at or near its offices, providing high quality services such as early childhood education, child care, back-up child care, kindergartens, get-well care, summer camps, and parent support services. As of May 7, 1998, CorporateFamily managed 100 Family Centers, representing 74 corporate clients, in 29 states and the District of Columbia. Additionally, CorporateFamily had 16 Family Centers under development, including nine for new corporate clients. Ten of CorporateFamily's corporate clients operate multiple Family Centers. In addition, CorporateFamily provides work/life consulting services to help employers realize the benefits of work and family programs and policies and to align work/life concerns of working families with business strategies of employers. Consulting services provided by CorporateFamily include feasibility studies, work/life strategic planning, strategic planning related to the development of public and private worksite schools, return on investment analyses and development of work/life programs and policies. During 1997, CorporateFamily provided consulting services to 31 corporate clients.

SERVICES

     CorporateFamily works in conjunction with its clients and their employees to respond to changing workplace needs and to help employees balance their work and family responsibilities. A client relationship often begins with CorporateFamily providing consulting services to an employer, and progresses to the planning, development and management of a Family Center, where CorporateFamily provides services to a client's employees at the workplace. These work and family services are designed to (i) address employers' ever-changing workplace needs, (ii) enhance employee productivity, (iii) improve recruitment and retention of employees and (iv) improve the overall employee-employer-family relationship. CorporateFamily emphasizes operational excellence, client service and program leadership, and requires that each Family Center be operated at NAEYC standards.

     The "Family Center" concept evolved from the more traditional workplace child care center and is designed to serve a broader segment of the work site population. Each Family Center provides a number of services designed to meet the business objectives of the corporate client and the family needs of the client's employees. As a result, the physical facility, operating policies, and services are tailored for each client. Services currently offered at CorporateFamily's Family Centers include:

          Early Childhood Education. CorporateFamily offers early childhood education at each of its 100 Family Centers. CorporateFamily's proprietary program for learning, entitled "The World at Their Fingertips," includes educational programs for infants, toddlers, and preschoolers and creates developmentally appropriate experiences for every child. "The World at Their Fingertips" includes many components designed to promote physical, cognitive, emotional, and language development and provides a developmentally appropriate educational curriculum enabling teachers to provide individualized, responsive care and affection for each child. The infant and toddler program provides an environment for development with learning centers planned to maximize large and small motor experiences, sensory and cognitive experiences, language, music and personal experiences. The preschool program provides a developmentally appropriate learning-centered curriculum, including dramatic play, art expression, construction/blocks, computer and music/movement. CorporateFamily's early childhood educational services meet or exceed the standards established by the National Academy of Early Childhood Programs ("NAECP"), a division of NAEYC.

          Employer-Sponsored Child Care. CorporateFamily operates 95 child care programs in its Family Centers. At the end of 1997, the program capacity at CorporateFamily's Family Centers exceeded 12,500 children. Consistent, reliable child care is an essential service for working families. Family Centers provide child care in many different ways, including traditional day care, evening care when parents work late, weekend care, 24-hour care for multiple shift work forces, special event care, emergency care, school holiday care, as well as other services.

          Summer Camps. CorporateFamily operates summer camps in conjunction with 38 Family Centers and as a stand-alone service for one corporate client. During 1997, CorporateFamily provided this service to approximately 2,000 children. The camps include programs for children in age-related groups from five to 12 years old. Programs include age-appropriate enrichment activities such as science, computers, gymnastics, dance, sports, and other activities, and include both on-site and off-site day camps.

          Back-Up Care Programs. CorporateFamily operates 39 back-up care programs. Five centers exclusively offer back-up care programs, while other back-up care programs are offered in designated rooms within a larger Family Center. CorporateFamily has approximately 6,700 families registered to use back-up care. Back-up care programs serve families whose primary child care arrangements are unavailable because of emergencies, illness, or caregiver turnover and provide care on school holidays and release days. CorporateFamily's back-up care programs serve children from ages six weeks to 12 years. Family Centers that exclusively offer back-up care programs range in size from 12 to 110 children and include the first such program ever accredited by NAEYC.

          Kindergartens. CorporateFamily operates 29 Family Center kindergartens, all of which meet or exceed the standards set by NAECP. During 1997, CorporateFamily's kindergarten programs served approximately 600 children. The kindergarten curriculum employs a comprehensive developmental approach that challenges and prepares children for success in school and is tailored to reflect the expectations of the surrounding school systems. CorporateFamily has added kindergartens to certain of its Family Centers in response to the demand from parents seeking to maintain the quality learning environment that their children have experienced in Family Centers.

          School-age Programs. CorporateFamily operates 26 school-age programs in Family Centers for children ages six to 12 years. During 1997, CorporateFamily provided these services to approximately 2,300 children. These programs may include before-and after-school care, tutorial services and enrichment programs such as gymnastics, computer, or foreign language instruction.

          Get-Well Care. CorporateFamily offers get-well care in 16 Family Centers. These programs serve mildly ill children recovering from various illnesses and injuries and are typically staffed with a registered nurse or licensed practical nurse.

          Parent Support. All Family Centers include support programs for parents, including parent education programs, seminars, support groups and resource libraries. Parent education programs include family resource rooms (serving as a library for parents and a site for parent seminars), scheduled family counseling, "lunch and learns," evening programs with presentations and round table discussions on topics of concern to parents such as child behavior, time management, first-aid and CPR training. Support services include meals-to-go, laundry pick-up and carpooling coordination. CorporateFamily's parent support services are developed and implemented with the involvement of a parent advisory group established at each Family Center.

     CorporateFamily offers a range of work/life consulting services to help employers assess, plan and develop work and family solutions, realize the benefits of work/life programs and policies and to align work/ life concerns with other strategic concerns of employers. Specific examples of services provided by CorporateFamily include:

     - Guidance, staffing and support for work and family initiatives, including a company-wide work/life conference;

     - Development of a strategic work/life plan for a national work force based on a customized survey, focus groups and management interviews;

     - A feasibility study of the viability of worksite primary schools;

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

     - Consultation on the integration of a client's work/life, diversity and training efforts;

      A multisite study to identify dependent care needs and develop a strategic plan to meet those needs; and

     - A return on investment study to analyze the benefits of a client's work/life investments.

     During 1997, CorporateFamily provided consulting services for 31 corporate clients, 13 of which are clients for which CorporateFamily operates one or more Family Centers.

OPERATIONS

     CorporateFamily is organized into two integrated operating units consisting of Family Center operations and consulting services. CorporateFamily's management philosophy promotes a commitment to excellence for children, parents, clients and staff. Corporate operations are coordinated from CorporateFamily's headquarters located in Nashville, Tennessee. Corporate office functions include Family Center operations oversight, human resources, marketing, business development, facility design, finance, accounting, risk management, information systems, and corporate communications.

     Family Center operations are organized into three operational divisions, each managed by a Senior Vice President who reports to CorporateFamily's Chief Executive Officer. Senior Vice Presidents, regional managers and divisional support staff are responsible for Family Center development, direct management oversight, quality control, financial performance, and client relations. Each Family Center is managed by a Center Director. Each Family Center's size, staffing, hours of operation and range of services provided vary according to each corporate client's needs and desires. Family Centers range in size from 3,000 square feet to 47,000 square feet and enrollment capacity from 35 to 450. Staffing for a Family Center typically consists of an administrative team, a teaching staff and support personnel. Family Centers are typically located on a corporate client's worksite, either in converted space, or free-standing structures designed specifically for use as a Family Center. Currently, 81 centers are located at client worksites and 14 are located on properties contiguous to the worksite. The facilities are generally owned or leased by the corporate clients, except for two properties owned by CorporateFamily.

     CorporateFamily's consulting services are provided through a division of CorporateFamily titled The Resource Group. The Resource Group provides consulting services to corporate clients including feasibility studies, work/life strategic planning, strategic planning related to the development of public and private worksite schools, benchmark studies, policy and practice alignment, return on investment analysis and community investment. In addition to consulting services, The Resource Group supports CorporateFamily's Family Center programs, ensuring such programs remain state of the art and of the highest quality, and conducts research and development of new services. The Resource Group is staffed by seven full-time employees with additional contract consultants depending on the workload and expertise needed to complete a particular project.

     CorporateFamily has developed a training program for its employees. Teacher training is conducted in each Family Center and includes orientation and ongoing training, including training related to child development and education, health, safety and emergency procedures. Training is conducted on a regular basis at each Family Center and in company-wide meetings and is designed to meet NAEYC training standards. Management training is provided on an ongoing basis to all Center Directors and includes human resource management, risk management, financial management, customer service, and program implementation.

     CorporateFamily maintains a variety of security measures at its centers, which may include electronic security or access systems, sign-out procedures for children and other site-specific measures. Safety features are incorporated into the facility design and operation of the Family Centers, including selection of safe and age-appropriate toys and play equipment, cushioned surfaces surrounding play structures, rounded corners on furniture, child-size amenities and open and windowed lay-outs providing increased visibility for teachers and parents. CorporateFamily schedules emergency drills for fire safety and other emergencies, and requires current CPR and first aid certification for center management personnel.

     CorporateFamily has an information, communication and financial reporting system which links every Family Center to CorporateFamily's divisional, regional and corporate offices. This system provides timely financial information on such items as revenue, expenses, enrollments, payroll and staff hours.
CorporateFamily seeks to improve its operating efficiencies by providing management with more timely information through its information systems.

MARKETING

     Management believes that CorporateFamily's operations in 29 states and the District of Columbia with 100 Family Centers and the expertise and reputation of its management team in working with many of the nation's leading companies have created name recognition within the work and family services industry. CorporateFamily's directors, senior officers and Advisory Board members are involved at the national level with education, work/life and children's services issues, and their prominence and involvement in such issues plays a key role in attracting new clients and developing additional services and products for existing clients.

     CorporateFamily's marketing and sales efforts focus on (i) developing new corporate client relationships, (ii) expanding existing relationships and (iii) promoting and maintaining relationships with client employees and families. Sales and marketing activities at the corporate level are led by CorporateFamily's business development group, with assistance provided by executive officers, Senior Vice Presidents, Center Directors, The Resource Group and support personnel. CorporateFamily has four business development officers who generally cover distinct geographic territories within the continental United States.

     CorporateFamily markets its services to prospective clients in a variety of ways, including direct mail to qualified prospects, industry conferences, and telephone and personal visits to interested potential clients. In addition, clients often refer other employers to CorporateFamily. With existing clients, CorporateFamily maintains regular contact through its business development personnel and operations management. At each Family Center, regional and center management are responsible for marketing to families and staying abreast of new and changing needs for both the employer and employees. This responsiveness and client involvement enable CorporateFamily to develop and market additional services to existing clients as well as to new corporate clients.

COMPETITION

     Depending on the services provided, CorporateFamily competes with a variety of companies in each segment of its operations. CorporateFamily's largest competitors for employer-sponsored child care services include Bright Horizons, Inc. and, to a lesser extent, the employer-sponsored child care divisions of other large child care companies, such as KinderCare and Children's Discovery Centers. Many of these competitors are able to offer child care at a lower price than CorporateFamily offers by utilizing lower faculty-child ratios and/or offering their staff lower compensation, enabling them to operate profitably with lower levels of corporate sponsorship. Some of these competitors for corporate sponsorship also have greater penetration and multiple relationships with corporate sponsors in certain geographic regions than CorporateFamily. Management believes that CorporateFamily is distinguished from these competitors by its exclusive focus on corporate clients and commitment to accreditation standards. Management believes that CorporateFamily is able to compete successfully by understanding and responding to the business needs of prospective clients and by offering professionally developed programs, highly qualified personnel, attention to risk management and a broad range of services. CorporateFamily also faces competition for enrollment from a variety of for-profit, not-for-profit and government-based providers.

     CorporateFamily has a number of competitors for work/life consulting services and center services complementary to its Family Centers. Many of such competitors provide, among other services and products, work/life consulting services, adult education and contract school services, and have greater financial and operating resources than CorporateFamily. Management believes that CorporateFamily distinguishes itself from competitors by its presence at the workplace, knowledge of family needs, and ability to integrate a number of services and programs into a Family Center tailored to the needs of an employer.

     CorporateFamily's ability to compete successfully for employer-sponsored work and family services, developed in partnership with employers, depends on a number of factors, including quality of service, cost-effective delivery of services and ability to provide the scope of services necessary for an employer's needs. With respect to child care services, there are many center-based child care companies that compete for corporate relationships to provide on-site family services, some of which have greater financial or other resources that allow them to compete successfully against CorporateFamily. Management believes that CorporateFamily's staff of trained professionals is well equipped to develop a plan with a corporate client to best meet the work and family needs of the employer's work force. Through participating in the development plan of the Family Center, consulting with the contractor and employer, staffing the Family Center to provide the scope and depth of services the employer and its employees need and desire, management believes CorporateFamily is well positioned to provide services that are family-friendly and improve the work environment for corporate employees, thereby enhancing the overall productivity of the corporate client's operations.

     Along with competition for corporate clients, each Family Center faces competition for enrollment from a wide range of community-based child care providers. Management believes, however, that client employees perceive greater value, convenience and flexibility associated with CorporateFamily's services.

REGULATION

     CorporateFamily's child care operations are subject to a variety of federal, state and local regulations and licensing requirements. CorporateFamily has policies and procedures in place in order to comply with the regulations and requirements. Although the regulations and requirements vary greatly from jurisdiction to jurisdiction, governmental agencies generally review, among other things, the center's safety, fitness and adequacy of buildings and equipment, licensed capacity, the ratio of staff personnel to enrolled children, staff training, dietary program, daily curriculum, record keeping, and compliance with health and safety standards. In most jurisdictions, these agencies conduct scheduled and unscheduled inspections of centers, and licenses must be renewed periodically. In a few jurisdictions, new legislation or regulations have been enacted or are being considered which establish requirements for employee background checks or other clearance procedures for new employees of child care centers. Failure by a center to comply with applicable regulations can subject it to governmental sanctions, which might include fines, corrective orders, being placed on probation or, in more serious cases, suspension or revocation of the center's license to operate or an award of damages to private litigants, and could require significant expenditures by CorporateFamily to bring CorporateFamily's centers into compliance.

     In addition, state and local licensing regulations often provide that the license held by CorporateFamily may not be transferred. As a result, any transferee of a family services business (primarily child care) must apply to any applicable administrative bodies for new licenses. There can be no assurance that CorporateFamily would not have to incur material expenditures to relicense centers it may acquire in the future. Management believes CorporateFamily is in substantial compliance with all material regulations applicable to its business.

EMPLOYEES

     As of May 1, 1998, CorporateFamily employed approximately 3,100 full-time employees. In addition, at May 1, 1998, CorporateFamily had approximately 750 part-time employees and 900 substitutes on its payroll. Management believes its relationship with its employees is good.

INSURANCE

     CorporateFamily's insurance program currently includes the following types of policies: worker's compensation, commercial general liability, automobile liability, commercial property liability, student accident coverage, employment practices liability and excess "umbrella" liability including coverage for child abuse and molestation. The policies provide for a variety of coverages, are subject to various limits, include deductibles or self-insured retentions. Management believes that CorporateFamily's current insurance coverages are adequate to meet its needs. CorporateFamily has not experienced difficulty in obtaining insurance coverage, but there can be no assurances that adequate insurance coverage will be available in the future, or that CorporateFamily's current coverage will protect it against all possible claims. There is no assurance that claims in excess of, or not included within, CorporateFamily's insurance coverage will not be asserted, which could have an adverse effect on CorporateFamily.

TRADEMARKS

     CorporateFamily has filed applications for registration of the following trademarks and service marks with the United States Patent and Trademark Office:
Family Solutions(SM) and CorporateFamily Center(SM). A registered trademark/service mark in the United States may be effective indefinitely subject only to a required supplemental filing every ten years and the continued use of the mark by the registrant. A properly registered trademark/service mark establishes the presumption of ownership of the trademark/service mark by the registrant and constitutes constructive notice of such ownership.

PROPERTIES

     CorporateFamily's executive offices are located in Nashville, Tennessee, and consist of approximately 14,000 square feet leased through July 30, 2000, with an option to renew the lease for two additional five-year terms. In addition, CorporateFamily (i) owns two child care facilities and (ii) leases certain real property for use at three Family Centers. Three of the above-mentioned leases have agreements whereby the client becomes contractually responsible for the lease obligation in the event CorporateFamily no longer operates a Family Center for such client at the location. CorporateFamily also leases other facilities at various locations, which are not material to its business.

LEGAL PROCEEDINGS

     CorporateFamily is, from time to time, subject to claims and suits arising in the ordinary course of its business. Such claims have, in the past, generally been covered by insurance. Management believes the resolution of other legal matters will not have a material effect on CorporateFamily's financial condition or results of operations, although no assurance can be given with respect to the ultimate outcome of any such actions. Furthermore, there can be no assurance that CorporateFamily's insurance will be adequate to cover all liabilities that may arise out of claims brought against CorporateFamily.

            INFORMATION CONCERNING BRIGHT HORIZONS FAMILY SOLUTIONS

     As a result of the Merger, Bright Horizons and CorporateFamily will become wholly owned subsidiaries of Bright Horizons Family Solutions, which will succeed to the businesses currently conducted by Bright Horizons and CorporateFamily. Bright Horizons Family Solutions will have its principal offices in Cambridge, Massachusetts and Nashville, Tennessee. The executive management of Bright Horizons Family Solutions will be comprised of members of the existing executive management of CorporateFamily and Bright Horizons. The Board of Directors of Bright Horizons Family Solutions will consist of 11 persons (with CorporateFamily selecting five directors, Bright Horizons selecting five directors, and CorporateFamily and Bright Horizons jointly selecting one director).

     Management of CorporateFamily and Bright Horizons are jointly reviewing the two companies' operations in order to develop plans and proposals regarding the integration and combination of all functional areas of the combined business. The goal of management of CorporateFamily and Bright Horizons is to complete its transition plan prior to the consummation of the Merger, so that the plan may be implemented as soon thereafter as possible.

BUSINESS AND STRATEGY

     As a result of the Merger, Bright Horizons Family Solutions will be the largest provider of employer-sponsored childcare and family support services in the U.S. with as of March 31, 1998 on a pro forma basis, 255 family centers for 219 clients in 35 states and the District of Columbia. Bright Horizons Family Solutions on a pro forma basis as of March 31, 1998 had the capacity to serve 31,500 children in its family centers and had approximately 8,600 employees and 41 centers under development. For the calendar year ended December 31, 1997 on a pro forma basis, Bright Horizons Family Solutions had revenues of $172.6 million, operating income of $5.0 million and net income before preferred stock dividends of $2.8 million.

     Bright Horizons Family Solutions' principal business strategy will be to provide high quality family support services for the corporate market including childcare, education, parenting support and worklife consulting services. The key elements in implementing this strategy include:

     - Focus on Corporate Clients. Bright Horizons Family Solutions will seek to maintain its predecessors' leadership position in the early childhood education market by continuing to focus primarily on the employer-sponsored segment of the worklife industry, which is expected to enable Bright Horizons Family Solutions to operate with greater resources and deliver better quality services than other childcare and family services providers.

     - Quality Leadership. Bright Horizons Family Solutions will focus on delivering high quality services and the hiring and development of exceptional professionals. This focus on quality includes operating its family centers at accreditation standards set forth by the NAEYC, high teacher-child ratios, highly qualified faculty and innovative curricula. Bright Horizons Family Solutions believes that its focus on delivering high quality services distinguishes it from its competitors and creates a marketing differentiation among corporate clients and families who use its services.

     - Leading Market Presence. The combined company will have a leading market presence in the corporate-sponsored segment of the early childhood education market. Bright Horizons Family Solutions will seek to leverage its reputation and the visibility of its client relationships to enhance its marketing and market penetration. In addition, Bright Horizons Family Solutions believes that its clustering of centers in selected metropolitan markets will provide operating advantages and will serve as a competitive advantage in furthering its reputation and securing new corporate clients.

     - Creativity and Innovation. Bright Horizons Family Solutions will seek to continue the traditions shared by both predecessor companies of creating tailored, innovative solutions to respond to its clients' and families' changing needs. Bright Horizons Family Solutions will in addition seek to assist its clients in sustaining a productive, committed work force by providing creative consulting services.

     - Employer of Choice. Bright Horizons Family Solutions will focus on maintaining its reputation as a premier employer in the early childhood education market by continuing its above-average compensation, industry-leading benefits package and comprehensive training programs as important recruitment and retention tools.

     Bright Horizons Family Solutions' growth strategy will focus on four key areas: (a) securing new corporate clients; (b) expanding existing client relationships; (c) developing new services; and (d) pursuing strategic acquisitions.

     Management of Bright Horizons and CorporateFamily believe that the Merger will strengthen the two companies' competitive position and will create several benefits, including:

     - Bright Horizons Family Solutions will bring together two proven management teams and business models with complementary strengths. CorporateFamily operates a majority of its family centers on a management fee basis and has been successful in developing new services to deliver to corporate clients. Bright Horizons has developed other corporate-sponsored childcare models that primarily generate profitability on a profit and loss basis. The managements of CorporateFamily and Bright Horizons believe that the combination of these models will allow the combined company to grow in a variety of ways and will effectively meet the diverse needs of prospective clients.

     - With its greater national presence, Bright Horizons Family Solutions will be able to meet the needs of its existing clients in ways neither company has been able to as independent companies. The combined company will offer a broader array of services, will be better able to serve its multi-site clients and will have enhanced cross-selling opportunities, specifically in the area of multiple employer family centers, consulting services, elementary schools and family support services.

     - Bright Horizons and CorporateFamily both have extensive collegial relationships with other providers of worklife services and will pursue strategic alliances and acquisitions to enhance Bright Horizons Family Solutions' growth strategies.

     - Bright Horizons Family Solutions will be the largest provider of employer-sponsored early childhood education. Management believes the company will be in a strong position to leverage the significant growth opportunity and corporate demand for early childhood education and worklife services. The combined company's sales force and support infrastructure will be designed to exploit this market opportunity and its national reputation and client list will enhance its marketing presence.

MANAGEMENT

  Directors and Executive Officers

     It is expected that the Bright Horizons Family Solutions Board, at the Effective Time, will consist of eleven persons: Marguerite W. Sallee, Robert D. Lurie, E. Townes Duncan, JoAnne Brandes and R. Brad Martin (the "CorporateFamily Designees"); Roger H. Brown, Linda A. Mason, Joshua Bekenstein, William H. Donaldson and Sara Lawrence-Lightfoot (the "Bright Horizons Designees"); and Fred K. Foulkes (the "Joint Designee"). The Bright Horizons Family Solutions Board of Directors will be divided into three classes, with the initial term of office of the first, second and third classes expiring at the first, second and third annual meetings of the stockholders of Bright Horizons Family Solutions, respectively. The first class of directors will consist of JoAnne Brandes, Joshua Bekenstein, Roger H. Brown and Robert D. Lurie, the second class will consist of E. Townes Duncan, Sara Lawrence-Lightfoot and Marguerite W. Sallee, and the third class will consist of William H. Donaldson, Fred K. Foulkes, R. Brad Martin and Linda A. Mason. If any of CorporateFamily's Designees or Bright Horizons' Designees, respectively, declines or is unable to serve as a director prior to the Effective Time, CorporateFamily (if such person was a CorporateFamily Designee), Bright Horizons (if such person was a Bright Horizons Designee) or both CorporateFamily and Bright Horizons (if such person was a Joint Designee), as the case may be, will nominate another person to serve in such person's stead, subject to the other party's approval. If any of the CorporateFamily Designees, Bright Horizons Designees or Joint Designee declines or becomes unable to serve as a director during his or her initial term following the Effective Time, the remaining CorporateFamily Designees (if such person was a

CorporateFamily Designee), Bright Horizons Designees (if such person was a Bright Horizons Designee) or the remaining members of the Bright Horizons Family Solutions Board of Directors (if such person was a Joint Designee), as the case may be, shall nominate another person to serve in such person's stead, which such person will be subject to the other party's designees' approval.

     The following persons are expected to be named the directors and executive officers of Bright Horizons Family Solutions as of the Effective Time. Additional persons may be designated as executive officers of Bright Horizons Family Solutions prior to the consummation of the Merger.

NAME                                         AGE                    POSITION
----                                         ---                    --------
Linda A. Mason.............................  43    Director, Chairman of the Board
Marguerite W. Sallee.......................  52    Director, Chief Executive Officer
Roger H. Brown.............................  41    Director, President
Mary Ann Tocio.............................  50    Chief Operating Officer
Michael E. Hogrefe.........................  38    Chief Financial Officer
Stephen I. Dreier..........................  55    Chief Administrative Officer and Secretary
Joshua Bekenstein..........................  40    Director
JoAnne Brandes.............................  44    Director
William H. Donaldson.......................  67    Director
E. Townes Duncan...........................  45    Director
Fred K. Foulkes............................  56    Director
Sara Lawrence-Lightfoot....................  53    Director
Robert D. Lurie............................  52    Director
R. Brad Martin.............................  46    Director

     Linda A. Mason co-founded Bright Horizons and has served as a director and President of Bright Horizons since its inception in 1986. From its inception until September 1994, Ms. Mason also acted as Bright Horizons' Treasurer. Prior to founding Bright Horizons, Ms. Mason was co-director of the Save the Children relief and development effort in Sudan and worked as a program officer with CARE in Thailand. Prior to 1986, Ms. Mason worked as a management consultant with Booz, Allen and Hamilton. Ms. Mason also is a director of The Horizons Initiative and Whole Foods Market, Inc., which owns and operates retail food stores, is a Fellow of the Yale Corporation and serves on the Advisory Board for the Yale School of Management. Ms. Mason is a graduate of the Yale School of Management and Cornell University. Ms. Mason is the wife of Roger H. Brown.

     Marguerite W. Sallee is a founder of CorporateFamily and has served as President, Chief Executive Officer and a director since February 1987. Prior thereto, Ms. Sallee served as Commissioner of Human Services in former Tennessee Governor Lamar Alexander's cabinet. Ms. Sallee received a Bachelor of Arts from Duke University and a Master of Arts in Psychology from Austin Peay University. She is a director of Proffitt's, Inc. ("Proffitt's"), an owner and operator of department stores; and MagneTek, Inc., a manufacturer of integrated electrical products; and is a former Chairman of the Nashville Area Chamber of Commerce. In addition, Ms. Sallee is a delegate to the Presidential Summit for Children.

     Roger H. Brown co-founded Bright Horizons and has served as Chairman and Chief Executive Officer of Bright Horizons since its inception in 1986. Prior to 1986, he worked as a management consultant for Bain & Company, Inc. Mr. Brown currently serves as a director on the Governing Board of the NAEYC, the Child Care Action Campaign, a not-for-profit organization which promotes quality child care, The Horizons Initiative, an organization that provides support for homeless children and their families, and Advantage Schools, Inc., a charter school management company. Mr. Brown is a graduate of the Yale School of Management and Davidson College. Mr. Brown is the husband of Linda A. Mason.

     Mary Ann Tocio joined Bright Horizons in 1992 as Vice President and General Manager of Child Care Operations. She was appointed Chief Operating Officer in November 1993. From 1983 to 1992, Ms. Tocio held several positions with Wellesley Medical Management, Inc., including Senior Vice President of Operations, where she managed more than 100 ambulatory care centers nationwide. Prior to that time,

Ms. Tocio held various management positions with several Boston-area hospitals. Ms. Tocio is a graduate of the Simmons College Graduate School of Management.

     Michael E. Hogrefe has served as an Executive Vice President, Chief Financial Officer and Secretary since January 1996. Mr. Hogrefe served as Treasurer of Service Merchandise Company, Inc., a national retail chain of catalog stores, from July 1993 through January 1996 and as Assistant Treasurer from March 1990 to July 1993. Prior to that, Mr. Hogrefe served as Assistant Treasurer of Financial Management for Equicor -- Equitable HCA Corporation from 1988 to 1990 and in a variety of positions for The Equitable Companies, Inc., from 1982 to 1988, culminating his employment as Assistant Treasurer. Mr. Hogrefe received a Bachelor of Science in Management from Drake University and a Master's in Business Administration from New York University, Stern School of Business.

     Stephen I. Dreier joined Bright Horizons as Vice President and Chief Financial Officer in 1988 and became its Secretary in November 1988 and Treasurer in September 1994. Mr. Dreier served as Chief Financial Officer and Treasurer until September, 1997, at which time he was appointed to the position of Chief Administrative Officer. From 1976 to 1988, Mr. Dreier was Senior Vice President of Finance and Administration for the John S. Cheever/Paperama Company. Prior to that time, Mr. Dreier served as Manager of Financial Control for the Westinghouse Worldwide Construction Product Group. Mr. Dreier is a graduate of the Massachusetts Institute of Technology and has a Master's Degree from the Sloan School of Management.

     Joshua Bekenstein has been a director of Bright Horizons since 1986. Since 1993, Mr. Bekenstein has been a Managing Director of Bain Capital, Inc. and has been a general partner of Bain Venture Capital since its inception in 1987. Mr. Bekenstein also serves as a director of Waters Corporation, a manufacturer and distributor of high performance liquid chromatography instruments, and The Horizons Initiative.

     JoAnne Brandes has served as a director of CorporateFamily since December 1995. Ms. Brandes has served as Senior Vice President, General Counsel and Secretary for S.C. Johnson Commercial Markets, Inc., a manufacturer and marketer of cleaning and sanitation products and services since October 1997. From October 1996 to October 1997, Ms. Brandes served as Vice President and General Counsel for S.C. Johnson Commercial Marketing Inc. Prior to that time, Ms. Brandes served as Vice President of Corporate Communication Worldwide for S.C. Johnson & Son, Inc., a manufacturer of cleaning and personal care products, from May 1992 to October 1996. Prior thereto, Mr. Brandes served as Senior Legal Counsel to S.C. Johnson & Son, Inc. from 1981 to 1992. Ms. Brandes serves as a director of Alternative Resources Corporation, a temporary technical staffing company; a Regent in the University of Wisconsin System Board of Regents; Director of Child Care Action Campaign, a not-for-profit child advocacy group; and serves on the State of Wisconsin's Governor's Child Care Council.

     William H. Donaldson has been a director of Bright Horizons since January 1998. Mr. Donaldson currently serves as Senior Advisor at the international investment banking firm he co-founded in 1959, Donaldson, Lufkin & Jenrette, Inc. ("DLJ"). He served as Chairman and Chief Executive Officer at DLJ until 1973, when he became Undersecretary of State under Dr. Henry Kissinger and later counsel to Vice President Nelson Rockefeller. Mr. Donaldson served as chairman and chief executive officer of the New York Stock Exchange from 1990 until 1995. He was the founding dean of the Yale University School of Management and held the tenured chair as the William S. Beinecke Professor of Management Studies. Mr. Donaldson serves on the boards of directors of Aetna, Inc. and Philip Morris Companies, Inc. He is a graduate of Yale University and received an MBA with distinction from the Harvard Graduate School of Business Administration.

     E. Townes Duncan has been a director of CorporateFamily since April 1988 and currently serves as the Chairman of the Compensation Committee of the Board of Directors. Mr. Duncan has served as the President of Solidus, LLC, a private investment firm, since January 1997. Mr. Duncan was a director of Comptronix Corporation, a provider of electronics contract manufacturing services and served as Chairman of the Board and Chief Executive Officer from November 1993 to May 1997. Comptronix Corporation filed a petition for Chapter 11 protection on August 9, 1996. From 1985 to November 1993, Mr. Duncan was a Vice President and principal of Massey Burch Investment Group, Inc., a venture capital corporation. Mr. Duncan is a director of J. Alexander's Corporation, an owner and operator of restaurants, and Sirrom Capital Corporation, a specialty finance company.

     Professor Fred K. Foulkes has been the Director of the Human Resources Policy Institute for Boston University School of Management since 1981 and he has taught courses in human resource management and strategic management at Boston University since 1980. From 1968 to 1980, Professor Foulkes was a member of the Harvard Business School faculty. His principal publications include Personnel Policies in Large Nonunion Companies and Executive Compensation: A Strategic Guide for the 1990's. Professor Foulkes is a recipient of the Employment Management Association Award and the Fellow Award, the National Academy of Human Resources award of distinction for outstanding achievement in the human resource profession. Professor Foulkes received his undergraduate degree from Princeton University and received his masters of business administration and doctorate of business administration from Harvard University.

     Dr. Sara Lawrence-Lightfoot has been a director of Bright Horizons since 1993. Since 1972, Dr. Lawrence-Lightfoot has been a professor of education at Harvard University. In addition to serving as a director of Bright Horizons, Dr. Lawrence-Lightfoot is also a director of the Boston Globe Company. Dr. Lawrence-Lightfoot has received honorary degrees from 16 universities and colleges including Bank Street College and Wheelock College, two of the nation's foremost schools of early childhood education.

     Robert D. Lurie has served as a director and Chairman of CorporateFamily since December 1995 and as Director of Research and Development since January 1998. He was President of The Resource Group, a division of CorporateFamily focused on providing consulting and resource support to work/life center operations, from October 1995 to December 1997. From 1984 to 1995, Mr. Lurie served as President and Chief Executive Officer of RCCM, which was acquired by CorporateFamily in October 1995. Mr. Lurie received his Bachelor of Arts degree from the University of Florida and his Master of Arts in American Civilization from the University of Texas at Austin. He completed his graduate studies in Administration and Social Policy at the Harvard University Graduate School of Education.

     R. Brad Martin has served as Chief Executive Officer of Proffitt's since 1989, Chairman of the Board of Proffitt's since 1987, and President from July 1989 until March 1994 and from September 1994 to March 1995. Mr. Martin serves on the Boards of Directors of First Tennessee National Corporation and Harrah's Entertainment, Inc.

  Directors' Compensation

     Each non-employee member of the Board of Directors of Bright Horizons Family Solutions (an "Outside Director") will receive $2,000 for each regularly scheduled Board meeting attended in person or by conference call, and $500 for each specially scheduled meeting attended in person or by conference call. Each Outside Director that is a member of the Audit Committee or Compensation Committee will receive $500 for each committee meeting attended. Each Outside Director that is a member of the Nominating Committee will receive $1,000 when a new director is added to the Board of Directors.

     Additionally, each Outside Director will receive a one-time grant of an option to purchase 5,000 shares of Bright Horizons Family Solutions Common Stock, and each Outside Director who has missed no more than one of the regular meetings of the Board of Directors in the previous year, will receive on the date of each Annual Meeting of Stockholders of Bright Horizons Family Solutions a grant of an option to purchase 1,000 shares of Bright Horizons Family Solutions Common Stock. The exercise price of the options will be the closing market price of the Bright Horizons Family Solutions Common Stock on the date of grant. The options shall vest in one-third increments with one-third vesting equally on the first, second and third anniversary dates of the initial grant, so long as the Outside Director continues to serve as a director of Bright Horizons Family Solutions.

  Committees of the Board of Directors

     It is currently anticipated that the following will constitute the standing committees of the Bright Horizons Family Solutions Board of Directors:

          Nominating Committee. The Nominating Committee will develop general criteria concerning the qualifications and selection of Board members and recommend candidates for such positions to the Board of Directors. It is expected that the members of the Nominating Committee will be Sara Lawrence-Lightfoot (chair), Fred K. Foulkes and R. Brad Martin.

          Audit Committee. The Audit Committee will make recommendations to the Board of Directors concerning the Bright Horizons Family Solutions' financial statements and the appointment of independent accountants, review significant audit and accounting policies and practices, meet with the Bright Horizons Family Solutions's independent accountants concerning, among other things, the scope of audits and reports, and review the performance of the overall accounting and financial controls of Bright Horizons Family Solutions. It is expected that the members of the Audit Committee will be Joshua Bekenstein (chair) and JoAnne Brandes.

          Compensation Committee. The Compensation Committee will have the responsibility for reviewing and approving salaries, bonuses, and other compensation and benefits of executive officers, advising management regarding benefits and other terms and conditions of compensation, and administering Bright Horizons Family Solutions' employee stock incentive plan. It is expected that the members of the Compensation Committee will be
     E. Townes Duncan (chair) and William H. Donaldson, neither of which is an executive officer of Bright Horizons Family Solutions.

  Compensation Committee Interlocks and Insider Participation

     Ms. Sallee, who is anticipated to be the Chief Executive Officer and a director of Bright Horizons Family Solutions at the Effective Time, serves on the Human Resources/Option Committee, which acts as the compensation committee, of Proffitt's. Mr. Martin, who is anticipated to be a director of Bright Horizons Family Solutions at the Effective Time, is the Chairman of the Board and Chief Executive Officer of Proffitt's.

  Executive Compensation

     The following table sets forth the total compensation paid to or accrued by certain executive officers of CorporateFamily and Bright Horizons who have been named executive officers (including Chief Executive Officer) of Bright Horizons Family Solutions (the "Bright Horizons Family Solutions Named Executive Officers").

                         SUMMARY COMPENSATION TABLE(1)

                                                                                  LONG-TERM
                                                                                COMPENSATION
                                                                                 AWARDS (2)
                                                                          -------------------------
                                              ANNUAL COMPENSATION                        NUMBER OF
                                         ------------------------------    RESTRICTED    SECURITIES    ALL OTHER
NAME AND PRINCIPAL POSITION WITH BRIGHT  FISCAL                  BONUS       STOCK       UNDERLYING   COMPENSATION
HORIZONS FAMILY SOLUTIONS                 YEAR    SALARY($)(3)   ($)(4)   AWARD(S)($)    OPTIONS(5)      ($)(6)
---------------------------------------  ------   ------------   ------   ------------   ----------   ------------
Linda A. Mason(7)+.....................   1997       83,065      12,900          --        83,333        1,395
  Chairman of the Board
Marguerite W. Sallee++.................   1997      150,563      45,000          --            --        2,166
  Chief Executive Officer                 1996      126,855      10,000          --       188,500
Roger H. Brown+........................   1997      163,077      65,200          --       160,000        2,008
  President
Michael E. Hogrefe++...................   1997      134,356      38,729          --        26,000        2,009
  Chief Financial Officer                 1996      124,808      25,000     325,000(8)      6,500
Mary Ann Tocio+........................   1997      137,923      35,000          --        66,666        8,924
  Chief Operating Officer
Stephen I. Dreier+.....................   1997      139,077      30,000          --        33,333        2,613
  Chief Administrative Officer and
    Secretary

---------------

  + Executive Officer of Bright Horizons
 ++ Executive Officer of CorporateFamily
(1) The compensation of Ms. Sallee and Mr. Hogrefe, executive officers of CorporateFamily, has been provided for CorporateFamily's fiscal year 1997 and fiscal year 1996 (the last full fiscal year prior to CorporateFamily's initial public offering) and includes options for shares of CorporateFamily Common Stock granted in such years, and the compensation of Ms. Mason, Mr. Brown, Ms. Tocio and Mr. Dreier, executive officers of Bright Horizons, has been provided for Bright Horizons' fiscal year 1997 (the last full fiscal year prior to Bright Horizons' initial public offering) and includes options for shares of Bright Horizons Common Stock granted in fiscal 1997.
(2) Except for the restricted stock award granted to Mr. Hogrefe, neither CorporateFamily nor Bright Horizons made restricted stock awards, granted any stock appreciation rights or made any long-term incentive plan payouts during the following periods.
(3) Includes amounts deferred by the employee under the applicable company's 401(k) plan.
(4) Bonuses paid to Ms. Mason, Mr. Brown, Ms. Tocio and Mr. Dreier were paid in fiscal 1997 and were based upon the officer's performance in fiscal 1996.
(5) In this and the following tables the number of shares issuable upon the exercise of outstanding options for Ms. Mason, Mr. Brown, Ms. Tocio and Mr. Dreier have not been adjusted for the Bright Horizons Exchange Ratio.
(6) Consists of company matching contributions to the CorporateFamily and Bright Horizons employee's 401(k) plan account and contributions made by Bright Horizons for car allowances to Ms. Mason, Mr. Brown, Ms. Tocio and Mr. Dreier.
(7) Ms. Mason was on maternity leave and worked part-time during fiscal 1997.
(8) Mr. Hogrefe received a restricted stock grant for 32,500 shares of CorporateFamily Common Stock under CorporateFamily's 1996 Stock Incentive Plan, subject to the terms of the Restricted Stock Award Agreement, including (i) a permanent restriction on transfer in the form of a permanent right of first refusal in favor of CorporateFamily to repurchase the shares at the then book value and (ii) forfeiture in the event of Mr. Hogrefe's breach of confidentiality and non-competition covenants or termination of Mr. Hogrefe's employment for cause as defined in the agreement, which provisions were terminated by CorporateFamily's Board of Directors upon the closing of CorporateFamily's initial public offering on August 12, 1997. Because there was no trading market for the CorporateFamily Common Stock on the date of grant (April 18, 1996), the value of the shares has been presented as the value of the shares at the initial public offering price ($10.00) per share.

     The following table sets forth certain information concerning stock options granted during fiscal year 1997 to each of the Bright Horizons Family Solutions Named Executive Officers. No stock appreciation rights ("SARs") were granted during fiscal year 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR
                               INDIVIDUAL GRANTS

                                                                                             POTENTIAL REALIZABLE VALUE
                                                     PERCENT OF                                AT ASSUMED ANNUAL RATES
                                   NUMBER OF        TOTAL OPTIONS                             OF STOCK APPRECIATION FOR
                                   SECURITIES        GRANTED TO     EXERCISE                        OPTION TERMS
                               UNDERLYING OPTIONS   EMPLOYEES IN      PRICE     EXPIRATION   ---------------------------
NAME                              GRANTED (#)         1997 (%)      ($/SHARE)      DATE        5% ($)          10% ($)
----                           ------------------   -------------   ---------   ----------   -----------     -----------
Linda A. Mason...............        83,333(1)           20.2          9.00      01/07/07       268,100         871,100
Marguerite W. Sallee.........            --                --            --            --            --              --
Roger H. Brown...............       160,000(1)           38.9          9.00      01/07/07       514,700       1,672,500
Michael E. Hogrefe...........        13,000(2)            8.3          7.69      01/01/07        62,871         159,326
                                     13,000(2)            8.3         10.00      08/12/07        81,756         207,187
Mary Ann Tocio...............        66,666(1)           16.2          9.00      01/07/07       214,400         696,900
Stephen E. Dreier............        33,333(1)            8.1          9.00      01/07/07       107,200         348,400

---------------

(1) Consists of options to purchase Bright Horizons Common Stock. Each of these options vests forty percent (40%) in January 1999 and an additional twenty percent (20%) each year thereafter. If the Merger is consummated, the options will fully vest immediately prior to the Effective Time.
(2) Consists of options to purchase CorporateFamily Common Stock. Options will vest annually over five years in one-fifth increments. If the Merger is consummated, the options will fully vest immediately prior to the Effective Time.

     The following table sets forth certain information with respect to stock options exercised or held during fiscal year 1997 by the Bright Horizons Family Solutions Named Executive Officers. None of the Bright Horizons Family Solutions Named Executive Officers exercised any options during fiscal year 1997.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                   AND 1997 FISCAL YEAR END OPTION VALUES (1)

                                                            NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                           UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS AT 1997               OPTIONS AT 1997
                                                             FISCAL YEAR END(#)           FISCAL YEAR END($)(2)
                                                         ---------------------------   ---------------------------
NAME                                                     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                                     -----------   -------------   -----------   -------------
Linda A. Mason.........................................     70,000         88,333         865,000        383,333
Marguerite W. Sallee...................................    206,511        126,360       2,663,676      1,497,007
Roger H. Brown.........................................     92,000        173,333       1,130,000        803,333
Michael E. Hogrefe.....................................      5,200         27,300          61,412        292,383
Mary Ann Tocio.........................................     38,667         77,000         466,167        382,000
Stephen E. Dreier......................................     41,067         41,267         503,067        219,266

---------------

(1) If the Merger is consummated, all options will fully vest immediately prior to the Effective Time. Options listed for Ms. Mason, Mr. Brown, Ms. Tocio and Mr. Dreier are options to purchase Bright Horizons Common Stock. Options listed for Ms. Sallee and Mr. Hogrefe are options to purchase
    CorporateFamily Common Stock.

(2) For Ms. Sallee and Mr. Hogrefe, the aggregate dollar value of the options held at year end is calculated as the difference between the fair market value of the CorporateFamily Common Stock ($19.50 as reported on The Nasdaq National Market on January 2, 1998) and the applicable exercise price of the stock options. For Ms. Mason, Mr. Brown, Ms. Tocio and Mr. Dreier, the aggregate dollar value of the options held at year end is calculated as the difference between the initial public offering price of $13.00 per share and the applicable exercise price (since there was no public market for the Bright Horizons Common Stock as of June 30, 1997).

  Employment Contracts and Termination of Employment and Change-in-Control Arrangements

     Employment Agreements

     At the Effective Time of the Merger, Bright Horizons Family Solutions will enter into employment agreements with each of Linda A. Mason as Chairman of the Board, Marguerite W. Sallee as Chief Executive Officer, Roger H. Brown as President, Michael E. Hogrefe as Chief Financial Officer and Mary Ann Tocio as Chief Operating Officer. The employment agreements are more fully described above in "The Merger --Interests of Certain Persons in the Merger."

     Severance Agreements

     The Merger will constitute a change in control under the terms of contracts with certain employees of each of Bright Horizons and CorporateFamily which will obligate Bright Horizons Family Solutions to pay severance compensation to such employee upon termination without cause by the company or resignation for good reason within contractual time periods after the Effective Time of the Merger. The severance agreements are more fully described above in "The
Merger -- Interests of Certain Persons in the Merger."

  Certain Relationships and Related Transactions

     CorporateFamily has entered into agreements with S.C. Johnson & Son, Inc.
(i) to operate and manage a Family Center for its employees and (ii) for consulting services provided on an ongoing basis. During 1997, CorporateFamily received management fees from S.C. Johnson & Son, Inc. with respect to operation of its Family Center totaling $50,000, and CorporateFamily received consulting fees totaling $35,000. JoAnne Brandes, a member of the Board of Directors of CorporateFamily who is anticipated to be a director of Bright Horizons Family Solutions at the Effective Time, is Senior Vice President, General Counsel and Secretary for S.C. Johnson Commercial Markets, Inc.

                          OWNERSHIP OF BRIGHT HORIZONS

     The following table sets forth information with respect to the beneficial ownership of Bright Horizons Common Stock as of June 10, 1998 and the pro forma beneficial ownership of the Bright Horizons Family Solutions Common Stock, giving effect to the Merger, by: (i) each director of Bright Horizons; (ii) certain executive officers of Bright Horizons; (iii) each person known by Bright Horizons to own beneficially more than 5% of any class of voting securities of Bright Horizons; and (iv) all directors and executive officers of Bright Horizons as a group. Information on beneficial owners other than officers or directors is based on the most recent information filed by such beneficial owners with the Commission. The number of shares beneficially owned by each director or executive officer is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Bright Horizons believes that each of the beneficial owners of Bright Horizons Common Stock listed below who is an executive officer or director of Bright Horizons, based on information furnished by such owner, has sole voting and investment power (or shares such power with his or her spouse or in the case of an entity, with its affiliates) with respect to such shares, subject to the information contained in the notes to the table.

                                                                  SHARES BENEFICIALLY OWNED(1)
                                                             ---------------------------------------
                                                                PRE-MERGER           POST-MERGER
                                                             -----------------   -------------------
                                                                       PERCENT               PERCENT
NAME                                                         NUMBER       %       NUMBER        %
----                                                         -------   -------   ---------   -------
Essex Investment Management Company(2).....................  665,120    11.9     1,322,109    11.8
Roger H. Brown(3)+*........................................  416,442     7.4       670,703     5.9
Linda A. Mason(4)+*........................................  389,443     6.9       547,630     4.9
Joshua Bekenstein(5)+......................................   58,707     1.0        67,525      **
Mary Ann Tocio(6)*.........................................   43,000      **       133,040     1.2
Stephen I. Dreier(7)*......................................   44,199      **        94,699      **
John M. Reynolds+..........................................   26,815      **        30,843      **
Robert S. Benson(8)+.......................................   17,999      **        20,702      **
Dr. Sara Lawrence-Lightfoot(9)+............................    8,333      **         9,584      **
Rebecca Haag(10)+..........................................    2,778      **         3,195      **
William H. Donaldson+......................................       --      --            --      --
David H. Lissy*(11)........................................    2,000      **        52,142      **
Elizabeth J. Boland*(12)...................................    1,000      **        20,319      **
All Directors and Executive Officers as a Group (12
  persons)(13).............................................  626,273    10.9     1,208,188    10.2

---------------

   + Director of Bright Horizons
   * Executive Officer
  ** Less Than One Percent
 (1) Shares subject to options held by the persons shown in the table which are exercisable within 60 days of June 10, 1998 are deemed outstanding for the purpose of computing the percentage ownership of such person and the percentage ownership of all executive officers and directors as a group but are not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. The percentages shown are based upon 5,608,518 shares of Bright Horizons Common Stock outstanding as of June 10, 1998 and 11,179,305 shares of Bright Horizons Family Solutions Common Stock estimated to be outstanding after the Merger.
 (2) Post-Merger number includes 557,075 shares of CorporateFamily Common Stock owned by Essex Investment Management Company, based upon a Schedule 13G/A filed on May 8, 1998, which will be converted into Bright Horizons Family Solutions Common Stock in the Merger. Essex Investment Management Company's principal address is 125 High Street, Boston, MA 02110.
 (3) Includes 31,999 shares of Bright Horizons Common Stock issuable upon the exercise of outstanding options, 190,832 shares of Bright Horizons Common Stock owned by Linda A. Mason and 2,779 shares held in joint tenancy with Linda A. Mason. Post-Merger number includes 228,509 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio and the accelerated vesting of options in connection with the Merger pursuant to existing severance agreements.
 (4) Includes 5,000 shares of Bright Horizons Common Stock issuable upon the exercise of outstanding options, 190,832 shares of Bright Horizons Common Stock owned by Roger H. Brown and 2,779 shares held in joint tenancy with Roger H. Brown. Post-Merger number includes 105,436 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio and the accelerated vesting of options in connection with the Merger pursuant to existing severance agreements.
 (5) Includes 56,753 shares of Bright Horizons Common Stock owned by Bain Capital Partners, L.P., with which the named stockholder is affiliated by virtue of being a general partner or principal of the general partner, and as to whose shares he disclaims beneficial interest of, except to the extent of any individual interest in such entity.
 (6) Includes 43,000 shares of Bright Horizons Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 133,040 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio and the accelerated vesting of options in connection with the Merger pursuant to existing severance agreements.
 (7) Includes 19,199 shares of Bright Horizons Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 65,944 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio and the accelerated vesting of options in connection with the Merger pursuant to existing severance agreements.
 (8) Includes 2,666 shares of Bright Horizons Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 3,066 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio.
 (9) Includes 8,333 shares of Bright Horizons Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 9,584 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio.
(10) Includes 2,778 shares of Bright Horizons Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 3,195 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio.
(11) Post-Merger number includes 49,842 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio and the accelerated vesting of options in connection with the Merger pursuant to existing severance agreements.
(12) Post-Merger number includes 19,169 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio and the accelerated vesting of options in connection with the Merger pursuant to existing severance agreements.
(13) Includes 112,975 shares of Bright Horizons Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 617,788 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options after the Merger, giving effect to the Bright Horizons Exchange Ratio and the accelerated vesting of options in connection with the Merger pursuant to existing severance agreements.

                          OWNERSHIP OF CORPORATEFAMILY

     The following table sets forth information with respect to the beneficial ownership of CorporateFamily Common Stock as of June 10, 1998 and the pro forma beneficial ownership of Bright Horizons Family Solutions Common Stock, giving effect to the Merger, by: (i) each director of CorporateFamily; (ii) certain executive officers of CorporateFamily; (iii) each person known by CorporateFamily to own beneficially more than 5% of any class of voting securities of CorporateFamily; and (iv) all directors and executive officers of CorporateFamily as a group. Information on beneficial owners other than officers or directors is based on the most recent information filed by such beneficial owners with the Commission. The number of shares beneficially owned by each director or executive officer is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. CorporateFamily believes that each of the beneficial owners of CorporateFamily Common Stock listed below who is an executive officer or director of CorporateFamily, based on information furnished by such owner, has sole voting and investment power (or shares such power with his or her spouse or in the case of an entity, with its affiliates) with respect to such shares, subject to the information contained in the notes to the table.

                                                             SHARES BENEFICIALLY OWNED(1)
                                                      -------------------------------------------
                                                          PRE-MERGER              POST-MERGER
                                                      -------------------     -------------------
                                                                  PERCENT                 PERCENT
NAME                                                   NUMBER        %         NUMBER        %
----                                                  ---------   -------     ---------   -------
Essex Investment Management Company(2)..............    557,075    11.8       1,322,109    11.8
Robert D. Lurie(3)(4)+..............................    489,151     9.9         619,151     5.4
Marriott Management Services Corp.(5)...............    468,302     9.9         469,082     4.2
Janus Capital Corporation(6)........................    463,025     9.8         463,025     4.1
Marguerite W. Sallee(4)(7)+*........................    301,119     6.2         422,019     3.7
David J. Gleason(8).................................    217,650     4.5         217,650     1.9
Lamar Alexander(9)+.................................    187,212     3.9         197,222     1.8
E. Townes Duncan(10)+...............................     93,334     2.0          96,454      **
Michael E. Hogrefe(11)*.............................     37,700      **          65,000      **
Thomas G. Cigarran(12)+.............................     32,246      **          35,366      **
JoAnne Brandes(13)+.................................      1,170      **           3,900      **
Joseph J. Guzzo(14)+................................         --      **           1,950      **
Jerry L. Calhoun(14)+...............................         --      **           1,950      **
All Directors and Executive Officers as a Group (9
  persons)(15)......................................  1,141,932    22.2       1,443,012    12.1

---------------

   + Director of CorporateFamily.
   * Executive Officer.
  ** Less than one percent.
 (1) Shares subject to options held by the persons shown in the table which are exercisable within 60 days of June 10, 1998 are deemed outstanding for the purpose of computing the percentage ownership of such person and the percentage ownership of all executive officers and directors as a group but are not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. The percentages shown are based upon 4,728,275 shares of CorporateFamily Common Stock outstanding as of June 10, 1998 and 11,179,305 shares of Bright Horizons Family Solutions Common Stock estimated to be outstanding after the Merger.
 (2) This information is based upon a Schedule 13G/A filed on May 8, 1998. Essex Investment Management Company is an investment advisor registered under section 203 of the Investment Advisors Act of 1940 and reports sole voting power as to 417,175 shares of CorporateFamily Common Stock and sole dispositive power as to 557,075 shares of CorporateFamily Common Stock. Post-Merger number includes 665,120 shares (converted to 765,034 shares pursuant to the Bright Horizons Exchange Ratio) of Bright Horizons Common Stock owned by Essex Investment Management Company and converted to Bright Horizons Family Solutions Common Stock in the Merger. Essex Investment Management Company's principal address is 125 High Street, Boston, MA 02110.

 (3) Includes (a) 195,000 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options, and (b) 1,651 shares owned by Jane Kyle-Lurie, his wife. Mr. Lurie disclaims beneficial ownership of the shares held by his wife. Post-Merger number includes 325,000 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options, giving effect to the accelerated vesting of all options upon the Merger.
 (4) The principal address of such person is c/o CorporateFamily Solutions, Inc., 209 10th Avenue South, Suite 300, Nashville, Tennessee 37203.
 (5) Includes 1,170 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options. The principal address for Marriott Management Services Corp. is One Marriott Drive, Washington, D.C. 20058. Post-Merger number includes 1,950 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options, giving effect to the accelerated vesting of all options upon the Merger.
 (6) This information is based upon a Schedule 13G filed by Janus Capital Corporation, Thomas H. Bailey, and Janus Olympus Fund on February 9, 1998. Janus Olympus Fund is an investment company holding 395,425 shares of CorporateFamily Common Stock. Janus Capital Corporation may be deemed to be a beneficial owner as to 463,025 shares of CorporateFamily Common Stock because it furnishes investment advice to several individual and institutional clients holding shares of CorporateFamily Common Stock, including Janus Olympus Fund. Mr. Bailey may be deemed to be a beneficial owner as to 463,025 shares of CorporateFamily Common Stock due to his position as President and Chairman of the Board of and stock ownership in Janus Capital Corporation. Janus Capital Corporation and Mr. Bailey disclaim beneficial ownership of such shares of CorporateFamily Common Stock. The principal address of each of the above is: 100 Fillmore Street, Denver, Colorado 80206-4923.
 (7) Includes 136,571 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options and 3,998 shares owned by Ms. Sallee's husband, Arthur Knox Patterson, as custodian for Dr. Patterson's children. Ms. Sallee disclaims beneficial ownership of the shares held as custodian by Dr. Patterson. Post-Merger number includes 257,471 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options, giving effect to the accelerated vesting of all options upon the Merger.
 (8) Includes 153,579 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options.
 (9) Includes (a) 26,780 shares and 260 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options held by Mr. Alexander and Mr. Alexander's wife, Leslee B. Alexander, respectively, and (b) 85,638 shares owned by Mr. Alexander's wife, Leslee B. Alexander, individually and as trustee for Mr. Alexander's children. Mr. Alexander disclaims beneficial ownership of the options and shares held of record and as trustee by Mrs. Alexander. Post-Merger number includes 36,400 shares and 650 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options held by Mr. Alexander and Mr. Alexander's wife, respectively, giving effect to the accelerated vesting of all options upon the Merger.
(10) Includes 12,480 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options and 75,794 shares of CorporateFamily Common Stock owned by Solidus, LLC of which Mr. Duncan is the president and a significant shareholder. Mr. Duncan disclaims beneficial ownership of the shares held by Solidus, LLC, except to the extent of his pecuniary interest in Solidus, LLC. Post-Merger number includes 15,600 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options, giving effect to the accelerated vesting of all options upon the Merger.
(11) Includes 5,200 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 32,500 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options, giving effect to the accelerated vesting of all options upon the Merger.
(12) Includes 31,980 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 35,100 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options, giving effect to the accelerated vesting of all options upon the Merger.

(13) Includes 1,170 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 3,900 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options, giving effect to the accelerated vesting of all options upon the Merger.
(14) Post-Merger number includes 1,950 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options giving effect to the accelerated vesting of all options upon the Merger.
(15) Includes 409,441 shares of CorporateFamily Common Stock issuable upon the exercise of outstanding options. Post-Merger number includes 710,521 shares of Bright Horizons Family Solutions Common Stock issuable upon exercise of stock options giving effect to the accelerated vesting of all options upon the Merger.

             BRIGHT HORIZONS FAMILY SOLUTIONS STOCK INCENTIVE PLAN

     CorporateFamily has historically granted options for the purchase of CorporateFamily Common Stock pursuant to the 1987 Stock Option Plan, the 1996 Stock Incentive Plan and other contractual grants. As of May 29, 1998, options for the purchase of 1,245,690 shares of CorporateFamily Common Stock were outstanding at a weighted average exercise price per share of $7.40. Bright Horizons has historically granted options for the purchase of Bright Horizons Common Stock pursuant to the 1987 Stock Option and Incentive Plan, the 1996 Equity Incentive Plan and the 1997 Equity Incentive Plan. As of June 10, 1998, options for the purchase of 792,691 shares of Bright Horizons Common Stock (which will convert into options exercisable for 911,769 shares of Bright Horizons Family Solutions Common Stock at the Effective Time) were outstanding at a weighted average exercise price per share of $7.66 (or $6.66 per share of Bright Horizons Family Solutions Common Stock). Bright Horizons Family Solutions will assume each plan listed above, and outstanding options will become options to purchase shares of Bright Horizons Family Solutions Common Stock at the Effective Time. See "Merger Agreement -- Stock Options." Bright Horizons Family Solutions does not intend to make further grants pursuant to those plans. Instead, Bright Horizons Family Solutions plans to make grants pursuant to the 1998 Stock Incentive Plan.

     Under the 1998 Stock Incentive Plan, the Compensation Committee has the authority to grant to officers, key employees and consultants of Bright Horizons Family Solutions the following types of awards: (1) stock options; (2) restricted stock; and/or (3) other stock-based awards. Pursuant to the 1998 Stock Incentive Plan, 1,500,000 shares of Bright Horizons Family Solutions Common Stock have been reserved and will be available for distribution, which may include authorized and unissued shares or treasury shares. Any shares as to which an option or other award expires, lapses unexpired, or is forfeited, terminated or canceled may become subject to a new option or other award. The 1998 Stock Incentive Plan will terminate on, and no award may be granted later than, the tenth anniversary of the Effective Time, but the exercise date of awards granted prior to such tenth anniversary may extend beyond that date.

     Incentive stock options ("ISOs") and non-qualified stock options may be granted for such number of shares as the Committee may determine and may be granted alone, in addition to, or in tandem with other awards under the 1998 Stock Incentive Plan or cash awards outside the 1998 Stock Incentive Plan. A stock option will be exercisable at such times and subject to such terms and conditions as the Committee will determine. However, in the case of an ISO, the term will be no more than ten years after the date of grant (five years in the case of ISOs for certain 10% stockholders). The option price for an ISO will not be less than 100% (110% in the case of certain 10% stockholders) of the fair market value of the Bright Horizons Family Solutions Common Stock as of the date of grant and for any non-qualified stock option will not be less than 50% of the fair market value as of the date of grant. Except as provided by the committee, stock options granted under the 1998 Stock Incentive Plan may not be assigned or transferred other than by will or by the laws of descent and distribution or to certain family members or trusts.

     Restricted stock awards may be granted alone, in addition to, or in tandem with, other awards under the 1998 Stock Incentive Plan or cash awards made outside the 1998 Stock Incentive Plan. The provisions attendant to a grant of restricted stock may vary from participant to participant. In making an award of restricted stock, the Committee will determine the periods during which the restricted stock is subject to forfeiture and may provide such other awards designed to guarantee a minimum of value for such stock. During the restricted period, the employee or consultant may not sell, transfer, pledge, or assign the restricted stock but will be entitled to vote the restricted stock and to receive, at the election of the Committee, cash or deferred dividends.

     The Committee also may grant other types of awards such as performance shares, convertible preferred stock, convertible debentures, exchangeable securities and Bright Horizons Family Solutions Common Stock awards or options that are valued by reference to earnings per share or subsidiary performance. These awards may be granted alone, in addition to, or in tandem with, stock options, restricted stock, or cash awards outside of the 1998 Stock Incentive Plan. Awards will be made upon such terms and conditions as the Committee may determine.

                        BRIGHT HORIZONS FAMILY SOLUTIONS
                          EMPLOYEE STOCK PURCHASE PLAN

     Bright Horizons Family Solutions has adopted an employee stock purchase plan (the "Stock Purchase Plan") that is anticipated to be implemented following the Effective Time. An aggregate of 200,000 shares of Bright Horizons Family Solutions Common Stock has been reserved for issuance pursuant to the Stock Purchase Plan. Under the Stock Purchase Plan, employees, including executive officers, who have been employed by Bright Horizons Family Solutions or its subsidiaries continuously for at least one year are eligible, as of the first day of any option period (January 1 through June 30, or July 1 through December
31) (an "Option Period"), to contribute on an after-tax basis up to 15% of their base pay per pay period through payroll deductions to be used to purchase shares of Bright Horizons Family Solutions Common Stock. Notwithstanding the foregoing, no employee who is a 5% or greater shareholder of Bright Horizons Family Solutions's voting stock is eligible to participate in the Stock Purchase Plan. On the last trading day of each Option Period (the "Exercise Date"), the amount contributed by each participant over the course of the Option Period will be used to purchase shares of Bright Horizons Family Solutions Common Stock at a purchase price per share equal to the lesser of (a) 85% of the closing market price of the Bright Horizons Family Solutions Common Stock on the Exercise Date, or (b) 85% of the closing market price of the Bright Horizons Family Solutions Common Stock on the first trading date of such Option Period. The Stock Purchase Plan is intended to qualify for favorable tax treatment under Section 423 of the Code.

         DESCRIPTION OF BRIGHT HORIZONS FAMILY SOLUTIONS CAPITAL STOCK

GENERAL

     Effective upon the closing of the Merger, the authorized capital stock of Bright Horizons Family Solutions will consist of 30,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, par value $.01 per share. Based on the number of shares outstanding as of June 10, 1998, there will be 11,179,305 shares of Bright Horizons Family Solutions Common Stock outstanding upon the consummation of the Merger. There will be no shares of Preferred Stock outstanding upon the consummation of the Merger.

     Each holder of Bright Horizons Family Solutions Common Stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by Bright Horizons Family Solutions' stockholders. Subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Bright Horizons Family Solutions Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Bright Horizons Family Solutions Board of Directors from funds legally available therefor. Upon liquidation or dissolution of Bright Horizons Family Solutions, subject to preferences that may be applicable to any outstanding series of Preferred Stock, the holders of Bright Horizons Family Solutions Common Stock are entitled to share ratably in all assets available for distribution to stockholders. There are no preemptive or other subscription rights, conversion rights, or redemption or sinking fund provisions with respect to shares of Bright Horizons Family Solutions Common Stock. All of the outstanding shares of Bright Horizons Family Solutions Common Stock are fully paid and nonassessable.

     Bright Horizons Family Solutions' Certificate of Incorporation provides that Bright Horizons Family Solutions may, by vote of its Board of Directors, designate the numbers, relative rights, preferences and limitations of one or more series of Preferred Stock and issue the securities so designated. Such provisions may discourage or preclude certain transactions, whether or not beneficial to stockholders, and could discourage certain types of tactics that involve an actual or threatened acquisition or change of control of Bright Horizons Family Solutions. Bright Horizons Family Solutions has no current intention to issue any of its unissued, authorized shares of Preferred Stock. However, the issuance of any shares of Preferred Stock in the future could adversely affect the rights of the holders of Bright Horizons Family Solutions Common Stock. The Certificate of Incorporation provides that no director of Bright Horizons Family Solutions shall be liable to Bright Horizons Family Solutions or its stockholders for monetary damages for any breach of fiduciary duty, except to the extent otherwise required by Delaware General Corporation Law. This provision does not

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prevent stockholders from obtaining injunctive or other relief against the directors nor does it shield directors from liability under federal or state securities laws.

DELAWARE LAW AND CERTAIN CHARTER AND BY-LAW PROVISIONS

     Bright Horizons Family Solutions is subject to the provisions of section 203 of the DGCL. Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock.

     The Bright Horizons Family Solutions Certificate of Incorporation and Bylaws provide for the division of the Bright Horizons Family Solutions Board of Directors into three classes as nearly equal in size as possible with staggered three-year terms. In addition, the Bright Horizons Family Solutions Certificate of Incorporation and Bylaws provide that directors may be removed only for cause by the affirmative vote of the holders of two-thirds of the shares of capital stock of Bright Horizons Family Solutions entitled to vote. Under the Bright Horizons Family Solutions Certificate of Incorporation and the Bylaws, any vacancy on the Bright Horizons Family Solutions Board of Directors, however occurring, including a vacancy resulting from an enlargement of the Board, may only be filled by vote of a majority of the directors then in office. The classification of the Bright Horizons Family Solutions Board of Directors and the limitations on the removal of directors and filling of vacancies could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from acquiring, control of Bright Horizons Family Solutions.

     The Bright Horizons Family Solutions Certificate of Incorporation and Bylaws also provide that any action required or permitted to be taken by the stockholders of Bright Horizons Family Solutions at an annual meeting or special meeting of stockholders may only be taken if it is properly brought before such meeting and may not be taken by written action in lieu of a meeting. The Bright Horizons Family Solutions Certificate of Incorporation and the Bylaws further provide that special meetings of the stockholders may only be called by the Chairman of the Bright Horizons Family Solutions Board of Directors, the Chief Executive Officer, the President of Bright Horizons Family Solutions or by the Bright Horizons Family Solutions Board of Directors acting by majority vote of the directors then in office. Under Bright Horizons Family Solutions' Bylaws, in order for any matter to be considered "properly brought" before a meeting, a stockholder must comply with certain requirements regarding advance notice to Bright Horizons Family Solutions. The foregoing provisions could have the effect of delaying until the next stockholders' meeting stockholder actions which are favored by the holders of a majority of the outstanding voting securities of Bright Horizons Family Solutions. These provisions may also discourage another person or entity from making a tender offer for the Bright Horizons Family Solutions Common Stock, because such person or entity, even if it acquired a majority of the outstanding voting securities of Bright Horizons Family Solutions, would be able to take action as a stockholder (such as electing new directors or approving a merger) only at a duly called stockholders' meeting, and not by written consent. Bright Horizons Family Solutions Bylaws provide that they may be amended (i) by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board at which a quorum is present or (ii) the affirmative vote of the holders of at least 66 2/3% of the shares of the capital stock of Bright Horizons Family Solutions issued and outstanding and entitled to vote.

     The Bright Horizons Family Solutions Bylaws require an affirmative vote of at least 66 2/3% of the directors then in office to (i) alter or amend the plan of succession to the position of Chief Executive Officer as described above under "The Merger -- Interests of Certain Persons in the Merger -- Employment Agreements" or (ii) alter, amend or repeal such section of the Bylaws.

     Bright Horizons Family Solutions' Certificate of Incorporation contains certain provisions permitted under the Delaware General Corporation Law relating to the liability of directors. The provisions eliminate a director's liability to Bright Horizons Family Solutions or its stockholders for monetary damages for a breach

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of fiduciary duty, except in circumstances involving certain wrongful acts, such as the breach of a director's duty of loyalty or acts or omissions which involve intentional misconduct or a knowing violation of law. The Bright Horizons Family Solutions Certificate of Incorporation also contains provisions obligating
Bright Horizons Family Solutions to indemnify its directors to the fullest extent permitted by the DGCL. Bright Horizons Family Solutions believes that these provisions will assist Bright Horizons Family Solutions in attracting and retaining qualified individuals to serve as directors.

                       COMPARISON OF STOCKHOLDERS' RIGHTS

     CorporateFamily is a Tennessee corporation subject to the provisions of the TBCA. Bright Horizons is a Delaware corporation subject to the provisions of the DGCL. Bright Horizons Family Solutions is a Delaware corporation subject to the provisions of the DGCL. Stockholders of CorporateFamily and Bright Horizons will, upon consummation of the Merger, become stockholders of Bright Horizons Family Solutions whose rights will then be governed by the Certificate of Incorporation and Bylaws of Bright Horizons Family Solutions and by the DGCL. The Certificate of Incorporation and Bylaws of Bright Horizons Family Solutions are substantially the same as those of Bright Horizons currently. The following is a summary of the material differences in the rights of stockholders of Bright Horizons Family Solutions and the rights of stockholders of CorporateFamily and Bright Horizons and is qualified in its entirety by reference to the governing law and the Certificate of Incorporation or Charter and Bylaws of each of Bright Horizons Family Solutions, CorporateFamily and Bright Horizons. Unless specifically referenced, there is no material difference in the governing documents of Bright Horizons Family Solutions and Bright Horizons. Certain topics discussed below are also subject to federal law and the regulations promulgated thereunder.

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     The DGCL provides that the recommendation of a corporation's board of directors and the approval of a majority of the outstanding shares of a corporation's common stock entitled to vote thereon is required (i) to effect a merger or consolidation in certain cases, (ii) to amend the certificate of incorporation in most instances, and (iii) to sell, lease or exchange all or substantially all of a corporation's assets. With respect to a merger, no vote of the corporation's stockholders would be required if the corporation were the surviving corporation and (i) the related agreement of merger did not amend the corporation's certificate of incorporation, (ii) each share of common stock outstanding immediately before the merger was an identical outstanding or treasury share of common stock after the merger and (iii) the number of shares of common stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) did not exceed 20% of the shares of the common stock outstanding immediately before the merger.

     The TBCA provides that the approval of a corporation's board of directors and of a majority of the outstanding shares of common stock entitled to vote thereon would generally be required to approve a merger, share exchange, or to sell, lease, exchange or otherwise dispose of substantially all of a corporation's assets. In accordance with the TBCA, submission by a corporation's board of directors of any such action may be conditioned on any basis, including without limitation, conditions regarding a super-majority voting requirement or that no more than a certain number of shares indicate that they will seek dissenters' rights, if such rights are otherwise available.

     With respect to a merger or share exchange, the TBCA provides that no vote of the shareholders of a corporation would be required if the corporation were the surviving corporation and (i) the charter would remain unchanged after the transaction, subject to certain exceptions; (ii) each shareholder of the corporation immediately before the transaction would hold an identical number of shares, with identical rights and preferences, after the transaction; (iii) the number of voting shares outstanding immediately after the transaction plus the number of voting shares issuable as a result of the transaction (either by conversion of securities issued pursuant to the transaction or the exercise of rights and warrants issued pursuant to the transaction), will not exceed by more than 20% the number of voting shares of the surviving corporation outstanding immediately before the transaction; and (iv) the number of participating shares outstanding

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

immediately after the transaction, plus the number of participating shares issuable as a result of the transaction (either by conversion of securities issued pursuant to the transaction or the exercise of rights and warrants issued pursuant to the transaction), will not exceed by more than 20% the total number of participating shares outstanding immediately before the transaction.

     With respect to a sale, lease, exchange or other disposition of substantially all the assets of a corporation, no vote of the shareholders of the corporation would be required if such transfer were conducted in the regular course of business or if such transfer were made to a wholly-owned subsidiary of the corporation.

     The Bright Horizons Family Solutions Bylaws require an affirmative vote of at least 66 2/3% of the directors then in office to (i) alter or amend the plan of succession to the position of Chief Executive Officer as described in section 1.6(d) of the Merger Agreement or (ii) alter, amend or repeal such section of the Bylaws.

NUMBER OF DIRECTORS; FILLING OF VACANCIES ON THE BOARD

     The number of members of Bright Horizons Family Solutions' Board of Directors shall initially be 11 directors and each director shall serve until the expiration of the term of the class of directors to which such director shall be elected and until his or her successor is elected and qualified. Thereafter, except as otherwise provided in the Merger Agreement, any vacancies on Bright Horizons Family Solutions' Board of Directors shall be filled by the affirmative vote of a majority of the remaining directors entitled to vote although less than a quorum of the Board of Directors. See "Information Concerning Bright Horizons Family Solutions -- Management -- Directors and Executive Officers." In addition, the DGCL provides that if, at the time of filling any vacancy or newly created directorship, the directors then in office constitute less than a majority of the whole Board of Directors (as constituted immediately prior to such increase), the Court of Chancery may, upon the application of any stockholder or stockholders holding at least ten percent (10%) of the total number of outstanding shares having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in office. A director elected to fill a vacancy by the directors of Bright Horizons Family Solutions shall serve until the next annual meeting of the stockholders and until his or her successor shall be elected and qualifies. The terms and conditions set forth above (except relating to the number of directors) currently apply for the Bright Horizons Board of Directors.

     Currently, the number of members of CorporateFamily's Board of Directors may be increased or decreased from time to time by CorporateFamily's Board; provided, however, that the number shall be not less than three or more than eleven. Any vacancies on CorporateFamily's Board shall be filled by the affirmative vote of a majority of the remaining directors entitled to vote although less than a quorum of the Board of Directors. A director elected to fill a vacancy on CorporateFamily's Board shall be elected for the unexpired term of his predecessor in office.

COMMITTEES OF THE BOARD OF DIRECTORS

     Bright Horizons Family Solutions' Bylaws provide that the Board may establish committees. The Board intends to establish an Audit Committee, Compensation Committee and Nominating Committee. Bright Horizons' and CorporateFamily's Bylaws provide that the Boards may establish committees. Currently, each has an Audit Committee, a Compensation Committee and a Nominating Committee.

INSPECTION OF BOOKS AND RECORDS

     Under the DGCL, any stockholder of record, either in person or by attorney or other agent, upon written demand under oath stating the purpose thereof, has the right to inspect certain of a corporation's records during the corporation's usual business hours. This right is limited, however, to inspection for "a proper purpose," which is defined as "a purpose reasonably related to such person's interest as a stockholder."

     Under the TBCA, a corporation's shareholders are entitled to inspect and copy, during regular business hours at the corporation's principal office, the minutes of shareholder meetings, the charter, the bylaws, annual reports, and certain other records of the corporation, provided the shareholder gives the corporation written

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notice of his or her demand at least five business days before the date on which he or she wishes to inspect and copy the records. In addition, a shareholder who makes a demand in good faith, for a proper purpose, and describes with reasonable particularity his or her purpose and the records he or she desires to inspect, and if the records are directly connected with this purpose, may also, upon five days' written notice, inspect and copy: (i) accounting records of the corporation; (ii) the records of shareholders and excerpts from minutes of any meeting of the corporation's board of directors; (iii) records of any action of a committee of the corporation's board of directors while acting in place of the board of directors on behalf of the corporation; (iv) minutes of any meeting of the shareholders; and (v) records of action taken by the shareholders or board of directors without a meeting.

ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

     The DGCL allows stockholders to act by written consent in lieu of a stockholders meeting by the affirmative vote of not less than the minimum number of votes that would be necessary to authorize or take the action at a stockholders meeting called for the purpose. The Bright Horizons Family Solutions Certificate of Incorporation provides that stockholders may not take action by written consent in lieu of a meeting.

     The TBCA provides that any action that may be taken at a shareholders meeting may be taken without a meeting only if a unanimous written consent setting forth the matter is signed by each shareholder entitled to vote on the matter. A unanimous written consent, however, is unattainable by a public company in most circumstances.

DIVIDENDS AND OTHER DISTRIBUTIONS

     Under the DGCL, dividends may be paid out of the surplus (as defined in the DGCL) of the corporation or, if there is no surplus, out of net profits for the year in which the dividend is declared and/or the preceding fiscal year (provided that if paid out of net profits, the amount of capital of the corporation is not less than the aggregate amount of the capital represented by outstanding stock of all classes having a preference upon the distribution of assets). The DGCL also prohibits the purchase or redemption of stock when the capital of the corporation is impaired or if such redemption would impair the capital of the corporation; however, shares entitled to a preference upon any distribution of assets may be purchased or redeemed out of capital if they are to be retired.

     The TBCA provides that a corporation generally may make dividends or other distributions to its shareholders unless after the distribution either (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's assets would be less than the sum of its liabilities plus the amount that would be needed to satisfy the preferential dissolution rights of its preferred stock.

VOLUNTARY DISSOLUTION

     The DGCL permits the dissolution of a corporation if (i) the board of directors, by resolution adopted by a majority of the whole board, deems such dissolution advisable and (ii) a majority of the outstanding stock of the corporation votes for the proposed dissolution at a stockholders meeting called for the purpose of acting upon such resolution. The DGCL also permits dissolution without action by the board of directors if all stockholders entitled to vote thereon shall consent thereto in writing.

     The TBCA provides that a corporation may be dissolved if the corporation's board of directors proposes dissolution and a majority of the outstanding shares of the corporation's common stock entitled to vote thereon approves. In accordance with the TBCA, the corporation's board of directors may condition its submission of a proposal for dissolution on any basis, including a greater shareholder vote requirement.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Both the DGCL and the TBCA provide in certain situations for mandatory and permissive indemnification of directors and officers in substantially the same manner. Both the DGCL and the TBCA provide that

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

statutory indemnification is not to be deemed exclusive of any other rights to which a director or officer seeking indemnification may be entitled; provided, however, that the TBCA states that no indemnification may be made if a final adjudication adverse to the director or officer establishes his or her liability
(i) for any breach of loyalty to the corporation or its shareholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or (iii) for unlawful distributions. The Certificate of Incorporation of Bright Horizons Family Solutions also contains provisions obligating Bright Horizons Family Solutions to indemnify its directors to the fullest extent permitted by the DGCL.

     The DGCL permits a corporation to include in its certificate of incorporation a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of the fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for violating section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. Bright Horizons Family Solutions has adopted such a provision which eliminates director liability to Bright Horizons Family Solutions and its stockholders for damages for breach of fiduciary duty to the fullest extent permitted by the DGCL. The TBCA does not contain a similar provision.

DISSENTERS' AND APPRAISAL RIGHTS

     The DGCL provides that stockholders of a Delaware corporation do not have appraisal rights when a Delaware corporation listed on a national securities exchange, or with more than 2,000 stockholders of record, merges or consolidates with another corporation, and consideration satisfying certain requirements is paid to the Delaware corporation's stockholders (generally, stock of the surviving corporation or stock of another public corporation). The Bright Horizons Family Solutions Common Stock will be listed on The Nasdaq National Market prior to the Effective Time. Consequently, appraisal rights are not available to stockholders of Bright Horizons Family Solutions assuming the consideration satisfies the requirements under the DGCL.

     The TBCA generally provides dissenters' rights for mergers and share exchanges that would require shareholder approval, sales of substantially all the assets (other than sales that are in the usual and regular course of business and certain liquidations and court-ordered sales), and certain amendments to the charter that materially and adversely affect rights in respect of a dissenter's shares. Dissenters' rights are not available as to any shares which are listed on an exchange registered under section 6 of the Exchange Act or are "national market system" securities as defined in rules promulgated pursuant to the Exchange Act. The CorporateFamily Common Stock is listed on The Nasdaq National Market. Consequently, dissenters' rights are not available to shareholders of CorporateFamily.

BUSINESS COMBINATION STATUTE

     Section 203 of the DGCL prohibits a publicly held Delaware corporation like Bright Horizons Family Solutions from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless (i) prior to such date either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock (excluding certain shares), or (iii) on or after such date, the business combination is approved by the board and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" as defined in the DGCL includes a merger, asset sale and other transactions resulting in a financial benefit to the stockholder. An "interested stockholder" as defined in the DGCL is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. Bright Horizons is, and Bright Horizons Family Solutions will be, subject to Section 203 of the DGCL.

     The Tennessee Business Combination Act (the "Tennessee Business Combination Act") provides that party owning 10% or more of stock in a "resident domestic corporation" is an "interested shareholder" and

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cannot engage in a business combination with the resident domestic corporation unless the combination (i) takes place at least five years after the interested shareholder first acquired 10% or more of the resident domestic corporation, and
(ii) either (A) is approved by at least 2/3 of the noninterested voting shares of the resident domestic corporation or (B) satisfies certain fairness conditions specified in the Tennessee Business Combination Act. These provisions apply unless one of two events occurs. A business combination with an entity can proceed without delay when approved by the target corporation's board of directors before that entity becomes an interested shareholder, or the resident corporation may enact a charter amendment or bylaw to remove itself entirely from the Tennessee Business Combination Act. This charter amendment or bylaw must be approved by a majority of the shareholders who have held shares for more than one year prior to the vote. It may not take effect for at least two years after the vote. CorporateFamily has not adopted a provision in its Charter or Bylaws removing it from coverage under the Tennessee Business Combination Act.

     The Tennessee Business Combination Act further provides an exemption from liability for officers and directors of resident domestic corporations who do not approve proposed business combinations or charter amendments and bylaws removing their corporations from the Tennessee Business Combination Act's coverage as long as the officers and directors act in "good faith belief" that the proposed business combination would adversely affect their corporation's employees, customers, suppliers, or the communities in which their corporation operates and such factors are permitted to be considered by the board of directors under the charter.

     The United States Court of Appeals for the Sixth Circuit has held that the Tennessee Business Combination Act is unconstitutional to the extent that it applies to target corporations organized under the laws of states other than Tennessee.

CONTROL SHARE ACQUISITION ACT

     The Tennessee Control Share Acquisition Act ("TCSAA") strips a purchaser's shares of voting rights any time an acquisition of shares in a covered Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be established only by a majority vote of the other shareholders. The purchaser may demand a special meeting of shareholders to conduct such a vote. The purchaser can demand such a meeting before making a control share acquisition only if it holds at least 10% of outstanding shares and announces a good faith intention to make the control share acquisition. A target corporation may or may not redeem the purchaser's shares if the shares are not granted voting rights. The TCSAA applies only to a corporation that has adopted a provision in its charter or bylaws expressly declaring that the TCSAA will apply. CorporateFamily has not adopted any provision in its Charter or Bylaws electing protection under the TCSAA.

     The United States Court of Appeals for the Sixth Circuit has held that the TCSAA is unconstitutional as it applies to target corporations organized under the laws of states other than Tennessee.

     The DGCL contains no similar provisions with respect to control share acquisitions.

INVESTOR PROTECTION ACT

     Tennessee's Investor Protection Act ("TIPA") applies to tender offers directed at corporations (called "offeree companies") that have "substantial assets" in Tennessee and that are either incorporated in or have a principal office in Tennessee. The TIPA requires an offeror making a tender offer for an offeree company to file with the Commissioner of Commerce and Insurance (the "Commissioner") a registration statement. When the offeror intends to gain control of the offeree company, the registration statement must indicate any plans the offeror has for the offeree. The Commissioner may require additional information material to the takeover offer and may call for hearings. The TIPA does not apply to an offer that the offeree company's board of directors recommends to shareholders.

     In addition to requiring the offeror to file a registration statement with the Commissioner, the TIPA requires the offeror and the offeree company to deliver to the Commissioner all solicitation materials used in connection with the tender offer. The TIPA prohibits "fraudulent, deceptive, or manipulative acts or

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practices" by either side, and gives the Commissioner standing to apply for equitable relief to the Chancery Court of Davidson County, Tennessee, or to any other chancery court having jurisdiction whenever it appears to the Commissioner that the offeror, the offeree company, or any of its respective affiliates has engaged in or is about to engage in a violation of the TIPA. Upon proper showing, the Chancery Court may grant injunctive relief. The TIPA further provides civil and criminal penalties for violations.

     The United States Court of Appeals for the Sixth Circuit has held that the TIPA is unconstitutional to the extent that it applies to target corporations organized under the laws of states other than Tennessee.

     The DGCL contains no similar provisions with respect to investor protection.

                                 LEGAL MATTERS

     The validity of the Bright Horizons Family Solutions Common Stock to be issued to CorporateFamily shareholders and Bright Horizons shareholders in the Merger is being passed upon by Bass, Berry & Sims PLC.

     Certain of the tax consequences of the Merger will be passed upon as of the Effective Time, as a condition to the Merger, by Bass, Berry & Sims PLC, as counsel to CorporateFamily, and Ropes & Gray, as counsel to Bright Horizons.

                                    EXPERTS

     The consolidated financial statements of CorporateFamily included herein including the consolidated balance sheets of CorporateFamily and its subsidiaries as of January 2, 1998 and December 27, 1996, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the three years in the period ended January 2, 1998 have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

     The consolidated financial statements of Bright Horizons and its subsidiaries as of June 30, 1997 and 1996, and for each of the three years in the period ended June 30, 1997 have been audited by Price Waterhouse LLP, independent auditors, as set forth in their report thereon and included herein. Such consolidated financial statements are included herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             STOCKHOLDER PROPOSALS

     A proper proposal submitted by a shareholder in accordance with applicable rules and regulations for presentation at CorporateFamily's 1999 Annual Meeting of Shareholders and received at CorporateFamily's executive offices no later than December 11, 1998, will be included in CorporateFamily's Proxy Statement and form of proxy relating to such annual meeting.

     A proper proposal submitted by a stockholder in accordance with applicable rules and regulations for presentation at Bright Horizons' 1998 Annual Meeting of Stockholders and received at Bright Horizons' executive offices no later than June 15, 1998, will be included in Bright Horizons' Proxy Statement and form of proxy relating to such annual meeting.

                                 OTHER MATTERS

     As of the date of this Joint Proxy Statement/Prospectus (i) CorporateFamily management knows of no business that will be presented for consideration at the CorporateFamily Meeting other than as specified in the CorporateFamily notice, and (ii) Bright Horizons management knows of no business that will be presented for consideration at the Bright Horizons Meeting other than that stated in the Bright Horizons notice. As to other business, if any, and matters incident to the conduct of the CorporateFamily Meeting or the Bright Horizons

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Meeting, as the case may be, that may properly come before such meeting, it is intended that proxies in the accompanying forms will be voted in respect thereof in accordance with the recommendations of the CorporateFamily Board and the Bright Horizons Board, respectively.

                      WHERE YOU CAN FIND MORE INFORMATION

     CorporateFamily and Bright Horizons file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any reports, statements or other information that the companies file at the Commission's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the Commission at (800) SEC-0330 for further information on the public reference rooms. CorporateFamily and Bright Horizons public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the Commission at "http://www.sec.gov." Reports, proxy statements, and other information concerning CorporateFamily and Bright Horizons also may be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     Bright Horizons Family Solutions has filed a Registration Statement on Form S-4 to register with the Commission the shares of Bright Horizons Family Solutions Common Stock to be issued to CorporateFamily shareholders and Bright Horizons stockholders in the Merger. This Joint Proxy Statement/Prospectus is a part of the Registration Statement and constitutes a prospectus of Bright Horizons Family Solutions, as well as a proxy statement of CorporateFamily and Bright Horizons for the Special Meetings.

     The information contained in this Joint Proxy Statement/Prospectus with respect to CorporateFamily and its affiliates has been supplied by CorporateFamily, the information with respect to Bright Horizons and its affiliates has been supplied by Bright Horizons, and the information with respect to Bright Horizons Family Solutions has been supplied by both CorporateFamily and Bright Horizons.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS TO VOTE ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS JOINT PROXY STATEMENT/PROSPECTUS. THIS JOINT PROXY STATEMENT/PROSPECTUS IS DATED JUNE 17, 1998. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS JOINT PROXY STATEMENT/ PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN JUNE 17, 1998, AND NEITHER THE MAILING OF THE JOINT STATEMENT/PROSPECTUS TO STOCKHOLDERS NOR THE ISSUANCE OF BRIGHT HORIZONS FAMILY SOLUTIONS COMMON STOCK IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
BRIGHT HORIZONS, INC.
Report of Independent Accountants...........................   F-2
Consolidated Balance Sheets as of June 30, 1996, June 30,
  1997 and March 31, 1998 (unaudited).......................   F-3
Consolidated Statements of Income for each of the three
  years ended June 30, 1995, June 30, 1996 and June 30, 1997 and for each of the nine month periods ended March 31,
  1997 (unaudited) and March 31, 1998 (unaudited)...........   F-4
Consolidated Statements of Changes in Stockholders' Equity
  (Deficit) for each of the three years ended June 30, 1995,
  June 30, 1996 and June 30, 1997 and for the nine month
  periods ended March 31, 1998 (unaudited)..................   F-5
Consolidated Statements of Cash Flows for the three years
  ended June 30, 1995, June 30, 1996 and June 30, 1997 and
  each of the nine month periods ended March 31, 1997
  (unaudited) and March 31, 1998 (unaudited)................   F-6
Notes to Consolidated Financial Statements..................   F-8

CORPORATEFAMILY SOLUTIONS, INC.
Report of Independent Public Accountants....................  F-21
Consolidated Balance Sheets as of December 27, 1996, January
  2, 1998 and April 3, 1998 (unaudited).....................  F-22
Consolidated Statements of Income for each of the three
  years ended December 29, 1995, December 27, 1996 and
  January 2, 1998 and for each of the three month periods
  ended March 28, 1997 (unaudited) and April 3, 1998
  (unaudited)...............................................  F-23
Consolidated Statements of Shareholders' Equity for each of
  the three years ended December 29, 1995, December 27, 1996 and January 2, 1998 and the three month period ended April
  3, 1998 (unaudited).......................................  F-24
Consolidated Statements of Cash Flows for the three years
  ended December 29, 1995, December 27, 1996 and January 2,
  1998 and each of the three month periods ended March 28,
  1997 (unaudited) and April 3, 1998 (unaudited)............  F-25
Notes to Consolidated Financial Statements..................  F-26

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Bright Horizons, Inc.

     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of changes in stockholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Bright Horizons, Inc. and its subsidiaries at June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Boston, Massachusetts
August 1, 1997, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998

                             BRIGHT HORIZONS, INC.

                           CONSOLIDATED BALANCE SHEET

                                                                       JUNE 30,
                                                              ---------------------------    MARCH 31,
                                                                  1996           1997          1998
                                                              ------------   ------------   -----------
                                                                                            (UNAUDITED)
                                                ASSETS
Current assets:
  Cash and cash equivalents.................................  $  4,583,257   $  6,059,349   $15,414,076
  Accounts receivable, trade, net of allowance for doubtful
    accounts of $307,458 and $316,637 at June 30, 1996 and
    1997, respectively, and $571,355 at March 31, 1998
    (unaudited).............................................     3,468,341      2,766,997     3,409,884
  Prepaid expenses and other current assets.................     1,000,415      1,253,008     1,637,769
  Deferred income taxes.....................................     2,284,000      2,753,000     2,753,000
                                                              ------------   ------------   -----------
         Total current assets...............................    11,336,013     12,832,354    23,214,729
Fixed assets, net...........................................     7,762,863     11,250,311    20,273,065
Deferred charges, net.......................................       443,210        315,227       366,308
Goodwill, net...............................................     2,185,202      1,321,611     4,136,847
Other intangible assets, net................................     1,782,334      1,121,649       850,401
Other assets................................................       131,471        386,476       648,365
Deferred income taxes.......................................       894,000      1,291,000     1,979,000
                                                              ------------   ------------   -----------
                                                              $ 24,535,093   $ 28,518,628   $51,468,715
                                                              ============   ============   ===========

                                 LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Line of credit............................................  $    500,000   $         --   $        --
  Current portion of long-term debt and obligations under
    capital leases..........................................       485,250        834,481        80,172
  Accounts payable and accrued expenses.....................     4,771,808      7,282,694    10,858,749
  Income taxes payable......................................        87,856         41,214     1,138,581
  Other current liabilities.................................            --        490,344       425,195
  Deferred revenue..........................................     3,079,340      4,096,336     5,942,458
                                                              ------------   ------------   -----------
         Total current liabilities..........................     8,924,254     12,745,069    18,445,155
Long-term debt and obligations under capital leases.........     4,247,559      3,440,132       681,948
Accrued rent................................................     1,665,279      1,540,886     1,607,111
Other long-term liabilities.................................     1,464,749      1,005,880     1,349,821
Deferred revenue............................................       841,666      1,241,666     2,619,344
                                                              ------------   ------------   -----------
                                                                17,143,507     19,973,633    24,703,379
                                                              ------------   ------------   -----------
Mandatorily redeemable convertible preferred stock, $.01 par value; 1,860,330 shares authorized, issued and
  outstanding, at issuance cost plus accumulated dividends
  of $7,732,455 and $8,830,679 at June 30, 1996 and 1997,
  respectively, none outstanding pro forma..................    18,606,736     19,704,960            --
                                                              ------------   ------------   -----------
Stockholders' equity (deficit):
  Common stock, $.01 par value; 15,000,000 shares,
    authorized; 550,710, and 556,732 shares issued and
    outstanding at June 30, 1996 and 1997, respectively, and
    5,600,738 shares issued and outstanding at March 31,
    1998 (unaudited)........................................         5,507          5,567        56,007
  Additional paid-in capital................................        60,333         65,986    36,511,956
  Accumulated deficit.......................................   (11,280,990)   (11,231,518)   (9,802,627)
                                                              ------------   ------------   -----------
         Total stockholders' equity (deficit)...............   (11,215,150)   (11,159,965)   26,765,336
                                                              ------------   ------------   -----------
Commitments (Note 13).......................................            --             --            --
                                                              ------------   ------------   -----------
                                                              $ 24,535,093   $ 28,518,628   $51,468,715
                                                              ============   ============   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                             BRIGHT HORIZONS, INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                            YEAR ENDED JUNE 30,             NINE MONTHS ENDED MARCH 31,
                                  ---------------------------------------   ---------------------------
                                     1995          1996          1997           1997           1998
                                  -----------   -----------   -----------   ------------   ------------
                                                                                    (UNAUDITED)
Net revenues....................  $43,693,026   $64,181,377   $85,000,892   $61,765,170    $77,359,888
Cost of services................   37,208,535    55,614,948    72,675,157    53,032,847     65,719,480
                                  -----------   -----------   -----------   -----------    -----------
  Gross profit..................    6,484,491     8,566,429    12,325,735     8,732,323     11,640,408
Selling, general and
  administrative expenses.......    5,174,518     6,376,212     9,006,726     6,429,027      8,504,664
Amortization of non-compete
  agreements....................       80,000     1,680,031       560,004       420,003        210,002
Transaction costs...............           --            --       542,882            --             --
                                  -----------   -----------   -----------   -----------    -----------
  Income from operations........    1,229,973       510,186     2,216,123     1,883,293      2,925,742
Interest income.................       99,210        97,544       107,415        56,189        253,909
Interest expense................      (78,549)     (291,899)     (382,042)     (281,900)      (167,468)
                                  -----------   -----------   -----------   -----------    -----------
  Income before income taxes....    1,250,634       315,831     1,941,496     1,657,582      3,012,183
Income tax benefit
  (provision)...................      382,000     1,005,000      (793,800)     (677,950)    (1,235,000)
                                  -----------   -----------   -----------   -----------    -----------
  Net income before preferred
     stock dividends............    1,632,634     1,320,831     1,147,696       979,632      1,777,183
Preferred stock cumulative
  dividends.....................    1,098,201     1,098,201     1,098,224       823,670        348,292
                                  -----------   -----------   -----------   -----------    -----------
Net income applicable to common
  stockholders..................  $   534,433   $   222,630   $    49,472   $   155,962    $ 1,428,891
                                  ===========   ===========   ===========   ===========    ===========
Net income per share -- basic...  $      1.00   $      0.41   $      0.09   $      0.28    $      0.45
                                  ===========   ===========   ===========   ===========    ===========
Weighted average number of
  common shares -- basic........      533,000       538,000       555,000       554,000      3,196,000
                                  ===========   ===========   ===========   ===========    ===========
Net income per
  share -- diluted..............  $      0.40   $      0.20   $      0.04   $      0.13    $      0.34
                                  ===========   ===========   ===========   ===========    ===========
Weighted average number of
  common and common equivalent
  shares -- diluted.............    4,123,000     1,108,000     1,208,000     1,207,000      5,293,000
                                  ===========   ===========   ===========   ===========    ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                             BRIGHT HORIZONS, INC.

      CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT)

                                        COMMON STOCK                                        TOTAL
                                     -------------------   ADDITIONAL                   STOCKHOLDERS'
                                     NUMBER OF     PAR       PAID-IN     ACCUMULATED       EQUITY
                                      SHARES      VALUE      CAPITAL       DEFICIT        (DEFICIT)
                                     ---------   -------   -----------   ------------   -------------
Balance at June 30, 1994...........    532,794   $ 5,328   $    49,947   $(12,038,053)  $(11,982,778)
  Exercise of stock options........      1,772        18         1,060             --          1,078
  Accretion of mandatorily
     redeemable convertible
     preferred stock dividends.....         --        --            --     (1,098,201)    (1,098,201)
  Net income.......................         --        --            --      1,632,634      1,632,634
                                     ---------   -------   -----------   ------------   ------------
Balance at June 30, 1995...........    534,566     5,346        51,007    (11,503,620)   (11,447,267)
  Exercise of stock options........     16,144       161         9,326             --          9,487
  Accretion of mandatorily
     redeemable convertible
     preferred stock dividends.....         --        --            --     (1,098,201)    (1,098,201)
  Net income.......................         --        --            --      1,320,831      1,320,831
                                     ---------   -------   -----------   ------------   ------------
Balance at June 30, 1996...........    550,710     5,507        60,333    (11,280,990)   (11,215,150)
  Exercise of stock options........      6,022        60         5,653             --          5,713
  Accretion of mandatorily
     redeemable convertible
     preferred stock dividends.....         --        --            --     (1,098,224)    (1,098,224)
  Net income.......................         --        --            --      1,147,696      1,147,696
                                     ---------   -------   -----------   ------------   ------------
Balance at June 30, 1997...........    556,732     5,567        65,986    (11,231,518)   (11,159,965)
                                     ---------   -------   -----------   ------------   ------------
Unaudited activity:
  Exercise of stock options........    181,237     1,813       102,384             --        104,197
  Exercise of warrants.............    303,924     3,039       165,612             --        168,651
  Proceeds from public stock
     offering......................  1,350,000    13,500    15,588,060             --     15,601,560
  Redemption of preferred stock for
     common stock..................  3,100,512    31,005    19,948,063             --     19,979,068
  Expiration of redemption feature
     on redeemable common stock....    108,333     1,083       641,851             --        642,934
  Accretion of mandatorily
     redeemable preferred stock
     dividends.....................         --        --            --       (274,108)      (274,108)
  Accretion of redeemable common
     stock.........................         --        --            --        (74,184)       (74,184)
  Net income.......................         --        --            --      1,777,183      1,777,183
                                     ---------   -------   -----------   ------------   ------------
Balance, March 31, 1998
  (unaudited)......................  5,600,738   $56,007   $36,511,956   $ (9,802,627)  $ 26,765,336
                                     =========   =======   ===========   ============   ============

   The accompanying notes are an integral part of the consolidated financial statements.

                             BRIGHT HORIZONS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                                  NINE MONTHS ENDED
                                                              YEAR ENDED JUNE 30,                     MARCH 31,
                                                    ---------------------------------------   --------------------------
                                                       1995          1996          1997          1997           1998
                                                    -----------   -----------   -----------   -----------   ------------
                                                                                                     (UNAUDITED)
Cash flows from operating activities:
  Net income......................................  $ 1,632,634   $ 1,320,831   $ 1,147,696   $  979,632    $  1,777,183
  Adjustments to reconcile net income to net cash
    provided by operating activities, net of
    acquired amounts:
    Depreciation and amortization.................      871,320     2,831,208     2,204,069    1,593,420       1,818,778
    Loss (gain) on disposal of fixed assets.......      100,123       (23,448)      (24,660)       8,642          53,347
    Write-down of impaired assets.................      160,923            --            --           --              --
    Decrease in goodwill from utilization of
      acquired tax benefits.......................           --     1,142,000       737,000           --              --
  Changes in assets and liabilities:
    Deferred income taxes.........................     (470,000)   (2,358,000)     (866,000)      96,972        (600,000)
    Accounts receivable, trade....................     (895,360)   (1,005,128)      701,344      313,151        (631,595)
    Prepaid expenses and other current assets.....     (139,164)     (351,312)     (252,593)  (1,273,690)       (144,595)
    Accounts payable and accrued expenses.........      215,200       663,921     2,510,886    2,532,002       2,841,259
    Income taxes payable..........................       18,452        54,404       (46,642)      14,827       1,097,367
    Deferred revenue..............................       10,144     1,257,032     1,416,996    1,402,812       3,092,169
    Accrued rent..................................       (9,475)      (68,252)     (124,393)    (104,603)          9,580
    Other current and long-term liabilities.......       (2,666)    1,457,832        31,475       (1,689)        278,792
                                                    -----------   -----------   -----------   -----------   ------------
        Total adjustments.........................     (140,503)    3,600,257     6,287,482    4,581,844       7,815,102
                                                    -----------   -----------   -----------   -----------   ------------
        Net cash provided by operating
          activities..............................    1,492,131     4,921,088     7,435,178    5,561,476       9,592,285
                                                    -----------   -----------   -----------   -----------   ------------
Cash flows from investing activities:
    Proceeds from sale of short-term
      investments.................................      400,000            --            --           --              --
    Additions to fixed assets, net of acquired
      amounts.....................................   (1,839,384)   (1,646,991)   (4,730,355)  (2,801,413)    (10,241,520)
    Proceeds from disposal of fixed assets........       58,777        32,725        80,544       39,800         148,401
    Increase in deferred charges..................      (71,327)      (68,586)      (17,017)          --         (88,871)
    (Increase) decrease in other assets...........          209       (39,204)     (255,005)    (254,258)       (194,129)
    Payment for acquisition, net of acquired
      cash........................................     (509,874)   (3,067,089)           --           --      (1,671,948)
                                                    -----------   -----------   -----------   -----------   ------------
        Net cash used in investing activities.....   (1,961,599)   (4,789,145)   (4,921,833)  (3,015,871)    (12,048,067)
                                                    -----------   -----------   -----------   -----------   ------------
Cash flows from financing activities:
    Proceeds from issuance of common stock........        1,078         9,487         5,713        5,713      15,874,408
    Net borrowings under line of credit...........           --       500,000            --
    Payments on the line of credit................           --            --      (500,000)    (500,000)             --
    Principal payment of long-term debt and
      obligations under capital leases............      (87,607)     (146,112)     (542,966)    (249,467)     (4,063,899)
                                                    -----------   -----------   -----------   -----------   ------------
        Net cash provided by (used in) financing
          activities..............................      (86,529)      363,375    (1,037,253)    (743,754)     11,810,509
                                                    -----------   -----------   -----------   -----------   ------------
        Net increase (decrease) in cash and cash
          equivalents.............................     (555,997)      495,318     1,476,092    1,801,851       9,354,727
Cash and cash equivalents, beginning of period....    4,643,936     4,087,939     4,583,257    4,583,257       6,059,349
                                                    -----------   -----------   -----------   -----------   ------------
Cash and cash equivalents, end of period..........  $ 4,087,939   $ 4,583,257   $ 6,059,349   $6,385,108    $ 15,414,076
                                                    ===========   ===========   ===========   ===========   ============
Supplemental disclosure of cash flow information:
Cash paid for interest............................  $    78,549   $    81,521   $   382,042   $  300,446    $    190,098
                                                    ===========   ===========   ===========   ===========   ============
Cash paid for income taxes........................  $    70,284   $   156,596   $   989,450   $  623,236    $    738,650
                                                    ===========   ===========   ===========   ===========   ============

Supplemental schedule of noncash investing and financing activities:

     The Company acquired certain centers by entering into mortgages of approximately $978,000 in fiscal 1996 (Note 6).

     During fiscal years 1996 and 1997, capital lease obligations of $27,264 and $84,770, respectively, were incurred in connection with lease agreements for automobiles and office equipment.

     The Company purchased child care management companies during the fiscal year 1995, 1996 and 1998. In conjunction with these acquisitions, liabilities were assumed as follows:

                                           1995         1996         1998
                                        ----------   ----------   -----------
Fair value of assets acquired.........  $1,186,939   $8,577,717   $ 3,691,438
Cash paid.............................    (509,874)  (3,067,089)   (1,671,948)
Redeemable common stock issued........          --           --      (568,750)
                                        ----------   ----------   -----------
Liabilities assumed, including note
  payable.............................  $  677,065   $5,510,628   $ 1,450,740
                                        ==========   ==========   ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                             BRIGHT HORIZONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Bright Horizons, Inc. (the "Company") is a provider of early childhood education and family support services throughout the United States. The Company operates its centers under various types of arrangements, which generally can be classified into two forms: (i) the corporate-sponsored model, where Bright Horizons operates a child development center on the premises of a corporate sponsor and gives priority enrollment to the corporate sponsor's employees and
(ii) the management contract model, where Bright Horizons manages a work-site child development center under a cost-plus arrangement, typically for a single employer. The Company's primary customers are large corporations as well as individual customers. The Company receives tuition and management fees for its services. The following is a summary of significant accounting policies employed by the Company in the preparation of the accompanying consolidated financial statements.

     On November 13, 1997, the Company completed an initial public offering of 2,970,000 shares of its common stock, of which 1,350,000 shares were issued and sold by the Company and 1,620,000 of which were sold by the Selling Shareholders, at an offering price of $13.00 per share (the "Offering"). On November 24, 1997, Selling Shareholders sold an additional 445,500 shares to satisfy the underwriters' over allotment option. The Company received net proceeds of approximately $15.6 million (after deducting underwriting discounts and expenses). Approximately $4.0 million was used to repay outstanding debt. The Company intends to use the balance of the net proceeds for working capital and general corporate purposes, including the financing of potential acquisitions and new centers currently under development.

     Basis of Presentation -- The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. The principal operations of the Company are conducted through its wholly owned subsidiary, Bright Horizons Children's Centers, Inc., which was incorporated in 1986. All significant intercompany transactions and balances have been eliminated. Certain reclassifications have been made to the 1996 and 1995 financial statements to conform to the 1997 presentation. These reclassifications had no effect on net income.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

     Cash and Cash Equivalents -- For purposes of the statement of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The Company invests excess cash in money market accounts, repurchase agreements, and certificates of deposit. Accordingly, the investments are subject to minimal credit and market risk. All of the Company's investments are classified as available-for-sale. The carrying amount approximates fair value because of the short maturity of the instruments.

     The Company at June 30, 1997 and periodically throughout the year has maintained cash balances in various operating accounts in excess of federally insured limits. The Company limits the amount of credit exposure with any one financial institution by evaluating the creditworthiness of the financial institutions with which it invests.

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

  Fair Value of Financial Instruments:

     Long-term Debt -- The carrying amount approximates fair value. The fair value is estimated based on the current rates offered to the Company for debt of the same remaining maturities.

     Mandatorily Redeemable Convertible Preferred Stock -- In connection with the Company's initial public offering, all outstanding shares of the Company's Series A Mandatorily Redeemable Convertible Preferred Stock, Series B Mandatorily Redeemable Convertible Preferred Stock, and Series C Mandatorily Redeemable Convertible Preferred Stock (collectively, the "Convertible Preferred Stock") were converted into an aggregate of 3,100,512 shares of Common Stock, and outstanding warrants which otherwise would have expired upon the closing of the offering were converted into 303,924 shares of Common Stock. The mandatorily redeemable preferred stock was initially recorded at fair value. From the date of issuance to the date of the mandatory redemption for common stock, $9.1 million in accretion and dividends were recorded as charges to retained earnings and as increases to the carrying value of preferred stock. Upon the redemption of these securities for common stock, the carrying value of the preferred stock was recorded as a credit to common stock and paid-in capital.

     Revenue Recognition -- Revenues are recognized as services are performed. In both the corporate-sponsored model and the management contract model, revenues consist primarily of tuition paid by parents, supplemented in some cases by tuition payments from corporate sponsors and, to a lesser extent, by payments from government agencies. Revenues also include management fees paid by corporate sponsors which are not material. In the management contract model, in addition to tuition and management fee revenues, revenue is also recognized for reimbursable expenses paid either in lieu of, or to supplement, tuitions. The reimbursable expenses are not material.

     Fixed Assets -- Fixed assets are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. Maintenance and repairs are expensed as incurred.

     Intangibles -- Goodwill is amortized on a straight-line basis over the estimated period of benefit, not exceeding twenty-five years. Other intangible assets, primarily comprised of contract rights, unfavorable leases and non-compete agreements are amortized on a straight-line basis or accelerated basis over the estimated period of benefit which ranges from 3 to 10 years. Amortization periods do not exceed the stated terms of the respective agreements. At June 30, 1996 and 1997, accumulated amortization of intangible assets was approximately $1,923,361 and $2,672,599, respectively.

     Advertising Costs -- Advertising costs are expensed as incurred.

     Impairment Write-downs -- Impairment losses are recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. The impairment write-down represents the net book value at the time of write-down of goodwill and other assets recorded in connection with an acquisition that occurred in fiscal 1994.

     Start up costs -- Start up costs are costs incurred prior to the opening of a center facility which include pre-opening operating expenses, which are expensed as incurred; architectural and design fees, legal fees and real estate broker fees specifically attributable to a center's facility, which are classified as deferred charges and capitalized and amortized on a straight-line basis over the lesser of the lease term or the estimated useful life of the center; and capital equipment and initial supplies, which are capitalized and depreciated over their estimated useful lives using the straight-line method. Start up costs that are either paid by the Company and reimbursed by a sponsor or paid directly by a sponsor are not capitalized.

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

     Other Liabilities -- Other current liabilities consist primarily of advanced payments from clients pursuant to certain management contracts. Other long-term liabilities consist primarily of deposits held pursuant to certain management contracts which expire beyond one year. The deposits will be remitted to the clients upon termination of the respective contracts.

     Income Taxes -- The Company utilizes the liability method of accounting for income taxes, as set forth in Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("FAS 109"). FAS 109 prescribes an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the financial reporting and tax basis of assets and liabilities. Deferred tax assets are recognized, net of any valuation allowance, for the estimated future tax effects of deductible temporary differences and tax operating loss carryforwards.

     Stock Compensation -- The Company's employee stock option plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees". In fiscal 1997, the Company adopted the disclosure requirements of Statement of Financial Accounting Standards No. 123 "Accounting for Stock-Based Compensation" (Note 9).

     Net Income Per Share -- The Company adopted the provisions of Statement of Financial Accounting Standard No. 128, "Earnings Per Share" (SFAS 128) for the quarter ended December 31, 1997. SFAS 128 replaces Accounting Principles Board Opinion No. 15 (APB 15), "Earnings Per Share" and requires the presentation of basic earnings per share (EPS) and diluted EPS. Basic EPS is computed by dividing net income applicable to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution of securities that could share in the earnings of an entity using the treasury stock method.

2. ACQUISITIONS

     Effective December 1, 1995, the Company acquired the business and some of the assets and liabilities of GreenTree Child Care Services, Inc. ("GreenTree"), a child care management company, for approximately $6,000,000, including a $3,000,000 note payable (see Note 6). The purchase price has been allocated based on the estimated fair value of the assets and liabilities acquired at the date of acquisition; $2,000,000 of the purchase price ascribed to a non-compete agreement between the Company and The ServiceMaster Company, L.P. (the prior owner of GreenTree) and $1,000,000 of the purchase price ascribed to contract rights acquired, resulting in goodwill of approximately $3,000,000, which was reduced by approximately $1,200,000 in fiscal 1996 due to the benefit of acquired deferred tax assets, and which is being amortized over 25 years. In 1997, goodwill was further reduced by approximately $740,000 due to additional benefits of acquired deferred tax assets. The Company also issued a common stock purchase warrant for 66,666 shares of the Company's common stock at an exercise price of $10.50 per share, which were forfeited by The ServiceMaster Company L.P. in December, 1997. The acquisition was accounted for by the purchase method. Accordingly, the operating results of the acquired company have been included from the date of the acquisition.

     The following unaudited pro forma summary presents the consolidated results of operations assuming that the acquisition of GreenTree had occurred on July 1, 1994 and July 1, 1995. No adjustments are required to conform the accounting policies of the Company and GreenTree. These pro forma results have been prepared for comparative purposes only and do not purport to be indicative of what would have occurred had the transaction been effected on the date indicated above or of results which may occur in the future. Pro

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

forma net income per share and weighted average shares are calculated on the basis described in Note 1 to Consolidated Financial Statements.

                                                                 YEAR ENDED JUNE 30,
                                                              -------------------------
                                                                 1995          1996
                                                              -----------   -----------
                                                              (UNAUDITED)   (UNAUDITED)
Net revenues................................................  $56,271,787   $70,440,949
Net income (loss)...........................................  $  (505,387)  $   987,862
Net income per share -- basic...............................  $     (0.95)  $      1.84
Weighted average number of common shares -- basic...........      533,000       538,000
Net income per share -- diluted.............................  $     (0.95)  $      0.89
Weighted average number of common and common equivalent
  shares -- diluted.........................................      533,000     1,108,000

     Effective July 1, 1997, the Company acquired the business and substantially all the assets and liabilities of Pacific Preschools, Inc. dba The Learning Garden for approximately $1,600,000 in cash and 108,333 shares of common stock and was accounted for by the purchase method. These shares were redeemable at the option of the holder upon the occurrence of certain events or subsequent to June 1999; however, the redemption feature of those shares terminated upon the Company's initial public offering. The purchase price was allocated based on the estimated fair value of the assets and liabilities acquired at the date of acquisition.

3. FIXED ASSETS

     Fixed assets consist of the following:

                                                                        JUNE 30,
                                                 DEPRECIABLE    -------------------------
                                                LIVES (YEARS)      1996          1997
                                               ---------------  -----------   -----------
Land.........................................        --         $   821,938   $ 1,509,778
Buildings....................................        40           1,233,772     3,206,700
Furniture and fixtures.......................        10           2,604,747     2,804,096
Equipment....................................      3 - 15         4,868,159     5,627,386
Leasehold improvements.......................  3/Life of lease    1,663,570     2,229,021
Construction in Progress.....................                            --       588,520
                                                                -----------   -----------
                                                                 11,192,186    15,965,501
Less -- accumulated depreciation and
  amortization...............................                     3,429,323     4,715,190
                                                                -----------   -----------
                                                                $ 7,762,863   $11,250,311
                                                                ===========   ===========

     Fixed assets at June 30, 1996 and 1997 include automobiles and office equipment of $228,417 and $311,572, respectively, held under capital leases. Amortization expense relating to fixed assets under capital leases was $18,440, $26,459 and $45,602 for the years ended June 30, 1995, 1996 and 1997, respectively. Accumulated amortization relating to fixed assets under capital leases totaled $164,603 and $210,205 at June 30, 1996 and 1997, respectively.

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

4. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

                                                                     JUNE 30,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Accounts payable............................................  $  379,212   $  487,645
Accrued payroll and employee benefits.......................   2,867,750    4,465,631
Accrued other expenses......................................   1,524,846    2,329,418
                                                              ----------   ----------
                                                              $4,771,808   $7,282,694
                                                              ==========   ==========

5. LINE OF CREDIT

     In December 1997, the Company obtained a $10,000,000 unsecured line of credit with a bank, which bears interest at either (i) the bank's prime rate, or
(ii) LIBOR plus a spread based on the Company's funded debt levels, as defined. There was no outstanding balance at March 31, 1998 (unaudited). An unused fee of
 .125%, adjusted for certain increases in debt borrowings, per annum is payable quarterly. The credit line expires on October 31, 1999. The agreement requires the Company to comply with certain covenants which include, among other things, the maintenance of specified financial ratios.

     In December 1996, the Company obtained a $5,000,000 unsecured line of credit with a bank, which bears interest at the bank's prime rate (8.50% at June 30, 1997). At June 30, 1997, there was no outstanding balance. An unused fee of
 1/4% per annum is paid quarterly for the first $2,000,000 of the revolver. The credit line expires on September 30, 1998. The agreement requires the Company to comply with certain covenants which include, among other things, the maintenance of specified financial ratios and limitations on the redemption and repayment of preferred stock with credit line proceeds.

6. DEBT AND OBLIGATIONS UNDER CAPITAL LEASES

     Long-term debt and obligations under capital leases are summarized as follows:

                                                                     JUNE 30,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Note payable -- sixteen quarterly installments including
  interest at the variable prime lending rate (8.25% and
  8.5% at June 30, 1996 and 1997, respectively) with a final
  installment of $187,500 due in November 2000..............  $3,000,000   $2,625,000
Mortgage payable to bank in monthly installments of
  approximately $5,940 including interest at the bank's
  prime lending rate plus  1/4% (8.5% and 8.75% at June 30,
  1996 and 1997, respectively), with a final installment of
  approximately $2,200 in June 2016; collateralized by
  related real estate.......................................     528,000      501,600
Mortgage payable to bank in monthly installments of
  approximately $4,057 including interest of 9%, with the
  payment in full due in October 2000; collateralized by
  related real estate.......................................     388,693      374,186
Mortgage payable -- monthly installments of approximately
  $507 including interest of 9%, paid in full as of July
  1996......................................................      48,775           --

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

                                                                     JUNE 30,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Mortgage payable to bank in monthly installments of
  approximately $6,000 including interest at the bank's
  prime lending rate plus 1% (9.25% and 9.5% at June 30,
  1996 and 1997, respectively), with a final installment of
  approximately $645,000 in November 1999; collateralized by
  related real estate.......................................  $  658,583   $  650,359
Notes payable -- three semiannual installments including
  interest of 8% with a final installment of $42,280 paid in
  December 1996.............................................      42,280           --
Obligations under capital leases at rates of 8% to 10.24%,
  collateralized by automobiles and certain office
  equipment; due in 2001....................................      66,478      123,468
                                                              ----------   ----------
                                                               4,732,809    4,274,613
Less -- current portion.....................................     485,250      834,481
                                                              ----------   ----------
                                                              $4,247,559   $3,440,132
                                                              ==========   ==========

     Concurrent with the initial public offering, the Company repaid $4.0 million in long term debt in November 1997.

     Future minimum lease payments as of June 30, 1997 under capitalized leases are as follows:

1998........................................................  $ 47,415
1999........................................................    46,245
2000........................................................    26,589
2001........................................................    22,049
                                                              --------
Total minimum lease payments................................   142,298
Less -- imputed interest....................................    18,830
                                                              --------
                                                              $123,468
                                                              ========

     Total interest expense on these leases was approximately $1,569, $6,875 and $11,260 for the years ended June 30, 1995, 1996 and 1997, respectively.

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

7. MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK

     Concurrent with the Company's initial public offering, the outstanding shares of the Convertible Preferred Stock were converted into an aggregate of 3,100,512 shares of common stock. Upon redemption of these securities for common stock, the carrying value of the preferred stock was recorded as a credit to common stock and additional paid in capital. Historical information was as follows.

                                                                      JUNE 30,
                                                              -------------------------
                                                                 1996          1997
                                                              -----------   -----------
Series A mandatorily redeemable convertible preferred stock,
  600,000 shares authorized, issued and outstanding, at
  issuance cost plus accumulated dividends of $1,783,980 and
  $1,983,180 at June 30, 1996 and 1997, respectively........  $ 3,751,698   $ 3,950,898
Series B mandatorily redeemable convertible preferred stock,
  600,000 shares authorized, issued and outstanding, at
  issuance cost plus accumulated dividends of $3,069,989 and
  $3,468,389 at June 30, 1996 and 1997, respectively........    7,056,379     7,454,779
Series C mandatorily redeemable convertible preferred stock,
  660,330 shares authorized, issued and outstanding, at
  issuance cost plus accumulated dividends of $2,878,486 and
  $3,379,110 at June 30, 1996 and 1997, respectively........    7,798,659     8,299,283
                                                              -----------   -----------
                                                              $18,606,736   $19,704,960
                                                              ===========   ===========

     Each share of Series A, Series B and Series C preferred stock was convertible into 1.67 shares of common stock. The preferred stockholders were entitled to a liquidation preference of $3.33 per share of Series A preferred stock, $6.67 per share of Series B preferred stock and $7.50 per share of Series C preferred stock.

     Dividends on the preferred stock were cumulative and accrued at a quarterly rate of $.083 per share of Series A preferred stock, $.166 per share of Series B preferred stock and $.1875 per share of Series C preferred stock on issued and outstanding shares for which full payment had been made.

     The Company was required to redeem all of the outstanding shares of Series A preferred stock, Series B preferred stock, and Series C preferred stock on October 1, 1999 at a price of $3.33, $6.67 and $7.50 per share, respectively, plus any accrued and unpaid dividends. The Company had recorded charges of $1,098,201, $1,098,201 and $1,098,224 to accumulated deficit for the years ended June 30, 1995, 1996 and 1997, respectively, to reflect the accretion of preferred stock dividends.

8. COMMON STOCK

     On October 8, 1997, the Board of Directors authorized a 1-for-3 reverse stock split of the Company's common stock. All shares of common stock, common stock options and warrants, preferred stock conversion ratios and per share amounts included in the accompanying financial statements have been adjusted to give retroactive effect to the reverse stock split for all periods presented.

     Certain shares of the Company's common stock, issued under the 1987 stock option plan, were issued pursuant to restricted stock purchase agreements providing the Company with a right of first refusal to repurchase any shares offered for sale.

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

     In connection with the issuance of the Series C redeemable convertible preferred stock and the issuance of convertible debt, which was subsequently retired, to stockholders in fiscal 1991, the Company issued warrants for the purchase of 305,045 shares of common stock. The warrants were exercisable at $.60 per share and were exercised concurrent with the initial public offering.

     No value was ascribed to the warrants upon issuance as such value was considered immaterial. All warrants previously issued were outstanding at June 30, 1995, 1996 and 1997, respectively.

     In connection with the acquisition of GreenTree, the Company issued a common stock purchase warrant for 66,666 shares of the Company's common stock at an exercise price of $10.50 per share, which were to expire on November 30, 1998. The common stock warrant was forfeited by The ServiceMaster Company L.P. in December, 1997.

9. STOCK OPTION PLAN

     In May 1987, the Company adopted a stock option plan (the 1987 Plan) which provides for the granting of both incentive stock options and nonqualified stock options. In August 1996, the Company adopted a new stock option plan (the 1996
Plan) which also provides for the granting of both incentive stock options and nonqualified options. The Board of Directors approved 666,666 common shares available under the 1987 Plan and 333,333 common shares available under the 1996 plan. As of June 30, 1997, there were no shares available for grant under the 1987 Plan or the 1996 Plan. On July 1, 1997 the Company established a new stock option plan (the 1997 Plan) and approved 666,666 common shares available to the 1997 Plan.

     The option price for each incentive stock option granted under any of the above plans shall not be less than the fair market value per share of common stock on the date of grant. The option price for each nonqualified option granted under any of the above plans is typically not less than the lesser of
(i) the book value per share of common stock as of the end of the immediately preceding fiscal year or (ii) 50% of the fair market value per share of common stock on the date of grant. Options under the plans become exercisable over periods determined by the Board of Directors at a rate generally not to exceed 20% per year beginning with the first anniversary of the date of grant. Options held by certain officers immediately vest upon a change in control of the Company. Stock options expire on the tenth anniversary of the grant.

     The following is a summary of the stock option plan activity:

                                             JUNE 30, 1995        JUNE 30, 1996        JUNE 30, 1997
                                           ------------------   ------------------   ------------------
                                                     WEIGHTED             WEIGHTED             WEIGHTED
                                                     AVERAGE              AVERAGE              AVERAGE
                                                     EXERCISE             EXERCISE             EXERCISE
                                           SHARES     PRICE     SHARES     PRICE     SHARES     PRICE
                                           -------   --------   -------   --------   -------   --------
Outstanding beginning of year............  359,168    $ .60     443,735    $1.02     461,529    $1.38
Granted..................................  103,433     2.58      65,800     4.20     411,680     8.76
Exercised................................   (1,771)     .60     (16,144)     .60      (6,022)     .96
Forfeited................................  (17,095)    1.71     (31,862)    2.61     (14,215)    5.07
                                           -------    -----     -------    -----     -------    -----
Outstanding end of year..................  443,735    $1.02     461,529    $1.38     852,972    $4.89
                                           =======    =====     =======    =====     =======    =====
Options exercisable at end of year.......  268,374              290,681              341,496
                                           =======              =======              =======

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123 "Accounting for Stock-Based Compensation," issued in October 1995. The Company continues to measure compensation cost using the intrinsic value based method of accounting prescribed by APB Opinion 25. If the Company had elected to recognize compensation cost based on the fair

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

value of the options granted at grant date as prescribed by SFAS No. 123, net income would have been reduced to $1,300,261 and $1,074,475 in 1996 and 1997, respectively, compared to reported net income of $1,320,831 and $1,147,696, respectively.

     The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for fiscal years 1996 and 1997: risk free interest rate of 6.76% and 6.42% in fiscal 1996 and 1997, respectively, and expected option term of 7.0 and
7.5 years for 1996 and 1997, respectively. An assumption for the expected volatility of the Company's common stock was not considered in the fair value calculation given the lack of historical data available to support such an assumption. The weighted average fair value per option for options granted with option exercise prices equal to the fair value of the underlying common stock in fiscal years 1996 and 1997 was $3.39 and $3.00, respectively. The weighted average exercise price of options granted with exercise prices equal to the fair value of the underlying common stock in fiscal 1997 was $7.50. The weighted average exercise price and weighted average fair value per option for options granted with exercise prices above the fair value of the underlying common stock in fiscal year 1997 was $9.00 and $2.13, respectively.

     Because the determination of the fair value of all options granted includes vesting periods over several years and additional option grants are expected to be made each year, the above pro forma disclosures are not representative of pro forma effects of reported net income for future periods.

     In the event of termination of the optionee's relationship with the Company, options not yet exercised terminate at the earlier of ninety days or the end of the exercise period.

10. INCOME TAXES

     The components of the income tax benefit (provision) are as follows:

                                                             YEAR ENDED JUNE 30,
                                                      ----------------------------------
                                                        1995        1996         1997
                                                      --------   -----------   ---------
Current:
  Federal...........................................  $(32,000)  $   (45,000)  $(585,000)
  State.............................................   (56,000)     (166,000)   (337,800)
                                                      --------   -----------   ---------
                                                       (88,000)     (211,000)   (922,800)
                                                      --------   -----------   ---------
Benefit of acquired deferred tax assets applied to
  reduce goodwill...................................        --    (1,142,000)   (737,000)
                                                      --------   -----------   ---------
Deferred:
  Federal...........................................   353,000     2,159,000     669,000
  State.............................................   117,000       199,000     197,000
                                                      --------   -----------   ---------
                                                       470,000     2,358,000     866,000
                                                      --------   -----------   ---------
Income tax benefit (provision)......................  $382,000   $ 1,005,000   $(793,800)
                                                      ========   ===========   =========

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

     Deferred tax assets and liabilities are as follows:

                                                                     JUNE 30,
                                                              -----------------------
                                                                 1996         1997
                                                              ----------   ----------
Deferred tax assets:
  Net operating loss carryforwards..........................  $1,229,000   $  603,000
  Accrued rent..............................................     643,000      262,000
  Deferred revenue..........................................     411,000      981,000
  Accrued employee benefits.................................     275,000      736,000
  Amortization..............................................     750,000      897,000
  Other.....................................................     286,000      565,000
                                                              ----------   ----------
Gross deferred tax asset....................................   3,594,000    4,044,000
Deferred tax asset valuation allowance......................    (416,000)          --
                                                              ----------   ----------
Net deferred tax asset......................................  $3,178,000   $4,044,000
                                                              ==========   ==========

     The benefit (provision) for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following differences:

                                                          YEAR ENDED JUNE 30,
                                      -----------------------------------------------------------
                                         1995                 1996                  1997
                                        AMOUNT      %        AMOUNT       %        AMOUNT      %
                                      ----------   ---     -----------   ----     ---------   ---
Taxes computed at federal statutory
  rate..............................  $ (425,000)  (34)%   $  (107,000)   (34)%   $(660,100)  (34)%
Change in valuation allowance.......   1,000,000    80       2,530,000    801       416,000    21
Benefit of acquired deferred tax
  assets applied to reduce
  goodwill..........................          --    --      (1,142,000)  (361)     (737,000)  (38)
Return to provision adjustments
  impacting deferred tax assets.....          --    --              --     --       420,300    22
State income taxes, net of federal
  benefit...........................     (93,000)   (7)       (210,000)   (66)     (198,000)  (10)
Meals and entertainment.............          --    --         (21,000)    (7)           --    --
Goodwill amortization...............          --    --         (24,000)    (8)           --    --
Permanent differences...............     (34,000)   (3)             --     --       (35,000)   (2)
Other...............................     (66,000)   (5)        (21,000)    (7)           --    --
                                      ----------   ---     -----------   ----     ---------   ---
          Income tax benefit
            (provision).............  $  382,000   31%     $ 1,005,000   318%     $(793,800)  (41)%
                                      ==========   ===     ===========   ====     =========   ===

     At June 30, 1997 the Company has net operating loss carryforwards of approximately $1,562,000 which expire at various dates through 2007. These net operating loss carryforwards are subject to limitation and may only be used to offset future income generated by GreenTree on a separate company basis. In fiscal 1997, the Company released a deferred tax asset valuation allowance that was recorded at June 30, 1996 because the Company's history of sustained profitability, and projections of continued profitability and successful absorption of the operations of GreenTree, led management to believe that it is more likely than not that the remaining deferred tax assets will be realized prior to the expiration of any net operating loss carryforwards.

     Subsequent ownership changes could limit the amount of net operating loss and tax credit carryforwards that can be utilized to offset future taxable income or tax liability in future years.

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

11. EMPLOYEE RETIREMENT PLAN AND INCENTIVE COMPENSATION PLAN

     The Company has an employee retirement plan which meets the requirements of
Section 401(k) of the Internal Revenue Code. The plan allows employees meeting certain requirements to contribute up to 15% of their salary. The Company will contribute 25% of amounts contributed by employees, up to a maximum of 8% of their salary, with a vesting period of six years. Employees are vested in their contributions at all times. The Company also has incentive compensation plans for certain directors and faculty of the child care centers. These employees are rewarded financially for achieving performance milestones, as outlined in each plan. The expense for the 401(k) plan and the incentive compensation plan for the years ended June 30, 1995, 1996 and 1997, was approximately $198,000, $381,000 and $811,000, respectively.

12. TRANSACTION COSTS

     In fiscal 1997, the Company incurred costs of $542,882 associated with a public offering of securities. Because the offering was delayed, the amounts incurred were treated as a period cost.

13. COMMITMENTS

     The Company has noncancellable operating leases for its office and center facilities. Many of the leases contain renewal options for various periods. Certain leases contain provisions which include additional payments based upon revenue performance, enrollment or the level of the Consumer Price Index at a future date. Future minimum rental commitments as of June 30, 1997 under these leases are summarized as follows:

FISCAL
------
1998........................................................  $ 4,253,549
1999........................................................    4,101,497
2000........................................................    3,814,015
2001........................................................    3,223,201
2002........................................................    2,503,569
Thereafter..................................................   12,444,772
                                                              -----------
                                                              $30,340,603
                                                              ===========

     Total rent expense was $2,404,386, $3,663,265 and $4,461,803 for the years ended June 30, 1995, 1996 and 1997, respectively.

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

14. EARNINGS PER SHARE

                                                               FOR THE YEAR ENDED JUNE 30,
                                       ---------------------------------------------------------------------------
                                                1995                      1996                      1997
                                       -----------------------   -----------------------   -----------------------
                                         INCOME       SHARES       INCOME       SHARES       INCOME       SHARES
                                       -----------   ---------   -----------   ---------   -----------   ---------
Net Income...........................  $ 1,632,634               $ 1,320,831               $ 1,147,696
Preferred Stock Dividends............  $(1,098,201)              $(1,098,201)              $(1,098,224)
BASIC EPS:
Income available to common
  stockholders.......................  $   534,433     533,000   $   222,630     538,000   $    49,472     555,000
Net Income Per Share.................  $      1.00               $      0.41               $      0.09
Effect of Dilutive Securities:
Convertible Preferred Stock..........                3,101,000                       (a)                       (a)
Employee Stock Options...............                  489,000                   570,000                   653,000
DILUTED EPS:
Net Income before preferred dividends
  and accretion on redeemable
  stock..............................  $ 1,632,634   4,123,000   $   222,630   1,108,000   $    49,472   1,208,000
Net Income Per share.................  $      0.40               $      0.20               $      0.04

                                                                   FOR THE NINE MONTHS ENDED MARCH 31,
                                                              ----------------------------------------------
                                                                      1997                     1998
                                                              ---------------------   ----------------------
                                                               INCOME      SHARES       INCOME      SHARES
                                                              ---------   ---------   ----------   ---------
                                                                               (UNAUDITED)
Net Income..................................................  $ 979,632               $1,777,183
Preferred Stock Dividends...................................  $(823,670)              $ (348,292)
BASIC EPS:
Income available to common stockholders.....................  $ 155,962     554,000   $1,428,891   3,196,000
Net Income Per Share........................................  $    0.28               $     0.45
Effect of Dilutive Securities:
Convertible Preferred Stock.................................                    (a)                1,542,000
Employee Stock Options......................................                653,000                  555,000
DILUTED EPS:
Net Income before preferred dividends
  and accretion on redeemable stock.........................  $ 155,962   1,207,000   $1,777,183   5,293,000
Net Income Per share........................................  $    0.13               $     0.34

---------------

(a) The conversion of preferred stock was not assumed in certain periods as the effect would have been anti-dilutive.

15. INTERIM FINANCIAL INFORMATION (UNAUDITED)

CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated balance sheet as of March 31, 1998 and the consolidated statements of operations and cash flows for the nine month periods ended March 31, 1997 and March 31, 1998 have been prepared by the Company in accordance with the accounting policies described in its annual financial statements for the year ended June 30, 1997 and should be read in conjunction with the notes thereto.

     In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial positions, results of operations and changes in cash flows at March 31, 1998 and for all periods presented have been made. The results of operations for the period ended March 31, 1998 are not necessarily indicative of the operating results for the full year.

                             BRIGHT HORIZONS, INC.

     (Information subsequent to August 1, 1997 is unaudited, except for the stock split described in Note 8, which is as of October 8, 1997, and the adoption of SFAS 128 described in Note 1, which is as of May 14, 1998.)

16. SUBSEQUENT EVENTS (UNAUDITED)

     On April 26, 1998, the Company and CorporateFamily Solutions, Inc., a Tennessee corporation ("CorporateFamily"), entered into an Agreement and Plan of Merger (the "Merger Agreement"). In accordance with the terms of the Merger Agreement, Bright Horizons and CorporateFamily will form Bright Horizons Family Solutions, Inc. a Delaware corporation ("BHFS"). Each issued and outstanding share of common stock of Bright Horizons will be converted into the right to receive 1.15022 shares of common stock of BHFS ("BHFS Common Stock") and each issued and outstanding share of common stock of CorporateFamily will be converted into the right to receive one share of BHFS Common Stock. Each outstanding option of Bright Horizons and CorporateFamily will be converted into an option to purchase shares of BHFS Common Stock at the same conversion ratios referenced above. The Merger Agreement also provides for the payment of a break-up fee equal to $4.0 million under certain circumstances. Concurrently with the execution of the Merger Agreement, Bright Horizons and CorporateFamily entered into reciprocal Stock Option Agreements, granting each other the right to purchase ten percent (10%) of the issued and outstanding shares of Common Stock of the other entity upon the occurrence of certain events.

     The Company expects to complete the merger, subject to regulatory review and shareholder approval, by August 1998. The transaction will be accounted for as a pooling of interests and tax free reorganization.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO CORPORATEFAMILY SOLUTIONS, INC.:

     We have audited the accompanying consolidated balance sheets of CORPORATEFAMILY SOLUTIONS, INC. (a Tennessee corporation) and subsidiaries as of December 27, 1996 and January 2, 1998 and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended January 2, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CorporateFamily Solutions, Inc. and subsidiaries as of December 27, 1996 and January 2, 1998 and the results of their operations and their cash flows for each of the three years in the period ended January 2, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Nashville, Tennessee
February 13, 1998

                        CORPORATEFAMILY SOLUTIONS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                          DECEMBER 27,    JANUARY 2,     APRIL 3,
                                                              1996           1998          1998
                                                          ------------   ------------   -----------
                                                                                        (UNAUDITED)
                                       ASSETS
Current assets:
  Cash and cash equivalents.............................  $ 2,913,000    $12,349,000    $13,474,000
  Restricted cash.......................................      169,000        176,000        178,000
  Accounts receivable, less allowance of $123,000,
     $125,000 and $131,000, respectively................    5,390,000      6,115,000      6,735,000
  Prepaid expenses......................................      103,000        143,000        152,000
  Deferred income taxes.................................      970,000      1,014,000      1,300,000
                                                          -----------    -----------    -----------
          Total current assets..........................    9,545,000     19,797,000     21,839,000
Property and equipment, net.............................    3,757,000      3,593,000      3,675,000
Intangible assets, net..................................    5,753,000      5,651,000      5,550,000
Deferred income taxes...................................    1,012,000        175,000        103,000
Other assets............................................      311,000      1,001,000      1,035,000
                                                          -----------    -----------    -----------
          Total Assets..................................  $20,378,000    $30,217,000    $32,202,000
                                                          ===========    ===========    ===========
                        LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current maturities of long-term debt..................  $   911,000    $        --    $        --
  Trade accounts payable................................    1,289,000        801,000        806,000
  Income tax payable....................................      138,000         51,000        122,000
  Accrued expenses:
     Payroll and related benefits.......................    3,343,000      3,914,000      4,380,000
     Other..............................................    1,257,000      1,097,000      1,075,000
  Deferred revenue, current portion.....................      332,000        479,000        632,000
  Other current liabilities.............................      337,000        463,000        963,000
  Amounts held in escrow................................      169,000        176,000        178,000
                                                          -----------    -----------    -----------
          Total current liabilities.....................    7,776,000      6,981,000      8,156,000
Long-term debt, net of current portion..................    3,505,000             --             --
Deferred revenue, net of current portion................      979,000        862,000        833,000
Other long-term liabilities.............................    1,143,000      1,567,000      1,555,000
                                                          -----------    -----------    -----------
          Total liabilities.............................   13,403,000      9,410,000     10,544,000
                                                          -----------    -----------    -----------
Commitments, Contingencies and Guarantees (See Note 9)

SHAREHOLDERS' EQUITY:
Series A preferred stock, no par value; authorized,
  issued and outstanding, 1,125,000 shares, none and
  none, respectively....................................    4,480,000             --             --
Preferred stock, no par value; authorized, 3,875,000,
  10,000,000 and 10,000,000 shares, respectively; issued
  and outstanding none..................................           --             --             --
Common stock, no par value; authorized, 10,000,000,
  100,000,000 and 100,000,000 shares, respectively;
  issued and outstanding 1,866,203 shares, 4,491,104
  shares and 4,608,280 shares, respectively.............    6,906,000     24,134,000     25,279,000
Accumulated deficit.....................................   (4,411,000)    (3,327,000)    (3,621,000)
                                                          -----------    -----------    -----------
          Total shareholders' equity....................    6,975,000     20,807,000     21,658,000
                                                          -----------    -----------    -----------
          Total liabilities and shareholders' equity....  $20,378,000    $30,217,000    $32,202,000
                                                          ===========    ===========    ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        CORPORATEFAMILY SOLUTIONS, INC.

                       CONSOLIDATED STATEMENTS OF INCOME

                                                  YEAR ENDED                      THREE MONTHS ENDED
                                  ------------------------------------------   -------------------------
                                  DECEMBER 29,   DECEMBER 27,    JANUARY 2,     MARCH 28,     APRIL 3,
                                      1995           1996           1998          1997          1998
                                  ------------   ------------   ------------   -----------   -----------
                                                                                      (UNAUDITED)
Revenue.........................  $36,920,000    $62,926,000    $77,722,000    $17,479,000   $21,248,000
Expenses:
  Operating.....................   32,708,000     55,588,000     68,734,000     15,341,000    18,758,000
  Selling, general and
     administrative.............    3,525,000      4,659,000      5,822,000      1,416,000     1,570,000
  Special charge................           --             --        297,000             --            --
  Depreciation and
     amortization...............      520,000        759,000        784,000        200,000       208,000
                                  -----------    -----------    -----------    -----------   -----------
Operating income................      167,000      1,920,000      2,085,000        522,000       712,000
Interest income (expense),
  net...........................      (86,000)      (343,000)       109,000        (72,000)      172,000
                                  -----------    -----------    -----------    -----------   -----------
Income before income taxes......       81,000      1,577,000      2,194,000        450,000       884,000
                                  -----------    -----------    -----------    -----------   -----------
Income tax benefit (expense):
  Current.......................       (8,000)      (142,000)      (297,000)       (18,000)     (584,000)
  Deferred......................      468,000      1,301,000       (793,000)      (203,000)      214,000
                                  -----------    -----------    -----------    -----------   -----------
                                      460,000      1,159,000     (1,090,000)      (221,000)     (370,000)
                                  -----------    -----------    -----------    -----------   -----------
Net income......................  $   541,000    $ 2,736,000    $ 1,104,000    $   229,000   $   514,000
                                  ===========    ===========    ===========    ===========   ===========
Earnings per share:
  Basic.........................  $      0.34    $      1.44    $      0.39    $      0.12   $      0.11
                                  ===========    ===========    ===========    ===========   ===========
  Diluted.......................  $      0.19    $      0.85    $      0.28    $      0.07   $      0.10
                                  ===========    ===========    ===========    ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        CORPORATEFAMILY SOLUTIONS, INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

                                           SERIES A
                                       PREFERRED STOCK             COMMON STOCK
                                         NO PAR VALUE              NO PAR VALUE
                                   ------------------------   -----------------------   ACCUMULATED
                                     SHARES       AMOUNT       SHARES       AMOUNT        DEFICIT        TOTAL
                                   ----------   -----------   ---------   -----------   -----------   -----------
Balance, December 30, 1994.......   1,125,000   $ 4,422,000   1,493,023   $ 4,931,000   $(7,630,000)  $ 1,723,000
Acquisition of RCCM..............          --            --     324,995     1,750,000            --     1,750,000
Accretion of preferred stock.....          --        29,000          --            --       (29,000)           --
         Net income..............          --            --          --            --       541,000       541,000
                                   ----------   -----------   ---------   -----------   -----------   -----------
Balance, December 29, 1995.......   1,125,000     4,451,000   1,818,018     6,681,000    (7,118,000)    4,014,000
Issuance of stock options........          --            --          --       100,000            --       100,000
Stock options exercised..........          --            --      15,685        97,000            --        97,000
Common stock issued..............          --            --      32,500        28,000            --        28,000
Accretion of preferred stock.....          --        29,000          --            --       (29,000)           --
         Net income..............          --            --          --            --     2,736,000     2,736,000
                                   ----------   -----------   ---------   -----------   -----------   -----------
Balance, December 27, 1996.......   1,125,000     4,480,000   1,866,203     6,906,000    (4,411,000)    6,975,000
Stock options exercised..........          --            --      53,580       346,000            --       346,000
Accretion of preferred stock.....          --        20,000          --            --       (20,000)           --
Conversion of preferred stock....  (1,125,000)   (4,500,000)  1,169,935     4,500,000            --            --
Common stock restriction
  removed........................          --            --          --       297,000            --       297,000
Common stock issued..............          --            --   1,401,386    12,085,000            --    12,085,000
         Net income..............          --            --          --            --     1,104,000     1,104,000
                                   ----------   -----------   ---------   -----------   -----------   -----------
Balance, January 2, 1998.........          --            --   4,491,104    24,134,000    (3,327,000)   20,807,000
Purchase of common stock
  (Unaudited)....................          --            --     (48,750)     (326,000)     (808,000)   (1,134,000)
Stock options exercised
  (Unaudited)....................          --            --     139,926     1,311,000            --     1,311,000
Stock purchase warrant exercised
  (Unaudited)....................          --            --      26,000       160,000            --       160,000
         Net income
           (Unaudited)...........          --            --          --            --       514,000       514,000
                                   ----------   -----------   ---------   -----------   -----------   -----------
Balance, April 3, 1998
  (Unaudited)....................          --   $        --   4,608,280   $25,279,000   $(3,621,000)  $21,658,000
                                   ==========   ===========   =========   ===========   ===========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        CORPORATEFAMILY SOLUTIONS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                            YEAR ENDED                      THREE MONTHS ENDED
                                            ------------------------------------------   ------------------------
                                            DECEMBER 29,   DECEMBER 27,    JANUARY 2,    MARCH 28,     APRIL 3,
                                                1995           1996           1998          1997         1998
                                            ------------   ------------   ------------   ----------   -----------
                                                                                               (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income................................  $   541,000    $ 2,736,000    $ 1,104,000    $  229,000   $   514,000
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Depreciation and amortization...........      520,000        759,000        784,000       200,000       208,000
  Other noncash expense...................           --         68,000        297,000            --            --
  Loss on disposal of assets..............      159,000         69,000             --            --            --
  Changes in assets and liabilities:
    Accounts receivable...................     (543,000)    (1,826,000)      (725,000)      663,000      (620,000)
    Prepaid expenses......................      (73,000)        37,000        (40,000)      (14,000)       (9,000)
    Deferred income taxes.................     (468,000)    (1,301,000)       793,000       203,000      (214,000)
    Other noncurrent assets...............      (44,000)        37,000       (690,000)     (133,000)      (34,000)
    Accounts payable and accrued
      expenses............................      596,000      1,575,000        (77,000)   (1,294,000)      449,000
    Income taxes payable..................           --             --        (87,000)     (107,000)      522,000
    Other current liabilities.............      162,000        142,000        126,000            --       500,000
    Deferred revenue......................      (27,000)       (43,000)        30,000       (53,000)      124,000
    Other long-term liabilities...........      (53,000)      (204,000)       424,000        31,000       (11,000)
                                            -----------    -----------    -----------    ----------   -----------
         Net cash provided by (used in)
           operating activities...........      770,000      2,049,000      1,939,000      (275,000)    1,429,000
                                            -----------    -----------    -----------    ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment........     (514,000)      (169,000)      (507,000)      (29,000)     (189,000)
Increase in intangible assets.............      (35,000)            --             --            --            --
Proceeds from sale of property and
  equipment, net..........................           --             --        289,000            --            --
Purchase of assets of Schools at Work.....           --             --       (300,000)           --            --
Purchase of capital stock of RCCM.........   (3,613,000)            --             --            --            --
                                            -----------    -----------    -----------    ----------   -----------
         Net cash used in investing
           activities.....................   (4,162,000)      (169,000)      (518,000)      (29,000)     (189,000)
                                            -----------    -----------    -----------    ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock....           --         97,000     12,431,000            --            --
Purchase of treasury stock................           --             --             --            --    (1,134,000)
Proceeds from exercise of stock options
  and warrants............................           --             --             --         2,000     1,019,000
Payments on long-term debt................     (439,000)      (648,000)    (4,416,000)     (222,000)           --
Debt financing related to acquisition.....    3,500,000             --             --            --            --
                                            -----------    -----------    -----------    ----------   -----------
         Net cash provided by (used in)
           financing activities...........    3,061,000       (551,000)     8,015,000      (220,000)     (115,000)
                                            -----------    -----------    -----------    ----------   -----------
NET INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS.............................     (331,000)     1,329,000      9,436,000      (524,000)    1,125,000
CASH AND CASH EQUIVALENTS AT BEGINNING OF
  PERIOD..................................    1,915,000      1,584,000      2,913,000     2,913,000    12,349,000
                                            -----------    -----------    -----------    ----------   -----------
CASH AND CASH EQUIVALENTS AT END OF
  PERIOD..................................  $ 1,584,000    $ 2,913,000    $12,349,000    $2,389,000   $13,474,000
                                            ===========    ===========    ===========    ==========   ===========

The accompanying notes to consolidated financial statements are an integral part of these statements.

                        CORPORATEFAMILY SOLUTIONS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

     Organization -- CorporateFamily Solutions, Inc. (the "Company" and formerly Corporate Child Care, Inc.) was incorporated under the laws of the state of Tennessee on February 1, 1987 for the purpose of developing and managing Family Centers. The Company is a leading national provider of a broad range of management and consulting services for employers seeking to provide their employees with child care services and other family support programs. The Company operates and manages employer-sponsored Family Centers, built and equipped by the employer at or near its offices, providing such services as early childhood education, child care, back-up child care, kindergartens, get-well care, summer camps and parent support services. In addition, the Company provides work/life consulting services to help employers realize the benefits of work and family programs and policies and to align work/life concerns of working families with business strategies of employers. Consulting services provided by the Company include feasibility studies, work/life strategic planning, return on investment analyses, and development of work/life programs and policies. The Company operates and manages employer-sponsored Family Centers for major corporations, healthcare and governmental entities located throughout the United States.

     Principles of Consolidation -- The consolidated financial statements include the accounts of CorporateFamily Solutions, Inc. and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     Cash Equivalents -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash equivalents consist primarily of high quality commercial paper. The carrying value of these instruments approximates market value due to their short maturities.

     Restricted Cash -- In connection with the acquisition of RCCM in 1995 (see
Note 2), the Company is required to maintain cash in escrow pending the final resolution of certain tax matters associated with RCCM prior to the acquisition date. The majority of the tax matters were resolved in 1996.

     Property and Equipment -- Property and equipment are recorded at cost and depreciated on a straight-line basis over the estimated useful lives of the assets as follows: furniture and equipment -- 3 to 10 years; center improvements -- 3 to 10 years; buildings -- 30 to 32 years. Expenditures for maintenance and repairs are generally charged to expense as incurred, whereas expenditures for improvements and replacements are capitalized.

     The cost and accumulated depreciation of assets sold or otherwise disposed of are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of income.

     Property and equipment obtained through purchase acquisitions are stated at the estimated fair value determined on the respective dates of acquisition.

     Intangible Assets -- In connection with acquisitions, the Company has entered into various noncompete agreements with certain individuals and assumed certain management contracts. The estimated values allocated to such contracts are amortized on a straight-line basis over the terms of the respective contracts.

     The excess of the aggregate purchase price over the fair value of assets of businesses acquired (goodwill) is being amortized on a straight-line basis over a period of 15 to 20 years.

     Subsequent to an acquisition, the Company continually evaluates whether later events and circumstances have occurred that indicate the remaining estimated useful life of its intangible assets may warrant revision or that the remaining balance of such assets may not be recoverable. When factors indicate that such assets should be evaluated for possible impairment, the Company uses an estimate of the acquired operation's undiscounted cash flows over the remaining life of the asset in measuring whether the asset is recoverable.

     Deferred Revenue -- Deferred revenue results from employer-sponsor advances (see Note 3), and cash received on uncompleted consulting or development projects.

                        CORPORATEFAMILY SOLUTIONS, INC.

     Other Current Liabilities -- Other current liabilities consist primarily of amounts refundable to clients pursuant to certain Family Center management contracts. Based on the terms of certain Family Center management contracts, refundable profits may be either reinvested in future Family Center operations, or refunded to the employer-sponsors.

     Other Long-Term Liabilities -- Other long-term liabilities consist primarily of deposits held pursuant to certain Family Center management contracts. The deposits will be remitted to the clients upon termination of the respective contracts.

     Income Taxes -- The Company accounts for income taxes under Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes", ("SFAS 109"). Under the asset and liability method of SFAS 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the fiscal years in which those temporary differences are expected to be recovered or settled. Under SFAS 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Revenue Recognition -- The Company maintains contracts with its customers to manage and operate their Family Centers under various terms. The Company's contracts are generally three to five years in length with annual renewals. Management expects to renew the Company's existing contracts for periods consistent with the remaining renewal options allowed by the contracts or other reasonable extensions. Revenue from Family Center operations is recognized as services are rendered. Revenue from consulting projects and from development activities is recognized as the services are performed.

     Stock-Based Compensation -- Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation", ("SFAS 123"), encourages, but does not require, companies to record compensation cost for stock-based employee compensation plans at fair value. The Company has chosen to continue to account for employee stock-based compensation using the intrinsic value method as prescribed in Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees", ("APB Opinion No. 25"), and related Interpretations. Under APB Opinion No. 25, no compensation cost related to employee stock options has been recognized because all options are granted with exercise prices equal to or greater than the fair market value at the date of grant. See Note 7 for further discussion.

     Earnings Per Share -- In the fourth quarter of 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", ("SFAS 128"). Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to preferred stock, options and warrants. See Note 8 for further discussion.

     Fiscal Year -- The Company's fiscal year is the 52-53 week period ending on the Friday nearest to December 31. The Company's year ended January 2, 1998 consisted of 53 weeks and the fourth quarter of 1997 consisted of 14 weeks.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results may differ from these estimates.

                        CORPORATEFAMILY SOLUTIONS, INC.

     New Pronouncements -- In February 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 129, "Disclosure of Information about Capital Structure", ("SFAS 129"). SFAS 129 establishes standards for disclosing information about an entity's capital structure. The Company adopted SFAS 129 in the fourth quarter of 1997. The adoption of SFAS 129 did not have a material impact on the Company's financial position, results of operations or cash flows.

     Reclassifications -- Certain reclassifications have been made in the 1995 and 1996 consolidated financial statements to conform to the 1997 presentation.

2. ACQUISITIONS

     In November 1997, the Company purchased the assets of MAW Enterprises, Inc. d/b/a Schools at Work for $300,000. The transaction was accounted for as a purchase.

     Effective October 2, 1995, the Company acquired, through a reverse subsidiary merger, RCCM. The transaction was accounted for as a purchase. The merger was consummated by the exchange of 324,995 shares of the Company's common stock and $3,373,000 cash for 100% of the outstanding shares of RCCM's common stock. The principal shareholder of RCCM also entered into an employment agreement and an agreement not to compete with the Company (see Note 9). The results of RCCM's operations since the date of the acquisition have been reflected in the accompanying consolidated financial statements. Effective December 31, 1997, RCCM was merged with and into the Company.

3. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following:

                                                                 1996          1997
                                                              -----------   -----------
Furniture and equipment.....................................  $ 1,075,000   $ 1,311,000
Buildings and improvements..................................    3,834,000     3,472,000
Land........................................................       54,000            --
                                                              -----------   -----------
                                                                4,963,000     4,783,000
Less accumulated depreciation...............................   (1,206,000)   (1,190,000)
                                                              -----------   -----------
          Property and equipment, net.......................  $ 3,757,000   $ 3,593,000
                                                              ===========   ===========

     Advances of $1,290,500 were received to fund the building of a child care facility in Westchester County, New York. Such advances were recorded as deferred revenue when received. The Company is required to maintain certain standards relating to the ongoing operations of the center for a minimum operating period as defined in agreements with the parties advancing the funds. In the absence of default under agreements with these parties, repayment of the funds received is forgiven on a pro-rata basis over a ten to fifteen year period. The Company recognizes this forgiveness of the advances as income on the same pro-rata basis. The Company recognized income of $78,000, $117,000 and $117,000 during 1995, 1996 and 1997, respectively, and at December 27, 1996 and January 2, 1998, $1,096,000 and $862,000 of the original funding remains in deferred revenue on the Company's consolidated balance sheets.

                        CORPORATEFAMILY SOLUTIONS, INC.

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                 1996         1997
                                                              ----------   ----------
Goodwill, net of amortization of $481,000 and $826,000,
  respectively..............................................  $5,614,000   $5,569,000
Management contracts, net of amortization of $152,000 and
  $169,000, respectively....................................      57,000       40,000
Noncompete agreements, net of amortization of $99,000 and
  $129,000, respectively....................................      51,000       21,000
Other.......................................................      31,000       21,000
                                                              ----------   ----------
          Total.............................................  $5,753,000   $5,651,000
                                                              ==========   ==========

5. LONG-TERM DEBT

     Long-term debt consists of the following:

                                                                 1996         1997
                                                              ----------   ----------
Bank term loan, bearing interest at 9.75%, repaid in 1997...  $3,033,000   $       --
Promissory notes to banks, bearing interest at rates ranging
  from 8% to 9.875%, repaid in 1997.........................   1,313,000           --
Notes payable to shareholder, bearing interest at 10%,
  repaid in 1997............................................      70,000           --
                                                              ----------   ----------
          Total.............................................   4,416,000           --
Less current maturities.....................................    (911,000)          --
                                                              ----------   ----------
     Long-term debt.........................................  $3,505,000   $       --
                                                              ==========   ==========

     The Company has entered into a $5,000,000 revolving credit facility with a bank to be used for working capital and other general corporate purposes. Borrowings under the credit facility, which is subject to renewal on an annual basis, will bear interest at the lender's prime rate and are secured by a deed of trust on certain real estate, a security interest in the Company's accounts receivable, and certain furniture and equipment. No amounts have been advanced under the facility as of January 2, 1998.

6. INCOME TAXES

     Income tax expense (benefit) consisted of the following for fiscal years 1995, 1996 and 1997:

                                                      1995         1996          1997
                                                    ---------   -----------   ----------
Current tax expense...............................  $   8,000   $   142,000   $  297,000
Deferred tax expense..............................    102,000       624,000      793,000
Reduction in valuation allowance..................   (570,000)   (1,925,000)          --
                                                    ---------   -----------   ----------
          Income tax expense (benefit), net.......  $(460,000)  $(1,159,000)  $1,090,000
                                                    =========   ===========   ==========

     A reconciliation of the U.S. Federal statutory rate to the effective rate is as follows:

                                                      1995         1996          1997
                                                    ---------   -----------   ----------
U. S. Federal statutory rate......................  $  27,000   $   536,000   $  746,000
State taxes on income.............................      3,000        85,000       88,000
Expenses not deductible...........................     80,000       145,000      256,000
Change in valuation allowance.....................   (570,000)   (1,925,000)          --
                                                    ---------   -----------   ----------
          Income tax expense (benefit), net.......  $(460,000)  $(1,159,000)  $1,090,000
                                                    =========   ===========   ==========

                        CORPORATEFAMILY SOLUTIONS, INC.

     Significant components of the Company's deferred tax liabilities and assets, using a tax rate of 38%, are as follows:

                                                                 1996         1997
                                                              ----------   ----------
Current assets:
  Reserve on assets.........................................  $   47,000   $   48,000
  Liabilities not yet deductible............................     923,000      966,000
                                                              ----------   ----------
          Total current assets..............................     970,000    1,014,000
                                                              ----------   ----------
Noncurrent assets:
  Net operating loss carryforwards..........................     945,000      152,000
  Other.....................................................      67,000       23,000
                                                              ----------   ----------
  Noncurrent asset..........................................   1,012,000      175,000
                                                              ----------   ----------
          Total net deferred tax asset......................  $1,982,000   $1,189,000
                                                              ==========   ==========

     The 1995 reduction in valuation allowance results from management's determination during the fourth quarter of 1995 that it is more likely than not that the deferred tax assets other than net operating losses would be realized. Based on 1996 pre-tax income and projected future earnings, management determined in the fourth quarter of 1996 that it is more likely than not that the Company's net operating loss carryforwards are realizable. Therefore, the remaining valuation allowance was removed in 1996.

7. SHAREHOLDERS' EQUITY

COMMON STOCK

     In August 1997, the Company completed an initial public offering of 2,702,500 shares of its common stock, of which 1,401,386 shares were issued and sold by the Company, at a public offering price of $10.00 per share (the "Offering"). The Company received net proceeds of approximately $12.1 million (after deducting underwriting discounts and expenses). Approximately $3.7 million was used to repay all of the Company's then outstanding bank borrowings. The Company intends to use the balance of the net proceeds for working capital to further develop its services and products and for other general corporate purposes, including possible acquisitions of companies engaged in similar or complementary businesses.

     In connection with the Offering, the Company effected a .65 to 1 reverse stock split. Accordingly, all references in the accompanying consolidated financial statements to common share or per common share information have been restated to reflect the reverse stock split. Additionally, as a result of the Offering, all 1,125,000 shares of the Company's issued and outstanding Series A preferred stock were converted into 1,169,935 shares of common stock.

     Concurrent with the Offering, the Company removed the restrictions, set forth in the restricted stock agreement, on 32,500 shares of common stock held by an officer of the Company. As a result, the Company recorded a non-recurring, non-cash stock compensation charge of $297,000, or $0.07 per share, assuming dilution, (for which the Company received no tax deduction) in the third quarter of fiscal 1997.

     During fiscal 1997, the Company adopted the 1997 Outside Directors' Incentive Plan (the "1997 Directors' Plan") which provides for restricted stock grants to outside directors. Under the terms of the 1997 Directors' Plan, each outside director shall receive, on the date of the annual meeting of the Company's shareholders, commencing with the 1998 annual meeting of shareholders, an award of restricted stock such that the total number of shares of restricted stock has an aggregate fair market value of $10,000. Restricted stock granted under the 1997 Directors' Plan will vest at the rate of one-third each year beginning on the date of grant and the remainder on the first and second annual meetings of shareholders following the annual meeting at which the restricted stock was granted, provided that the grantee is still serving as a Director of the

                        CORPORATEFAMILY SOLUTIONS, INC.

Company. At January 2, 1998, no restricted stock had been granted under the 1997 Directors' Plan and there were 25,000 shares of unissued common stock reserved for issuance under the 1997 Directors' Plan.

STOCK OPTIONS

     During fiscal 1997, the Company adopted the 1997 Stock Incentive Plan (the "1997 Plan") which provides for qualified and non-qualified incentive stock option grants and other stock-based awards for which options may be granted to officers, key employees, and consultants as designated by the Board of Directors. The option price per share under the 1997 Plan must be at least 100% of the fair market value of a share of common stock at grant, in the case of incentive stock options and at least 50% of the fair market value of a share of common stock at grant, in the case of a non-qualified stock option. At January 2, 1998, no options had been granted under the 1997 Plan and there were 450,000 shares of unissued common stock reserved for issuance under the 1997 Plan.

     Prior to the adoption of the 1997 Plan, the Company had two stock incentive plans, the 1987 Stock Option Plan and the 1996 Stock Incentive Plan, which provided for qualified and non-qualified incentive stock option grants and other stock-based awards for which options may be granted to key employees as designated by the Board of Directors. These options are exercisable commencing on dates specified in the option agreements.

     The options expire at the earlier of ten years from date of grant or three months after termination of the holder's employment with the Company unless otherwise determined by the Compensation Committee. The exercise prices on stock options granted to date range from $4.62 to $10.00 per share. Subsequent to the adoption of the 1997 Plan, no further grants may be made under the 1987 Stock Option Plan or the 1996 Stock Incentive Plan.

     Prior to the adoption of the 1997 Directors' Plan, the Company periodically issued options to members of its Board of Directors. These options have the same terms and conditions as the options issued to employees and expire at the earlier of ten years from date of grant or three months after termination of service as a member of the Board of Directors.

     The Company accounts for options issued to employees and Directors under APB Opinion No. 25. All options have been granted with exercise prices equal to or greater than the fair value of the Company's common stock on the date of grant. As a result, no compensation cost has been recognized.

                        CORPORATEFAMILY SOLUTIONS, INC.

     SFAS 123 established new financial accounting and reporting standards for stock-based compensation plans. The Company has adopted the disclosure-only provision of SFAS 123. As a result, no compensation cost has been recognized for the Company's stock option plans. Had compensation cost for the stock option plans been determined based on the fair value at the grant date for awards in fiscal 1995, 1996 and 1997 consistent with the provisions of SFAS 123, the Company's net income and earnings per share would have been reduced to the following pro forma amounts for the 1995, 1996 and 1997 fiscal years:

                                                        1995        1996         1997
                                                      --------   ----------   ----------
Net income:
  As reported.......................................  $541,000   $2,736,000   $1,104,000
                                                      ========   ==========   ==========
  Pro forma.........................................  $434,000   $2,432,000   $  593,000
                                                      ========   ==========   ==========
Earnings per common share:
  As reported.......................................  $   0.34   $     1.44   $     0.39
                                                      ========   ==========   ==========
  Pro forma.........................................  $   0.27   $     1.28   $     0.21
                                                      ========   ==========   ==========
Earnings per common share assuming dilution:
  As reported.......................................  $   0.19   $     0.85   $     0.28
                                                      ========   ==========   ==========
  Pro forma.........................................  $   0.15   $     0.75   $     0.15
                                                      ========   ==========   ==========

     Because the SFAS 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The fair value of each option on its date of grant has been estimated for pro forma purposes using the Black-Scholes option pricing model using the following weighted average assumptions:

                                                             1995       1996       1997
                                                            -------   --------   --------
Expected dividend yield...................................      0.0%       0.0%       0.0%
Expected stock price volatility...........................      0.0        0.0       35.0
Risk free interest rate...................................      7.8        5.6        5.7
                                                                 10
Expected life of options..................................    years   10 years    5 years
Weighted-average fair value per share of options granted
  during the year.........................................    $4.18      $3.29     $10.71

     A summary of the status of the Company's option plans, including options issued to members of the Board of Directors, is as follows for the 1995, 1996 and 1997 fiscal years:

                                              1995                   1996                   1997
                                      --------------------   --------------------   --------------------
                                                  WEIGHTED               WEIGHTED               WEIGHTED
                                                  AVERAGE                AVERAGE                AVERAGE
                                      NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                                       SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                      ---------   --------   ---------   --------   ---------   --------
Outstanding at beginning of
  period............................   469,697     $5.65       650,397    $6.57     1,093,046    $6.98
  Granted...........................   206,700      7.69       490,425     7.69       156,000     8.06
  Exercised.........................        --        --       (15,685)    6.20       (53,580)    5.84
  Canceled..........................   (26,000)     6.66       (32,091)    6.68       (23,370)    7.57
                                       -------     -----     ---------    -----     ---------    -----
Outstanding at end of period........   650,397     $6.57     1,093,046    $6.98     1,172,096    $7.18
                                       =======     =====     =========    =====     =========    =====
Exercisable.........................   363,245     $5.78       446,513    $6.11       723,921    $6.80
                                       =======     =====     =========    =====     =========    =====
Available for future grant..........    60,704                 318,994                450,000
                                       =======               =========              =========

                        CORPORATEFAMILY SOLUTIONS, INC.

     The weighted average contractual life remaining on options outstanding under the above plans at January 2, 1998 is 6.9 years.

     In addition to the above plans, the Company issued 32,500 options during 1996 to its vice chairman in exchange for consulting services. The options have an exercise price of $7.69 per share and expire in 2005. At the grant date, 13,000 of the options vested and the remainder vests ratably over a three year period. The options were valued under the provisions of SFAS 123 and appropriate compensation expense was recorded.

     During 1995, the Company also issued 325,000 options to an employee and former shareholder of RCCM. The options are exercisable at $7.69 per share and will vest at a rate of 65,000 shares per year over a five year period unless the shareholder is terminated without cause prior to the end of the vesting period, in which case all options will immediately vest and will remain in effect until their expiration ten years after date of issuance. The Company determined the intrinsic value of the options was not material.

     The Company recognizes a tax deduction upon exercise of non-qualified stock options in an amount equal to the difference between the option price and the fair market value of the common stock. These tax benefits are credited to common stock.

STOCK PURCHASE WARRANTS

     Prior to 1994, the Company issued 78,000 stock purchase warrants to a shareholder. Warrants outstanding at January 2, 1998 and December 27, 1996, total 26,000 and 52,000 respectively, and have exercise prices ranging from $5.77 to $7.69 per share. The warrants were exercised in January 1998.

8. EARNINGS PER SHARE

     In the fourth quarter of 1997, the Company adopted the provisions of SFAS
128. Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to preferred stock, options and warrants. All periods presented have been restated to reflect the adoption of SFAS 128.

     The following tables present information necessary to calculate earnings per share for fiscal years 1995, 1996 and 1997:

                                                                      1995
                                                     ---------------------------------------
                                                       INCOME         SHARES       PER-SHARE
                                                     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                     -----------   -------------   ---------
Basic earnings per share:
  Income available to common shareholders..........   $541,000       1,614,454       $0.34
                                                                                     =====
Effect of dilutive securities:
  Options and warrants.............................         --         138,155
  Convertible preferred stock......................         --       1,169,935
                                                      --------       ---------
Diluted earnings per share.........................   $541,000       2,922,544       $0.19
                                                      ========       =========       =====

                        CORPORATEFAMILY SOLUTIONS, INC.

                                                                      1996
                                                     ---------------------------------------
                                                       INCOME         SHARES       PER-SHARE
                                                     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                     -----------   -------------   ---------
Basic earnings per share:
  Income available to common shareholders..........  $2,736,000      1,903,278       $1.44
                                                                                     =====
Effect of dilutive securities:
  Options and warrants.............................          --        153,859
  Convertible preferred stock......................          --      1,169,935
                                                     ----------      ---------
Diluted earnings per share.........................  $2,736,000      3,227,072       $0.85
                                                     ==========      =========       =====

                                                                      1997
                                                     ---------------------------------------
                                                       INCOME         SHARES       PER-SHARE
                                                     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                     -----------   -------------   ---------
Basic earnings per share:
  Income available to common shareholders..........  $1,104,000      2,841,434       $0.39
                                                                                     =====
Effect of dilutive securities:
  Options and warrants.............................          --        418,827
  Convertible preferred stock......................          --        734,766
                                                     ----------      ---------
Diluted earnings per share.........................  $1,104,000      3,995,027       $0.28
                                                     ==========      =========       =====

9. COMMITMENTS AND CONTINGENCIES

LEASES

     The Company leases various equipment, automobiles, office space and Family Center facilities under non-cancelable operating leases. Rent expense was approximately $895,000, $735,000, and $814,000 in 1995, 1996 and 1997,
respectively. Future minimum payments under non-cancelable operating leases are as follows:

YEAR ENDING
-----------
1998........................................................  $  690,000
1999........................................................     555,000
2000........................................................     231,000
2001........................................................     112,000
2002........................................................      32,000
Thereafter..................................................     214,000
                                                              ----------
          Total.............................................  $1,834,000
                                                              ==========

     Future minimum lease payments include approximately $920,000 of lease commitments which are guaranteed by third parties pursuant to operating agreements for Family Centers.

EMPLOYMENT AND NONCOMPETE AGREEMENTS

     Subsequent to its acquisition of RCCM, the Company entered into an employment agreement with a former shareholder of RCCM. The agreement contains certain severance benefits including salary continuation until August 27, 1998, if the employee is terminated without cause prior to that date.

     The same individual also entered into an agreement not to compete with the Company. This agreement provides for the payment of an aggregate of $500,000, payable in equal yearly installments of $100,000, in exchange for the individual's commitment not to compete with the Company for a period of five years from the date of his termination.

                        CORPORATEFAMILY SOLUTIONS, INC.

OTHER

     The Company is a defendant in certain legal matters in the ordinary course of business. Management believes the resolution of such legal matters will not have a material effect on the Company's financial condition or results of operations.

     The Company's Family Centers are subject to numerous federal, state and local regulations and licensing requirements. Failure of a center to comply with applicable regulations can subject it to governmental sanctions which could require expenditures by the Company to bring its Family Centers into compliance.

10. EMPLOYEE BENEFIT PLANS

     The Company maintains a 401(k) Retirement Savings Plan (the "Plan") for all employees with more than 1,000 hours of credited service annually and who have been with the Company one or more years. The Plan is funded by elective employee contributions of up to 15% of their compensation, and the Company matches 25% of employee contributions for each participant up to 6% of the employee's compensation. Expense under the Plan, consisting of Company contributions and Plan administrative expenses paid by the Company, was $8,000, $71,000 and $190,000 in 1995, 1996 and 1997, respectively.

     During 1997, the Company adopted an employee stock purchase plan (the "Stock Purchase Plan"). The Stock Purchase Plan allows eligible employees the right to purchase common stock on a semi-annual basis at the lower of 85% of the market price at the beginning or end of each six-month offering period. At January 2, 1998, no shares had been issued under the Stock Purchase Plan and there were 100,000 shares of unissued common stock reserved for issuance under the Stock Purchase Plan.

11. RELATED PARTY TRANSACTIONS

     During 1995, the Company maintained a verbal consulting agreement with a member of the Company's Board of Directors for development and marketing services. The agreement was terminated in December 1995 in connection with the individual's resignation from the Board of Directors. Fees paid under this agreement totaled $61,000 in 1995.

     The Company purchases food for use in several Company managed Family Centers from an affiliate of a shareholder, Marriott Management Services Corp. Total food purchases from such affiliate during 1995, 1996 and 1997 were approximately $420,000, $417,000, and $532,000, respectively.

     The Company has agreements with the employers of two members of its Board of Directors and an affiliate of a shareholder, Marriott Management Services Corp., to operate and manage a Family Center. In return for its services under these agreements, the Company received management fees of $66,000, $108,000, and $181,000, respectively for fiscal 1995, 1996 and 1997. Additionally, the Company provided consulting services for such employers in 1996 and 1997 and received consulting fees of $65,000 and $68,000, respectively.

12. FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values of financial instruments is made in accordance with the requirements of Statement of Financial Accounting Standards No. 107, "Disclosures About Fair Value of Financial Instruments". The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies.

CASH, ACCOUNTS RECEIVABLE, AND ACCOUNTS PAYABLE

     The carrying amounts of these items are a reasonable estimate of their fair value due to their short-term nature.

                        CORPORATEFAMILY SOLUTIONS, INC.

13. STATEMENT OF CASH FLOW INFORMATION

     The following table presents supplemental disclosure of cash flow information for fiscal years 1995, 1996 and 1997:

                                                         1995        1996        1997
                                                      ----------   --------   ----------
Supplemental cash flow information:
  Cash payments of interest.........................  $  136,000   $456,000   $  312,000
                                                      ==========   ========   ==========
  Cash payments of income taxes.....................  $       --   $     --   $  350,000
                                                      ==========   ========   ==========
Noncash financing activities:
  Issuance of options in exchange for consulting
     services.......................................  $       --   $100,000   $       --
                                                      ==========   ========   ==========
  Conversion of 1,125,000 Series A preferred shares
     into 1,169,935 common shares...................  $       --   $     --   $4,500,000
                                                      ==========   ========   ==========
  Restriction removed on common stock...............  $       --   $     --   $  297,000
                                                      ==========   ========   ==========
  Issuance of restricted common shares..............  $       --   $ 28,000   $       --
                                                      ==========   ========   ==========
  Accretion of preferred stock......................  $   29,000   $ 29,000   $   20,000
                                                      ==========   ========   ==========
  Issuance of common stock in connection with
     acquisition of RCCM............................  $1,750,000   $     --   $       --
                                                      ==========   ========   ==========

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

     Quarterly financial data for 1996 and 1997 are summarized as follows:

                                                 FIRST        SECOND         THIRD        FOURTH
                                                QUARTER       QUARTER       QUARTER       QUARTER
                                              -----------   -----------   -----------   -----------
1996:
Revenue.....................................  $14,435,000   $15,644,000   $15,984,000   $16,863,000
Operating income............................      418,000       439,000       417,000       646,000
Income before income taxes..................      285,000       378,000       340,000       574,000
Net income..................................      278,000       358,000       318,000     1,782,000
Basic earnings per share....................         0.15          0.19          0.17          0.93
Diluted earnings per share..................         0.09          0.11          0.10          0.55
1997:
Revenue.....................................  $17,479,000   $18,900,000   $19,755,000   $21,588,000
Operating income............................      522,000       649,000       227,000       687,000
Income before income taxes..................      450,000       596,000       276,000       872,000
Net income..................................      229,000       317,000        31,000       527,000
Basic earnings per share....................         0.12          0.17          0.01          0.12
Diluted earnings per share..................         0.07          0.10          0.01          0.10

15. INTERIM FINANCIAL INFORMATION (UNAUDITED)

CONSOLIDATED FINANCIAL STATEMENTS

     The consolidated balance sheet as of April 3, 1998 and the consolidated statements of income and cash flows for the three month periods ended March 28, 1997 and April 3, 1998 have been prepared by the Company in accordance with the accounting policies described in its annual financial statements for the year

                        CORPORATEFAMILY SOLUTIONS, INC.

ended January 2, 1998, included in the Company's Annual Report on Form 10-K, and should be read in conjunction with the notes thereto.

     In the opinion of management, all adjustments (which include only normal recurring adjustments) necessary to present fairly the financial position, results of operations and changes in cash flows at April 3, 1998 and for all periods presented have been made. The results of operations for the period ended April 3, 1998 are not necessarily indicative of the operating results for the full year.

INITIAL PUBLIC OFFERING

     In August 1997, the Company completed an initial public offering of 2,702,500 shares of its common stock, of which 1,401,386 shares were issued and sold by the Company, at a public offering price of $10.00 per share (the "Offering"). The Company received net proceeds of approximately $12.1 million (after deducting underwriting discounts and expenses). Approximately $3.7 million was used to repay all of the Company's then outstanding bank borrowings. The Company intends to use the balance of the net proceeds for working capital to further develop its services and products and for other general corporate purposes, including possible acquisitions of companies engaged in similar or complementary businesses.

     In connection with the Offering, the Company effected a .65 to 1 reverse stock split. Accordingly, all references in the accompanying financial statements to common share or per common share information have been restated to reflect the reverse stock split. Additionally, as a result of the Offering, all 1,125,000 shares of the Company's issued and outstanding Series A preferred stock were converted into 1,169,935 shares of common stock.

EARNINGS PER SHARE

     In the fourth quarter of 1997, the Company adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings Per Share", ("SFAS 128"). Under the standards established by SFAS 128, earnings per share is measured at two levels: basic earnings per share and diluted earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares after considering the additional dilution related to preferred stock, options and warrants. All periods presented have been restated to reflect the adoption of SFAS 128.

     The following tables present information necessary to calculate earnings per share for the three months ended March 28, 1997 and April 3, 1998:

                                                                THREE MONTHS ENDED MARCH 28, 1997
                                                             ---------------------------------------
                                                               INCOME         SHARES       PER-SHARE
                                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                             -----------   -------------   ---------
Basic earnings per share:
  Income available to common shareholders..................   $229,000       1,908,221       $0.12
                                                                                             =====
Effect of dilutive securities:
  Options and warrants.....................................         --         216,813
  Convertible preferred stock..............................         --       1,169,935
                                                              --------       ---------
Diluted earnings per share.................................   $229,000       3,294,969       $0.07
                                                              ========       =========       =====

                        CORPORATEFAMILY SOLUTIONS, INC.

                                                                THREE MONTHS ENDED APRIL 3, 1998
                                                             ---------------------------------------
                                                               INCOME         SHARES       PER-SHARE
                                                             (NUMERATOR)   (DENOMINATOR)    AMOUNT
                                                             -----------   -------------   ---------
Basic earnings per share:
  Income available to common shareholders..................   $514,000       4,540,812       $0.11
                                                                                             =====
Effect of dilutive securities:
  Options and warrants.....................................         --         752,827
                                                              --------       ---------
Diluted earnings per share.................................   $514,000       5,293,639       $0.10
                                                              ========       =========       =====

STATEMENT OF CASH FLOW INFORMATION

     The following table presents supplemental disclosure of cash flow information for the three months ended March 28, 1997 and April 3, 1998:

                                                               THREE MONTHS ENDED
                                                              --------------------
                                                              MARCH 28,   APRIL 3,
                                                                1997        1998
                                                              ---------   --------
Supplemental cash flow information:
  Cash payments of interest.................................  $101,000    $     --
                                                              ========    ========
  Cash payment of income taxes..............................  $160,000    $ 62,000
                                                              ========    ========
Noncash financing activities:
  Tax benefit related to stock option exercise..............  $     --    $451,000
                                                              ========    ========

SUBSEQUENT EVENT

     On April 26, 1998, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Bright Horizons, Inc., a Delaware corporation ("BRHZ"). Pursuant to the Merger Agreement, the Company and BRHZ will form Bright Horizons Family Solutions, Inc., a Delaware corporation ("Newco"), and each of the Company and BRHZ will merge with two newly formed subsidiaries of Newco (the "Merger"). In the Merger, each outstanding share of the Company's common stock shall be converted into one share of Newco common stock, par value $0.01 per share ("Newco Common Stock") and each outstanding share of BRHZ common stock shall be converted into 1.15022 shares of Newco Common Stock. The transaction, which is expected to be completed in the third quarter of 1998, is intended to be treated as a tax-free reorganization and shall be accounted for as a pooling of interests. Closing under the Merger Agreement is subject to a number of conditions, including shareholder and regulatory approval.

                ANNEXES TO THE JOINT PROXY STATEMENT/PROSPECTUS

Annex I   -- AMENDED AND RESTATED AGREEMENT AND PLAN OF
             MERGER DATED JUNE 17, 1998
Annex II  -- COMPANY STOCK OPTION AGREEMENT BETWEEN BRIGHT
             HORIZONS, AS GRANTEE, AND CORPORATEFAMILY, AS
             ISSUER
Annex III -- COMPANY STOCK OPTION AGREEMENT BETWEEN
             CORPORATEFAMILY, AS GRANTEE, AND BRIGHT
             HORIZONS, AS ISSUER
Annex IV -- OPINION OF NATIONSBANC MONTGOMERY SECURITIES LLC
Annex V  -- OPINION OF BT ALEX. BROWN INCORPORATED

                                                                         ANNEX I

                              AMENDED AND RESTATED

                          AGREEMENT AND PLAN OF MERGER

                              DATED JUNE 17, 1998

                                  BY AND AMONG

                        CORPORATEFAMILY SOLUTIONS, INC.,

                             BRIGHT HORIZONS, INC.,

                    BRIGHT HORIZONS FAMILY SOLUTIONS, INC.,

                            CFAM ACQUISITION, INC.,

                                      AND

                             BRHZ ACQUISITION, INC.

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER

     This AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated June 17, 1998, is by and among CorporateFamily Solutions, Inc., a Tennessee corporation ("CFAM"), Bright Horizons, Inc., a Delaware corporation ("BRHZ") Bright Horizons Family Solutions, Inc., a Delaware corporation ("Newco"), CFAM Acquisition, Inc., a Tennessee corporation ("Merger Sub A"), and BRHZ Acquisition, Inc., a Delaware corporation ("Merger Sub B"), and amends and restates the Agreement and Plan of Merger dated as of April 26, 1998 by and between CFAM and BRHZ.

     WHEREAS, the Boards of Directors of CFAM, BRHZ, Newco, Merger Sub A and Merger Sub B each have, in light of and subject to the terms and conditions set forth herein, (i) determined that the Merger (as defined below) is fair to their respective stockholders and in the best interests of such stockholders and (ii) approved the Merger in accordance with this Agreement;

     WHEREAS, concurrently with the execution and delivery of this Agreement, as a condition and inducement to CFAM's and BRHZ's willingness to enter into this Agreement, CFAM and BRHZ have each entered into a Stock Option Agreement dated as of the date hereof in the form of Exhibit A (collectively, the "Stock Option Agreements"), pursuant to which CFAM has granted to BRHZ an option to purchase CFAM Shares (as defined below) and pursuant to which BRHZ has granted to CFAM an option to purchase BRHZ Shares (as defined below);

     WHEREAS, it is intended that the Merger be treated as (i) a reorganization, for Federal income tax purposes, under the provisions of Section 368(a)(2)(E) the Internal Revenue Code of 1986, as amended (the "Code"), and (ii) a "pooling of interests" for accounting purposes.

     WHEREAS, CFAM and BRHZ desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

     NOW, THEREFORE, in consideration of the premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, CFAM, BRHZ, Newco, Merger Sub A and Merger Sub B hereby agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1 The Merger. At the Effective Time (as defined below) and upon the terms and subject to the conditions of this Agreement and in accordance with the Tennessee Business Corporation Act (the "TBCA") and the General Corporation Law of the State of Delaware (the "DGCL"), two wholly owned subsidiaries, Merger Sub A, a Tennessee corporation and wholly owned subsidiary of Newco, and Merger Sub B, a Delaware corporation and wholly owned subsidiary of Newco, shall be merged with and into CFAM (the "CFAM Merger") and BRHZ (the "BRHZ Merger", collectively the CFAM Merger and BRHZ Merger shall be referred to herein as the "Merger"), respectively, with each of CFAM and BRHZ continuing as the surviving corporations (each, a "Surviving Corporation"), wholly owned by Newco, and the separate corporate existence of each of Merger Sub A and Merger Sub B shall cease. Newco shall continue as the parent corporation, shall continue to be governed by the laws of the State of Delaware and shall be called "Bright Horizons Family Solutions, Inc." The Merger is intended to qualify as a tax-free reorganization under Section 368(a)(2)(E) of the Code.

     1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, Articles of Merger (the "Articles of Merger") and Certificates of Merger (each, a "Merger Certificate") shall be duly executed and acknowledged by each of CFAM, BRHZ, Merger Sub A and Merger Sub B, as applicable and thereafter the Articles of Merger reflecting the CFAM Merger shall be delivered to the Secretary of State of the State of Tennessee for filing pursuant to the TBCA on the Closing Date and the Merger Certificates reflecting the BRHZ Merger shall be delivered to the Secretary of State of the State of Delaware for filing pursuant to the DGCL on the Closing Date (as defined in Section 1.3). The Merger shall become effective at such time as a properly executed and certified copy of the Articles of Merger are duly filed by the Secretary of State of the State of Tennessee in accordance with the TBCA and the Merger Certificate is duly filed by the Secretary of State of the State of Delaware in accordance with the DGCL or such later time as the parties may agree upon and set forth in the Articles of Merger and the Merger Certificate (the time at which the Merger becomes effective shall be referred to herein as the "Effective Time").

     1.3 Closing of the Merger. The closing of the Merger (the "Closing") will take place at a time and on a date to be specified by the parties, which shall be no later than the second business day after satisfaction of the latest to occur of the conditions set forth in Article 5 (the "Closing Date"), at the offices of Bass, Berry & Sims PLC, 2700 First American Center, Nashville, TN, unless another time, date or place is agreed to in writing by the parties hereto.

     1.4 Effects of the Merger. The Merger shall have the effects set forth in the TBCA and the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of each of Merger Sub A and Merger Sub B shall vest in the respective Surviving Corporations, and all debts, liabilities and duties of each of Merger Sub A and Merger Sub B shall become the debts, liabilities and duties of the respective Surviving Corporations.

     1.5 Formation of Newco and Merger Subs; Certificate of Incorporation and Bylaws. (a) Prior to the Effective Time, CFAM and BRHZ agree to take such action as is necessary to (i) form a new corporation under the laws of the State of Delaware ("Newco") that will be owned equally by CFAM and BRHZ; (ii) form two new corporations that are wholly owned subsidiaries of Newco to be Merger Sub A and Merger Sub B; and (iii) amend this Agreement to add each of Newco, Merger Sub A and Merger Sub B as a party. CFAM and BRHZ agree to take such action as is necessary to cause Newco, Merger Sub A and Merger Sub B to perform the various covenants and agreements contained herein which are contemplated herein to be performed by Newco, Merger Sub A and Merger Sub B. Any covenants or agreements of Newco, Merger Sub A and Merger Sub B contained herein shall be binding on such entity as of the time such entity becomes a party to this Agreement.

     (b) The Certificate of Incorporation, in substantially the form attached hereto as Exhibit B, shall be the Certificate of Incorporation of Newco as of the Effective Time.

     (c) The Bylaws of Newco, in substantially the form attached hereto as Exhibit C, shall be the Bylaws of Newco after the Effective Time.

     (d) The Charter of Merger Sub A and the Certificate of Incorporation of Merger Sub B as in effect immediately prior to the Effective Time shall be the Charter and Certificate of Incorporation of the Surviving Corporations, respectively.

     (e) The Bylaws of Merger Sub A and Merger Sub B immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporations, respectively.

     1.6 Board of Directors and Officers of Newco, Merger Sub A and Merger Sub
B. (a) At or prior to the Effective Time, each of CFAM and BRHZ agrees to take such action as is necessary (i) to cause the number of directors comprising the full Board of Directors of Newco to be eleven (11) persons, (ii) to cause Marguerite W. Sallee and Robert D. Lurie (collectively, the "CFAM Designees") and Roger H. Brown and Linda A. Mason (collectively, the "BRHZ Designees") to be elected as directors of Newco (iii) to allow the CFAM and BRHZ Boards of Directors to respectively designate three director nominees, such nominees subject to the approval of the other party's Board of Directors, to be elected as directors of Newco (the "Board Designees") and (iv) to mutually agree to the selection of one person to be elected as a director of Newco (the "Joint Designee"). In addition, CFAM and BRHZ, as the stockholders of Newco prior to the Effective Time, shall take all action necessary to cause, to the greatest extent practicable, the CFAM Designees, the BRHZ Designees, the Board Designees and the Joint Designees to serve in equal numbers in each of Newco's three classes of directors until the 1999 Annual Meeting, 2000 Annual Meeting and 2001 Annual Meeting. If any of the CFAM Designees, the BRHZ Designees or the Board Designees, respectively, shall decline or be unable to serve as a director prior to the Effective Time, CFAM (if such person was a CFAM Designee or a CFAM selected Board Designee) or BRHZ (if such person was a BRHZ Designee or a BRHZ selected

Board Designee), as the case may be, shall nominate another person to serve in such person's stead which such person shall be subject to approval of the other party. If the Joint Designee shall decline or be unable to serve as a director prior to the Effective Time, both CFAM and BRHZ shall mutually agree upon another person to serve in such person's stead, such agreement to be in writing executed by an executive officer of each of CFAM and BRHZ. If any of the CFAM Designees, the BRHZ Designees, the Board Designees or the Joint Designee, respectively, shall decline or be unable to serve as a director during his or her initial term following the Effective Time, the remaining CFAM Designees (if such person was a CFAM Designee or a CFAM selected Board Designee), the BRHZ Designees (if such person was a BRHZ Designee or a BRHZ selected Board Designee), or the remaining members of the Board of Directors (if such person was a Joint Designee), as the case may be, shall nominate another person to serve in such person's stead, which such person shall be subject to the approval of the other party's designees.

     (b) Prior to or at the Effective Time, the Newco Board shall take action to establish a Compensation Committee, an Audit Committee and a Nominating Committee of Newco as mutually proposed by the CFAM Designees and BRHZ Designees and approved by the Board of Directors of Newco.

     (c) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable law, (i) the directors of CFAM and BRHZ shall be the same as those of Newco, and (ii) the directors of subsidiaries of BRHZ and CFAM shall be such persons who were serving in such capacities immediately prior to the Effective Time.

     (d) From and after the Effective Time, and until successors are duly elected or appointed and qualified in accordance with applicable law, Linda A. Mason shall be Chairman of Newco, Marguerite W. Sallee shall be Chief Executive Officer of Newco, Roger H. Brown shall be President of Newco, Mary Ann Tocio shall be Chief Operating Officer of Newco, Michael E. Hogrefe shall be Chief Financial Officer of Newco and Steve Dreier shall be Chief Administrative Officer and Secretary of Newco. The above shall also hold such offices in Merger Sub A and Merger Sub B. The officers of Merger Sub A and Merger Sub B shall be the officers of the Surviving Corporations. Subject to the exercise of the fiduciary duties of the directors of Newco, Marguerite Sallee shall serve as the Chief Executive Officer for two and one-half years after the Effective Time, at which time Roger Brown will be named Chief Executive Officer, Marguerite Sallee shall continue to serve as a senior executive in the position of Chairman of the Board of Directors and Linda Mason will be named President and Vice Chairman.

     (e) From and after the Effective Time, the existing officers of the subsidiaries of the surviving corporations shall continue to serve in such capacities at the pleasure of their respective boards of directors.

     1.7 Conversion of Shares. (a) At the Effective Time, each share of common stock, no par value per share of CFAM (individually a "CFAM Share" and collectively, the "CFAM Shares") issued and outstanding immediately prior to the Effective Time shall, by virtue of the CFAM Merger and without any action on the part of CFAM, BRHZ, Newco or the holder thereof, be converted into and shall become 1.0 fully paid and nonassessable share of common stock, par value $0.01 per share, of Newco (individually a "Newco Share" and collectively, the "Newco Shares").

     (b) At the Effective Time, each share of common stock, par value $.01 per share, of BRHZ (individually a "BRHZ Share" and collectively, the "BRHZ Shares") issued and outstanding immediately prior to the Effective Time (other than BRHZ Shares held in BRHZ's treasury) shall, by virtue of the BRHZ Merger and without any action on the part of CFAM, Newco, BRHZ or the holder thereof, be converted into and shall become 1.15022 fully paid and nonassessable Newco Shares. CFAM Shares and BRHZ Shares are sometimes referred to collectively herein as "Shares."

     (c) At the Effective Time, each outstanding share of the common stock of any subsidiaries of CFAM and BRHZ shall remain outstanding.

     (d) At the Effective Time, each BRHZ Share held in the treasury of BRHZ and each Newco Share held by CFAM or BRHZ immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Newco, CFAM or BRHZ be canceled, retired and cease to exist and no payment shall be made with respect thereto.

     (e) At the Effective Time, (i) each share of common stock, no par value per share, of Merger Sub A issued and outstanding immediately prior to the Effective Time shall, by virtue of the CFAM Merger and without any action on the part of Newco, CFAM or Merger Sub A, be converted into and shall become 1.0 fully paid and nonassessable CFAM Share and (ii) each share of common stock, par value $.01 per share, of Merger Sub B issued and outstanding immediately prior to the Effective Time shall, by virtue of the BRHZ Merger and without any action on the part of Newco, BRHZ or Merger Sub B, be converted into and shall become 1.0 fully paid and nonassessable BRHZ Share.

     1.8 Exchange of Certificates. (a) Prior to the Effective Time, Newco shall enter into an agreement with, and shall deposit with such agent or agents as may be satisfactory to CFAM and BRHZ (the "Exchange Agent"), for the benefit of the holders of CFAM Shares and BRHZ Shares, for exchange through the Exchange Agent in accordance with this Article 1: (i) certificates representing the appropriate number of Newco Shares to be issued to holders of CFAM Shares and to holders of BRHZ Shares and (ii) cash to be paid in lieu of fractional Newco Shares (such Newco Shares and such cash is hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 1.7 in exchange for outstanding CFAM Shares and BRHZ Shares.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding CFAM Shares or BRHZ Shares (the "Certificates") whose shares were converted into the right to receive Newco Shares pursuant to Section 1.7: (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as CFAM and BRHZ may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing Newco Shares. Upon surrender of a Certificate to the Exchange Agent, together with such letter of transmittal, duly executed, and any other required documents, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole Newco Shares and, if applicable, a check representing the cash consideration to which such holder may be entitled on account of a fractional Newco Share, which such holder has the right to receive pursuant to the provisions of this Article 1, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of CFAM Shares or BRHZ Shares which is not registered in the transfer records of either CFAM or BRHZ, a certificate representing the proper number of Newco Shares may be issued to a transferee if the Certificate representing such CFAM Shares or BRHZ Shares is presented to the Exchange Agent, accompanied by all documents required by the Exchange Agent or Newco to evidence and effect such transfer and by evidence that any applicable stock transfer or other taxes have been paid. Until surrendered as contemplated by this Section 1.8, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing Newco Shares and cash in lieu of any fractional Newco Shares as contemplated by this Section 1.8.

     (c) No dividends or other distributions declared or made after the Effective Time with respect to Newco Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Newco Shares represented thereby and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 1.8(f) until the holder of record of such Certificate shall surrender such Certificate. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole Newco Shares issued in exchange therefor, without interest,
(i) at the time of such surrender, the amount of any cash payable in lieu of a fractional Newco Share to which such holder is entitled pursuant to Section 1.8(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole Newco Shares, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole Newco Shares.

     (d) In the event that any Certificate for CFAM Shares or BRHZ Shares shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange therefor, upon the making of an affidavit of that fact by the holder thereof such Newco Shares and cash in lieu of fractional Newco Shares, if any, as may be required pursuant to this Agreement; provided, however, that Newco or the Exchange Agent, may, in its respective discretion, require the delivery of a suitable bond, opinion or indemnity.

     (e) All Newco Shares issued upon the surrender for exchange of CFAM Shares or BRHZ Shares in accordance with the terms hereof (including any cash paid pursuant to Section 1.8(c) or 1.8(f)) shall be deemed to have been issued in full satisfaction of all rights pertaining to such CFAM Shares or BRHZ Shares. There shall be no further registration of transfers on the stock transfer books of either of CFAM or BRHZ of the CFAM Shares or BRHZ Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Newco for any reason, they shall be canceled and exchanged as provided in this Article 1.

     (f) No fractional Newco Shares shall be issued in the Merger, but in lieu thereof each holder of CFAM Shares or BRHZ Shares otherwise entitled to a fractional Newco Share shall, upon surrender of its, his or her Certificate or Certificates, be entitled to receive an amount of cash rounded to the nearest cent (without interest) determined by multiplying the fair market value of a Newco Share as determined by the Newco Board of Directors by the fractional share interest to which such holder would otherwise be entitled. The parties acknowledge that payment of the cash consideration in lieu of issuing fractional shares was not separately bargained for consideration but merely represents a mechanical rounding off for purposes of simplifying the corporate and accounting complexities which would otherwise be caused by the issuance of fractional shares.

     (g) Any portion of the Exchange Fund which remains undistributed to the stockholders of either CFAM or BRHZ for six months after the Effective Time shall be delivered to Newco, upon demand, and any stockholders of either CFAM or BRHZ who have not theretofore complied with this Article 1 shall thereafter look only to Newco for payment of their claim for Newco Shares, any cash in lieu of fractional Newco Shares and any applicable dividends or distributions with respect to Newco Shares, as the case may be.

     (h) Neither Newco, CFAM nor BRHZ shall be liable to any holder of CFAM Shares, BRHZ Shares or Newco Shares, as the case may be, for such shares (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.9 Stock Options. (a) At the Effective Time, each outstanding option to purchase CFAM Shares (a "CFAM Stock Option" or collectively, "CFAM Stock Options") issued pursuant to the CFAM 1987 Stock Option Plan, the CFAM 1996 Stock Incentive Plan, the CFAM 1997 Stock Incentive Plan, the CFAM 1997 Outside Directors' Stock Incentive Plan and all other contractual grants, whether vested or unvested, shall be assumed by Newco (all of such plans or agreements pursuant to which any CFAM Stock Option has been issued or may be issued are referred to collectively as the "CFAM Plans"). Each CFAM Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such CFAM Stock Option, the same number of Newco Shares as the holder of such CFAM Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (y) the aggregate exercise price for the CFAM Shares otherwise purchasable pursuant to such CFAM Stock Option divided by (z) the number of Newco Shares deemed purchasable pursuant to such CFAM Stock Option; provided, however, that in the case of any option to which section 421 of the Code applies by reason of its qualification under section 422 of the Code ("incentive stock options" or "ISOs"), the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

     (b) At the Effective Time, each outstanding option to purchase BRHZ Shares (a "BRHZ Stock Option" or collectively, "BRHZ Stock Options") issued pursuant to the BRHZ 1987 Stock Option and Incentive Plan, the BRHZ 1996 Equity Incentive Plan and the BRHZ 1997 Equity Incentive Plan, whether vested or unvested, shall be assumed by Newco (all of such plans or agreements pursuant to which any BRHZ Stock Option has been issued or may be issued are referred to collectively as the "BRHZ Plans"). Each BRHZ Stock Option shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such BRHZ Stock Option, the same number of Newco Shares (rounded down to the nearest whole share) as the holder of such BRHZ Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share (rounded down to the nearest whole cent) equal to (y) the aggregate exercise price for the BRHZ Shares otherwise purchasable pursuant to such BRHZ Stock Option divided by (z) the number of full Newco Shares deemed purchasable pursuant to such BRHZ Stock Option; provided, however, that in the case of any ISO, the option price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with section 424(a) of the Code.

     (c) As soon as practicable after the Effective Time, Newco shall deliver to the holders of CFAM Stock Options and BRHZ Stock Options appropriate notices setting forth such holders' rights pursuant to the respective CFAM Plans and BRHZ Plans and the agreements evidencing the grants of such CFAM Options and BRHZ Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.9 after giving effect to the Merger). Newco shall comply with the terms of the CFAM Plans and BRHZ Plans and ensure, to the extent required by, and subject to the provisions of, such Plans, that CFAM Stock Options and BRHZ Stock Options which qualified as incentive stock options immediately prior to the Effective Time continue to qualify as incentive stock options of Newco after the Effective Time.

     (d) Newco shall take all corporate action necessary to reserve for issuance a sufficient number of Newco Shares for delivery upon exercise of CFAM Stock Options and BRHZ Stock Options assumed in accordance with this Section 1.9. As soon as practicable after the Effective Time, Newco shall file a registration statement on Form S-8 (or any successor or other appropriate forms) with respect to the Newco Shares subject to any CFAM Stock Options and BRHZ Stock Options held by persons who are or were directors, officers or employees of CFAM or BRHZ or their subsidiaries and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Newco shall administer CFAM Plans and BRHZ Plans assumed pursuant to this Section 1.9 in a manner that complies with Rule 16b-3 promulgated under the Exchange Act, as it may be amended from time to time, to the extent the applicable CFAM Plan and BRHZ Plan complied with such rule immediately prior to the Merger.

     1.10 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, Newco, CFAM or BRHZ reasonably determines that any deeds, assignments, or instruments or confirmations of transfer are necessary or desirable to carry out the purposes of this Agreement and to vest Newco with full right, title and possession to all assets, property, rights, privileges, powers and franchises of CFAM or BRHZ, the officers and directors of Newco, CFAM and BRHZ are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary or desirable action.

                                   ARTICLE 2

                     REPRESENTATIONS AND WARRANTIES OF BRHZ

     Except as set forth on the Disclosure Schedule delivered by BRHZ to CFAM (the "BRHZ Disclosure Schedule"), BRHZ hereby represents and warrants to CFAM as follows:

     2.1 Organization and Qualification. (a) Each of BRHZ and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on BRHZ. When used in connection with BRHZ, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of BRHZ and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which BRHZ and its subsidiaries are engaged, or (ii) that may impair the ability of BRHZ to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) BRHZ has heretofore delivered to CFAM accurate and complete copies of the Certificate of Incorporation and Bylaws (or similar governing documents), as currently in effect, of BRHZ. Each of BRHZ and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on BRHZ. Section 2.1 of the BRHZ Disclosure Schedule sets forth a list of the BRHZ subsidiaries.

     2.2 Capitalization of BRHZ. (a) As of March 31, 1998, the authorized capital stock of BRHZ consists of: (i) Twelve Million (12,000,000) BRHZ Shares, of which 5,600,738 BRHZ Shares were issued and outstanding and (ii) Three Million (3,000,000) shares of Preferred Stock, par value $.01 per share, no shares of which are outstanding. All of the outstanding BRHZ Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of March 31, 1998, 793,340 BRHZ Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding BRHZ Stock Options issued pursuant to the BRHZ Plans.

     (b) BRHZ is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c) Between March 31, 1998 and the date hereof, no shares of BRHZ's capital stock have been issued other than pursuant to BRHZ Stock Options already in existence on such date, and, between March 31, 1998 and the date hereof, no BRHZ Stock Options have been granted. Except as set forth in Section 2.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of BRHZ, (ii) securities of BRHZ convertible into or exchangeable for shares of capital stock or voting securities of BRHZ, (iii) options or other rights to acquire from BRHZ or its subsidiaries, or obligations of BRHZ or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of BRHZ, or (iv) equity equivalents, interests in the ownership or earnings of BRHZ or its subsidiaries or other similar rights (collectively, "BRHZ Securities"). As of the date hereof there are no outstanding obligations of BRHZ or any of its subsidiaries to repurchase, redeem or otherwise acquire any BRHZ Securities or stockholder agreements, voting trusts or other agreements or understandings to which BRHZ is a party or by which it is bound relating to the voting or registration of any shares of capital stock of BRHZ.

     (d) There are no securities of BRHZ convertible into or exchangeable for, no options or other rights to acquire from BRHZ, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of BRHZ.

     (e) The BRHZ Shares constitute the only class of equity securities of BRHZ registered or required to be registered under the Exchange Act.

     (f) BRHZ does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity other than the BRHZ subsidiaries reflected in Section
2.1 of the BRHZ Disclosure Schedule.

     2.3 Authority Relative to this Agreement; Recommendation. (a) BRHZ has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of BRHZ (the "BRHZ Board"), and no other corporate proceedings on the part of BRHZ are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in Section 2.18, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding BRHZ Shares. This Agreement has been duly and validly executed and delivered by BRHZ and constitutes a valid, legal and binding agreement of BRHZ, enforceable against BRHZ in accordance with its terms.

     (b) The BRHZ Board has resolved to recommend that the stockholders of BRHZ approve and adopt this Agreement.

     2.4 SEC Reports; Financial Statements. (a) BRHZ has filed all required forms, reports and documents with the Securities and Exchange Commission (the "SEC") since November 7, 1997, each of which has complied in all material respects with all applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. BRHZ has heretofore delivered or promptly will deliver prior to the Effective Date to Newco and CFAM, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) all definitive proxy statements relating to BRHZ's meetings of stockholders (whether annual or special) held since November 7, 1997 and (ii) all other reports or registration statements filed by BRHZ with the SEC since November 7, 1997 (all of the foregoing, collectively, the "BRHZ SEC Reports"). None of such BRHZ SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of BRHZ included in the BRHZ SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of BRHZ and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, subject in the case of interim financial statements to the absence of footnotes and to normal year-end audit adjustments. All material agreements, contracts and other documents required to be filed as exhibits to any of the BRHZ SEC Reports have been so filed. These representations shall be deemed to be made with respect to the BRHZ SEC Reports filed subsequent to the date hereof at the time of their filing.

     (b) BRHZ has heretofore made available or promptly will make available to Newco and CFAM a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by BRHZ with the SEC pursuant to the Exchange Act.

     2.5 Information Supplied. None of the information supplied or to be supplied by BRHZ for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Newco in connection with the issuance of Newco Shares in the Merger (the "S-4") will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the proxy statement relating to the meeting of BRHZ's stockholders and the meeting of CFAM's stockholders to be held in connection with the Merger (the "Proxy Statement") will, at the date mailed to stockholders of BRHZ and CFAM and at the times of the meeting or meetings of stockholders of BRHZ and CFAM to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of BRHZ's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     2.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the rules of the National Association of Securities Dealers, Inc. ("NASD"), the filing and recordation of the Merger Certificate, the Articles of Merger as required by the DGCL and TBCA and state and/or local governmental entities regarding licensure for child care operations, respectively, no filing with or notice to, and no permit, authorization, consent or approval of, any court or tribunal or administrative, governmental or regulatory body, agency or authority (a "Governmental Entity") is necessary for the execution and delivery by BRHZ of this Agreement or the consummation by BRHZ of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on BRHZ.

     Neither the execution, delivery and performance of this Agreement by BRHZ nor the consummation by BRHZ of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Certificate of Incorporation or Bylaws (or similar governing documents) of BRHZ or any of BRHZ's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien (as defined below)) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BRHZ or any of BRHZ's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to BRHZ or any of BRHZ's subsidiaries or any of their respective properties or assets, except in the case of (ii) or
(iii) for violations, breaches or defaults listed on Schedule 2.6 to the BRHZ Disclosure Schedule or which would not have a Material Adverse Effect on BRHZ. For purposes of this Agreement, "Lien" means, with respect to any asset (including, without limitation, any security) any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset.

     2.7 No Default. None of BRHZ or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Certificate of Incorporation or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BRHZ or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to BRHZ, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on BRHZ. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which BRHZ or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to BRHZ and its subsidiaries, taken as a whole, and that has not expired is in full force and effect and is not subject to any material default thereunder of which BRHZ is aware by any party obligated to BRHZ or any subsidiary thereunder.

     2.8 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, as of June 30, 1997, none of BRHZ or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of BRHZ and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on BRHZ. Except as publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, since June 30, 1997, none of BRHZ or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to BRHZ or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on BRHZ. Except as and to the extent publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, since June 30, 1997, there has not been
(i) any material change by BRHZ in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by BRHZ of any of its assets having a Material Adverse Effect on BRHZ, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to Section 4.1 of this Agreement had such action or event occurred after the date of this Agreement.

     2.9 Litigation. Except as publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of BRHZ, threatened against BRHZ or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on BRHZ or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, none of BRHZ or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on BRHZ or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     2.10 Compliance with Applicable Law. Except as publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, BRHZ and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "BRHZ Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on BRHZ. Except as publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, BRHZ and its subsidiaries are in compliance with the terms of the BRHZ Permits, except where the failure so to comply would not have a Material Adverse Effect on BRHZ. Except as publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, the businesses of BRHZ and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future cannot reasonably be expected to, have a Material Adverse Effect on BRHZ. Except as publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to BRHZ or its subsidiaries is pending or, to the knowledge of BRHZ, threatened, nor, to the knowledge of BRHZ, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which BRHZ reasonably believes will not have a Material Adverse Effect on BRHZ.

     2.11 Employee Benefit Plans; Labor Matters. (a) The BRHZ Disclosure Schedule lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of BRHZ, whether formal or informal, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") (collectively, the "BRHZ Plans").

     (b) Copies of each such BRHZ Plan requested by CFAM have heretofore been delivered to CFAM. For each BRHZ Plan which is an "employee benefit plan" under
Section 3(3) of ERISA, BRHZ has made available to CFAM correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (including all applicable schedules), and all related trust agreements, insurance contracts and funding agreements which implement each such BRHZ Plan.

     (c) BRHZ does not have any commitment, whether formal or informal, (i) to create any additional such BRHZ Plan; (ii) to modify or change any such BRHZ Plan; or (iii) to maintain for any period of time any such BRHZ Plan.

     (d) There are no BRHZ Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code. Neither BRHZ nor any BRHZ Plan nor any trustee, administrator, fiduciary or sponsor of any BRHZ Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to such BRHZ Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such BRHZ Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such BRHZ Plans; such BRHZ Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable

Event" as defined in Section 4043 of ERISA with respect to any BRHZ Pension plan that has not been waived by the Pension Benefit Guaranty Corporation; and each BRHZ Pension plan and each BRHZ Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

     (e) The consummation of the transactions on the part of BRHZ contemplated by this Agreement will not (i) result in the payment or series of payments by BRHZ to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of BRHZ to severance pay, unemployment compensation or any other payment, and (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any BRHZ Plan (including vacation and sick pay).

     (f) None of the BRHZ Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

     (g) Neither BRHZ nor any other entity required to be aggregated with BRHZ under Code Section 414(b), (c), (m) or (n) ("ERISA Affiliate") has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither BRHZ nor any ERISA Affiliate has incurred and does not presently owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

     (h) There are no collective bargaining agreements in effect between BRHZ and labor unions or organizations representing any of BRHZ's employees. During the past seven years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. In addition, (i) BRHZ is in compliance with all federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA (defined herein to mean the requirements of Code Section 4980B, Proposed Treasury Regulation Section 1.162-26 and Part 6 of Subtitle B of Title I of ERISA), and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against BRHZ pending or threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or threatened against or involving BRHZ; (iv) no question concerning representation has been raised or is threatened respecting the employees of BRHZ; (v) no grievance or arbitration proceeding is pending and no claim therefor exists; (vi) no private agreement restricts BRHZ from relocating, closing or terminating any of its operations or facilities; and
(vii) BRHZ has not in the past five years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

     2.12 Environmental Laws and Regulations. (a) Except as publicly disclosed by BRHZ in the BRHZ SEC Reports filed prior to the date hereof, (i) BRHZ is in material compliance with all applicable federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata) (collectively, "Environmental Laws"), except for non-compliances that would not reasonably be expected to have a Material Adverse Effect on BRHZ, which compliance includes, but is not limited to, the possession by BRHZ of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) BRHZ has not received written notice of, or, to the knowledge of BRHZ, is the subject of, any action, cause of action, claim, investigation, demand or notice by any person or entity alleging liability under or non-compliance with any Environmental Law (an "Environmental Claim") that could reasonably be expected to have a Material Adverse Effect on BRHZ; and (iii) to the knowledge of BRHZ, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by BRHZ, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on BRHZ that are pending or, to the knowledge of BRHZ, threatened against BRHZ or, to the knowledge of BRHZ, against any person or entity whose liability for any Environmental Claim BRHZ has or may have retained or assumed either contractually or by operation of law.

     (c) BRHZ is not presently and has not in the past owned any real property on which any above ground or underground storage tanks are located, on which any such tanks were located during BRHZ's ownership of such real property.

     (d) To the knowledge of BRHZ, no materials listed in Section 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. ss.ss. 9601 et seq. ("CERCLA"), nor any other substance, material or waste defined as toxic or hazardous under any Environmental Law, including, but not limited to asbestos ("Hazardous Materials"), have been disposed on any real property or affixed to any improvements on any real property owned or operated by BRHZ.

     (e) BRHZ does not and has not at any time generated, used, treated, or otherwise handled any Hazardous Materials except for de minimis amounts of Hazardous Materials handled in the normal course of a typical office operation.

     2.13 Tax Matters. (a) (i) BRHZ and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns (as defined herein) with respect to Taxes (as defined herein) of BRHZ and each of its subsidiaries, and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to BRHZ and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on BRHZ's most recent balance sheet which is part of the BRHZ SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to BRHZ or its subsidiaries; (iv) to the knowledge of BRHZ none of the Tax Returns of or with respect to BRHZ or any of its subsidiaries is currently being audited or examined by any Governmental Entity; (v) no deficiency for any income or other material Taxes has been assessed with respect to BRHZ or any of its subsidiaries which has not been abated or paid in full;
(vi) no claim has ever been made by an authority in a jurisdiction where any of BRHZ or its subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction; and (vii) each of BRHZ and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, or other third party.

     (b) For purposes of this Agreement, (i) "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and (ii) "Tax Return" shall mean any report, return, documents, declaration or other information or filing required to be supplied to any taxing authority or jurisdiction with respect to Taxes.

     2.14 Title to Property. BRHZ and each of its subsidiaries have good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on BRHZ; and, to BRHZ's knowledge, all leases pursuant to which BRHZ or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of BRHZ, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which BRHZ or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on BRHZ.

     2.15 Intellectual Property. (a) All of BRHZ's and its subsidiaries' interests in all of BRHZ's and its subsidiaries' rights, title and interest in and to all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, know how, methods or processes and other intellectual properties and proprietary information and any applications therefor that are material to its business as currently conducted (the "BRHZ Intellectual Property Rights") are free and clear of all liens and encumbrances (except for such liens and encumbrances that would not result in a BRHZ Material Adverse Effect) and the validity of the BRHZ Intellectual Property Rights and the title thereto of BRHZ or any subsidiary, as the case may be, is not being questioned in any litigation or administrative proceeding before any court or government agency.

     (b) The conduct of the business of BRHZ and its subsidiaries as now conducted does not, to BRHZ's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights or makes any unauthorized use of any trade secret, know how, methods or processes and any other intellectual properties or proprietary information of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any BRHZ Intellectual Property Rights.

     (c) Each of BRHZ and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets, know how, methods or processes as such, except in cases where BRHZ has elected to rely on patent or copyright protection in lieu of trade secret protection.

     (d) No current licenses for the use of any BRHZ Intellectual Property Rights have been granted by BRHZ or any of its subsidiaries, as the case may be, to any third parties.

     2.16 Insurance. BRHZ and its subsidiaries maintain general liability and other business insurance that BRHZ believes to be reasonably prudent for its business.

     2.17 Material Contracts. (a) BRHZ has delivered or otherwise will make available to CFAM true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which BRHZ is a party affecting the obligations of any party thereunder) to which BRHZ or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of BRHZ and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of BRHZ and its subsidiaries taken as a whole, all: (i) Material Contracts as set forth in Item 601(b)(10) of Regulation S-K of the SEC; (ii) written and oral agreements, contracts and commitments to which BRHZ is a party, together with all amendments thereto, for the operation and/or management of child care centers (the "Management Contracts"); and (iii) written and oral agreements, contacts and commitments to which BRHZ is a party, together with all amendments thereto, to provide consulting services, technical or other activities (other than Management Contracts) (collectively, together with any such contracts entered into in accordance with Section 4.1 hereof, the "BRHZ Contracts"). Neither BRHZ nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the BRHZ Contracts is valid and enforceable in accordance with its terms, and there is no default under any BRHZ Contract so listed either by BRHZ or, to the knowledge of BRHZ, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by BRHZ or, to the knowledge of BRHZ, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on BRHZ.

     (c) No party to any such BRHZ Contract has given notice to BRHZ of or made a claim against BRHZ with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on BRHZ.

     2.18 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding BRHZ Shares is the only vote of the holders of any class or series of BRHZ's capital stock necessary to approve and adopt this Agreement and the Merger.

     2.19 Tax and Accounting Treatment. Neither BRHZ nor, to the knowledge of BRHZ, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (i) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code, or (ii) being accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC. Price Waterhouse LLP has delivered to BRHZ a letter confirming that BRHZ is a poolable entity.

     2.20 Affiliates. Except for the directors and executive officers of BRHZ, there are no persons who, to the knowledge of BRHZ, may be deemed to be affiliates of BRHZ under Rule 1-02(b) of Regulation S-X of the SEC (the "BRHZ Affiliates").

     2.21 Certain Business Practices. None of BRHZ, any of its subsidiaries or any directors, officers, agents or employees of BRHZ or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended (the "FCPA"), or (iii) made any other unlawful payment.

     2.22 Insider Interests. No officer, director or other affiliate of BRHZ has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or BRHZ Intellectual Property Rights, used in or pertaining to the business of BRHZ or any subsidiary, except for the ordinary rights of a stockholder or employee stock option holder.

     2.23 Opinion of Financial Adviser. BT Alex. Brown Incorporated (the "BRHZ Financial Adviser") has delivered to the BRHZ Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of BRHZ Shares from a financial point of view.

     2.24 Brokers. No broker, finder or investment banker (other than the BRHZ Financial Adviser, a true and correct copy of whose engagement agreement has been provided to CFAM) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of BRHZ.

     2.25 Disclosure. No representation or warranty of BRHZ in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to CFAM pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     2.26 No Existing Discussions. As of the date hereof, BRHZ is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any BRHZ Takeover Proposal (as defined in Section 4.4).

                                   ARTICLE 3

                     REPRESENTATIONS AND WARRANTIES OF CFAM

     Except as set forth on the Disclosure Schedule delivered by CFAM to BRHZ (the "CFAM Disclosure Schedule"), CFAM hereby represents and warrants to BRHZ as follows:

     3.1 Organization and Qualification. (a) Each of CFAM and its subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not have a Material Adverse Effect (as defined below) on CFAM. When used in connection with CFAM, the term "Material Adverse Effect" means any change or effect (i) that is or is reasonably likely to be materially adverse to the business, results of operations, condition (financial or otherwise) or prospects of CFAM and its subsidiaries, taken as a whole, other than any change or effect arising out of general economic conditions unrelated to any businesses in which CFAM and its subsidiaries are engaged, or (ii) that may impair the ability of CFAM to perform its obligations hereunder or to consummate the transactions contemplated hereby.

     (b) CFAM has heretofore delivered to BRHZ accurate and complete copies of the Charter and Bylaws (or similar governing documents), as currently in effect, of CFAM. Each of CFAM and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on CFAM. Section 3.1 of the CFAM Disclosure Schedule sets forth a list of the CFAM subsidiaries.

     3.2 Capitalization of CFAM. (a) As of April 3, 1998, the authorized capital stock of CFAM consists of (i) One Hundred Million (100,000,000) CFAM Shares, of which 4,608,280 CFAM Shares were issued and outstanding, and (ii) Ten Million (10,000,000) shares of Preferred Stock, no par value per share, no shares of which are outstanding. All of the outstanding CFAM Shares have been duly authorized and validly issued, and are fully paid, nonassessable and free of preemptive rights. As of April 3, 1998, 1,368,935 CFAM Shares were reserved for issuance and issuable upon or otherwise deliverable in connection with the exercise of outstanding CFAM Stock Options issued pursuant to the CFAM Plans. As of April 3, 1998, 100,000 CFAM Shares were reserved for issuance pursuant to the CFAM Employee Stock Purchase Plan.

     (b) CFAM is the record and beneficial owner of all of the issued and outstanding shares of capital stock of its subsidiaries.

     (c) Between April 3, 1998 and the date hereof, no shares of CFAM's capital stock have been issued other than pursuant to CFAM Stock Options already in existence on such date, and, between April 3, 1998 and the date hereof, no CFAM Stock Options have been granted. Except as set forth in Section 3.2(a) above, as of the date hereof, there are no outstanding (i) shares of capital stock or other voting securities of CFAM, (ii) securities of CFAM convertible into or exchangeable for shares of capital stock or voting securities of CFAM, (iii) options or other rights to acquire from CFAM or its subsidiaries, or obligations of CFAM or its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of CFAM, or (iv) equity equivalents, interests in the ownership or earnings of CFAM or its subsidiaries or other similar rights (collectively, "CFAM Securities"). As of the date hereof there are no outstanding obligations of CFAM or any of its subsidiaries to repurchase, redeem or otherwise acquire any CFAM Securities or stockholder agreements, voting trusts or other agreements or understandings to which CFAM is a party or by which it is bound relating to the voting or registration of any shares of capital stock of CFAM.

     (d) There are no securities of CFAM convertible into or exchangeable for, no options or other rights to acquire from CFAM, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any capital stock or other ownership interests in, or any other securities of, any subsidiary of CFAM.

     (e) The CFAM Shares constitute the only class of equity securities of CFAM registered or required to be registered under the Exchange Act.

     (f) CFAM does not own directly or indirectly more than fifty percent (50%) of the outstanding voting securities or interests (including membership interests) of any entity other than the CFAM subsidiaries reflected in Section
3.1 of the CFAM Disclosure Schedule.

     3.3 Authority Relative to this Agreement; Recommendation. (a) CFAM has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of CFAM (the "CFAM Board"), and no other corporate proceedings on the part of CFAM are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, except, as referred to in
Section 3.18, the approval and adoption of this Agreement by the holders of at least a majority of the then outstanding CFAM Shares. This Agreement has been duly and validly executed and delivered by CFAM and constitutes a valid, legal and binding agreement of CFAM, enforceable against CFAM in accordance with its terms.

     (b) The CFAM Board has resolved to recommend that the stockholders of CFAM approve and adopt this Agreement.

     3.4 SEC Reports; Financial Statements. (a) CFAM has filed all required forms, reports and documents with the SEC since August 13, 1997, each of which has complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act (and the rules and regulations promulgated thereunder, respectively), each as in effect on the dates such forms, reports and documents were filed. CFAM has heretofore delivered or promptly will deliver prior to the Effective Date to Newco and BRHZ, in the form filed with the SEC (including any amendments thereto but excluding any exhibits), (i) its Annual Report on Form 10-K for the fiscal year ended January 2, 1998, (ii) all definitive proxy statements relating to CFAM's meetings of stockholders (whether annual or special) held since August 13, 1997 and (iii) all other reports or registration statements filed by CFAM with the SEC since August 13, 1997 (all of the foregoing, collectively, the "CFAM SEC Reports"). None of such CFAM SEC Reports, including, without limitation, any financial statements or schedules included or incorporated by reference therein, contained, when filed, any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of CFAM included in the CFAM SEC Reports were prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as may be indicated in the notes thereto), and fairly present the consolidated financial position of CFAM and its consolidated subsidiaries as of the dates thereof and their consolidated results of operations and changes in financial position for the periods then ended, subject in the case of interim financial statements to the absence of footnotes and to normal year-end audit adjustments. All material agreements, contracts and other documents required to be filed as exhibits to any of the CFAM SEC Reports have been so filed. These representations shall be deemed to be made with respect to the CFAM SEC Reports filed subsequent to the date hereof at the time of their filing.

     (b) CFAM has heretofore made available or promptly will make available to Newco and BRHZ a complete and correct copy of any amendments or modifications, which are required to be filed with the SEC but have not yet been filed with the SEC, to agreements, documents or other instruments which previously had been filed by CFAM with the SEC pursuant to the Exchange Act.

     3.5 Information Supplied. None of the information supplied or to be supplied by CFAM for inclusion or incorporation by reference in (i) the S-4 will, at the time the S-4 is filed with the SEC and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement will, at the date mailed to stockholders of CFAM and BRHZ and at the times of the meeting or meetings of stockholders of CFAM and BRHZ to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement, insofar as it relates to the meeting of CFAM's stockholders to vote on the Merger, will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, and the S-4 will comply as to form in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

     3.6 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, state securities or blue sky laws, the HSR Act, the rules of the NASD, and the filing and recordation of the Merger Certificate and the Articles of Merger as required by the DGCL and TBCA and state and/or local governmental entities regarding licensure for child care operations, respectively, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by CFAM of this Agreement or the consummation by CFAM of the transactions contemplated hereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not have a Material Adverse Effect on CFAM.

     Neither the execution, delivery and performance of this Agreement by CFAM nor the consummation by CFAM of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the respective Charter or Bylaws (or similar governing documents) of CFAM or any of CFAM's subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CFAM or any of CFAM's subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to CFAM or any of CFAM's subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults listed on Schedule 3.6 to the CFAM Disclosure Schedule or which would not have a Material Adverse Effect on CFAM.

     3.7 No Default. None of CFAM or any of its subsidiaries is in breach, default or violation (and no event has occurred which with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Charter or Bylaws (or similar governing documents), (ii) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CFAM or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (iii) any order, writ, injunction, decree, law, statute, rule or regulation applicable to CFAM, its subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) for violations, breaches or defaults that would not have a Material Adverse Effect on CFAM. Each note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which CFAM or any of its subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound that is material to CFAM and its subsidiaries taken as a whole and that has not expired is in full force and effect and is not subject to any material default thereunder of which CFAM is aware by any party obligated to CFAM or any subsidiary thereunder.

     3.8 No Undisclosed Liabilities; Absence of Changes. Except as and to the extent publicly disclosed by CFAM in the CFAM SEC Reports filed prior to the date hereof, as of January 2, 1998, none of CFAM or its subsidiaries had any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by generally accepted accounting principles to be reflected on a consolidated balance sheet of CFAM and its consolidated subsidiaries (including the notes thereto) or which would have a Material Adverse Effect on CFAM. Except as publicly disclosed by CFAM in the CFAM SEC Reports filed prior to the date hereof, since January 2, 1998, none of CFAM or its subsidiaries has incurred any liabilities of any nature, whether or not accrued, contingent or otherwise, which could reasonably be expected to have, and there have been no events, changes or effects with respect to CFAM or its subsidiaries having or which could reasonably be expected to have, a Material Adverse Effect on CFAM. Except as and to the extent publicly disclosed by CFAM in the CFAM SEC Reports filed prior to the date hereof, since January 2, 1998, there has not been (i) any material change by CFAM in its accounting methods, principles or practices (other than as required after the date hereof by concurrent changes in generally accepted accounting principles), (ii) any revaluation by CFAM of any of its assets having a Material Adverse Effect on CFAM, including, without limitation, any write-down of the value of any assets other than in the ordinary course of business or (iii) any other action or event that would have required the consent of any other party hereto pursuant to
Section 4.2 of this Agreement had such action or event occurred after the date of this Agreement.

     3.9 Litigation. Except as publicly disclosed by CFAM in the CFAM SEC Reports filed prior to the date hereof, there is no suit, claim, action, proceeding or investigation pending or, to the knowledge of CFAM, threatened against CFAM or any of its subsidiaries or any of their respective properties or assets before any Governmental Entity which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on CFAM or could reasonably be expected to prevent or delay the consummation of the transactions contemplated by this Agreement. Except as publicly disclosed by CFAM in the CFAM SEC

Reports filed prior to the date hereof, none of CFAM or its subsidiaries is subject to any outstanding order, writ, injunction or decree which, insofar as can be reasonably foreseen in the future, could reasonably be expected to have a Material Adverse Effect on CFAM or could reasonably be expected to prevent or delay the consummation of the transactions contemplated hereby.

     3.10 Compliance with Applicable Law. Except as publicly disclosed by CFAM in the CFAM SEC Reports filed prior to the date hereof, CFAM and its subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of their respective businesses (the "CFAM Permits"), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals which would not have a Material Adverse Effect on CFAM. Except as publicly disclosed by CFAM in the CFAM SEC Reports filed prior to the date hereof, CFAM and its subsidiaries are in compliance with the terms of the CFAM Permits, except where the failure so to comply would not have a Material Adverse Effect on CFAM. Except as publicly disclosed by CFAM in the CFAM SEC Reports filed prior to the date hereof, the businesses of CFAM and its subsidiaries are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity and except for violations or possible violations which do not, and, insofar as reasonably can be foreseen, in the future cannot reasonably be expected to, have a Material Adverse Effect on CFAM. Except as publicly disclosed by CFAM in the CFAM SEC Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to CFAM or its subsidiaries is pending or, to the knowledge of CFAM, threatened, nor, to the knowledge of CFAM, has any Governmental Entity indicated an intention to conduct the same, other than, in each case, those which CFAM reasonably believes will not have a Material Adverse Effect on CFAM.

     3.11 Employee Benefit Plans; Labor Matters. (a) The CFAM Disclosure Schedule lists each employment, bonus, deferred compensation, pension, stock option, stock appreciation right, profit-sharing or retirement plan, arrangement or practice, each medical, vacation, retiree medical, severance pay plan, and each other agreement or fringe benefit plan, arrangement or practice, of CFAM, whether formal or informal, which affects one or more of its employees, including all "employee benefit plans" as defined by Section 3(3) of ERISA (collectively, the "CFAM Plans"). All CFAM Plans which are subject to Title IV of ERISA or the minimum funding standards of Section 412 of the Code shall be referred to as the "CFAM Pension Plans."

     (b) Copies of each such CFAM Plan requested by BRHZ have heretofore been delivered to BRHZ. For each CFAM Plan which is an "employee benefit plan" under
Section 3(3) of ERISA, CFAM has made available to BRHZ correct and complete copies of the plan documents and summary plan descriptions, the most recent determination letter received from the Internal Revenue Service, the most recent Form 5500 Annual Report (including all applicable schedules), and all related trust agreements, insurance contracts and funding agreements which implement each such CFAM Plan.

     (c) CFAM does not have any commitment, whether formal or informal, (i) to create any additional such CFAM Plan; (ii) to modify or change any such CFAM Plan; or (iii) to maintain for any period of time any such CFAM Plan. The CFAM Disclosure Schedule contains an accurate and complete description of the funding policies (and commitments, if any) of CFAM with respect to each such existing CFAM Plan.

     (d) CFAM has no unfunded past service liability in respect of any of its CFAM Plans; the actuarially computed value of vested benefits under any CFAM Pension Plan (determined in accordance with methods and assumptions utilized by the Pension Benefit Guaranty Corporation ("PBGC") applicable to a plan terminating on the date of determination) does not exceed the fair market value of the fund assets relating to such CFAM Pension Plan; neither CFAM nor any CFAM Plan nor any trustee, administrator, fiduciary or sponsor of any CFAM Plan has engaged in any prohibited transactions as defined in Section 406 of ERISA or
Section 4975 of the Code for which there is no statutory exemption in Section 408 of ERISA or Section 4975 of the Code; all filings, reports and descriptions as to such CFAM Plans (including Form 5500 Annual Reports, Summary Plan Descriptions, PBCG-1's and Summary Annual Reports) required to have been made or distributed to participants, the Internal Revenue Service, the United States Department of Labor and other governmental agencies have been made in a timely manner or will be made on or prior to the Closing Date; there is no material litigation, disputed claim, governmental proceeding or investigation pending or threatened with respect to any of such CFAM Plans, the related trusts, or any fiduciary, trustee, administrator or sponsor of such CFAM Plans; such CFAM Plans have been established, maintained and administered in all material respects in accordance with their governing documents and applicable provisions of ERISA and the Code and Treasury Regulations promulgated thereunder; there has been no "Reportable Event" as defined in Section 4043 of ERISA with respect to any CFAM Pension Plan that has not been waived by the Pension Benefit Guaranty Corporation; and each CFAM Pension Plan and each CFAM Plan which is intended to be a qualified plan under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service.

     (e) The consummation of the transactions on the part of CFAM contemplated by this Agreement will not (i) result in the payment or series of payments by CFAM to any employee or other person of an "excess parachute payment" within the meaning of Section 280G of the Code, (ii) entitle any employee or former employee of CFAM to severance pay, unemployment compensation or any other payment, and (iii) accelerate the time of payment or vesting of any stock option, stock appreciation right, deferred compensation or other employee benefits under any CFAM Plan (including vacation and sick pay).

     (f) None of the CFAM Plans which are "welfare benefit plans," within the meaning of Section 3(1) of ERISA, provide for continuing benefits or coverage after termination or retirement from employment, except for COBRA rights under a "group health plan" as defined in Code Section 4980B(g) and ERISA Section 607.

     (g) Neither CFAM nor any ERISA Affiliate has ever participated in or withdrawn from a multi-employer plan as defined in Section 4001(a)(3) of Title IV of ERISA, and neither CFAM nor any ERISA Affiliate has incurred and does not presently owe any liability as a result of any partial or complete withdrawal by any employer from such a multi-employer plan as described under Sections 4201, 4203, or 4205 of ERISA.

     (h) No CFAM Pension Plan has been completely or partially terminated, nor to the knowledge of CFAM has any proceeding been instituted by the PBGC to terminate any such CFAM Pension Plan; neither CFAM nor any ERISA Affiliate has incurred, or presently owes, any liability to the PBGC or the Internal Revenue Service with respect to any CFAM Pension Plan including, but not by way of limitation, any liability for PBGC premiums or excise taxes under Code Section 4971.

     (i) There are no collective bargaining agreements in effect between CFAM and labor unions or organizations representing any of CFAM's employees. During the past seven years, there has been no request for collective bargaining or for an employee election from any employee, union or the National Labor Relations Board. In addition, (i) CFAM is in compliance with all federal, state and local laws, rules and regulations relating to employees' employment and/or employment relationships, including, without limitation, wage related laws, anti-discrimination laws, employee safety laws and COBRA, and is not engaged in any unfair labor practice; (ii) there is no unfair labor practice complaint against CFAM pending or threatened before the National Labor Relations Board or the United States Department of Labor; (iii) there is no labor strike, dispute, slowdown or stoppage in progress or threatened against or involving CFAM; (iv) no question concerning representation has been raised or is threatened respecting the employees of CFAM; (v) no grievance or arbitration proceeding is pending and no claim therefor exists; (vi) no private agreement restricts CFAM from relocating, closing or terminating any of its operations or facilities; and
(vii) CFAM has not in the past five years experienced any labor strike, dispute, slowdown, stoppage or other labor difficulty.

     3.12 Environmental Laws and Regulations. (a) Except as publicly disclosed by CFAM in the CFAM SEC Reports filed prior to the date hereof, (i) CFAM is in material compliance with all applicable Environmental Laws, except for non-compliances that would not reasonably be expected to have a Material Adverse Effect on CFAM, which compliance includes, but is not limited to, the possession by CFAM of all material permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) CFAM has not received written notice of, or, to the knowledge of CFAM, is the subject of, any Environmental Claim that could reasonably be expected to have a Material Adverse Effect on CFAM; and (iii) to the knowledge of CFAM, there are no circumstances that are reasonably likely to prevent or interfere with such material compliance in the future.

     (b) Except as publicly disclosed by CFAM, there are no Environmental Claims which could reasonably be expected to have a Material Adverse Effect on CFAM that are pending or, to the knowledge of CFAM, threatened against CFAM or, to the knowledge of CFAM, against any person or entity whose liability for any Environmental Claim CFAM has or may have retained or assumed either contractually or by operation of law.

     (c) CFAM is not presently and has not in the past owned any real property on which any above ground or underground storage tanks are located, or on which any such tanks were located during CFAM's ownership of such real property.

     (d) To the knowledge of CFAM, no Hazardous Materials have been disposed on any real property or affixed to any improvements on any real property owned or operated by CFAM.

     (e) CFAM does not and has not at any time generated, used, treated, or otherwise handled any Hazardous Materials except for de minimis amounts of Hazardous Materials handled in the normal course of a typical office operation.

     3.13 Tax Matters. (i) CFAM and each of its subsidiaries has filed or has had filed on its behalf in a timely manner (within any applicable extension periods) with the appropriate Governmental Entity all income and other material Tax Returns with respect to Taxes of CFAM and each of its subsidiaries, and all Tax Returns were in all material respects true, complete and correct; (ii) all material Taxes with respect to CFAM and each of its subsidiaries have been paid in full or have been provided for in accordance with GAAP on CFAM's most recent balance sheet which is part of the CFAM SEC Documents; (iii) there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, state, local or foreign income or other material Tax Returns required to be filed by or with respect to CFAM or its subsidiaries;
(iv) to the knowledge of CFAM none of the Tax Returns of or with respect to CFAM or any of its subsidiaries is currently being audited or examined by any Governmental Entity; (v) no deficiency for any income or other material Taxes has been assessed with respect to CFAM or any of its subsidiaries which has not been abated or paid in full; (vi) no claim has ever been made by an authority in a jurisdiction where any of CFAM or its subsidiaries does not file Tax Returns that it is or may be subject to taxation by such jurisdiction; and (vii) each of CFAM and its subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, stockholder, or other third party.

     3.14 Title to Property. CFAM and each of its subsidiaries have good and defensible title to all of its properties and assets, free and clear of all liens, charges and encumbrances except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby or which, individually or in the aggregate, would not have a Material Adverse Effect on CFAM; and, to CFAM's knowledge, all leases pursuant to which CFAM or any of its subsidiaries lease from others real or personal property are in good standing, valid and effective in accordance with their respective terms, and there is not, to the knowledge of CFAM, under any of such leases, any existing material default or event of default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which CFAM or such subsidiary has not taken adequate steps to prevent such a default from occurring) except where the lack of such good standing, validity and effectiveness, or the existence of such default or event of default would not have a Material Adverse Effect on CFAM.

     3.15 Intellectual Property. (a) All of CFAM's and its subsidiaries' interests in all of CFAM's and its subsidiaries' rights, title and interest in and to all existing United States and foreign patents, trademarks, trade names, service marks, copyrights, trade secrets, know how, methods or processes and other intellectual properties and proprietary information and any applications therefor that are material to its business as currently conducted (the "CFAM Intellectual Property Rights") are free and clear of all liens and encumbrances (except for such liens and encumbrances that would not result in a CFAM Material Adverse Effect) and the validity of the CFAM Intellectual Property Rights and the title thereto of CFAM or any subsidiary, as the case may be, is not being questioned in any litigation or administrative proceeding before any court or government agency.

     (b) The conduct of the business of CFAM and its subsidiaries as now conducted does not, to CFAM's knowledge, infringe any valid patents, trademarks, trade names, service marks or copyrights or makes any unauthorized use of any trade secret, know how, methods or processes and any other intellectual properties or proprietary information of others. The consummation of the transactions completed hereby will not result in the loss or impairment of any CFAM Intellectual Property Rights.

     (c) Each of CFAM and its subsidiaries has taken steps it believes appropriate to protect and maintain its trade secrets, know how, methods or processes as such, except in cases where CFAM has elected to rely on patent or copyright protection in lieu of trade secret protection.

     (d) No current licenses for the use of any CFAM Intellectual Property Rights have been granted by CFAM or any of its subsidiaries, as the case may be, to any third parties.

     3.16 Insurance. CFAM and its subsidiaries maintain general liability and other business insurance that CFAM believes to be reasonably prudent for its business.

     3.17 Material Contracts. (a) CFAM has delivered or otherwise will make available to BRHZ true, correct and complete copies of all contracts and agreements (and all amendments, modifications and supplements thereto and all side letters to which CFAM is a party affecting the obligations of any party thereunder) to which CFAM or any of its subsidiaries is a party or by which any of their properties or assets are bound that are, material to the business, properties or assets of CFAM and its subsidiaries taken as a whole, including, without limitation, to the extent any of the following are, individually or in the aggregate, material to the business, properties or assets of CFAM and its subsidiaries taken as a whole, all: (i) Material Contracts as set forth in Item 601(b)(10) of Regulation S-K of the SEC; (ii) Management Contracts; and (iii) written and oral agreements, contacts and commitments to which CFAM is a party, together with all amendments thereto, to provide consulting services, technical or other activities (other than Management Contracts) (collectively, together with any such contracts entered into in accordance with Section 4.2 hereof, the "CFAM Contracts"). Neither CFAM nor any of its subsidiaries is a party to or bound by any severance, golden parachute or other agreement with any employee or consultant pursuant to which such person would be entitled to receive any additional compensation or an accelerated payment of compensation as a result of the consummation of the transactions contemplated hereby.

     (b) Each of the CFAM Contracts is valid and enforceable in accordance with its terms, and there is no default under any CFAM Contract so listed either by CFAM or, to the knowledge of CFAM, by any other party thereto, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by CFAM or, to the knowledge of CFAM, any other party, in any such case in which such default or event could reasonably be expected to have a Material Adverse Effect on CFAM.

     (c) No party to any such CFAM Contract has given notice to CFAM of or made a claim against CFAM with respect to any breach or default thereunder, in any such case in which such breach or default could reasonably be expected to have a Material Adverse Effect on CFAM.

     3.18 Vote Required. The affirmative vote of the holders of at least a majority of the outstanding CFAM Shares is the only vote of the holders of any class or series of CFAM's capital stock necessary to approve and adopt this Agreement and the Merger.

     3.19 Tax and Accounting Treatment. Neither CFAM nor, to the knowledge of CFAM, any of its affiliates has taken or agreed to take any action that would prevent the Merger from (i) constituting a reorganization qualifying under the provisions of Section 368(a) of the Code, or (ii) being accounted for as a pooling of interests in accordance with Accounting Principles Board Opinion No. 16, the interpretive releases issued pursuant thereto, and the pronouncements of the SEC. Arthur Andersen LLP has delivered to CFAM a letter confirming the transaction being accounted for as a pooling of interests.

     3.20 Affiliates. Except for the directors and executive officers of CFAM, there are no persons who, to the knowledge of CFAM, may be deemed to be affiliates of CFAM under Rule 1-02(b) of Regulation S-X of the SEC (the "CFAM Affiliates").

     3.21 Certain Business Practices. None of CFAM, any of its subsidiaries or any directors, officers, agents or employees of CFAM or any of its subsidiaries has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the FCPA, or (iii) made any other unlawful payment.

     3.22 Insider Interests. No officer, director or other affiliate of CFAM has any interest in any material property, real or personal, tangible or intangible, including without limitation, any computer software or CFAM Intellectual Property Rights, used in or pertaining to the business of CFAM or any subsidiary, except for the ordinary rights of a stockholder or employee stock option holder.

     3.23 Opinion of Financial Adviser. NationsBanc Montgomery Securities LLC (the "CFAM Financial Adviser") has delivered to the CFAM Board its written opinion, dated as of the date of this Agreement, to the effect that, as of such date, the exchange ratio contemplated by the Merger is fair to the holders of CFAM Shares from a financial point of view.

     3.24 Brokers. No broker, finder or investment banker (other than the CFAM Financial Adviser, a true and correct copy of whose engagement agreement has been provided to BRHZ) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of CFAM.

     3.25 Disclosure. No representation or warranty of CFAM in this Agreement or any certificate, schedule, document or other instrument furnished or to be furnished to BRHZ pursuant hereto or in connection herewith contains, as of the date of such representation, warranty or instrument, or will contain any untrue statement of a material fact or, at the date thereof, omits or will omit to state a material fact necessary to make any statement herein or therein, in light of the circumstances under which such statement is or will be made, not misleading.

     3.26 No Existing Discussions. As of the date hereof, CFAM is not engaged, directly or indirectly, in any discussions or negotiations with any other party with respect to any CFAM Takeover Proposal (as defined in Section 4.5).

                                   ARTICLE 4

                                   COVENANTS

     4.1 Conduct of Business of BRHZ. Except as contemplated by this Agreement or as described in Section 4.1 of the BRHZ Disclosure Schedule, during the period from the date hereof to the Effective Time, BRHZ will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the BRHZ Disclosure Schedule, prior to the Effective Time, BRHZ will not, without the prior written consent of CFAM:

          (a) amend its Certificate of Incorporation or Bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale of BRHZ Shares pursuant to options previously granted under the BRHZ Plans; and (ii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of BRHZ, provided that the aggregate number of BRHZ Shares issuable pursuant to such options shall not exceed 25,000;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of BRHZ (other than the Merger);

          (e) (i) incur or assume any long-term or short-term debt other than in the ordinary course or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course; (iv) pledge or otherwise encumber shares of capital stock of BRHZ or its subsidiaries; or
     (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due or Liens in the ordinary course of business consistent with past practice);

          (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation (except for salary adjustments for nonofficer employees in the ordinary course), severance, termination, stock option (except as contemplated by Section 4.1(b) above), stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment (except for entering into employment-at-will relationships for nonofficer employees), severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

          (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

          (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

          (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein which, individually, is in excess of $750,000; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, which would be material to BRHZ; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000, except for such planned capital expenditures set forth on Schedule 4.1(j); provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

          (k) make any tax election or settle or compromise any income tax liability material to BRHZ and its subsidiaries taken as a whole;

          (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on BRHZ;

          (m) make any amendments (other than such amendments effected in the ordinary course of business that will not materially adversely affect the contractual arrangement in question) or cause any breach of any BRHZ Contract; or

          (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(m) or any action which would make any of the representations or warranties of BRHZ contained in this Agreement untrue or incorrect.

     4.2 Conduct of Business of CFAM. Except as contemplated by this Agreement or as described in Section 4.2 of the CFAM Disclosure Schedule, during the period from the date hereof to the Effective Time, CFAM will conduct its operations in the ordinary course of business consistent with past practice and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organization, keep available the service of its current officers and employees and preserve its relationships with customers, suppliers and others having business dealings with it to the end that goodwill and ongoing businesses shall be unimpaired at the Effective Time. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.2 of the CFAM Disclosure Schedule, prior to the Effective Time, CFAM will not, without the prior written consent of BRHZ:

          (a) amend its Charter or Bylaws (or other similar governing instrument);

          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities (except bank loans) or equity equivalents (including, without limitation, any stock options or stock appreciation rights), except for (i) the issuance and sale of CFAM Shares pursuant to options previously granted under the CFAM Plans and (ii) the granting of stock options to employees in the ordinary course of business and consistent with past practices of CFAM, provided that the aggregate number of CFAM Shares issuable pursuant to such options shall not exceed 25,000;

          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make any payments to stockholders in their capacity as such, or redeem or otherwise acquire any of its securities;

          (d) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of CFAM (other than the Merger);

          (e) (i) incur or assume any long-term or short-term debt other than in the ordinary course or issue any debt securities; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iii) make any loans, advances or capital contributions to, or investments in, any other person other than in the ordinary course; (iv) pledge or otherwise encumber shares of capital stock of CFAM or its subsidiaries; or
     (v) mortgage or pledge any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon (other than tax Liens for taxes not yet due or Liens in the ordinary course of business consistent with past practice);

          (f) except as may be required by law, enter into, adopt or amend or terminate any bonus, profit sharing, compensation (except for salary adjustments for nonofficer employees in the ordinary course), severance, termination, stock option (except as contemplated by Section 4.2(b) above), stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment (except for entering into employment-at-will relationships for nonofficer employees), severance or other employee benefit agreement, trust, plan, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including, without limitation, the granting of stock appreciation rights or performance units);

          (g) acquire, sell, lease or dispose of any assets in any single transaction or series of related transactions (other than in the ordinary course of business);

          (h) except as may be required as a result of a change in law or in generally accepted accounting principles, change any of the accounting principles or practices used by it;

          (i) revalue in any material respect any of its assets, including, without limitation, writing down the value of inventory or writing-off notes or accounts receivable other than in the ordinary course of business;

          (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, or other business organization or division thereof or any equity interest therein which, individually, is in excess of $750,000; (ii) enter into any contract or agreement, other than in the ordinary course of business consistent with past practice, which would be material to CFAM; (iii) authorize any new capital expenditure or expenditures which, individually, is in excess of $250,000 or, in the aggregate, are in excess of $1,000,000; provided, however that none of the foregoing shall limit any capital expenditure required pursuant to existing contracts;

          (k) make any tax election or settle or compromise any income tax liability material to CFAM and its subsidiaries taken as a whole;

          (l) settle or compromise any pending or threatened suit, action or claim which (i) relates to the transactions contemplated hereby or (ii) the settlement or compromise of which could have a Material Adverse Effect on CFAM;

          (m) make any amendments (other than such amendments effected in the ordinary course of business that will not materially adversely affect the contractual arrangement in question) or cause any breach of any CFAM Contract; or

          (n) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.2(a) through 4.2(m) or any action which would make any of the representations or warranties of CFAM contained in this Agreement untrue or incorrect.

     4.3 Preparation of S-4 and the Proxy Statement. CFAM and BRHZ shall promptly prepare and file with the SEC the Proxy Statement, and the parties shall prepare and file with the SEC the S-4, in which the Proxy Statement will be included as a prospectus. Each of the parties shall use its best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing. The parties shall also use all reasonable efforts to take any action (other than qualifying to do business in any jurisdiction in which it is now not so qualified) required to be taken under any applicable state securities laws in connection with the issuance of Newco Shares in the Merger and upon the exercise of CFAM Stock Options and BRHZ Stock Options. Each party shall furnish all information concerning such party and the stockholders and holders of stock options of such party as may be reasonably requested in connection with any such action. CFAM and BRHZ agree that the information supplied or to be supplied by it for inclusion or incorporation by reference in the Proxy Statement and each amendment or supplement thereto at the time of mailing thereof and at the time of the respective meetings of shareholders of CFAM and BRHZ, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of circumstances under which they were made, not misleading.

     4.4 No Solicitation by BRHZ. (a) BRHZ shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any BRHZ Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any BRHZ Takeover Proposal; provided, however, that if, at any time, the Board of Directors of BRHZ determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to BRHZ's stockholders under applicable law, BRHZ may, in response to a BRHZ Superior Proposal (as defined in Section 4.4(b)) and subject to providing prior written notice of its decision to take such action to CFAM (the "BRHZ Notice") and compliance with Sec-tion 4.4(c), following delivery of the BRHZ Notice (x) furnish information with respect to BRHZ and its subsidiaries to any person making a BRHZ Superior Proposal pursuant to a customary confidentiality agreement (as determined by BRHZ after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such BRHZ Superior Proposal. For purposes of this Agreement, "BRHZ Takeover Proposal" means any inquiry, proposal or offer from any person relating to any BRHZ Takeover Event, and "BRHZ Takeover Event" means any (w) direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or the assets of BRHZ and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 30% or more of any class of equity securities of BRHZ or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of BRHZ and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of BRHZ or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of BRHZ and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving BRHZ or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of BRHZ and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

     (b) Except as expressly permitted by this Section 4.4, neither the Board of Directors of BRHZ nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to CFAM, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any BRHZ Takeover Proposal or (iii) cause BRHZ to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "BRHZ Acquisition Agreement") related to any BRHZ Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of BRHZ determines in good faith, after consultation with outside counsel, that in light of a BRHZ Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to BRHZ's stockholders under applicable law, the Board of Directors of BRHZ may (subject to this and the following sentences) enter into a BRHZ Acquisition Agreement with respect to any BRHZ Superior Proposal, but only after the fifth business day following CFAM's receipt of written notice advising CFAM that the Board of Directors of BRHZ is prepared to accept a BRHZ Superior Proposal and only if, during such five-day period, BRHZ and its advisors shall have negotiated in good faith with CFAM to make such adjustments in the terms and conditions of this Agreement as would enable CFAM to proceed with the transactions contemplated herein on such adjusted terms; it being understood and agreed that should CFAM not seek to proceed with the transactions contemplated herein on such adjusted terms, BRHZ may solicit additional BRHZ Takeover Proposals, including by conducting an auction. For purposes of this Agreement, a "BRHZ Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of BRHZ Common Stock then outstanding or all or substantially all the assets of BRHZ and otherwise on terms which the Board of Directors of BRHZ determines in its good faith judgment to be more favorable to BRHZ's stockholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of BRHZ, is reasonably capable of being obtained by such third party.

     (c) In addition to the obligations of BRHZ set forth in paragraphs (a) and
(b) of this Section 4.4, BRHZ shall immediately advise CFAM orally and in writing of any request for information or of any BRHZ Takeover Proposal. BRHZ will keep CFAM reasonably informed of the status of any such request or BRHZ Takeover Proposal.

     (d) Nothing contained in this Section 4.4 shall prohibit BRHZ from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to BRHZ's stockholders if, in the good faith judgment of the Board of Directors of BRHZ, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except in connection with a BRHZ Superior Proposal, neither BRHZ nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a BRHZ Takeover Proposal.

     4.5 No Solicitation by CFAM. (a) CFAM shall not, nor shall it permit any of its subsidiaries to, nor shall it authorize or permit any of its directors, officers or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its subsidiaries to, directly or indirectly through another person, (i) solicit, initiate or encourage (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes any CFAM Takeover Proposal (as defined below) or (ii) participate in any discussions or negotiations regarding any CFAM Takeover Proposal; provided, however, that if, at any time, the Board of Directors of CFAM determines in good faith, after consultation with outside counsel, that it is necessary to do so in order to comply with its fiduciary duties to CFAM's stockholders under applicable law, CFAM may, in response to a CFAM Superior Proposal (as defined in Section 4.5(b)) and subject to providing prior written notice of its decision to take such action to BRHZ (the "CFAM Notice") and compliance with Section 4.5(c), following delivery of the CFAM Notice (x) furnish information with respect to CFAM and its subsidiaries to any person making a CFAM Superior Proposal pursuant to a customary confidentiality agreement (as determined by CFAM after consultation with its outside counsel) and (y) participate in discussions or negotiations regarding such CFAM Superior Proposal. For purposes of this Agreement, "CFAM Takeover Proposal" means any inquiry, proposal or offer from any person relating to any CFAM Takeover Event, and "CFAM Takeover Event" means any (w) direct or indirect acquisition or purchase of a business that constitutes 30% or more of the net revenues, net income or the assets of CFAM and its subsidiaries, taken as a whole, (x) direct or indirect acquisition or purchase of 30% or more of any class of equity securities of CFAM or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of CFAM and its subsidiaries, taken as a whole, (y) tender offer or exchange offer that if consummated would result in any person beneficially owning 30% or more of any class of equity securities of CFAM or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of CFAM and its subsidiaries, taken as a whole, or (z) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving CFAM or any of its subsidiaries whose business constitutes 30% or more of the net revenues, net income or assets of CFAM and its subsidiaries, taken as a whole, other than the transactions contemplated by this Agreement.

     (b) Except as expressly permitted by this Section 4.5, neither the Board of Directors of CFAM nor any committee thereof shall (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to BRHZ, the approval or recommendation by such Board of Directors or such committee of the Merger or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any CFAM Takeover Proposal or (iii) cause CFAM to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "CFAM Acquisition Agreement") related to any CFAM Takeover Proposal. Notwithstanding the foregoing, in the event that the Board of Directors of CFAM determines in good faith, after consultation with outside counsel, that in light of a CFAM Superior Proposal it is necessary to do so in order to act in a manner consistent with its fiduciary duties to CFAM's stockholders under applicable law, the Board of Directors of CFAM may (subject to this and the following sentences) enter into a CFAM Acquisition Agreement with respect to any CFAM Superior Proposal, but only after the fifth business day following BRHZ's receipt of written notice advising BRHZ that the Board of Directors of CFAM is prepared to accept a CFAM Superior Proposal and only if, during such five-day period, CFAM and its advisors shall have negotiated in good faith with BRHZ to make such adjustments in the terms and conditions of this Agreement as would enable BRHZ to proceed with the transactions contemplated herein on such adjusted terms; it being understood and agreed that should BRHZ not seek to proceed with the transactions contemplated herein on such adjusted terms, CFAM may solicit additional CFAM Takeover Proposals, including by conducting an auction. For purposes of this Agreement, a "CFAM Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of the shares of CFAM Common Stock then outstanding or all or substantially all the assets of

CFAM and otherwise on terms which the Board of Directors of CFAM determines in its good faith judgment to be more favorable to CFAM's stockholders than the merger and for which financing, to the extent required, is then committed or which, in the good faith judgment of the Board of Directors of CFAM, is reasonably capable of being obtained by such third party.

     (c) In addition to the obligations of CFAM set forth in paragraphs (a) and
(b) of this Section 4.5, CFAM shall immediately advise BRHZ orally and in writing of any request for information or of any CFAM Takeover Proposal. CFAM will keep BRHZ reasonably informed of the status of any such request or CFAM Takeover Proposal.

     (d) Nothing contained in this Section 4.5 shall prohibit CFAM from taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making any disclosure to CFAM's stockholders if, in the good faith judgment of the Board of Directors of CFAM, after consultation with outside counsel, failure so to disclose would be inconsistent with its obligations under applicable law; provided, however, that, except in connection with a CFAM Superior Proposal, neither CFAM nor its Board of Directors nor any committee thereof shall withdraw or modify, or propose publicly to withdraw or modify, its position with respect to this Agreement or the Merger or approve or recommend, or propose publicly to approve or recommend, a CFAM Takeover Proposal.

     4.6 Meetings of Stockholders. Each of CFAM and BRHZ shall take all action necessary, in accordance with the TBCA and DGCL, respectively, and its respective Charter/Certificate of Incorporation and Bylaws, to duly call, give notice of, convene and hold a meeting of its stockholders as promptly as practicable, to consider and vote upon the adoption and approval of this Agreement and the transactions contemplated hereby. The stockholder votes required for the adoption and approval of the transactions contemplated by this Agreement shall be the vote required by the TBCA and its Charter and Bylaws, in the case of CFAM, and the DGCL and its Certificate of Incorporation and Bylaws, in the case of BRHZ. CFAM and BRHZ will, through their respective Boards of Directors, recommend to their respective stockholders approval of such matters; provided, however, that the CFAM Board or the BRHZ Board may withdraw its recommendation if (i) CFAM or BRHZ, as the case may be, receives a CFAM Superior Proposal or a BRHZ Superior Proposal, respectively, and (ii) after complying with the provisions of Section 4.4, and Section 4.5 above, respectively, the CFAM Board or the BRHZ Board by a majority vote determines in its good faith judgment, after consultation with and based upon the advice of independent legal counsel, that it is required, in order to comply with its fiduciary duties, to recommend the CFAM Superior Proposal or BRHZ Superior Proposal; provided further, however, that neither CFAM nor BRHZ, respectively, if such party shall have received a CFAM Superior Proposal or BRHZ Superior Proposal, shall, in any event, be permitted to terminate this Agreement as a result of the occurrence of the events described in clauses (i) and (ii) of this sentence. CFAM and BRHZ shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day and as soon as practicable after the date hereof.

     4.7 Nasdaq Listing. The parties shall use all reasonable efforts to cause the Newco Shares to be issued in the Merger and the Newco Shares to be reserved for issuance upon exercise of CFAM Stock Options or BRHZ Stock Options to be approved for listing on the Nasdaq National Market ("Nasdaq"), subject to official notice of issuance, prior to the Effective Time.

     4.8 Access to Information. (a) Between the date hereof and the Effective Time, BRHZ will give CFAM and its authorized representatives, and CFAM will give BRHZ and its authorized representatives, reasonable access to all employees, offices, family centers, and other facilities and to all books and records of itself and its subsidiaries, will permit the other party to make such inspections as such party may reasonably require and will cause its officers and those of its subsidiaries to furnish the other party with such financial and operating data and other information with respect to the business and properties of itself and its subsidiaries as the other party may from time to time reasonably request.

     (b) Each of the parties hereto will hold and will cause its consultants and advisers to hold in confidence all confidential documents and information furnished to it in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement entered into between CFAM and BRHZ dated February 25, 1998.

     4.9 Additional Agreements; Reasonable Efforts. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, (i) cooperating in the preparation and filing of the Proxy Statement and the S-4, any filings that may be required under the HSR Act, and any amendments to any thereof; (ii) obtaining consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement; (iii) obtaining consents of all client companies that are parties to contracts with CFAM and/or BRHZ; (iv) contesting any legal proceeding relating to the Merger and (v) the execution of any additional instruments necessary to consummate the transactions contemplated hereby. Subject to the terms and conditions of this Agreement, CFAM, Newco and BRHZ agree to use all reasonable efforts to cause the Effective Time to occur as soon as practicable after the stockholder votes with respect to the Merger. In case at any time after the Effective Time any further action is necessary to carry out the purposes of this Agreement, the proper officers and directors of each party hereto shall take all such necessary action.

     4.10 Employee Benefit Plans. (a) It is the parties' present intent to provide after the Effective Time to employees of CFAM and BRHZ and their subsidiaries employee benefit plans (other than stock option or other plans involving the potential issuance of securities of Newco) which, in the aggregate, are not less favorable than those currently provided by CFAM and BRHZ, respectively. Notwithstanding the foregoing, nothing contained herein shall be construed as requiring the parties to continue any specific employee benefit plans.

     (b) The parties agree to work together prior to the Effective Time to develop and design such plans, programs and arrangements and to prepare for the implementation of such plans, programs and arrangements described in this
Section 4.10 following the Effective Time.

     4.11 Public Announcements. CFAM and BRHZ will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or by obligations pursuant to any listing agreement with the Nasdaq as determined by CFAM or BRHZ.

     4.12 Indemnification. (a) To the extent, if any, not provided by an existing right under one of the parties' directors and officers liability insurance policies, from and after the Effective Time, Newco shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director, officer or employee of the parties hereto or any subsidiary thereof (each an "Indemnified Party" and, collectively, the "Indemnified Parties") against all losses, expenses (including reasonable attorneys' fees and expenses), claims, damages or liabilities or, subject to the proviso of the next succeeding sentence, amounts paid in settlement, arising out of actions or omissions occurring at or prior to the Effective Time and whether asserted or claimed prior to, at or after the Effective Time) that are in whole or in part (i) based on, or arising out of the fact that such person is or was a director, officer or employee of such party or a subsidiary of such party or (ii) based on, arising out of or pertaining to the transactions contemplated by this Agreement. In the event of any such loss, expense, claim, damage or liability (whether or not arising before the Effective
Time), (i) Newco shall pay the reasonable fees and expenses of counsel selected by the Indemnified Parties, which counsel shall be reasonably satisfactory to Newco, promptly after statements therefor are received and otherwise advance to such Indemnified Party upon request reimbursement of documented expenses reasonably incurred, in either case to the extent not prohibited by the DGCL or its Certificate of Incorporation or Bylaws, (ii) Newco will cooperate in the defense of any such matter and (iii) any determination required to be made with respect to whether an Indemnified Party's conduct complies with the standards set forth under the DGCL and Newco's Certificate of Incorporation or Bylaws shall be made by independent counsel mutually acceptable to Newco and the Indemnified Party; provided, however, that Newco shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld). The Indemnified Parties as a group may retain only one law firm with respect to each related matter except to the extent there is, in the opinion of counsel to an Indemnified Party, under applicable standards of professional conduct, a conflict on any significant issue between positions of any two or more Indemnified Parties.

     (b) For a period of six years after the Effective Time, Newco shall cause to be maintained in effect the policies of directors' and officers' liability insurance maintained by CFAM and BRHZ for the benefit of those persons who are covered by such policies at the Effective Time (or Newco may substitute therefor policies of at least the same coverage with respect to matters occurring prior to the Effective Time) unless such coverage is not available at commercially reasonable rates in which case Newco shall purchase such coverage as (i) may be obtained at commercially reasonable rates and (ii) is no less broad than coverage purchased for persons who are then serving as directors and/or officers of Newco.

     (c) In the event Newco or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity or such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then and in either such case, proper provision shall be made so that the successors and assigns of Newco shall assume the obligations set forth in this
Section 4.12.

     (d) To the fullest extent permitted by law, from and after the Effective Time, all rights to indemnification now existing in favor of the employees, agents, directors or officers of CFAM and BRHZ and their subsidiaries with respect to their activities as such prior to the Effective Time, as provided in CFAM's and BRHZ's Charter/Certificate of Incorporation or Bylaws, in effect on the date thereof or otherwise in effect on the date hereof, shall survive the Merger and shall continue in full force and effect for a period of not less than six years from the Effective Time.

     (e) The provisions of this Section 4.12 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party, his or her heirs and his or her representatives.

     4.13 Notification of Certain Matters. The parties hereto shall give prompt notice to the other parties, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time, (ii) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, (iii) any notice of, or other communication relating to, a default or event which, with notice or lapse of time or both, would become a default, received by such party or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract or agreement material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any of its subsidiaries is a party or is subject, (iv) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, or (v) any material adverse change in their respective financial condition, properties, businesses, results of operations or prospects, taken as a whole, other than changes resulting from general economic conditions; provided, however, that the delivery of any notice pursuant to this Section 4.13 shall not cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     4.14 Affiliates. (a) CFAM and BRHZ shall use all reasonable efforts to obtain from any CFAM Affiliate or BRHZ Affiliate who has not previously executed such letter agreement and from any person who may be deemed to have become a CFAM Affiliate or BRHZ Affiliate after the date of this Agreement and on or prior to the Effective Time, a letter agreement substantially in the form of Exhibit D hereto as soon as practicable.

     (b) Newco shall not be required to maintain the effectiveness of the S-4 for the purpose of resale of Newco Shares by stockholders of CFAM or BRHZ who may be affiliates of CFAM or BRHZ or Newco pursuant to Rule 145 under the Securities Act.

     4.15 Tax and Accounting Treatment. From and after the date hereof and until the Effective Time, neither CFAM nor BRHZ shall (i) take any action, or fail to take any action, that it knows would jeopardize the treatment of the Merger as a "pooling of interests" for accounting purposes; (ii) take any action, or fail to take any action, that it knows would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a) of the Code; or (iii) enter into any contract, agreement, commitment or arrangement with respect to either of the foregoing.

     4.16 Employment Agreements. Newco will offer to enter into employment agreements with each of the persons set forth on Schedule 4.16 at or prior to the Closing Date. The forms of employment agreements shall be substantially in the forms attached hereto as Exhibits E-1 through E-5.

     4.17 Pooling of Interests. Each of BRHZ and CFAM shall use best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC, and each of BRHZ and CFAM agrees that it shall take no action that would cause such accounting treatment not to be obtained.

                                   ARTICLE 5

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     5.1 Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) this Agreement shall have been approved and adopted by the requisite vote of the stockholders of CFAM and BRHZ;

          (b) no statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or enforced by any United States court or United States governmental authority which prohibits, restrains, enjoins or restricts the consummation of the Merger;

          (c) any waiting period applicable to the Merger under the HSR Act shall have terminated or expired, and any other governmental or regulatory notices or approvals required with respect to the transactions contemplated hereby shall have been either filed or received; and

          (d) the S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and all state securities laws or "blue sky" permits and authorizations necessary to issue Newco Shares in exchange for CFAM Shares and BRHZ Shares in the Merger shall have been obtained.

          (e) BRHZ and CFAM shall have received from Price Waterhouse LLP, BRHZ's independent auditors, and Arthur Andersen, LLP, CFAM's independent auditors, "comfort" letters, in form and substance satisfactory to each of them, the kind contemplated by the Statement of Auditing Standards with respect to Letters to Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement") with respect to the procedures undertaken by them through a date which is not earlier than five business days prior to the dates specified in (i) and (ii) below relating to the financial statements of BRHZ and CFAM, respectively, contained in the S-4 and the other matters contemplated by the AICPA statement and customarily included in comfort letters relating to transactions similar to the Merger, (i) dated immediately prior to the date of mailing of the Proxy Statement, and (ii) dated immediately prior to the Closing Date, a bringdown of the letter provided in subparagraph (i).

          (f) BRHZ shall have received the opinion of Price Waterhouse LLP, BRHZ's independent auditors, dated the Closing Date and addressed to BRHZ and available for use by CFAM and its representatives, to the effect that BRHZ is a poolable entity, and CFAM shall have received the opinion of Arthur Andersen LLP, CFAM's independent auditors, dated the Closing Date and addressed to CFAM and available for use by BRHZ and its representatives, to the effect that the Merger will be treated as a "pooling of interests" in accordance with Generally Accepted Accounting Principles ("GAAP") and all published rules, regulations and policies of the SEC.

     5.2 Conditions to the Obligations of BRHZ. The obligation of BRHZ to effect the Merger is subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of CFAM and Newco contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on CFAM or Newco) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing CFAM and Newco shall have delivered to BRHZ a certificate to that effect;

          (b) each of the covenants and obligations of CFAM and Newco to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time, and at the Closing CFAM and Newco shall have delivered to BRHZ a certificate to that effect;

          (c) the Newco Shares issuable to the BRHZ stockholders pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq upon official notice of issuance;

          (d) the opinion of Ropes & Gray, counsel to BRHZ, dated the Closing Date and addressed to BRHZ, to the effect that (i) the merger of Merger Sub B into BRHZ will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Merger Sub B and BRHZ will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by Newco, Merger Sub B, BRHZ or a stockholder of BRHZ as a result of the Merger (other than with respect to cash received by a stockholder in lieu of a fractional Newco Share), and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of BRHZ, CFAM and Newco, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein;

          (e) CFAM shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Newco pursuant to the Merger to any obligation, right or interest of CFAM under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, in the reasonable opinion of BRHZ, individually or in the aggregate, have a Material Adverse Effect on CFAM; and

          (f) there shall have been no events, changes or effects with respect to CFAM or its subsidiaries having a Material Adverse Effect on CFAM.

     5.3 Conditions to the Obligations of CFAM. The respective obligations of CFAM to effect the Merger are subject to the satisfaction at or prior to the Effective Time of the following conditions:

          (a) the representations of BRHZ and Newco contained in this Agreement or in any other document delivered pursuant hereto shall be true and correct (except to the extent that the breach thereof would not have a Material Adverse Effect on BRHZ or Newco) at and as of the Effective Time with the same effect as if made at and as of the Effective Time (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and correct as of such earlier date), and at the Closing BRHZ and Newco shall have delivered to CFAM a certificate to that effect;

          (b) each of the covenants and obligations of BRHZ and Newco to be performed at or before the Effective Time pursuant to the terms of this Agreement shall have been duly performed in all material respects at or before the Effective Time and at the Closing BRHZ and Newco shall have delivered to CFAM a certificate to that effect;

          (c) the Newco Shares issuable to the CFAM stockholders pursuant to this Agreement and such other shares to be reserved for issuance in connection with the Merger shall have been authorized for listing on Nasdaq upon official notice of issuance;

          (d) the opinion of Bass, Berry & Sims PLC, counsel to CFAM, dated the Closing Date and addressed to CFAM, to the effect that (i) the merger of Merger Sub A into CFAM will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code; (ii) each of Merger Sub A and CFAM will be a party to the reorganization within the meaning of Section 368(b) of the Code; and (iii) no gain or loss for Federal income tax purposes will be recognized by Newco, Merger Sub A, CFAM or a stockholder of CFAM as a result of the Merger (other than with respect to cash received by a stockholder of CFAM in lieu of a fractional Newco Share), and such opinion shall not have been withdrawn or modified in any material respect. Such opinion may be conditioned upon the receipt of representations of BRHZ, CFAM and Newco, all in form and substance reasonably satisfactory to such counsel and other reasonable assumptions set forth therein;

          (e) BRHZ shall have obtained the consent or approval of each person whose consent or approval shall be required in order to permit the succession by Newco pursuant to the Merger to any obligation, right or interest of BRHZ under any loan or credit agreement, note, mortgage, indenture, lease or other agreement or instrument, except for those for which failure to obtain such consents and approvals would not, in the reasonable opinion of CFAM, individually or in the aggregate, have a Material Adverse Effect on BRHZ; and

          (f) there shall have been no events, changes or effects with respect to BRHZ or its subsidiaries having a Material Adverse Effect on BRHZ.

                                   ARTICLE 6

                         TERMINATION; AMENDMENT; WAIVER

     6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval and adoption of this Agreement by CFAM's or BRHZ's stockholders:

          (a) by mutual written consent of CFAM and BRHZ;

          (b) by CFAM or BRHZ if (i) any court of competent jurisdiction in the United States or other United States Governmental Entity shall have issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable or
     (ii) the Merger has not been consummated by November 30, 1998; provided, however, that no party may terminate this Agreement pursuant to this clause
     (ii) if such party's failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;

          (c) by BRHZ if (i) there shall have been a breach of any representation or warranty on the part of CFAM or Newco set forth in this Agreement, or if any representation or warranty of CFAM or Newco shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) would be incapable of being satisfied by November 30, 1998 (or as otherwise extended), (ii) there shall have been a breach by CFAM or Newco of any of their respective covenants or agreements hereunder having a Material Adverse Effect on CFAM or Newco or materially adversely affecting (or materially delaying) the consummation of the Merger, and CFAM or Newco, as the case may be, has not cured such breach within twenty business days after notice by BRHZ thereof, provided that BRHZ has not breached any of its obligations hereunder, (iii) the CFAM Board shall have recommended to CFAM's stockholders a CFAM Superior Proposal, (iv) the CFAM Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) CFAM shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders;
     (vi) BRHZ shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders; or (vii) a tender or exchange offer for outstanding shares of capital stock of CFAM then representing 30% or more of the combined power to vote generally for the election of CFAM directors is commenced, and the Board of Directors of CFAM does not recommend that shareholders not tender their shares into such tender or exchange offer.

          (d) by CFAM if (i) there shall have been a breach of any representation or warranty on the part of BRHZ or Newco set forth in this Agreement, or if any representation or warranty of BRHZ or Newco shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) would be incapable of being satisfied by November 30, 1998 (or as otherwise extended), (ii) there shall have been a breach by BRHZ or Newco of any of their respective covenants or agreements hereunder having a Material Adverse Effect on BRHZ or Newco or materially adversely affecting (or materially delaying) the consummation of the Merger, and BRHZ or Newco, as the case may be, has not cured such breach within twenty business days after notice by CFAM thereof, provided that CFAM has not breached any of its obligations hereunder, (iii) the BRHZ Board shall have recommended to BRHZ's stockholders a BRHZ Superior Proposal, (iv) the BRHZ Board shall have withdrawn, modified or changed its approval or recommendation of this Agreement or the Merger or shall have failed to call, give notice of, convene or hold a stockholders' meeting to vote upon the Merger, or shall have adopted any resolution to effect any of the foregoing, (v) CFAM shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders, (vi) BRHZ shall have convened a meeting of its stockholders to vote upon the Merger and shall have failed to obtain the requisite vote of its stockholders, or (vii) a tender offer or exchange offer for outstanding shares of capital stock of BRHZ then representing 30% or more of the combined power to vote generally for the election of BRHZ directors is commenced, and the Board of Directors of BRHZ does not recommend that stockholders not tender their shares into such tender or exchange offer.

     6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its affiliates, directors, officers or stockholders, other than the provisions of this Section 6.2 and Sections 4.8(b) and 6.3 hereof. Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement.

     6.3 Fees and Expenses. Each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby except that:

          (a) BRHZ shall pay to CFAM by wire transfer $4.0 million (the "BRHZ Termination Fee"), upon demand, if (i) this Agreement is terminated pursuant to Section 6.1(c)(vi) or any subsection of Section 6.1(d) (other than Section 6.1(d)(v)), (ii) prior to the time this Agreement is terminated or the time of the BRHZ Special Meeting, a BRHZ Takeover Proposal shall have been publicly announced or shall have become publicly known and (iii) during the term of this Agreement or within twelve months after the termination of this Agreement a BHRZ Takeover Event shall occur. Such payment shall be made in immediately available funds.

          (b) CFAM shall pay to BRHZ by wire transfer $4.0 million (the "CFAM Termination Fee"), upon demand, if (i) this Agreement is terminated pursuant to Section 6.1(d)(v) or any subsection of Section 6.1(c) (other than Section 6.1(c)(vi)), (ii) prior to the time this Agreement is terminated or the time of the CFAM Special Meeting, a CFAM Takeover Proposal shall have been publicly announced or shall have become publicly known and (iii) during the term of this Agreement or within twelve months after the termination of this Agreement a CFAM Takeover Event shall occur. Such payment shall be made in immediately available funds.

     6.4 Amendment. This Agreement may be amended by action taken by CFAM and BRHZ at any time before or after approval of the Merger by the stockholders of CFAM and BRHZ (if required by applicable law) but, after any such approval, no amendment shall be made which requires the approval of such stockholders under applicable law without such approval. This Agreement may not be amended except by an instrument in writing signed on behalf of the parties hereto.

     6.5 Extension; Waiver. At any time prior to the Effective Time, each party hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party, (ii) waive any inaccuracies in the representations and warranties of any other party contained herein or in any document, certificate or writing delivered pursuant hereto or (iii) waive compliance by any other party with any of the agreements or conditions contained herein. Any agreement on the part of any party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights.

                                   ARTICLE 7

                                 MISCELLANEOUS

     7.1 Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time or a termination of this Agreement. This Section 7.1 shall not limit any covenant or agreement of the parties hereto which by its terms requires performance after the Effective Time.

     7.2 Entire Agreement; Assignment. This Agreement (a) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and (b) shall not be assigned by operation of law or otherwise.

     7.3 Validity. If any provision of this Agreement, or the application thereof to any person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other persons or circumstances, shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

     7.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile or by registered or certified mail (postage prepaid, return receipt requested), to each other party as follows:
     If to CFAM:                          CorporateFamily Solutions, Inc.
                                          209 Tenth Avenue South, Suite 300
                                          Nashville, Tennessee 37203-4173
                                          Attention: Marguerite W. Sallee
                                          Telecopy: (615) 254-3766

     with a copy to:                      Bass, Berry & Sims PLC
                                          2700 First American Center
                                          Nashville, Tennessee 37238
                                          Attention: James H. Cheek, III, Esq.
                                          Telecopy: (615) 742-6298

     if to BRHZ:                          Bright Horizons, Inc.
                                          One Kendall Square, Building 200
                                          Cambridge, Massachusetts 02139
                                          Attention: Roger H. Brown
                                          Telecopy: (617) 577-8967

     with a copy to:                      Ropes & Gray
                                          One International Place
                                          Boston, Massachusetts
                                          Attention: Alfred O. Rose, Esq.
                                          Telecopy: (617) 951-7050
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

     7.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

     7.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     7.7 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 4.12 nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     7.8 Certain Definitions.  For the purposes of this Agreement, the term:

          (a) "affiliate" means (except as otherwise provided in Sections 2.20, 3.20 and 4.13) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned person;

          (b) "business day" means any day other than a day on which Nasdaq is closed;

          (c) "capital stock" means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;

          (d) "knowledge" or "known" means, with respect to any matter in question, if an executive officer of CFAM or BRHZ or their respective subsidiaries, as the case may be, has actual knowledge of such matter;

          (e) "person" means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity; and

          (f) "subsidiary" or "subsidiaries" of Newco, CFAM, BRHZ or any other person, means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which Newco, CFAM, BRHZ or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, 50% or more of the capital stock, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     7.9 Personal Liability. This Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any direct or indirect stockholder of CFAM, BRHZ or Newco or any officer, director, employee, agent, representative or investor of any party hereto.

     7.10 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party's obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder.

     7.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     In Witness Whereof, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.
                                          CORPORATEFAMILY SOLUTIONS, INC.

                                          By:   /s/ MARGUERITE W. SALLEE
                                            ------------------------------------
                                            Name: Marguerite W. Sallee
                                            Title:  President and Chief
                                              Executive Officer

                                          BRIGHT HORIZONS, INC.

                                          By:      /s/ ROGER H. BROWN
                                            ------------------------------------
                                            Name: Roger H. Brown
                                            Title:  Chief Executive Officer

                                          BRIGHT HORIZONS FAMILY SOLUTIONS, INC.

                                          By:   /s/ MARGUERITE W. SALLEE
                                            ------------------------------------
                                            Name: Marguerite W. Sallee
                                            Title:  Chief Executive Officer

                                          CFAM ACQUISITION, INC.

                                          By:   /s/ MARGUERITE W. SALLEE
                                            ------------------------------------
                                            Name: Marguerite W. Sallee
                                            Title:  Chief Executive Officer

                                          BRHZ ACQUISITION, INC.

                                          By:      /s/ ROGER H. BROWN
                                            ------------------------------------
                                            Name: Roger H. Brown
                                            Title:  President

                                                                        ANNEX II

                         COMPANY STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of April 26, 1998, is by and between Bright Horizons, Inc., a Delaware corporation ("Grantee"), and CorporateFamily Solutions, Inc., a Tennessee corporation ("Issuer").

                                    RECITALS

     A. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which has been executed in connection with this Agreement (each capitalized term used herein without definition shall have the meaning specified in the Merger Agreement).

     B. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. Grant of Option. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, 460,828 shares of fully paid and nonassessable common stock of the Issuer, no par value per share ("Common Stock"), which is equal to 10.0% of the number of shares of Common Stock issued and outstanding on the date hereof, at a purchase price equal to the Option Price, as adjusted in accordance with the provisions of Section 5 of this Agreement (such price, as adjusted if applicable, the "Option Price"). The "Option Price" shall mean the average of the daily last sale price of the Common Stock on The Nasdaq Stock Market during the ten business day trading period ending on the earlier of (i) May 1, 1998 or (ii) the day prior to the date that a CFAM Takeover Proposal shall have been publicly announced or shall have become publicly known.

     2. Exercise of Option. (a) Exercise. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined).

     (b) Option Termination Events. The term "Option Termination Event" shall mean any of the following events: (i) immediately prior to the Effective Time of the Merger; (ii) termination of the Merger Agreement (other than upon or during the continuance of a Triggering Event); or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Triggering Event (or if, at the expiration of such 180-day period the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, the Option may not be exercised if the Grantee is in material breach of its representation or warranties, or in material breach of any of its covenants or agreements contained in this Agreement or the Merger Agreement.

     (c) Triggering Events. The term "Triggering Event" shall mean a CFAM Takeover Proposal shall have been publicly announced or shall have become publicly known prior to the time the Merger Agreement is terminated or the time of the CFAM Special Meeting.

     (d) Notice of Triggering Event. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

     (e) Notice of Exercise; Closing. In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days (or, in the event approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is required, 60 calendar days) from the

Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection (e), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

     (f) Purchase Price. At the Closing referred to in subsection (e) above, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

     (g) Issuance of Common Stock. At the Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this
Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option is exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Legend. Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate are subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act;
(ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Record Grantee; Expenses. Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.

     3. Reservation Shares. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5(a)) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods under the HSR Act) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

     4. Division of Option; Lost Options. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. Adjustment Upon Changes in Capitalization. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event that any additional shares of Common Stock, or any rights, options, warrants, subscriptions, calls, convertible securities or other agreements or commitments obligating Issuer to issue any shares of Common Stock, are issued or otherwise become outstanding after the date hereof (an "Increase"), the number of shares of Common Stock subject to the Option shall be increased so that the number of shares issuable upon exercise of the Option shall be equal to the product of (A) the percentage of the outstanding Common Stock for which the Option was exercisable immediately prior to the Increase and
(B) the number of shares of Common Stock outstanding immediately after the Increase; provided that the number of shares of Common Stock subject to the Option shall in no event exceed 10.0% of the issued and outstanding shares of Common Stock immediately prior to exercise.

     (b) In the event of any change in Common Stock by reason of stock dividends, splits, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions and no adjustment is required pursuant to the terms of Section 5(a), then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

     (c) Whenever the number of shares of Common Stock subject to this Agreement on a fully diluted basis changes after the date hereof, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

     6. Registration Rights. Upon the occurrence of a Triggering Event that occurs prior to an Option Termination Event (or as otherwise provided in the last sentence of Section 2(e)), Issuer shall, at the request of Grantee, deliver at any time on or prior to the Option Termination Date (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee for a period of 18 months following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Grantee's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; and, provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Grantee and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur (and such registration shall not be charged against Grantee). Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7. Repurchase of Option and Option Shares. (a) Within ten business days following the occurrence of a Repurchase Event (as defined below), Issuer shall
(i) deliver an offer (a "Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which
(A) the Alternative Proposal Price (as deemed below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) deliver an offer (also, a "Repurchase Offer") to repurchase the Option Shares from each owner of Option Shares (excluding such Option Shares as have been publicly distributed) from time to time (each, an "Owner") at a price (the "Option Share Repurchase Price") equal to the Alternative Proposal Price multiplied by the number of Option Shares then held by such Owner. The term "Alternative Proposal Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the CFAM Takeover Event or, in the event of a sale of assets of Issuer, the last per-share sale price of Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the CFAM Takeover Event shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee, which determination shall be conclusive for all purposes of this Agreement.

     (b) Upon the occurrence of a Repurchase Event and whether or not Issuer shall have made a Repurchase Offer under Section 7(a), (i) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Termination Date, Issuer shall repurchase the Option from Grantee at the Option Repurchase Price, and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of any Owner delivered prior to the Option

Termination Date, Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at the Option Share Repurchase Price.

     (c) Grantee and/or the Owner, as the case may be, may accept Issuer's Repurchase Offer under Section 7(a) or may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to Section 7(b) by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to accept such offer or to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days, after the surrender to it of this Agreement and/or Certificates for Option Shares, as applicable, following receipt of a notice under this Section 7(c) and the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price and/or the portion thereof that Issuer is not then prohibited from so delivering under applicable law.

     (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section
7. Nonetheless, to the extent that Issuer is prohibited under applicable law, from repurchasing the Option and/or any Option Shares in full, Issuer shall immediately so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(c) is prohibited under applicable law, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either
(a) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (b) to the Owner, a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (d), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (e) The term "Repurchase Event" shall mean the occurrence of a Triggering Event prior to the occurrence of an Option Termination Event followed by the occurrence of a CFAM Takeover Event within twelve months after such Triggering Event.

     8. Substitute Option in the Event of Corporate Change. (a) In the event that prior to an Option Termination Event, Issuer shall enter into an agreement
(i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the Alternative Proposal Price, as defined in Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 10.0% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 10.0% of the shares of the Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. Extension of Time for Regulatory Approvals. The 18-month period for exercise of certain rights under Sections 2, 6, 7, 13 and 14 shall be extended:
(i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and
(ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

     10. Representations and Warranties of the Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, and not subject to any preemptive rights.

          (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Charter or Bylaws of Issuer or any Issuer subsidiary, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets which violation would have, individually or in the aggregate, a Material Adverse Effect on the Issuer.

     11. Assignment of Option by Grantee. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

     12. First Refusal. At any time after the first occurrence of a Triggering Event and prior to the later of:

          (a) the expiration of 18 months immediately following the first purchase of shares of Common Stock pursuant to the Option; and

          (b) the Option Termination Date, if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,

             (1) required notification period has expired or been terminated, or

             (2) such approval has been obtained and, in either event, any requisite waiting period shall have passed.

     In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if any regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in the Offeror's Notice. The requirements of this Section 12 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer, or (z) any transfer to a wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

     13. Application for Regulatory Approval. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on Nasdaq's National Market System upon official notice of issuance.

     14. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     15. Separability of Provisions. If any term, provision, covenant, or restriction, contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

     16. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier, or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     20. Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     21. Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers hereunto duly authorized, all as of the date first written above.

                                                BRIGHT HORIZONS, INC.
                                                By:    /s/  Roger H. Brown
                                                       ---------------------------------------------
                                                Name:  Roger H. Brown
                                                       ---------------------------------------------
                                                Title: Chief Executive Officer
                                                       ---------------------------------------------
Attest:
Name:  /s/  Howard H. Lamar III
       ---------------------------------------
Title:
       ---------------------------------------
                                                CORPORATEFAMILY SOLUTIONS, INC.
                                                By:    /s/  Marguerite W. Sallee
                                                       ---------------------------------------------
                                                Name:  Marguerite W. Sallee
                                                       ---------------------------------------------
                                                Title: President and Chief Executive Officer
                                                       ---------------------------------------------
Attest:
Name:  /s/  Lori B. Morgan
       ---------------------------------------
Title:
       ---------------------------------------

                                                                       ANNEX III

                         COMPANY STOCK OPTION AGREEMENT

     THIS STOCK OPTION AGREEMENT (this "Agreement"), dated as of April 26, 1998, is by and between CorporateFamily Solutions, Inc., a Tennessee corporation ("Grantee"), and Bright Horizons, Inc., a Delaware corporation ("Issuer").

                                    RECITALS

     A. Grantee and Issuer have entered into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), which has been executed in connection with this Agreement (each capitalized term used herein without definition shall have the meaning specified in the Merger Agreement).

     B. As a condition to Grantee's entering into the Merger Agreement and in consideration therefor, Issuer has agreed to grant Grantee the Option (as hereinafter defined).

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

     1. Grant of Option. Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, 560,073 shares of fully paid and nonassessable common stock of the Issuer, $.01 par value per share ("Common Stock"), which is equal to 10.0% of the number of shares of Common Stock issued and outstanding on the date hereof, at a purchase price equal to the Option Price, as adjusted in accordance with the provisions of Section 5 of this Agreement. The "Option Price" shall mean the average of the daily last sale price of the Common Stock on The Nasdaq Stock Market during the ten business day trading period ending on the earlier of (i) May 1, 1998 or (ii) the day prior to the date that a BRHZ Takeover Proposal shall have been publicly announced or shall have become publicly known.

     2. Exercise of Option. (a) Exercise. Grantee may exercise the Option, in whole or part, and from time to time, if, but only if, a Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Option Termination Event (as hereinafter defined).

     (b) Option Termination Events. The term "Option Termination Event" shall mean any of the following events: (i) immediately prior to the Effective Time of the Merger; (ii) termination of the Merger Agreement (other than upon or during the continuance of a Triggering Event); or (iii) 180 days following any termination of the Merger Agreement upon or during the continuance of a Triggering Event (or if, at the expiration of such 180-day period the Option cannot be exercised by reason of any applicable judgment, decree, order, law or regulation, 10 business days after such impediment to exercise shall have been removed or shall have become final and not subject to appeal). Notwithstanding the foregoing, the Option may not be exercised if the Grantee is in material breach of its representation or warranties, or in material breach of any of its covenants or agreements contained in this Agreement or the Merger Agreement.

     (c) Triggering Events. The term "Triggering Event" shall mean a BRHZ Takeover Proposal shall have been publicly announced or shall have become publicly known prior to the time the Merger Agreement is terminated or the time of the BRHZ Special Meeting.

     (d) Notice of Triggering Event. Issuer shall notify Grantee promptly in writing of the occurrence of any Triggering Event, it being understood that the giving of such notice by Issuer shall not be a condition to the right of Grantee to exercise the Option or for a Triggering Event to have occurred.

     (e) Notice of Exercise; Closing. In the event Grantee is entitled to and wishes to exercise the Option, it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 10 business days (or, in the event approval under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, is required, 60 calendar days) from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if the closing of the purchase and sale pursuant to the Option (the "Closing") cannot be consummated, in the reasonable opinion of Grantee, by reason of any applicable judgment, decree, order, law or regulation, the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which restriction on consummation has expired or been terminated; and provided further, without limiting the foregoing, that if, in the reasonable opinion of Grantee, prior notification to or approval of any regulatory agency is required in connection with such purchase, Grantee shall promptly file the required notice or application for approval and shall expeditiously process the same, and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto. Notwithstanding this subsection
(e), in no event shall any Closing Date be more than 18 months after the related Notice Date, and if the Closing Date shall not have occurred within 18 months after the related Notice Date due to the failure to obtain any such required approval, the exercise of the Option effected on the Notice Date shall be deemed to have expired.

     (f) Purchase Price. At the Closing referred to in subsection (e) above, Grantee shall pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer, provided that failure or refusal of Issuer to designate such a bank account shall not preclude Grantee from exercising the Option.

     (g) Issuance of Common Stock. At the Closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this
Section 2, Issuer shall deliver to Grantee a certificate or certificates representing the number of shares of Common Stock purchased by the Grantee and, if the Option is exercised in part only, a new Option evidencing the rights of Grantee thereof to purchase the balance of the shares purchasable hereunder, and the Grantee shall deliver to Issuer a copy of this Agreement and a letter agreeing that Grantee will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this Agreement.

     (h) Legend. Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

     "The transfer of the shares represented by this certificate are subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act in the above legend shall be removed by delivery of substitute certificate(s) without such reference if Grantee shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the Securities Act;
(ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

     (i) Record Grantee; Expenses. Upon the giving by Grantee to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, Grantee shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to Grantee or the Issuer shall have failed or refused to designate the bank account described in subsection (f) of this Section 2. Issuer shall pay all expenses and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issuance and delivery of stock certificates under this Section 2 in the name of Grantee or its assignee, transferee or designee.
                                      III-2

     3. Reservation Shares. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock (and other securities issuable pursuant to Section 5(a)) so that the Option may be exercised without additional authorization of Common Stock (or such other securities) after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock (or such other securities); (ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including without limitation complying with all premerger notification, reporting and waiting periods under the HSR Act) in order to permit Grantee to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of Grantee against dilution.

     4. Division of Option; Lost Options. This Agreement (and the Option granted hereby) are exchangeable, without expense, at the option of Grantee, upon presentation and surrender of this Agreement at the principal office of Issuer, for other agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Stock Option Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

     5. Adjustment Upon Changes in Capitalization. The number of shares of Common Stock purchasable upon the exercise of the Option shall be subject to adjustment from time to time as provided in this Section 5.

     (a) In the event that any additional shares of Common Stock, or any rights, options, warrants, subscriptions, calls, convertible securities or other agreements or commitments obligating Issuer to issue any shares of Common Stock, are issued or otherwise become outstanding after the date hereof (an "Increase"), the number of shares of Common Stock subject to the Option shall be increased so that the number of shares issuable upon exercise of the Option shall be equal to the product of (A) the percentage of the outstanding Common Stock for which the Option was exercisable immediately prior to the Increase and
(B) the number of shares of Common Stock outstanding immediately after the Increase; provided that the number of shares of Common Stock subject to the Option shall in no event exceed 10.0% of the issued and outstanding shares of Common Stock immediately prior to exercise.

     (b) In the event of any change in Common Stock by reason of stock dividends, splits, mergers, recapitalization, combinations, subdivisions, conversions, exchanges of shares or other similar transactions and no adjustment is required pursuant to the terms of Section 5(a), then the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted so that Grantee shall receive upon exercise of the Option and payment of the aggregate Option Price hereunder the number and class of shares or other securities or property that Grantee would have received in respect of Common Stock if the Option had been exercised in full immediately prior to such event, or the record date therefor, as applicable.

     (c) Whenever the number of shares of Common Stock subject to this Agreement on a fully diluted basis changes after the date hereof, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the aggregate number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the aggregate number of shares of Common Stock purchasable immediately after the adjustment.

     6. Registration Rights. Upon the occurrence of a Triggering Event that occurs prior to an Option Termination Event (or as otherwise provided in the last sentence of Section 2(e)), Issuer shall, at the request
                                      III-3
of Grantee, deliver at any time on or prior to the Option Termination Date (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a shelf registration statement under the Securities Act covering any shares issued and issuable pursuant to this Option and shall use its best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its best efforts to cause such registration statement first to become effective and then to remain effective for such period not in excess of 120 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee for a period of 18 months following such first request shall have the right to demand a second such registration if reasonably necessary to effect such sales or dispositions. The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the inclusion of the Grantee's Option or Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced in the manner set forth in Section 8.04 of the Series C Convertible Preferred Stock Purchase Agreement dated October 12, 1990, as amended; and provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of Grantee shall constitute at least 25% of the total number of shares to be sold by Grantee and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then the Issuer shall file a registration statement for the balance as promptly as practicable and no reduction shall thereafter occur (and such registration shall not be charged against Grantee). Grantee shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any Grantee in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for the Issuer. Upon receiving any request under this Section 6 from Grantee, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

     7. Repurchase of Option and Option Shares. (a) Within ten business days following the occurrence of a Repurchase Event (as defined below), Issuer shall
(i) deliver an offer (a "Repurchase Offer") to repurchase the Option from Grantee at a price (the "Option Repurchase Price") equal to the amount by which
(A) the Alternative Proposal Price (as deemed below) exceeds (B) the Option Price, multiplied by the number of shares for which the Option may then be exercised, and (ii) deliver an offer (also, a "Repurchase Offer") to repurchase the Option Shares from each owner of Option Shares (excluding such Option Shares as have been publicly distributed) from time to time (each, an "Owner") at a price (the "Option Share Repurchase Price") equal to the Alternative Proposal Price multiplied by the number of Option Shares then held by such Owner. The term "Alternative Proposal Price" shall mean, as of any date for the determination thereof, the price per share of Common Stock paid pursuant to the BRHZ Takeover Event or, in the event of a sale of assets of Issuer, the last per-share sale price of Common Stock on the fourth trading day following the announcement of such sale. If the consideration paid or received in the BRHZ Takeover Event shall be other than in cash, the value of such consideration shall be determined by a nationally recognized investment banking firm selected by Grantee, which determination shall be conclusive for all purposes of this Agreement.

     (b) Upon the occurrence of a Repurchase Event and whether or not Issuer shall have made a Repurchase Offer under Section 7(a), (i) at the request (the date of such request being the "Option Repurchase Request Date") of Grantee delivered prior to the Option Termination Date, Issuer shall repurchase the Option from Grantee at the Option Repurchase Price, and (ii) at the request (the date of such request being the "Option Share Repurchase Request Date") of any Owner delivered prior to the Option Termination Date, Issuer shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at the Option Share Repurchase Price.
                                      III-4

     (c) Grantee and/or the Owner, as the case may be, may accept Issuer's Repurchase Offer under Section 7(a) or may exercise its right to require Issuer to repurchase the Option and/or any Option Shares pursuant to Section 7(b) by a written notice or notices stating that Grantee or the Owner, as the case may be, elects to accept such offer or to require Issuer to repurchase the Option and/or the Option Shares in accordance with the provisions of this Section 7. As promptly as practicable, and in any event within five business days, after the surrender to it of this Agreement and/or Certificates for Option Shares, as applicable, following receipt of a notice under this Section 7(c) and the occurrence of a Repurchase Event, Issuer shall deliver or cause to be delivered to Grantee the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price and/or the portion thereof that Issuer is not then prohibited from so delivering under applicable law.

     (d) Issuer hereby undertakes to use its best efforts to obtain all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish any repurchase contemplated by this Section
7. Nonetheless, to the extent that Issuer is prohibited under applicable law, from repurchasing the Option and/or any Option Shares in full, Issuer shall immediately so notify Grantee and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to Grantee and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to Section 7(c) is prohibited under applicable law, from delivering to Grantee and/or the Owner, as appropriate, the Option Repurchase Price or the Option Share Repurchase Price, respectively, in full, Grantee or the Owner, as appropriate, may revoke its notice of repurchase of the Option or the Option Shares either in whole or in part whereupon, in the case of a revocation in part, Issuer shall promptly (i) deliver to Grantee and/or the Owner, as appropriate, that portion of the Option Repurchase Price or the Option Share Repurchase Price that Issuer is not prohibited from delivering after taking into account any such revocation and (ii) deliver, as appropriate, either
(a) to Grantee, a new Agreement evidencing the right of Grantee to purchase that number of shares of Common Stock equal to the number of shares of Common Stock purchasable immediately prior to the delivery of the notice of repurchase less the number of shares of Common Stock covered by the portion of the Option repurchased or (b) to the Owner, a certificate for the number of Option Shares covered by the revocation. If an Option Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (d), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, Grantee shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

     (e) The term "Repurchase Event" shall mean the occurrence of a Triggering Event prior to the occurrence of an Option Termination Event followed by the occurrence of a BRHZ Takeover Event within twelve months after such Triggering Event.

     8. Substitute Option in the Event of Corporate Change. (a) In the event that prior to an Option Termination Event, Issuer shall enter into an agreement
(i) to consolidate with or merge into any person, other than Grantee or one of its subsidiaries, and shall not be the continuing or surviving corporation of such consolidation or merger, (ii) to permit any person, other than Grantee or one of its subsidiaries, to merge into Issuer and Issuer shall be the continuing or surviving corporation, but, in connection with such merger, the then-outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger represent less than 50% of the outstanding shares and share equivalents of the merged company, or (iii) to sell or otherwise transfer all or substantially all of its assets to any person, other than Grantee or one of its subsidiaries, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of Grantee, of either (x) the Acquiring Corporation (as hereinafter defined) or (y) any person that controls the Acquiring Corporation.

                                      III-5

     (b) The following terms have the meanings indicated:

          (1) "Acquiring Corporation" shall mean (i) the continuing or surviving corporation of a consolidation or merger with Issuer (if other than Issuer), (ii) Issuer in a merger in which Issuer is the continuing or surviving person, and (iii) the transferee of all or substantially all of Issuer's assets.

          (2) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

          (3) "Assigned Value" shall mean the Alternative Proposal Price, as defined in Section 7.

          (4) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for the one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided, that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as Grantee may elect.

     (c) The Substitute Option shall have the same terms as the Option, provided, that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to Grantee. The issuer of the Substitute Option shall also enter into an agreement with Grantee in substantially the same form as this Agreement, which agreement shall be applicable to the Substitute Option.

     (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option is then exercisable, divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option is then exercisable and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

     (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 10.0% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 10.0% of the shares of the Substitute Common Stock outstanding prior to exercise but for this clause (e), the issuer of the Substitute Option shall make a cash payment to Grantee equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by Grantee.

     (f) Issuer shall not enter into any transaction described in subsection (a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder.

     9. Extension of Time for Regulatory Approvals. The 18-month period for exercise of certain rights under Sections 2, 6, 13 and 14 shall be extended: (i) to the extent necessary to obtain all regulatory approvals for the exercise of such rights, and for the expiration of all statutory waiting periods; and (ii) to the extent necessary to avoid liability under Section 10(b) of the Exchange Act by reason of such exercise.

     10. Representations and Warranties of the Issuer. Issuer hereby represents and warrants to Grantee as follows:

          (a) Issuer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Issuer and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been

                                      III-6
     duly and validly executed and delivered by Issuer. This Agreement is the valid and legally binding obligation of Issuer, enforceable against Issuer in accordance with its terms.

          (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant hereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrances and security interests, and not subject to any preemptive rights.

          (c) The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation pursuant to any provisions of the Certificate of Incorporation or Bylaws of Issuer or any Issuer subsidiary, subject to obtaining any approvals or consents contemplated hereby, result in any violation of any loan or credit agreement, note, mortgage, indenture, lease, plan, or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Issuer or any Issuer subsidiary or their respective properties or assets which violation would have, individually or in the aggregate, a Material Adverse Effect on the Issuer.

     11. Assignment of Option by Grantee. Neither of the parties hereto may assign any of its rights or obligations under this Option Agreement or the Option created hereunder to any other person, without the express written consent of the other party.

     12. First Refusal. At any time after the first occurrence of a Triggering Event and prior to the later of:

          (a) the expiration of 18 months immediately following the first purchase of shares of Common Stock pursuant to the Option; and

          (b) the Option Termination Date, if Grantee shall desire to sell, assign, transfer or otherwise dispose of all or any of the Option or the shares of Common Stock or other securities acquired by it pursuant to the Option, it shall give Issuer written notice of the proposed transaction (an "Offeror's Notice"), identifying the proposed transferee, accompanied by a copy of a binding offer to purchase the Option or such shares or other securities signed by such transferee and setting forth the terms of the proposed transaction. An Offeror's Notice shall be deemed an offer by Grantee to Issuer, which may be accepted within 10 business days of the receipt of such Offeror's Notice, on the same terms and conditions and at the same price at which Grantee is proposing to transfer the Option or such shares or other securities to such transferee. The purchase of the Option or any such shares or other securities by Issuer shall be settled within 10 business days of the date of the acceptance of the offer and the purchase price shall be paid to Grantee in immediately available funds; provided that, if prior notification to or approval of any regulatory authority is required in connection with such purchase, Issuer shall promptly file the required notice or application for approval and shall expeditiously process the same (and Grantee shall cooperate with Issuer in the filing of any such notice or application and the obtaining of any such approval) and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which, as the case may be,

             (1) required notification period has expired or been terminated, or

             (2) such approval has been obtained and, in either event, any requisite waiting period shall have passed.

     In the event of the failure or refusal of Issuer to purchase all of the Option or all of the shares or other securities covered by an Offeror's Notice or if any regulatory authority disapproves Issuer's proposed purchase of any portion of the Option or such shares or other securities, Grantee may, within 60 days from the date of the Offeror's Notice (subject to any necessary extension for regulatory notification, approval or waiting periods), sell all, but not less than all, of such portion of the Option or such shares or other securities to the proposed transferee at no less than the price specified and on terms no more favorable than those set forth in

                                      III-7
the Offeror's Notice. The requirements of this Section 12 shall not apply to (w) any disposition as a result of which the proposed transferee would own beneficially not more than 2% of the outstanding voting power of Issuer, (x) any disposition of Common Stock or other securities by a person to whom Grantee has assigned its rights under the Option with the consent of Issuer, (y) any sale by means of a public offering registered under the Securities Act in which steps are taken to reasonably assure that no purchaser will acquire securities representing more than 2% of the outstanding voting power of Issuer, or (z) any transfer to a wholly owned subsidiary of Grantee which agrees in writing to be bound by the terms hereof.

     13. Application for Regulatory Approval. Each of Grantee and Issuer will use its best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including without limitation making application to list the shares of Common Stock issuable hereunder on Nasdaq's National Market System upon official notice of issuance.

     14. Specific Performance. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief.

     15. Separability of Provisions. If any term, provision, covenant, or restriction, contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

     16. Notices. All notices, claims, demands and other communications hereunder shall be deemed to have been duly given or made when delivered in person, by registered or certified mail (postage prepaid, return receipt requested), by overnight courier, or by facsimile at the respective addresses of the parties set forth in the Merger Agreement.

     17. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     18. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed to be an original, but all of which shall constitute one and the same agreement.

     19. Expenses. Except as otherwise expressly provided herein or in the Merger Agreement, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

     20. Entire Agreement. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein. Any provision of this Agreement may be waived only in writing at any time by the party that is entitled to the benefits of such provision. This Agreement may not be modified, amended, altered, or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

     21. Further Assurances. In the event of any exercise of the Option by Grantee, Issuer and Grantee shall execute and deliver all other documents and instruments and take all other action that may be reasonably necessary in order to consummate the transactions provided for by such exercise. Nothing contained in this Agreement shall be deemed to authorize Issuer or Grantee to breach any provision of the Merger Agreement.

                                      III-8

     IN WITNESS WHEREOF, Issuer and Grantee have caused this Agreement to be signed by their respective officers "hereunto duly authorized, all as of the date first written above.

                                          CORPORATEFAMILY SOLUTIONS, INC.

                                          By:    /s/ MARGUERITE W. SALLEE
                                              ----------------------------------
                                          Name: Marguerite W. Sallee
                                              ----------------------------------
                                          Title:  President and Chief Executive
                                                  Officer
                                              ----------------------------------

Attest:

Name: /s/ LORI B. MORGAN
      --------------------------------
Title:
      --------------------------------

                                          BRIGHT HORIZONS, INC.

                                          By:    /s/ ROGER H. BROWN
                                              ----------------------------------
                                          Name: Roger H. Brown
                                              ----------------------------------
                                          Title:  Chief Executive Officer
                                              ----------------------------------

Attest:

Name: /s/ HOWARD H. LAMAR III
      --------------------------------
Title:
      --------------------------------

                                      III-9

                                                                        ANNEX IV

             [LETTERHEAD OF NATIONSBANC MONTGOMERY SECURITIES LLC]

                                 April 26, 1998

Board of Directors
CorporateFamily Solutions, Inc.
209 Tenth Avenue South, Suite 300
Nashville, TN 37203-4173

Ladies and Gentlemen:

     We understand that CorporateFamily Solutions, Inc., a Tennessee corporation ("CFS"), and Bright Horizons, Inc., a Delaware corporation ("BHI"), propose to enter into an Agreement and Plan of Merger, a draft of which has been provided to us by management of CFS dated April 26, 1998 (the "Merger Agreement") pursuant to which two subsidiaries, Merger Sub A, a Tennessee corporation and wholly owned subsidiary of Bright Horizons Family Solutions, Inc., a Delaware corporation ("Newco"), and Merger Sub B, a Delaware corporation and wholly owned subsidiary of Newco, shall each be merged with and into CFS and BHI, respectively, with each of CFS and BHI continuing as the surviving corporations, wholly owned by Newco (the "Merger"). Pursuant to the Merger, as more fully described in the Merger Agreement and as further described to us by management of CFS, we understand that (i) each outstanding share of the common stock, no par value per share, of CFS will be converted into and exchangeable for one share of the common stock $0.01 par value per share ("Newco Common Stock"), of Newco (the "CFS Exchange Ratio") and (ii) each outstanding share of the common stock, $.01 par value per share, of BHI will be converted into and exchangeable for 1.15022 shares of Newco Common Stock. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

     You have asked for our opinion as investment bankers as to whether the CFS Exchange Ratio contemplated by the Merger is fair to the shareholders of CFS from a financial point of view, as of the date hereof.

     In connection with our opinion, we have, among other things: (i) reviewed publicly available financial and other data with respect to BHI and CFS, including the consolidated financial statements for recent years and interim periods to April 3, 1998 and certain other relevant financial and operating data relating to BHI and CFS made available to us from published sources and from the internal records of BHI and CFS; (ii) reviewed the financial terms and conditions of the Merger Agreement and the related Option Agreements; (iii) reviewed certain publicly available information concerning the trading of, and the trading market for, BHI Common Stock and CFS Common Stock, (iv) compared BHI and CFS from a financial point of view with certain other companies which we deemed to be relevant; (v) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies which we deemed to be comparable, in whole or in part, to the Merger; (vi) reviewed and discussed with representatives of the management of BHI and CFS the strategic rationale for the Merger and certain information of a business and financial nature regarding BHI and CFS furnished to us by them, including financial forecasts and related assumptions of BHI and CFS; (vii) participated in discussions and negotiations among representatives of CFS and BHI and their financial and legal advisors; (viii) analyzed the pro forma impact of the Merger or CFS's earnings per share; and (ix) performed such other analyses and examinations as we have deemed appropriate.

     In connection with our review, we have not assumed any obligation independently to verify the foregoing information and have relied on such information being accurate and complete in all material respects. With respect to the financial forecasts for BHI and CFS provided to us by their respective managements, upon their advice and with your consent we have assumed for purposes of our opinion that the forecasts have been reasonably prepared on bases reflecting the best available estimates and judgments of their respective managements at the time of preparation as to the future financial performance of BHI and CFS and that NationsBanc Montgomery could rely on the accuracy and completeness of such information without independent verification and was authorized to make appropriate use of such information. We have also assumed that there have been no material changes in BHI's or CFS's assets, financial condition, results of operations, business or prospects since the respective dates of their last financial statements made available to

Board of Directors
CorporateFamily Solutions, Inc.
April 26, 1998
Page Two

us and the information provided to us by BHI and CFS. We have assumed that the Merger will be consummated (i) in accordance with the terms set forth in the Merger Agreement (including the Merger's qualification as a pooling of interest business combination for accounting purposes and qualification as a tax-free reorganization for federal income tax purposes) without any further amendments thereto, and without waiver by CFS of any of the conditions to its obligations thereunder. We note that each of CFS and BHI have represented in the Merger Agreement that the proxy statement used in connection with the Merger will comply as to form in all material respects with the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder insofar as it relates to the meetings of the stockholders of CFS and BHI, respectively, to vote on the Merger and the Form S-4 filed in connection with the Merger will comply as to form in all material respects with the Securities Act of 1933 (the "Securities Act") and the rules and regulations promulgated thereunder. In addition, we have not assumed responsibility for making an independent evaluation, appraisal or physical inspection of any of the assets or liabilities (contingent or otherwise) of BHI or CFS, nor have we been furnished with any such appraisals. Finally, our opinion is based on economic, monetary and market and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, although subsequent developments may affect this opinion, we have not assumed any obligation to update, revise or reaffirm this opinion.

     We have acted as financial advisor to CFS in connection with the Merger and will receive a fee for our services, including rendering this opinion, which is contingent upon the consummation of the Merger. In addition, if the Merger is not consummated, NationsBanc Montgomery will receive a fee equal to fifty percent of any consideration payable to CFS as a result of termination of the Merger Agreement, up to the amount of the fee that would be payable to NationsBanc Montgomery if the transaction had been consummated. In the ordinary course of our business, we actively trade the equity securities of BHI and CFS for our own account and for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities. We have also acted as a managing underwriter in connection with the initial public offering of CFS Common Stock.

     Based upon the foregoing and in reliance thereon, it is our opinion as investment bankers that the CFS Exchange Ratio contemplated by the Merger is fair to the shareholders of CFS from a financial point of view, as of the date hereof.

     We are not expressing an opinion regarding the price at which Newco Common Stock may trade at any future time. The CFS Exchange Ratio contemplated by the Merger is a fixed exchange ratio and, accordingly, the market value of the Newco Common Stock to be received by the shareholders of CFS may vary significantly.

     This opinion is directed to the Board of Directors of CFS in its consideration of the Merger and is not a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. Further, this opinion addresses only the financial fairness of the CFS Exchange Ratio and does not address the merits of the underlying decision of the CFS Board of Directors to proceed with or effect the Merger or any other aspect of the Merger. This opinion may not be used or referred to by CFS, or quoted or disclosed to any person in any manner, without our prior written consent, which consent is hereby given to the inclusion of this opinion in any proxy statement or prospectus filed with the Securities and Exchange Commission in connection with the Merger. In furnishing this opinion, we do not admit that we are experts within the meaning of the term "experts" as used in the Securities Act and the rules and regulations promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.

                                          Very truly yours,

                                          /s/ NATIONSBANC MONTGOMERY SECURITIES
                                          LLC

                                                                         ANNEX V

                  [LETTERHEAD OF BT ALEX. BROWN INCORPORATED]

                                 April 26, 1998
Board of Directors
Bright Horizons, Inc.
One Kendall Square, Building 200
Cambridge, Massachusetts 02139

Members of the Board:

     Bright Horizons, Inc., a Delaware corporation ("BRHZ"), and CORPORATEFAMILY Solutions, Inc., a Tennessee corporation ("CFAM"), have proposed to enter into an Agreement and Plan of Merger dated as of April 26, 1998 (the "Merger Agreement"). Pursuant to the Merger Agreement, the implementation of which is contingent on approval by the stockholders of BRHZ and CFAM, Merger Sub A, a Tennessee corporation and wholly owned subsidiary of Bright Horizons Family Solutions, Inc., a corporation to be jointly formed by CFAM and BRHZ ("Newco"), will be merged with and into CFAM, and Merger Sub B, a Delaware corporation and wholly owned subsidiary of Newco, will be merged with and into BRHZ (collectively, the "Merger") and (i) each outstanding share of the common stock, no par value per share, of CFAM (the "CFAM Common Stock") will be converted into the right to receive 1.0 share of the common stock, par value $0.01 per share, of Newco (the "Newco Common Stock") and (ii) each outstanding share of the common stock, par value $0.01 per share, of BRHZ (the "BRHZ Common Stock") will be converted into the right to receive 1.15022 (the "BRHZ Exchange Ratio") shares of Newco Common Stock. You have requested our opinion as to whether the BRHZ Exchange Ratio is fair, from a financial point of view, to the holders of BRHZ Common Stock.

     BT Alex. Brown Incorporated ("BT" Alex. Brown"), as a customary part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for estate, corporate and other purposes. We have acted as financial advisor to the Board of Directors of BRHZ in connection with the Merger and will receive a fee for our services, a significant portion of which is contingent upon the consummation of the Merger and a portion of which is payable upon delivery of this opinion. We previously have served as lead managing underwriter in connection with BRHZ's initial public offering of BHRZ Common Stock in November 1997, for which services we have received compensation. BT Alex. Brown maintains a market in BRHZ Common Stock and regularly publishes research reports regarding the child development services industry and the businesses and securities of BRHZ and other publicly owned companies in such industry. In the ordinary course of business, BT Alex. Brown and its affiliates may actively trade or hold the securities of both BRHZ and CFAM for their own account and the account of customers and, accordingly, may at any time hold a long or short position in securities of BRHZ and CFAM.

     In connection with this opinion, we have reviewed certain publicly available financial information and other information concerning BRHZ and CFAM and certain internal analyses and other information furnished to us by management of BRHZ and CFAM. We have also held discussions with the members of the senior management of BRHZ and CFAM regarding the business and prospects of their respective companies and the joint prospects of Newco. In addition, we have (i) reviewed the reported prices and trading activity for BRHZ Common Stock and CFAM Common Stock, (ii) compared certain financial and stock market information for BRHZ and CFAM with similar information for certain other companies whose securities are publicly traded, (iii) reviewed the financial terms of certain recent business combinations which we deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement and certain related documents, and (iv) performed such other studies and analyses and considered such other factors as we deemed appropriate.

Board of Directors
Bright Horizons, Inc.
April 26, 1998
Page Two

     We have not independently verified the information described above and for purposes of this opinion have assumed the accuracy, completeness and fairness thereof. With respect to financial forecasts and other information relating to BRHZ, CFAM and Newco, including estimates of the operating synergies and other benefits achievable as a result of the Merger, we have assumed that such information has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of BRHZ and CFAM as to the matters covered thereby. In addition, we have not made an independent evaluation or appraisal of the assets or liabilities of BRHZ or CFAM, nor have we been furnished with any such evaluations or appraisals. We are expressing no opinion as to the price at which Newco Common Stock actually may trade at any time. We have assumed, with your consent, that the Merger will qualify for pooling-of-interests accounting treatment and as tax-free reorganization for federal income tax purposes. With your consent, we also have assumed that the Merger will be consummated in all material respects on the terms and conditions described in the Merger Agreement and that all material conditions to the consummation of the Merger contained in the Merger Agreement will be satisfied without the waiver of such conditions, and have further assumed that all necessary governmental and regulatory approvals and consents of third parties will be obtained on terms and conditions that will not have a material adverse effect on BRHZ or CFAM. Our opinion is based on market, economic and other conditions as they exist and can be evaluated as of the date of this letter.

     In connection with our engagement, we were not authorized to, and did not, solicit third party indications of interest with respect to the acquisition of all or a part of BRHZ, nor have we reviewed with BRHZ or its Board of Directors any potential transactions in lieu of the Merger.

     Our advisory services and the opinion expressed herein are for the use of the Board of Directors of BRHZ and do not constitute a recommendation to any stockholder as to how such stockholder should vote with respect to matters relating to the proposed Merger. We hereby consent, however, to the inclusion of this opinion letter in its entirety as an exhibit to the proxy or registration statement of BRHZ and CFAM relating to the proposed Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date of this letter, the BRHZ Exchange Ratio is fair, from a financial point of view, to the holders of BRHZ Common Stock.

                                          Very truly yours,

                                          BT ALEX. BROWN INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) The General Corporation Law of the State of Delaware ("DGCL") provides that a corporation may indemnify any person made party to an action by reason of such person's status as a director, officer, employee or agent of the corporation against expenses, judgments, fines and settlements provided such person acted (i) in good faith, (ii) in a manner reasonably believed to be in or not opposed to the best interests of the corporation and (iii) with respect to a criminal action, had no reasonable cause to believe such person's conduct was unlawful. The termination of an action by a judgment, order, settlement, conviction or plea of nolo contendere shall not create a presumption that a person did not meet the standard of conduct set forth above. In actions brought by or in the right of the corporation, however, the DGCL provides that no indemnification may be made if the person was adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. To the extent that a person is successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director, officer, employee or agent of a corporation, the DGCL mandates that the corporation indemnify such person against reasonable expenses incurred in the proceeding. A corporation may advance litigation expenses, including attorneys' fees, to a person who is a party to a proceeding upon such person undertaking to repay such amount if it shall ultimately be determined that such person is not entitled to indemnification. The indemnification and advancement of expenses under the DGCL are not deemed exclusive of any other rights to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

     (b) Article IX of the Registrant's Certificate of Incorporation provides as follows:

     Except to the extent that the General Corporation Law of the State of Delaware prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ITEM 21.  EXHIBITS.

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
 2.1       --  Amended and Restated Agreement and Plan of Merger dated June
               17, 1998 by and among CorporateFamily Solutions, Inc.,
               Bright Horizons, Inc., Bright Horizons Family Solutions,
               Inc., CFAM Acquisition, Inc. and BRHZ Acquisition, Inc. (as
               directed by Item 601(b)(2) of Regulation S-K, certain
               schedules and exhibits to this document are omitted from
               this filing, and the Registrant agrees to furnish
               supplementally a copy of any omitted schedule or exhibit to the Commission upon request) (Included herein as Annex I).
 3.1       --  Bright Horizons Family Solutions, Inc. Certificate of
               Incorporation
 3.2       --  Bright Horizons Family Solutions, Inc. Bylaws
 4.1       --  Specimen Common Stock Certificate
 4.2       --  Article IV of Bright Horizons Family Solutions, Inc.'s
               Certificate of Incorporation (Included in Exhibit 3.1)
 5.1       --  Opinion of Bass, Berry & Sims PLC
 8.1       --  Opinion of Bass, Berry & Sims PLC
 8.2       --  Opinion of Ropes & Gray
10.1       --  Form of Bright Horizons Family Solutions, Inc. 1998 Stock
               Incentive Plan
10.2       --  Form of Bright Horizons Family Solutions, Inc. 1998 Employee
               Stock Purchase Plan
10.3       --  Bright Horizons, Inc. 1987 Stock Option and Incentive Plan
               (Incorporated by Reference to Exhibit 10.1 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
10.4       --  Bright Horizons, Inc. 1996 Equity Incentive Plan
               (Incorporated by Reference to Exhibit 10.2 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
10.5       --  Bright Horizons, Inc. 1997 Equity Incentive Plan
               (Incorporated by Reference to Exhibit 10.4 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
10.6       --  CorporateFamily Solutions, Inc. Amended and Restated 1987
               Stock Option Plan (Incorporated by Reference to Exhibit 4.3
               of the Registration Statement on Form S-8 of CorporateFamily
               Solutions, Inc. (Registration No. 333-38185))
10.7       --  CorporateFamily Solutions, Inc. 1996 Stock Incentive Plan
               (Incorporated by Reference to Exhibit 10.4 of the
               Registration Statement on Form S-1 of CorporateFamily
               Solutions, Inc. (Registration No. 333-29523))
10.8       --  CorporateFamily Solutions, Inc. 1997 Stock Incentive Plan
               (incorporated by reference to Exhibit 10.2 of the
               Registration Statement on Form S-1 of CorporateFamily
               Solutions, Inc. (Registration No. 333-29523))
10.9       --  Form of Employment Agreement of Linda A. Mason
10.10      --  Form of Employment Agreement of Marguerite W. Sallee
10.11      --  Form of Employment Agreement of Roger H. Brown
10.12      --  Form of Employment Agreement of Michael E. Hogrefe
10.13      --  Form of Employment Agreement of Mary Ann Tocio
10.14      --  CorporateFamily Solutions, Inc. Form of Severance Agreement
               for Dana Friedman, James Greenman and Sandy Schrader
               (Incorporated by Reference to Exhibit 10.8 of the
               Registration Statement on Form S-1, of CorporateFamily
               Solutions, Inc. (Registration No. 333-29523))
10.15      --  Bright Horizons, Inc. Severance Agreement for Stephen I.
               Dreier (Incorporated by Reference to Exhibit 10.8 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
10.16      --  Bright Horizons, Inc. Severance Agreement for Elizabeth J.
               Boland (Incorporated by Reference to Exhibit 10.9 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
10.17      --  Bright Horizons, Inc. Severance Agreement for David H. Lissy
               (Incorporated by Reference to Exhibit 10.11 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
10.18      --  Bright Horizons, Inc. Severance Agreement for Melanie Ray.
10.19      --  Bright Horizons, Inc. Severance Agreement for Michael Day.
10.20      --  Bright Horizons, Inc. Severance Agreement for Nancy
               Rosenzweig.
10.21      --  Form of Indemnification Agreement
23.1       --  Consent of Arthur Andersen LLP
23.2       --  Consent of Price Waterhouse LLP
99.1       --  Form of CorporateFamily Solutions, Inc. Proxy Card
99.2       --  Form of Bright Horizons, Inc. Proxy Card

FINANCIAL STATEMENT SCHEDULE                                  PAGE
----------------------------                                  ----
Report of Independent Public Accountants of
  CorporateFamily...........................................  S-1
Schedule II -- Valuation and Qualifying
  Accounts -- CorporateFamily...............................  S-2
Schedule II -- Valuation and Qualifying Accounts -- Bright
  Horizons..................................................  S-3

ITEM 22.  UNDERTAKINGS.

     (a)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party which is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b) or 11 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

     (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee on June 17, 1998.

                                          Bright Horizons Family Solutions, Inc.

                                          By:   /s/ MARGUERITE W. SALLEE
                                            ------------------------------------
                                            Marguerite W. Sallee
                                            Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael E. Hogrefe, his or her attorney-in-fact, with the power of substitution, for him or her in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                 /s/ LINDA A. MASON                    Director, Chairman                 June 17, 1998
-----------------------------------------------------    of the Board
                   Linda A. Mason

              /s/ MARGUERITE W. SALLEE                 Director, Chief Executive Officer  June 17, 1998
-----------------------------------------------------    (Principal Executive Officer)
                Marguerite W. Sallee

                 /s/ ROGER H. BROWN                    Director, President                June 16, 1998
-----------------------------------------------------
                   Roger H. Brown

               /s/ MICHAEL E. HOGREFE                  Chief Financial Officer            June 17, 1998
-----------------------------------------------------    (Chief Accounting Officer)
                 Michael E. Hogrefe

                /s/ JOSHUA BEKENSTEIN                  Director                           June 17, 1998
-----------------------------------------------------
                  Joshua Bekenstein

                                                       Director                           June   , 1998
-----------------------------------------------------
                   JoAnne Brandes

              /s/ WILLIAM H. DONALDSON                 Director                           June 17, 1998
-----------------------------------------------------
                William H. Donaldson

                /s/ E. TOWNES DUNCAN                   Director                           June 17, 1998
-----------------------------------------------------
                  E. Townes Duncan

                 /s/ FRED K. FOULKES                   Director                           June 17, 1998
-----------------------------------------------------
                   Fred K. Foulkes

             /s/ SARA LAWRENCE-LIGHTFOOT               Director                           June 17, 1998
-----------------------------------------------------
               Sara Lawrence-Lightfoot

                      SIGNATURE                                      TITLE                    DATE
                      ---------                                      -----                    ----

                 /s/ ROBERT D. LURIE                   Director                           June 17, 1998
-----------------------------------------------------
                   Robert D. Lurie

                 /s/ R. BRAD MARTIN                    Director                           June 17, 1998
-----------------------------------------------------
                   R. Brad Martin

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


TO CORPORATEFAMILY SOLUTIONS, INC.:

We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of CorporateFamily Solutions, Inc. and subsidiaries for the three years ended January 2, 1998 and have issued our report thereon dated February 13, 1998. Our audits were made for the purpose of forming an opinion on the basic consolidated financial statements taken as a whole. The schedule listed under Item 21 is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic consolidated financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic consolidated financial statements and, in our opinion, fairly states in all material respects, the financial data required to be set forth herein in relation to the basic consolidated financial statements taken as a whole.



                                                    ARTHUR ANDERSEN LLP

Nashville, Tennessee
February 13, 1998

                         CORPORATEFAMILY SOLUTIONS, INC.

                        VALUATION AND QUALIFYING ACCOUNTS



                                                                 Additions
                                             Balance at         Charged to                               Balance at
                                            Beginning of        Costs and           Deductions             End of
                                               Period           Expenses(1)       (Charge Offs)(1)         Period
                                               ------           -----------       ----------------         ------

Year ended January 2, 1998:
   Allowance for doubtful accounts            $123,000            $ 11,000            $  9,000            $125,000
                                              ========            ========            ========            ========

Year ended December 27, 1996:
   Allowance for doubtful accounts            $ 84,000            $ 58,000            $ 19,000            $123,000
                                              ========            ========            ========            ========

Year ended December 29, 1995:
   Allowance for doubtful accounts            $ 45,000            $ 61,000            $ 22,000            $ 84,000
                                              ========            ========            ========            ========


------------------------------------------------

(1) Additions to the allowance for doubtful accounts are included in selling, general and administrative expense. All deductions or charge offs are charged against the allowance for doubtful accounts.

                                                                     SCHEDULE II


                             BRIGHT HORIZONS, INC.

                        VALUATION AND QUALIFYING ACCOUNTS



                                                                          Additions
                                                                ------------------------------
                                             Balance at         Charged to          Charged            Deductions     Balance at
                                            Beginning of        Costs and          to Other              and            End of
Description                                    Period            Expenses          Accounts(1)         Write-offs       Period
-----------                                 ------------        ----------         -----------         ----------       ------

Allowance for doubtful accounts
  Year ended June 30, 1994 ..............   $   60,000           $69,821            $       0         $   (50,821)    $   79,000
  Year ended June 30, 1995 ..............       79,000            72,177                    0             (39,541)       111,636
  Year ended June 30, 1996 ..............      111,636            95,854              165,996             (66,028)       307,458

Deferred tax asset valuation allowance
  Year ended June 30, 1994 ..............   $3,041,000           $     0            $       0         $  (652,000)    $2,389,000
  Year ended June 30, 1995 ..............    2,389,000                 0                    0          (1,000,000)     1,389,000
  Year ended June 30, 1996 ..............    1,389,000                 0            1,557,000          (2,530,000)       416,000


------------------------------------------------

(1) Amounts were acquired from the acquisition of GreenTree Child Care Services, Inc.

                                 EXHIBIT INDEX

     The following is a list of exhibits to the Registration Statement:

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
   2.1     --  Amended and Restated Agreement and Plan of Merger dated June
               17, 1998 by and among CorporateFamily Solutions, Inc.,
               Bright Horizons, Inc., Bright Horizons Family Solutions,
               Inc., CFAM Acquisition, Inc. and BRHZ Acquisition, Inc. (as
               directed by Item 601(b)(2) of Regulation S-K, certain
               schedules and exhibits to this document are omitted from
               this filing, and the Registrant agrees to furnish
               supplementally a copy of any omitted schedule or exhibit to the Commission upon request) (Included herein as Annex I).
   3.1     --  Bright Horizons Family Solutions, Inc. Certificate of
               Incorporation
   3.2     --  Bright Horizons Family Solutions, Inc. Bylaws
   4.1     --  Specimen Common Stock Certificate
   4.2     --  Article IV of Bright Horizons Family Solutions, Inc.'s
               Certificate of Incorporation (Included in Exhibit 3.1)
   5.1     --  Opinion of Bass, Berry & Sims PLC
   8.1     --  Opinion of Bass, Berry & Sims PLC
   8.2     --  Opinion of Ropes & Gray
  10.1     --  Form of Bright Horizons Family Solutions, Inc. 1998 Stock
               Incentive Plan
  10.2     --  Form of Bright Horizons Family Solutions, Inc. 1998 Employee
               Stock Purchase Plan
  10.3     --  Bright Horizons, Inc. 1987 Stock Option and Incentive Plan
               (Incorporated by Reference to Exhibit 10.1 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
  10.4     --  Bright Horizons, Inc. 1996 Equity Incentive Plan
               (Incorporated by Reference to Exhibit 10.2 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
  10.5     --  Bright Horizons, Inc. 1997 Equity Incentive Plan
               (Incorporated by Reference to Exhibit 10.4 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
  10.6     --  CorporateFamily Solutions, Inc. Amended and Restated 1987
               Stock Option Plan (Incorporated by Reference to Exhibit 4.3
               of the Registration Statement on Form S-8 of CorporateFamily
               Solutions, Inc. (Registration No. 333-38185))
  10.7     --  CorporateFamily Solutions, Inc. 1996 Stock Incentive Plan
               (Incorporated by Reference to Exhibit 10.4 of the
               Registration Statement on Form S-1 of CorporateFamily
               Solutions, Inc. (Registration No. 333-29523))
  10.8     --  CorporateFamily Solutions, Inc. 1997 Stock Incentive Plan
               (incorporated by reference to Exhibit 10.2 of the
               Registration Statement on Form S-1 of CorporateFamily
               Solutions, Inc. (Registration No. 333-29523))
  10.9     --  Form of Employment Agreement of Linda A. Mason
  10.10    --  Form of Employment Agreement of Marguerite W. Sallee
  10.11    --  Form of Employment Agreement of Roger H. Brown
  10.12    --  Form of Employment Agreement of Michael E. Hogrefe
  10.13    --  Form of Employment Agreement of Mary Ann Tocio
  10.14    --  CorporateFamily Solutions, Inc. Form of Severance Agreement
               for Dana Friedman, James Greenman and Sandy Schrader
               (Incorporated by Reference to Exhibit 10.8 of the
               Registration Statement on Form S-1, of CorporateFamily
               Solutions, Inc. (Registration No. 333-29523))
  10.15    --  Bright Horizons, Inc. Severance Agreement for Stephen I.
               Dreier (Incorporated by Reference to Exhibit 10.8 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))

EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  10.16    --  Bright Horizons, Inc. Severance Agreement for Elizabeth J.
               Boland (Incorporated by Reference to Exhibit 10.9 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
  10.17    --  Bright Horizons, Inc. Severance Agreement for David H. Lissy
               (Incorporated by Reference to Exhibit 10.11 of the
               Registration Statement on Form S-1 of Bright Horizons, Inc.
               (Registration No. 333-14981))
  10.18    --  Bright Horizons, Inc. Severance Agreement for Melanie Ray.
  10.19    --  Bright Horizons, Inc. Severance Agreement for Michael Day.
  10.20    --  Bright Horizons, Inc. Severance Agreement for Nancy
               Rosenzweig.
  10.21    --  Form of Indemnification Agreement
  23.1     --  Consent of Arthur Andersen LLP
  23.2     --  Consent of Price Waterhouse LLP
  99.1     --  Form of CorporateFamily Solutions, Inc. Proxy Card
  99.2     --  Form of Bright Horizons, Inc. Proxy Card